As filed with the Securities and Exchange Commission on May 31, 2023

Registration Statement No. 333-256137

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5

ON FORM S-1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AIRSPAN NETWORKS HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3663	85-2642786
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

777 Yamato Road, Suite 310

Boca Raton, Florida 33431

(561) 893-8670

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Brant

Chief Financial Officer

777 Yamato Road, Suite 310

Boca Raton, Florida 33431

(561) 893-8670

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Marx Dorsey & Whitney LLP 111 South Main Street, Suite 2100 Salt Lake City, UT 84111 (801) 933-7360	Christopher J. Riley General Counsel Airspan Networks Holdings Inc. 777 Yamato Road, Suite 310 Boca Raton, Florida 33431 (561) 893-8670

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On October 18, 2021, the registrant filed a Post-Effective Amendment No. 1 on Form S-1 to Form S-4 Registration Statement (Registration No. 333-256137), which was subsequently declared effective by the Securities and Exchange Commission on October 22, 2021. On April 19, 2022, the registrant filed a Post-Effective Amendment No. 2 on Form S-1 to Form S-4 Registration Statement (Registration No. 333-256137), which was subsequently declared effective by the Securities and Exchange Commission on April 28, 2022 (the “Registration Statement”).

This post-effective amendment is being filed to include certain updates to the unaudited pro forma financial information related to the sale of Mimosa Networks, Inc. and to update certain other information in the Registration Statement.

No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid in connection with the registration of an aggregate of 77,250,000 shares of common stock of the registrant pursuant to the Registration Statement on Form S-4 (Registration No. 333-256137) originally filed on May 14, 2021.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SUBJECT TO COMPLETION, DATED MAY 31, 2023

PRELIMINARY PROSPECTUS

9,000,000 Shares of Common Stock Underlying 9,000,000 Warrants

This prospectus relates to the issuance by Airspan Networks Holdings Inc. of up to an aggregate of 9,000,000 shares (the “Warrant Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), issuable from time to time upon the exercise of 9,000,000 outstanding Post-Combination Warrants (as defined below), consisting of (i) 3,000,000 Post-Combination $12.50 Warrants (as defined below), (ii) 3,000,000 Post-Combination $15.00 Warrants (as defined below) and (iii) 3,000,000 Post-Combination $17.50 Warrants (as defined below), in each case, that were issued by us on August 13, 2021 (such date the “Closing Date”) as part of the consummation (the “Closing”) of a business combination transaction (which we refer to herein as the “Business Combination”) between Airspan (then known as New Beginnings Acquisition Corp.), Artemis Merger Sub Corp., a wholly-owned direct subsidiary of Airspan (“Merger Sub”), and Airspan Networks Inc. (“Legacy Airspan”). This prospectus also covers an indeterminate number of additional Warrant Shares that may be issuable by reason of the anti-dilution provisions regarding stock dividends, stock splits, or similar transactions contained in the warrant agreement (the “Warrant Agreement”) between Airspan and Continental Stock Transfer & Trust Company, as warrant agent and transfer agent (the “Warrant Agent”) governing the Post-Combination Warrants.

On May 14, 2021, we filed a registration statement on Form S-4, relating to the Business Combination, which registered, among other things, the issuance of 9,000,000 Post-Combination Warrants to Legacy Airspan securityholders. On August 13, 2021, in connection with the Closing of the Business Combination, we issued 9,000,000 Post-Combination Warrants to Legacy Airspan securityholders. As of the date of this prospectus, 9,000,000 Post-Combination Warrants issued pursuant to the Business Combination remain outstanding and are exercisable for 9,000,000 Warrant Shares.

Each $12.50 Post-Combination Warrant is exercisable at a price of $12.50 per Warrant Share, each $15.00 Post-Combination Warrant is exercisable at a price of $15.00 per Warrant Share and each $17.50 Post-Combination Warrant is exercisable at a price of $17.50 per Warrant Share, in each case, exercisable during the period commencing on the Closing Date and terminating on the earlier of August 13, 2023 and our earlier redemption, as further described below.

We will receive proceeds from the exercise of the Post-Combination Warrants to the extent such Post-Combination Warrants are exercised for cash.

We have paid all of the registration expenses incurred in connection with the registration of the issuance of the Warrant Shares. We will not pay any commissions, broker fees or other compensation in relation to the exercise of the Post-Combination Warrants or the solicitation of the exercise of the Post-Combination Warrants.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock, Post-Combination $12.50 Warrants, Post-Combination $15.00 Warrants and Post-Combination $17.50 Warrants are listed on the NYSE American LLC (“NYSE American”) under the symbols “MIMO”, “MIMO WSA” and “MIMO WSB”, respectively. On May 30, 2023, the closing price of our Common Stock was $0.2493 per share, the closing price of our Post-Combination $12.50 Warrants was $20.00 per warrant and the closing price of our Post-Combination $15.00 Warrants was $14.00 per warrant. As of May 12, 2023, the Public Warrants that previously traded on the NYSE American under the symbol MIMO WS may be quoted and traded in the over-the-counter market under the new ticker symbol MIMWW.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in the Warrant Shares involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 31, 2023.

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FREQUENTLY USED TERMS

Unless the context otherwise requires, references in this prospectus to “Airspan”, the “Company”, “us”, “we”, “our” and any related terms prior to the Closing of the Business Combination are intended to mean Legacy Airspan and its consolidated subsidiaries, and after the Closing of the Business Combination, Airspan Networks Holdings Inc. and its consolidated subsidiaries. “New Beginnings” is intended to mean New Beginnings Acquisition Corp. (subsequently renamed Airspan Networks Holdings Inc.) prior to the Closing.

In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

●	“2021 Plan” means the Airspan Networks Holdings Inc. 2021 Stock Incentive Plan, as such may have been amended, supplemented or modified from time to time;

●	“4G” means the fourth generation technology standard for broadband cellular networks;

●	“5G” means the fifth generation technology standard for broadband cellular networks;

●	“August 2021 Fortress Amendment” means the Waiver and Consent, Second Amendment, Restatement, Joinder and Omnibus Amendment to Credit Agreement and Other Loan Documents, dated as of August 13, 2021, among Legacy Airspan, as borrower, the Company, as joining guarantor and as holdings, the subsidiaries of the Company party to the Fortress Credit Agreement, as guarantors, the lenders party thereto and Fortress, as administrative agent and collateral agent;

●	“Board” are to our board of directors;

●	“Convertible Note Purchase Agreement” means the Senior Secured Convertible Note Purchase and Guarantee Agreement, dated as of July 30, 2021, by and among the Company, as issuer, Merger Sub, as guarantor, Fortress, as agent, collateral agent and trustee, and the Convertible Note Purchasers, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, pursuant to the Joinder Agreement and the Convertible Note Purchase Agreement Amendment;

●	“Convertible Note Purchase Agreement Amendment” means the First Amendment and Waiver to Senior Secured Convertible Note Purchase Agreement and Other Notice Documents, dated as of March 29, 2022, among the Company, as issuer, the subsidiaries of the Company party to the Convertible Note Purchase Agreement, as guarantors, the Convertible Note Purchasers and Fortress, as agent, collateral agent, trustee and term loan agent;

●	“Convertible Note Purchasers” means FIP UST LP, Drawbridge Special Opportunities Fund LP, DBDB Funding LLC, Fortress Lending II Holdings L.P., FLF II Holdings Finance L.P., Fortress Lending Fund II MA-CRPTF LP, Fortress Lending I Holdings L.P. and FLF I Holdings Finance L.P.;

●	“Convertible Notes” means the senior secured convertible notes issued to the Convertible Note Purchasers on August 13, 2021, pursuant to the Convertible Note Purchase Agreement, as amended and restated pursuant to the Convertible Note Purchase Agreement Amendment;

●	“Customer” means DISH Network Corporation, a Nevada corporation;

●	“Customer Agreement” means the Warrant, dated as of March 5, 2021, by and between Legacy Airspan and the Customer;

●	“Customer Warrants” means warrants issued under the Customer Agreement to purchase one share of our Common Stock per warrant, at an exercise price of $10.00;

●	“Fortress” means DBFIP ANI LLC, a Delaware limited liability company;

●	“Fortress Credit Agreement” means the Credit Agreement, dated as of December 30, 2020, among Legacy Airspan, as borrower, certain subsidiaries of Legacy Airspan, as guarantors, the lenders from time to time party thereto and Fortress, as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, pursuant to the August 2021 Fortress Amendment and the March 2022 Fortress Amendment;

●	“Founder Shares” means the shares of Common Stock initially purchased by the Sponsor in a private placement in September 2020;

●	“IPO” or “Initial Public Offering” means New Beginnings’ initial public offering of units, consummated on November 3, 2020;

●	“Joinder Agreement” means the Joinder Agreement, dated as of August 13, 2021, by the Company and the guarantors party thereto to Fortress, in its capacities as administrative agent, collateral agent and trustee for the holders of the Convertible Notes;

●	“Key Airspan Stockholders” means Oak Investment Partners XI, Limited Partnership, Oak Investment Partners XIII, Limited Partnership, Qualcomm Incorporated and SoftBank Group Capital Limited;

●	“Legacy Airspan Accelerated Restricted Stock” means all outstanding shares of restricted Legacy Airspan Class B Common Stock immediately prior to the Closing granted under the Legacy Airspan Plan that were held by a person who was not a service provider to Legacy Airspan or any subsidiary of Legacy Airspan as of the date of the Business Combination Agreement;

●	“Legacy Airspan Capital Stock” means Legacy Airspan Common Stock, Legacy Airspan Class B Common Stock, Legacy Airspan Class C Common Stock and Legacy Airspan Preferred Stock;

●	“Legacy Airspan Class B Common Stock” means Legacy Airspan’s Class B Common Stock, with a par value of $0.0003 per share;

●	“Legacy Airspan Class C Common Stock” means Legacy Airspan’s Class C Common Stock, with a par value of $0.0003 per share;

●	“Legacy Airspan Common Stock” means Legacy Airspan’s Common Stock, with a par value of $0.0003 per share;

●	“Legacy Airspan Plan” means Legacy Airspan’s 2009 Omnibus Equity Compensation Plan, as such may have been amended, supplemented or modified from time to time;

●	“Legacy Airspan Preferred Stock” means Legacy Airspan’s Convertible Preferred Stock, with a par value of $0.0001 per share;

●	“Legacy Airspan Restricted Stock” means all outstanding shares of restricted Legacy Airspan Common Stock or Legacy Airspan Class B Common Stock, as applicable, immediately prior to the Closing granted under the Legacy Airspan Plan;

●	“March 2022 Fortress Amendment” means the Third Amendment and Waiver to Credit Agreement and Other Loan Documents, dated as of March 29, 2022, among Legacy Airspan, as borrower, the Company, as holdings, the subsidiaries of the Company party to the Fortress Credit Agreement, as guarantors, certain lenders party thereto and Fortress, as administrative agent, collateral agent and note agent;

●	“Open RAN” means open radio access network;

●	“PIPE” means the sale of the PIPE Shares to the PIPE Investors, for a purchase price of $10.00 per share for an aggregate purchase price of $75 million, in a private placement immediately prior to Closing;

●	“PIPE Shares” means an aggregate of 7,500,000 shares of Common Stock issued to the PIPE Investors in the PIPE, for a purchase price of $10.00 per share;

●	“Post-Combination $12.50 Warrants” means warrants issued under the Post-Combination Warrant Agreement to purchase one share of our Common Stock per warrant, at an exercise price of $12.50;

●	“Post-Combination $15.00 Warrants” means warrants issued under the Post-Combination Warrant Agreement to purchase one share of our Common Stock per warrant, at an exercise price of $15.00;

●	“Post-Combination $17.50 Warrants” means warrants issued under the Post-Combination Warrant Agreement to purchase one share of our Common Stock per warrant, at an exercise price of $17.50;

●	“Post-Combination Warrant Agreement” means the warrant agreement entered into at Closing, in substantially the form attached to the Business Combination Agreement as Exhibit C;

●	“Post-Combination Warrants” means the Post-Combination $12.50 Warrants, Post-Combination $15.00 Warrants and Post-Combination $17.50 Warrants;

●	“Private Placement Units” means the New Beginnings units purchased in a private placement in connection with the IPO;

●	“Private Placement Warrants” means the 545,000 warrants issued in a private placement in connection with the IPO which are exercisable to purchase a share of Common Stock at an exercise price of $11.50 per share;

●	“Public Warrants” means the 11,500,000 warrants issued in connection with the IPO which are exercisable to purchase a share of Common Stock at an exercise price of $11.50 per share;

●	“Securities Act” means the U.S. Securities Act of 1933, as amended;

●	“Sponsor” means New Beginnings Sponsor, LLC, a Delaware limited liability company;

●	“Stockholder Support Agreement” means the Stockholder Support Agreement, dated as of March 8, 2021, by and among New Beginnings and the Key Airspan Stockholders;

●	“Stockholders Agreement” means the Stockholders Agreement entered into in connection with the Closing by New Beginnings, the Sponsor and certain Legacy Airspan stockholders;

●	“Trust Account” means the trust account that prior to the Closing held a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Units; and

●	“Warrants” means the Public Warrants, the Private Placement Warrants, the Customer Warrants and the Post-Combination Warrants.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC relating to the issuance of up to an aggregate of 9,000,000 shares of our Common Stock that may be issued upon exercise of the Post-Combination Warrants.

A prospectus supplement or post-effective amendment may add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement, post-effective amendment or any related free writing prospectus. See “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	our expected financial and business performance;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

●	the implementation, market acceptance and success of our products;

●	demand for our products and the drivers of that demand;

●	our estimated total addressable market and other industry projections, and our projected market share;

●	competition in our industry, the advantages of our products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

●	our ability to scale in a cost-effective manner and maintain and expand our manufacturing relationships;

●	our ability to enter into production supply agreements with customers, the terms of those agreements, and customers’ utilization of our products and technology;

●	our expected reliance on our significant customers;

●	developments and projections relating to our competitors and industry, including with respect to investment in 5G networks;

●	our expectation that we will incur substantial expenses and continuing losses for the foreseeable future and that we will incur increased expenses as a public company;

●	the impact of health epidemics, including the COVID-19 pandemic, on our business and industry and the actions we may take in response thereto;

●	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	expectations regarding the time during which we will be an emerging growth company as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”);

●	our future capital requirements and sources and uses of cash;

●	our ability to obtain funding for our operations;

●	our business, expansion plans and opportunities;

●	anticipated financial performance, including gross margin, and the expectation that our future results of operations will fluctuate on a quarterly basis for the foreseeable future;

●	expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy our liquidity needs; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the ability to maintain the listing of our securities on the NYSE American or any other exchange;

●	the price of our securities may be volatile due to a variety of factors, including changes in the industries in which we operate, variations in performance across competitors, changes in laws and regulations affecting our business and changes in our capital structure;

●	the risk of downturns and the possibility of rapid change in the highly competitive industry in which we operate;

●	the risk that we and our current and future collaborators are unable to successfully develop and commercialize our products or services, or experience significant delays in doing so;

●	the risk that we do not achieve or sustain profitability;

●	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all;

●	the risk that we experience difficulties in managing our growth and expanding operations;

●	the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations;

●	the risk of product liability or regulatory lawsuits or proceedings relating to our products and services;

●	the risk that we are unable to secure or protect our intellectual property; and

●	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus, and any accompanying prospectus supplement.

Overview

We are a U.S. headquartered, award-winning technical leader, in the 4G and 5G Radio Access Network (“RAN”) and broadband access solutions market. We offer a broad range of software defined radios, broadband access products and network management software to enable cost-effective deployment and efficient management of mobile, fixed and hybrid wireless networks. Our customers include leading mobile communications service providers (“CSPs”), large enterprises, military communications integrators and internet service providers (“ISPs”) working to deliver high-capability broadband access to numerous markets. Our mission is to disrupt and modernize network total cost of ownership (“TCO”) models. We aim to lower costs for customers throughout the product lifecycle, from procurement through commissioning and ongoing operating costs. We have been pioneering wireless technology for over 20 years and are distinguished by our deep customer relationships, innovative product design capabilities and expertise in solving technical challenges at the network edge, where a device or local network interfaces with the Internet or other networks.

In 4G mobile networks, we established ourselves as an expert in network densification by focusing on solving the problems associated with physically locating, installing and commissioning networks consisting of hundreds of thousands of small cells as an alternative and supplement to macro cell-based networks. Software-defined and cost-optimized radio platforms, self-organizing/optimization algorithms and minimum power consumption have been critical to our 4G business and are expected to be even more critical to the deployment and expansion of new 5G networks. As an early leader in 5G OPEN-RAN standards, we have worked to unbundle the monolithic network architectures previously dominated by large incumbent suppliers such as Telefonaktiebolaget LM Ericsson (“Ericsson”), Huawei Technologies Co., Ltd. (“Huawei”) and Nokia Corporation (“Nokia”). As a foundational member of the 5G ecosystem, we work closely with wireless operators, chipset suppliers and infrastructure vendors around the world on 5G developments, trials, pilots and initial 5G deployments.

We started our business in digital wireless access, primarily voice services, rapidly becoming a leader in high performance wireless data networks. Our acquisition of Mimosa Networks, Inc. (“Mimosa”) in 2018 strengthened our position in the wireless broadband access market. Mimosa’s capabilities and innovation in wireless broadband point-to-point and point-to-multipoint networks strengthened our disruptive position in the mobile 4G/5G network densification space and expanded our existing North American presence with an engineering center in Silicon Valley. Mimosa’s channel-led sales strategy enhances the distribution of our existing products for specific vertical markets, such as private 4G and 5G and applications in citizens broadband radio service (“CBRS”). On March 8, 2023, we entered into a Stock Purchase Agreement to sell the Mimosa business to one of Airspan’s major customers while retaining a reseller arrangement to continue to market and sell the Mimosa products. (See Recent Developments).

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and have and intend to continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of our Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) when we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common equity held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

Summary Risk Factors

Our business is subject to numerous material and other risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors.” The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operation and future prospects. These risks include, among others:

Risks related to our business and industry, including that:

●	We have and may continue to incur substantial losses and may not succeed in achieving profitability.

●	The proposed sale of Mimosa is contingent upon the satisfaction of a number of conditions, will require significant time and attention of our management and may have an adverse effect on us if not completed.

●	Any reduction in expenditures by communications service providers could negatively impact on our results.

●	We may fail to predict and respond to emerging technological trends and network operators’ changing needs.

●	Competition from larger, better-capitalized or emerging competitors could negatively impact our results.

●	We currently depend on a few key customers for a substantial percentage of our sales.

●	Our customers execute short-term purchase orders or contracts without significant termination penalties.

●	We are exposed to the credit risk of our channel partners, which could result in material losses.

●	Our sales cycle is typically long, and it is difficult to accurately predict revenues and expenses.

●	We may make errors in our estimates relating to customer demand.

●	Fluctuations and changes in exchange rates, tax rates and in tax laws may adversely impact our results.

●	We rely on third-party manufacturers, which subjects us to production and logistical risks.

●	Our supply chain may be unable to deliver certain key components.

●	Our new and innovative offerings may take significant efforts and may not ultimately prove successful.

●	Our failure to offer high-quality support and services could have a material adverse effect on our business.

●	We may not detect errors or defects in our solutions until after full deployment, and product liability claims by customers could result in substantial costs.

●	Our international sales may be difficult and costly as a result of the political, economic and regulatory risks.

●	Our operations in Israel may be disrupted by political and military tensions in Israel and the Middle East.

●	If we lose any of our executive officers, we may encounter difficulty replacing their expertise.

●	A material defect in our products could seriously harm our credibility and our business, and we may not have sufficient insurance to cover any potential liability.

●	The mobile network industry investment levels fluctuate and are affected by many factors.

●	We are subject to risks associated with ongoing inflation and increasing oil and gas prices.

●	Our business depends on the strength of our brand, and we may fail to maintain and enhance our brand.

●	There is substantial doubt about our ability to continue as a going concern and we need to raise additional funding to meet our obligations. We may not secure funding on a timely basis or on acceptable terms to satisfy our debt covenants or to attain profitable operations.

●	We have substantial indebtedness and are highly leveraged, which could adversely affect our business.

●	We may need additional capital; our ability to access capital on acceptable terms could decrease significantly.

Risks related to our intellectual property, including that:

●	We may not have adequate protection for our intellectual property.

●	Third parties could assert infringement claims against us or our customers that we are obligated to indemnify.

●	We may be subject to damages resulting from claims relating to misconduct by employees or contractors.

●	We use open source software in our products that may subject our firmware to general release or require us to re-engineer our products and the firmware contained therein.

Risks related to laws and regulations, including that:

●	We are subject to risks relating to changes in telecommunications regulation or delays.

●	We are required to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations.

●	Regulations affecting broadband infrastructure could damage demand for our products.

●	We are subject to governmental export and import controls.

●	We are required to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and similar laws.

●	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Risks related to our securities, including that:

●	Not meeting the expectations of investors or securities analysts will affect the market price of our securities.

●	Issuance of additional shares of Common Stock or convertible securities may dilute your ownership.

●	We cannot assure that we will be able to comply with the continued listing standards of the NYSE American.

●	We qualify as an “emerging growth company” within the meaning of the Securities Act.

●	Certain of our stockholders may exert influence over our Company; their interests may conflict with yours.

●	Our Second Amended and Restated Certificate of Incorporation contains anti-takeover provisions.

●	Our Second Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters.

●	We may be subject to securities litigation, which is expensive and could divert management attention.

●	We have no current plans to pay cash dividends on Common Stock for the foreseeable future.

●	Our warrants and the conversion feature in our Convertible Debt are accounted for as liabilities.

General risks, including that:

●	Our business is subject to the risks of earthquakes, fires, floods, military actions and other natural catastrophic events, global pandemics and interruptions by man-made problems, such as terrorism.

●	We are subject to risks of interruption or failure of our information technology and communications systems.

●	We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in our 4G and 5G products and customer data processed by us or third-party vendors or suppliers.

●	We identified a material weakness in our internal control over financial reporting.

●	We may fail to maintain effective internal control over financial reporting.

●	Research and reports or lack thereof, or changes in recommendations, by securities or industry analysts could adversely impact the price and trading volume of our securities.

Corporate Information

We were incorporated under the laws of the State of Delaware on August 20, 2020 under the name New Beginnings Acquisition Corp. Upon the Closing, we changed our name to Airspan Networks Holdings Inc. Our principal executive offices are located at 777 Yamato Road, Suite 310, Boca Raton, Florida 33431 and our telephone number is (561) 893-8670. Our main operations, manufacturing and product development centers are located in Santa Clara, California, Slough, United Kingdom, Airport City, Israel, Mumbai and Bangalore, India and Tokyo, Japan. Our website address is www.airspan.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

This prospectus relates to the issuance by us of up to an aggregate of 9,000,000 shares of our Common Stock, consisting of (i) up to an aggregate of 3,000,000 shares of our Common Stock that may be issued upon exercise of the Post-Combination $12.50 Warrants, (ii) up to an aggregate of 3,000,000 shares of our Common Stock that may be issued upon exercise of the Post-Combination $15.00 Warrants and (iii) up to an aggregate of 3,000,000 shares of our Common Stock that may be issued upon exercise of the Post-Combination $17.50 Warrants.

Shares of Common Stock offered by us	Up to an aggregate of 9,000,000 shares of Common Stock that may be issued upon exercise of the Post-Combination Warrants.

Common Stock outstanding	74,582,992 shares of Common Stock as of March 31, 2023.

Use of proceeds	We will receive up to $135.0 million from the exercise of the Post-Combination Warrants, assuming the exercise in full of all of the Post-Combination Warrants for cash, but will not receive any proceeds from the sale of the underlying Warrant Shares. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Post-Combination Warrants for general corporate and working capital purposes. See “Use of Proceeds.”

Market for our Common Stock and Post-Combination Warrants	Our Common Stock, Post-Combination $12.50 Warrants and Post-Combination $15.00 Warrants are listed on the NYSE American under the symbols “MIMO”, “MIMO WSA” and “MIMO WSB”, respectively. As of May 12, 2023, the Public Warrants that previously traded on the NYSE American under the symbol MIMO WS may be quoted and traded in the over-the-counter market under the new ticker symbol MIMWW.

Risk factors	Any investment in the Common Stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.

Unless we specifically state otherwise or the context otherwise requires, the information above is as of March 31, 2023, does not give effect to issuances of our Common Stock, warrants, options to purchase shares of common stock or restricted stock units (“RSUs”) covering shares of Common Stock after such date, or the exercise of warrants or options or the settlement of RSUs after such date and excludes:

●	7,766,234 shares of our Common Stock issuable upon the exercise of stock options outstanding as of March 31, 2023;

●	3,830,932 shares of our Common Stock subject to RSUs as of March 31, 2023;

●	Up to 11,500,000 shares of our Common Stock issuable upon exercise of our Public Warrants;

●	Up to 545,000 shares of our Common Stock issuable upon exercise of our Private Placement Warrants;

●	Up to 4,680,500 shares of our Common Stock issuable upon conversion of our Convertible Notes; and

●	6,007,718 shares of our Common Stock reserved for issuance with respect to future grants under the 2021 Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our securities could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We have incurred losses and may continue to incur substantial losses and negative operating cash flows and may not succeed in achieving or maintaining profitability in the future.

We have incurred net losses and negative cash flows since incorporation, and as of March 31, 2023, we had an accumulated deficit of $872.1 million. We anticipate that we will continue to experience negative cash flows and net losses at least through 2023. Our operating losses have been due in part to the commitment of significant resources to our research and development and sales and marketing departments as well as competitive pressures. We expect to continue to devote resources to these areas and, as a result, we will need to increase our quarterly revenues or further decrease our operating expenses to achieve and maintain profitability. We cannot be certain that we will achieve profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. Continuous cash outflows can lead to the need for new financing, which may not be available on favorable terms, or at all.

The proposed sale of Mimosa is contingent upon the satisfaction of a number of conditions, will require significant time and attention of our management and may have an adverse effect on us if not completed.

On March 8, 2023, we entered into a definitive agreement to sell all of the issued and outstanding shares of common stock of Mimosa to Radisys Corporation, an Oregon corporation (“Radisys”) for a total purchase price of approximately $60 million. Completion of the proposed sale is subject to the satisfaction of various closing conditions, including but not limited to regulatory approvals and the consent of our senior lender. There can be no assurance that any of such conditions will be satisfied and that the proposed sale will be successfully completed. These or other unanticipated developments could delay or prevent the transaction from closing or cause it to occur on terms or conditions that are less favorable than anticipated, which could cause our common stock to experience negative reactions from the financial markets.

In pursuing the proposed sale, our ongoing businesses may be adversely affected, and we may be subject to certain risks and consequences, including, but not limited to, the following:

●	execution of the proposed sale has required, and will continue to require, significant time and attention from management, which may postpone the execution of other initiatives that may have been beneficial to us;

●	completion of the proposed sale will require strategic, structural and process realignment and restructuring actions within our operations, which could lead to a disruption of our operations, as well as the loss of, or inability to recruit, key personnel needed to operate and grow our businesses;

●	completion of the proposed sale may require certain management and procedural redundancies as we prepare for closing, which may result in operating inefficiencies; and

●	whether or not the proposed sale is completed, we may be responsible for certain costs and expenses, such as legal, accounting and other professional fees, which may be significant.

Any of these factors could have a material adverse effect on our financial condition, results of operations, cash flows and the price of our common stock.

Any reduction in expenditures by communications service providers could have a negative impact on our results of operations.

Our products are sold to telecommunications carriers, service providers and telecommunications network operators. A decline in our customers’ capital spending may reduce our sales, increase the need for inventory write-offs and increase our losses and our requirements for additional working capital, which may not be readily available to us. This could result in downward pressure on the price of our products, all of which would have a material adverse effect on our results of operations and stock price. Further, the number of carriers and service providers that are our potential customers may not grow or may decline as a result of, among other things, the substantial capital requirements needed to establish networks and the limited number of licenses granted in each country.

The introduction of new products and technology, and in particular 5G products, and managing the transition from legacy products, is key to our success, and if we fail to predict and respond to emerging technological trends and network operators’ changing needs, we may be unable to remain competitive.

The wireless broadband market is generally characterized by rapidly changing technology, changing needs of network operators, evolving regulations and industry standards and frequent introductions of new products and services. Currently, the race to introduce 5G products and technology is driving rapid changes in our industry. Historically, new product introductions have been a key driver of our revenue growth. To succeed, we must effectively anticipate and adapt in a timely manner to network operator requirements and continue to develop or acquire new products and features that meet market demands, technology trends and evolving regulatory requirements and industry standards. Our ability to keep pace with technological developments, such as 5G and long-term evolution (“LTE”), satisfy increasing network operator requirements, and achieve product acceptance depends upon our ability to enhance our current products and develop and introduce or otherwise acquire the rights to new products on a timely basis and at competitive prices. The process of developing new technology is complex and uncertain, and the development of new products and enhancements typically requires significant upfront investment and commitment of resources, which may not result in material improvements to existing products or result in marketable new products or cost savings or revenues for an extended period of time, if at all. We are currently investing in the development of products and technology for the 5G standard once it is generally adopted in our target markets. There can be no assurance we will successfully address the new 5G standard in a timely manner or that our products will achieve market acceptance. Network operators have delayed, and may in the future delay, purchases of our products while awaiting release of new products or product enhancements. In addition, the introduction of new or enhanced products requires that we carefully manage the transition from older products to minimize disruption in customer ordering practices. If we fail to anticipate industry trends and evolving regulations by developing or acquiring rights to new products or product enhancements and timely and effectively introducing such new products and enhancements, or network operators do not perceive our products to have compelling technological advantages, our business would be materially adversely affected.

Competition from larger, better-capitalized or emerging competitors could result in price reductions, reduced gross margins and loss of or diminished growth of market share.

We compete in a rapidly evolving, highly competitive and fragmented market. We now compete with companies that are producing both mobile and fixed wireless communications systems, wired Digital Subscriber Line (“DSL”), cable networks, fiber optic cable, certain satellite technologies and other new entrants to this industry, as well as traditional communications companies. General anticipated increases in capital spending on 5G applications may result in new competitors entering the markets in which we sell our products. Competitors vary in size and resources and in products and services offered. With respect to the wireless solutions for 4G and 5G networks we offer today, we believe we compete directly with Altiostar, Cambium, Casa, Ciena, Ericsson, Huawei, KMW, Mavenir, Nokia, Samsung, Sercom and ZTE Corporation, and with a number of smaller privately-held companies. In addition, some of the entities to which we currently sell our products may develop the capacity to manufacture their own products.

Many of our competitors are substantially larger than us and have significantly greater financial, sales and marketing, technical, manufacturing and other resources as well as more established distribution channels and greater name recognition. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements than we can and can devote greater resources to attempting to influence the composition of future technological standards. They may also be able to devote greater resources to the development, promotion, sale and financing of their products than we can. Furthermore, some of our competitors have made or may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to gain customer market share rapidly. These competitors may enter our existing or future markets with systems that may be less expensive, provide higher performance or contain additional features. In addition, large customers are sometimes reluctant to base an important line of business on equipment purchased from a smaller vendor such as us. In addition, both larger and smaller communications service providers may also decide to wait to see how a new technology develops before committing any significant resources to deploying equipment from a particular supplier. We believe this tendency to “wait and see” with respect to new technology affects the consumer market, resulting in increased customer caution on purchases of new technology.

We expect our competitors to continue to improve the performance of their current products and to introduce new products or new technologies that may supplant or provide lower-cost alternatives to our systems. This and other factors could result in lower revenues or a loss of market share, which could cause our stock price to fall.

We currently depend on a few key customers for a substantial percentage of our sales. A loss of one or more of those customers could cause a significant decrease in our net revenue.

We currently derive, and expect to continue to derive, a majority of our revenues from fewer than five customers.

In 2022 and 2021, approximately 61% and 63%, respectively, of our revenues were derived from our top three customers by revenue. We believe that there are certain economies of scale inherent in our business. Accordingly, if we lose one or more significant customers and are unable to replace the revenue previously generated by those customers, our gross profit margins, profitability and efforts to preserve cash resources could be materially negatively affected.

The amount of revenue we derive from a specific customer is likely to vary from period to period, and a major customer in one period may not produce significant additional revenue in a subsequent period. We anticipate that our operating results will continue to depend on sales to a relatively small number of key customers in the foreseeable future. In general, our contracts with our larger customers often involve major deployments that require several months to fulfill, so our results may depend on the same major customers for consecutive quarters. We cannot assure you that, once a contract is fulfilled, the customer will purchase new products or services from us. We must, therefore, continually seek new customers in order to increase our revenue, and there can be no assurance that we will be successful in doing so.

Many of our customers execute short-term purchase orders or contracts that allow our customers to terminate the agreement without significant penalties.

Our contracts and purchase orders are separately negotiated with each of our customers and the terms vary widely. A majority of our customers execute only short-term purchase orders for a single system or a small number of systems at one time instead of long-term contracts for large-scale deployment of our systems. These contracts and purchase orders do not ensure that our customers will purchase any additional products beyond those specifically listed in the order.

Moreover, since we often believe that these purchase orders may represent the early portion of longer-term customer programs, we often expend significant financial, personnel and operational resources to fulfill these orders. If our customers fail to purchase additional products to fulfill their programs, we may be unable to recover the costs we incur and our margins could suffer.

In addition, our typical contracts are generally non-exclusive and contain provisions allowing our customers to terminate the agreement without significant penalties. Our contracts also may require certain shipment, delivery and installation commitments on our part. If we fail to meet these commitments, our customer contracts typically permit the customer to terminate the contract or impose monetary penalties on us.

We are exposed to the credit risk of our channel partners, which could result in material losses.

Our Mimosa products generate revenues through sales to our distributors. Distributors may not have the resources required to meet payment obligations, or may delay payments if their end customers are late making payments. Mimosa’s exposure to credit risks of its channel partners and their end customers may increase if such entities are adversely affected by global or regional economic conditions. Given the broad geographic coverage of Mimosa’s distributor relationships, Mimosa has in the past and may in the future experience difficulties surrounding the collection of payments. Any significant delay or default in the collection of Mimosa’s accounts receivable could result in the need for us to obtain working capital from other sources.

Our sales cycle is typically long and unpredictable, making it difficult to accurately predict inventory requirements, forecast revenues and control expenses.

Our sales cycle can range from three to 18 months and varies by customer. The length of the sales cycle with a particular customer may be influenced by a number of factors, including the commitment of significant cash and other resources associated with the purchase, lengthy testing and evaluations, and regulatory and licensing requirements on the part of the customer. In addition, the emerging and evolving nature of the communication access market may cause prospective customers to delay their purchase decisions as they evaluate new and/or competing technologies, or wait for new products or technologies to come to market. We expect that our sales cycles will continue to be long and unpredictable, and, as the average order size for our products increases, our customers’ processes for approving purchases may become more complex and lead to an even longer sales cycle. Accordingly, it is difficult for us to anticipate the quarter in which particular sales may occur, to determine product shipment schedules and to provide our manufacturers and suppliers with accurate lead-time to ensure that they have sufficient inventory on hand to meet our orders. Therefore, our sales cycle impairs our ability to recognize and forecast revenues and control expenses.

We make estimates relating to customer demand and errors in our estimates may have negative effects on our inventory levels, revenues and results of operations.

We have historically been required to place firm orders or binding forecasts for products and components with our suppliers to ensure that we are able to meet our customers’ demands. These commitments to our suppliers may be placed up to six months prior to the anticipated delivery date based on our existing customer purchase commitments and our forecasts of future customer demand. Our sales process requires us to make multiple forecast assumptions relating to expected customer demand, each of which may introduce error into our estimates, causing excess inventory to accumulate or a lack of product supply when needed. If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect or at all. As a result, we have sometimes had excess inventory, which has increased our net losses. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity were available, we may lose revenue opportunities and market share and may damage our customer relationships.

Our results of operations may be adversely affected by fluctuations in currency exchange rates and tax rates and changes in tax laws in the jurisdictions in which we operate.

We conduct a majority of our business operations outside the United States. In 2022 and 2021, our international sales (sales to customers located outside the United States which includes a small percentage of United States customers where the final destination of the equipment is outside of the United States) accounted for approximately 61% and 72%, respectively, of our total revenue. Our operations are subject to international business risks, including the need to convert currencies received for our products into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. We transact business in many foreign currencies, including New Israeli Shekels, British pounds and Japanese yen. We translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because of our global operations, we are exposed to fluctuations in global currency rates which may result in gains or losses on our financial statements.

We are subject to income taxation in the U.S. (federal and state) and numerous international jurisdictions. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating our provision and accruals for these taxes. In particular, governmental agencies in domestic and international jurisdictions in which we and our affiliates do business, as well as the Organization for Economic Cooperation and Development, have recently focused on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting”, where profits are claimed to be earned for tax purposes in low-tax jurisdictions, or payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. There are many transactions that occur during the ordinary course of business for which the ultimate tax determination is uncertain. In addition, our effective tax rates could be affected by numerous factors, such as intercompany transactions, the relative amount of our foreign earnings, including earnings being lower than anticipated in jurisdictions where we are subject to lower statutory rates and higher than anticipated in jurisdictions where we are subject to higher statutory rates, the applicability of special tax regimes, losses incurred in jurisdictions in which we are not able to realize the related tax benefit, changes in foreign currency exchange rates, entry into new businesses and geographies, changes to our existing businesses and operations, acquisitions (including integrations) and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles, and interpretations.

We are also currently subject to audit in various jurisdictions, and these jurisdictions may assess additional income tax liabilities against us. Developments in an audit, litigation, or the relevant laws, regulations, administrative practices, principles, and interpretations could have a material effect on our operating results or cash flows in the period or periods for which that development occurs, as well as for prior and subsequent periods.

In addition, we have recorded valuation allowances which result from our analysis of positive and negative evidence supporting the realization of tax benefits. Negative evidence includes a cumulative history of pre-tax operating losses in specific tax jurisdictions. Changes in valuation allowances have resulted in material fluctuations in our effective tax rate. Economic conditions may dictate the continued imposition of current valuation allowances and, potentially, the establishment of new valuation allowances and releases of existing valuation allowances. While significant valuation allowances remain, our effective tax rate will likely continue to experience significant fluctuations.

We rely on third-party manufacturers, which subjects us to risk of product delivery delays and reduced control over product costs and quality.

We outsource the manufacturing of our products to third-party manufacturers. Purchases from these third-party manufacturers account for the most significant portion of our cost of revenues. Our reliance on third-party manufacturers reduces our control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. From time to time, we have experienced and may in the future experience delays in shipments or issues concerning product quality from our third-party manufacturers. Such supply chain disruptions and delays have been exacerbated by the COVID-19 pandemic. If any of our third-party manufacturers suffer interruptions, delays or disruptions in supplying our products, including by reason of the COVID-19 pandemic, natural disasters, work stoppages or capacity constraints, our ability to ship products to distributors and network operators would be delayed. Additionally, if any of our third-party manufacturers experience quality control problems in their manufacturing operations and our products do not meet network operators’ requirements, we could be required to cover the repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative impact on our operating results. In addition, such delays or issues with product quality could harm our reputation and our relationship with our channel partners.

Our agreements do not typically obligate our third-party manufacturers to supply products to us in specific quantities or for an extended term, which could result in short notice to us of supply shortages and increases in the prices we are charged for manufacturing services. We believe that our orders may not represent a material portion of the total orders of our primary third-party manufacturers, and, as a result, fulfilling our orders may not be prioritized in the event they are constrained in their abilities or resources to fulfill all of their customer obligations in a timely manner. Although we provide demand forecasts to some of our third-party manufacturers, such forecasts are not generally binding and if we overestimate our requirements, some of our third-party manufacturers may assess charges, or we may have liabilities for excess inventory, each of which could negatively affect our gross margins. Conversely, because lead times for required materials and components vary significantly and depend on factors such as the specific supplier, contract terms and the demand for each component at a given time, if we underestimate our requirements, our third-party manufacturer may have inadequate materials and components required to produce our products. This could result in an interruption of the manufacturing of our products, delays in shipments and deferral or loss of revenues. For example, as a result of increased global demand for some components used in our products, particularly chipsets, some of our third-party manufacturers have experienced capacity shortages and have responded by allocating existing supply among their customers, including us. This capacity shortage coupled with an increase in demand for our affected products has resulted in supply shortages that have caused increased lead times for some of our products. We may suffer delays introducing new products to the market and in sales of existing products as a result of parts unavailability or shortages, resulting in loss or delay of revenue.

If our third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture our products in required volumes or at all, our supply may be disrupted, and we may be required to seek alternate manufacturers. It would be time-consuming and costly, and could be impracticable, to begin to use new manufacturers and such changes could cause significant interruptions in supply and could have an adverse impact on our ability to meet our scheduled product deliveries and may subsequently lead to the loss of sales, delayed revenues or an increase in our costs, which could materially and adversely affect our business and operating results.

The inability of our supply chain to deliver certain key components could materially adversely affect our business, financial condition and results of operations.

Our products contain a significant number of components that we source globally, including from Vietnam and Malaysia. If our supply chain fails to deliver products to us in sufficient quality and quantity on a timely basis, we will be challenged to meet our customer order delivery timelines and could incur significant additional expenses for expedited freight and other related costs. Our supply chain has been, and may continue to be, adversely impacted by events outside of our control, including macroeconomic events, trade restrictions, economic recessions or natural occurrences, such as the ongoing disruptions from the COVID-19 pandemic. As a result of COVID-19, we have experienced delays in supply chain deliveries, extended lead times and shortages of key components, some raw material cost increases and slowdowns at certain production facilities. These disruptions have delayed and may continue to delay the timing of some orders and expected deliveries of our products. Certain of our customer contracts contain penalties for late or incomplete deliveries. These supply chain disruptions and delays may, in turn, cause us to be unable to make timely or complete deliveries to our customers, which may expose us to those penalties. Further, supply chain disruptions could result in longer lead times, inventory supply challenges and further increased costs, which could harm our ability to compete for future business. Accordingly, we remain subject to significant risks of supply chain disruptions or shortages, which could materially adversely affect our business, financial condition and results of operations.

The inability of our supply chain to deliver certain key components could materially adversely affect our business, financial condition and results of operations.

Our products contain a significant number of components that we source globally, including from Vietnam and Malaysia. If our supply chain fails to deliver products to us in sufficient quality and quantity on a timely basis, we will be challenged to meet our customer order delivery timelines and could incur significant additional expenses for expedited freight and other related costs. Our supply chain has been, and may continue to be, adversely impacted by events outside of our control, including macroeconomic events, trade restrictions, economic recessions or natural occurrences, such as the ongoing disruptions from the COVID-19 pandemic. As a result of COVID-19, we have experienced delays in supply chain deliveries, extended lead times and shortages of key components, some raw material cost increases and slowdowns at certain production facilities. These disruptions have delayed and may continue to delay the timing of some orders and expected deliveries of our products. Certain of our customer contracts contain penalties for late or incomplete deliveries. These supply chain disruptions and delays may, in turn, cause us to be unable to make timely or complete deliveries to our customers, which may expose us to those penalties. Further, supply chain disruptions could result in longer lead times, inventory supply challenges and further increased costs, which could harm our ability to compete for future business. Accordingly, we remain subject to significant risks of supply chain disruptions or shortages, which could materially adversely affect our business, financial condition and results of operations.

We must often establish and demonstrate the benefits of new and innovative offerings to customers, which may take time and significant efforts that may not ultimately prove successful.

Many of our new and innovative products are complex and are focused on creating new revenue streams and/or new ways to create cost efficiencies. In many cases, it is necessary for us to educate existing and potential customers about the benefits and value of such new and innovative products, with no assurance that the customer will ultimately purchase them. The need to educate our customers increases the difficulty and time necessary to complete transactions, makes it more difficult to efficiently deploy limited resources, and creates risk that we will have invested in an opportunity that ultimately does not result in a sale. If we are unable to establish and demonstrate to customers the benefits and value of our new and innovative products and convert these efforts into sales, our business, results of operations, financial condition, cash flows and prospects will be adversely affected.

Our ability to sell our products is highly dependent on the quality of our support and services offerings, and our failure to offer high-quality support and services could have a material adverse effect on our business, operating results and financial condition.

Network operators rely on our products for critical applications and, as such, high-quality support is critical for the successful marketing and sale of our products. If we or our channel partners do not provide adequate support to network operators in deploying our products or in resolving post-deployment issues quickly, our reputation may be harmed and our ability to sell our products could be materially and adversely affected.

We may not be able to detect errors or defects in our solutions until after full deployment and product liability claims by customers could result in substantial costs.

Our solutions are sophisticated and are designed to be deployed in large and complex mobile networks that require a very high degree of reliability. Because of the nature of our solutions, they can only be fully tested when substantially deployed in very large networks with high volumes of subscriber traffic. Some of our customers have only recently begun to commercially deploy our solutions and they may discover errors or defects in the software or hardware, or the solutions may not operate as expected. Because we may not be able to detect these problems until full deployment, any errors or defects in our solutions could affect the functionality of the networks in which they are deployed, given the use of our solutions in business-critical applications. As a result, the time it may take us to rectify errors can be critical to our customers.

Because the networks into which wireless service providers deploy our solutions require a very high degree of reliability, the consequences of an adverse effect on their networks, including any type of communications outage, can be very significant and costly. If any network problems were caused, or perceived to be caused, by errors or defects in our solutions, our reputation and the reputation of our solutions could be significantly damaged with respect to that customer and other customers. Such problems could lead to a loss of that customer or other customers.

If one of our solutions fails, we could also experience: payment of liquidated damages for performance failures; loss of, or delay in, revenue recognition; increased service, support, warranty, product replacement and product liability insurance costs, as well as a diversion of development resources; and costly and time-consuming legal actions by our customers, which could result in significant damages awards against us. Any of these events could have a material adverse impact on our business, results of operations, financial condition, cash flows and prospects.

Our international sales may be difficult and costly as a result of the political, economic and regulatory risks in those regions.

Sales to customers based outside the United States have historically accounted for a majority of our revenues. In 2022 and 2021, our international sales (sales to customers located outside the United States which includes a small percentage of United States customers where the final destination of the equipment is outside of the United States) accounted for approximately 61% and 72%, respectively, of our total revenue. In many international markets, long-standing relationships between potential customers and their local suppliers and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuing international opportunities may require significant investments for an extended period before returns on such investments, if any, are realized and such investments may result in expenses growing at a faster rate than revenues. The following risks inherent in international business could reduce the international demand for our products, decrease the prices at which we can sell our products internationally or disrupt our international operations, which could adversely affect our operations:

●	the imposition of tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

●	import or export controls, including licensing or product-certification requirements;

●	unexpected changes in government policies or regulatory requirements in the United States or by foreign governments and delays in receiving licenses to operate;

●	political instability and acts of war or terrorism, such as the Russia-Ukraine conflict;

●	economic instability, including the impact of economic recessions;

●	difficulty in staffing and managing geographically diverse operations, particularly as a result of the COVID-19 pandemic and ensuing economic conditions, including our reluctance to staff and manage foreign operations as a result of political unrest even though we have business opportunities in a country;

●	any limitation on our ability to enforce intellectual property rights or agreements in regions where the judicial legal systems may be less developed or less protective of intellectual property or contractual rights;

●	capital and exchange control programs;

●	challenges caused by distance, language and cultural differences;

●	fluctuations in currency exchange rates;

●	labor unrest;

●	restrictions on the repatriation of cash;

●	the nationalization of local industry; and

●	potentially adverse tax consequences.

Our operations in Israel may be disrupted by political and military tensions in Israel and the Middle East.

We conduct various activities in Israel, including research and development; design; raw material procurement; and manufacturing and assembly through subcontractors based in Israel. Our operations could be negatively affected by the political and military tensions in Israel and the Middle East.

Israel has been involved in a number of armed conflicts with its neighbors since 1948 and a state of hostility, varying in degree and intensity, has led to security and economic problems in Israel. For more than two decades, a continuous armed conflict with the Palestinian Authority has been taking place. Conditions in Israel could, in the future, disrupt the development, manufacture and/or distribution of our products.

If we lose Eric Stonestrom, our Chief Executive Officer, or any of our other executive officers, we may encounter difficulty replacing their expertise, which could impair our ability to implement our business plan successfully.

We believe that our ability to implement our business strategy and our future success depends on the continued employment of our senior management team, in particular our chief executive officer, Eric Stonestrom. Our senior management team, who have extensive experience in our industry and are vital to maintaining some of our major customer relationships, may be difficult to replace. The loss of the technical knowledge and management and industry expertise of these key employees could make it difficult for us to execute our business plan effectively, could result in delays in new products being developed, could result in lost customers and could cause a diversion of resources while we seek replacements.

A material defect in our products that either delays the commencement of services or affects customer networks could seriously harm our credibility and our business, and we may not have sufficient insurance to cover any potential liability.

Wireless network products are highly complex and frequently contain undetected software or hardware errors when first introduced or as new versions are released. We have detected and are likely to continue to detect errors and product defects in connection with new product releases and product upgrades. In the past, some of our products have contained defects that delayed the commencement of service by our customers.

If our hardware or software contains undetected errors, we could experience:

●	delayed or lost revenues and reduced market share due to adverse customer reactions;

●	higher warranty costs and other costs and expenses due to the need to provide additional products and services to a customer at a reduced charge or at no charge;

●	claims for substantial damages against us, regardless of our responsibility for any failure, which may lead to increased insurance costs;

●	diversion of research and development resources to fix errors in the field;

●	negative publicity regarding us and our products, which could adversely affect our ability to attract new customers;

●	increased insurance costs; and

●	diversion of management and development time and resources.

Our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims or our insurer may disclaim coverage as to any future claim. In addition, our products are often integrated with other network components. Incompatibilities between our products and these components could result in material harm to the service provider or its subscribers. These problems could adversely affect our cash position or our reputation and competitive position.

The mobile network industry investment levels fluctuate and are affected by many factors, including the economic environment and decisions made by wireless service providers and other customers regarding deployment of technology and their timing of purchases, and a downturn in investment levels could have a material adverse effect on our business, financial condition, results of operations and prospects.

The mobile network industry has experienced downturns in which wireless service providers and other customers substantially reduced their capital spending on new equipment. With the advent of 5G and the growth of private networks, we expect this market to grow in the coming years; however, the uncertainty surrounding global economic growth and the geopolitical situation may materially harm actual market conditions. Moreover, market conditions are subject to substantial fluctuation and could vary geographically and across technologies. Even if global conditions improve, conditions in the specific industry segments in which we participate may be weaker than in other segments. In that case, our revenue and operating results may be adversely affected.

If capital expenditures by wireless service providers and other customers are weaker than we anticipate, our revenues, operating results and profitability may be adversely affected. The level of demand from operators and other customers who buy our products and services can vary over short periods of time, including from month to month. Due to this uncertainty, accurately forecasting revenues, results, and cash flow remains difficult.

Risks associated with ongoing inflation and increasing oil and gas prices could adversely affect our business, financial condition and results of operations.

Inflation, which increased significantly during 2021 and 2022, has adversely affected us by increasing the costs of materials and labor needed to operate our business and could continue to adversely affect us in future periods. In addition, the increase in oil and gas prices has adversely affected us with increased costs of transportation, heating premises and higher prices from our suppliers. We have increased certain of the sales prices of our products and services in response to these increased costs and, in the event inflation and oil and gas prices continue to increase, we may seek to further increase our sales prices in order to maintain satisfactory margins. However, such future price increases may result in customer pushback or attrition and be difficult or impossible to implement in future periods, all of which may have an adverse effect on our business, financial condition and results of operations. Additionally, actions by governments to stimulate the economy may increase the risk of significant inflation, which may also have an adverse impact on our business or financial results.

Risks associated with ongoing inflation and increasing oil and gas prices could adversely affect our business, financial condition and results of operations.

Inflation, which increased significantly during 2021, has adversely affected us by increasing the costs of materials and labor needed to operate our business and could continue to adversely affect us in future periods. In addition the increase in oil and gas prices may adversely affect us with increased costs of transportation, heating premises and higher prices from our suppliers. We have increased certain of the sales prices of our products and services in response to these increased costs and, in the event inflation and oil and gas prices continue to increase, we may seek to further increase our sales prices in order to maintain satisfactory margins. However, such increases may result in customer pushback or attrition and be difficult or impossible in future periods, all of which may have an adverse effect on our business, financial condition and results of operations. Additionally, actions by governments to stimulate the economy may increase the risk of significant inflation, which may also have an adverse impact on our business or financial results.

Our business and prospects depend on the strength of our brand. Failure to maintain and enhance our brand would harm our ability to increase sales by expanding our network of channel partners as well as the number of network operators who purchase our products.

Maintaining and enhancing our brand is critical to expanding our base of channel partners and the number of network operators who purchase our products. Maintaining and enhancing our brand will depend largely on our ability to continue to develop products and solutions that provide the high quality at attractive economics sought by network operators. If we fail to promote, maintain and protect our brand successfully, our ability to sustain and expand our business and enter new markets will suffer. Our brand may be impaired by a number of factors, including product failure and counterfeiting. If we fail to maintain and enhance our brand, or if we need to incur unanticipated expenses to establish the brand in new markets, our operating results would be negatively affected.

There is substantial doubt about our ability to continue as a going concern and we need to raise additional funding to meet our obligations. We may not secure funding on a timely basis or on acceptable terms to satisfy our debt covenants or to attain profitable operations.

We have not yet established an ongoing source of revenue sufficient to cover operating costs and allow us to continue as a going concern. Our ability to continue as a going concern is dependent on obtaining adequate capital to fund operating losses until we become profitable. Further, as discussed below, as of December 31, 2022, we were in default of certain debt covenants of our senior term loan agreement. As a result, our current liabilities exceed our current assets by approximately $109 million as of December 31, 2022. Our business plan for 2023 requires a refinancing or waiver of the covenant requirements under the senior term loan in order to satisfy this obligation. Our ability to achieve the foregoing, which may be necessary to permit the realization of assets and satisfaction of liabilities in the ordinary course of business, is uncertain and raises substantial doubt about our ability to continue as a going concern.

We may not secure funding to meet our obligations on a timely basis, to satisfy our debt covenants and, ultimately, to attain profitable operations. Any additional liquidity we may need in order to meet our obligations on a timely basis, to satisfy our debt covenants or to attain profitable operations may not be available on terms that are acceptable to us, or at all.

In addition, we were not in compliance with the minimum last twelve-month EBITDA covenant and the minimum last twelve-month revenue covenant under the Fortress Credit Agreement and the Fortress Convertible Note Agreement as of the December 31, 2022 quarterly measurement date, and we were not in compliance with the minimum liquidity covenant under the Fortress Credit Agreement and the Fortress Convertible Note Agreement at all times from November 29, 2022, each of which is an event of default under those agreements. There can be no assurance that the lenders under the Fortress Credit Agreement and the Fortress Convertible Note Agreement will waive the existing covenant breaches and discussions are ongoing. Based on management’s current forecast, absent additional financing or capital raising, we have concluded it is probable that we will not be in compliance with certain of the financial covenants under the Fortress Credit Agreement and the Fortress Convertible Note Agreement during certain periods of the next twelve months. There can be no assurance that the lenders under the Fortress Credit Agreement and the Fortress Convertible Note Agreement will agree to waive any breaches thereunder that may arise in the future or that we will otherwise be able to remedy such breaches. In the absence of waivers or remedies of existing covenant breaches or any additional breaches that may arise in the future, the lenders under the Fortress Credit Agreement and the Fortress Convertible Note Agreement could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and other premiums, and institute foreclosure proceedings against our assets, such lenders could elect to apply the default interest rate under the Fortress Credit Agreement and the Fortress Convertible Note Agreement and related agreements, the lenders under the Fortress Credit Agreement could elect to terminate their delayed draw commitments thereunder and cease making further loans, and we could be forced into bankruptcy or liquidation. In addition, our subordinated term loan and subordinated debt could be accelerated or required to be paid due to provisions contained within those instruments. Accordingly, we have classified our senior term loan, convertible debt, subordinated term loan and subordinated debt as current liabilities on our condensed consolidated balance sheet as of December 31, 2022.

We have substantial indebtedness and are highly leveraged, which could adversely affect our business.

We are highly leveraged with a significant amount of debt and we may continue to incur additional debt in the future. As of December 31, 2022, we had approximately $44.1 million in indebtedness outstanding under the Fortress Credit Agreement at an average annualized interest cost of 11.2% at such date and $50.0 million in indebtedness outstanding under our senior secured convertible notes (the “Convertible Notes”) with an interest rate equal to 7.0% per annum. Substantially all of our assets, including the capital stock of our subsidiaries, are pledged to secure our indebtedness under the Fortress Credit Agreement and the Convertible Notes. In addition, we had subordinated indebtedness aggregating $52.9 million as of December 31, 2022. As a result of our indebtedness, we are required to make interest and principal payments on our borrowings that are significant in relation to our revenues and cash flows. These payments reduce our earnings and cash available for other potential business purposes. This leverage also exposes us to significant risk by limiting our flexibility in planning for, or reacting to, changes in our business (whether through competitive pressure or otherwise), our industry and the economy at large. Although our cash flows could decrease in these scenarios, our required payments in respect of indebtedness would not decrease. In addition, we are exposed to the risk of increased interest because certain of our borrowings, including borrowings under the Fortress Credit Agreement, are at variable rates of interest.

In addition, our ability to make payments on, or repay or refinance, such debt, and to fund our operating and capital expenditures, depends largely upon our future operating performance. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Further, the transition away from LIBOR as a benchmark reference for interest rates may affect our cost of capital and may require amending or restructuring existing debt instruments which may result in additional costs or adversely affect our liquidity, results of operations and financial condition.

Risks Related to Our Intellectual Property

We may not have adequate protection for our intellectual property, which may make it easier for others to misappropriate our technology and enable our competitors to sell competing products at lower prices and harm our business.

Our success has historically relied in part on proprietary technology. We have used a combination of patent, copyright, trademark and trade secret laws and contractual restrictions on disclosure to protect our intellectual property rights associated with our products. Despite our efforts to protect our proprietary rights, we cannot be certain that the steps we have taken will prevent misappropriation of our technology, and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights. The laws of some foreign countries, particularly in Asia, do not protect our proprietary rights to the same extent as the laws of the United States and the United Kingdom, and we may encounter substantial infringement problems in those countries. In addition, we do not file for patent protection in every country where we conduct business. In some countries where we do file for patent protection, we may choose not to maintain patent protection. In addition, we may not file for or maintain patent protection in a country from which we derive significant revenue. In instances where we have licensed intellectual property from third parties, we may have limited rights to institute actions against third parties for infringement of the licensed intellectual property or to defend any suit that challenges the validity of the licensed intellectual property. If we fail to protect adequately our intellectual property rights, or fail to do so under applicable law, it would be easier for our competitors to copy our products and sell competing products at lower prices, which would harm our business.

Infringement claims are common in our industry and third parties, including competitors, have and could in the future assert infringement claims against us or our customers that we are obligated to indemnify.

Our industry is highly competitive and our technologies are complex. Companies file patent applications and obtain patents covering these technologies frequently and maintain programs to protect their intellectual property portfolios. In addition, patent holding companies (including “non-practicing entities”) regularly bring claims against telecommunication equipment companies, often attempting to extract royalty, licensing or other settlements.

Our solutions are technically complex and compete with the products and solutions of significantly larger companies. Our likelihood of being subject to infringement claims may increase as a result of our real or perceived success, as the number of competitors in our industry grows and as we add functionality to our solutions. We have previously received and may in the future receive communications from third parties alleging that we are or may be infringing their intellectual property rights. The visibility we receive from being a public company may result in a greater number of such allegations.

We have also agreed, and expect to continue to agree, to indemnify our customers for certain expenses or liabilities resulting from claimed infringement of intellectual property rights of third parties with respect to our solutions and software. We have received indemnity demands from customers in the past and may receive such other claims in the future. In the case of infringement claims against these customers, we could be required to indemnify them for losses resulting from such claims or to refund license fees they have paid to us. If a customer asserts a claim for indemnification against us, we could incur significant costs and reputational harm disputing it. If we do not succeed in disputing it, we could face substantial liability, particularly as these liabilities do not typically have caps or specific limits and our insurance coverage relating to any such liabilities generally would be very limited.

Regardless of the merit of third-party claims that we or our customers infringe their rights, these claims could be time consuming and costly to defend, divert management’s attention and resources, require us to make costly or difficult changes to our designs, cause us to cease producing, licensing or using software or solutions, require us to pay damages for past infringement, potentially including treble damages, or enter into royalty or licensing agreements, which may not be available on reasonable terms or at all, or any combination of, or all of, these actions.

We may be subject to damages resulting from claims that our employees or contractors have wrongfully used or disclosed alleged trade secrets of their former employees or other parties.

We could be subject to claims that we, or our employees or contractors, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of our competitors or other parties. Litigation may be necessary to defend against these claims. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are important to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of these parties. In addition, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market and support potential products or enhancements, which could materially and adversely affect our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and be a distraction to management.

We use open source software in our products that may subject our firmware to general release or require us to re-engineer our products and the firmware contained therein, which may cause harm to our business.

We incorporate open source software into our products. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the software code. Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. If we combine our proprietary firmware or other software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release our proprietary source code publicly or license such source code on unfavorable terms or at no cost. Open source license terms relating to the disclosure of source code in modifications or derivative works to the open source software are often ambiguous and few if any courts in jurisdictions applicable to us have interpreted such terms. As a result, many of the risks associated with usage of open source software cannot be eliminated, and could, if not properly addressed, negatively affect our business.

If we were found to have inappropriately used open source software, we may be required to release our proprietary source code, re-engineer our firmware or other software, discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may divert resources away from our development efforts, any of which could adversely increase our expenses and delay our ability to release our products for sale. We could also be subject to similar conditions or restrictions should there be any changes in the licensing terms of the open source software incorporated into our products.

Risks Related to Laws and Regulations

Changes in telecommunications regulation or delays in receiving licenses could adversely affect many of our customers and may lead to lower sales.

Many of our customers are subject to extensive regulation as communications service providers, including with respect to the availability of radio frequencies for two-way broadband communications. Each country has different regulations and regulatory processes for wireless communications equipment and for the uses of radio frequencies. Some of our products operate in license-exempt bands, while others operate in licensed bands in different jurisdictions. In addition, changes in laws or regulations that adversely affect existing and potential customers could lead them to delay, reduce or cancel expenditures on communications access systems, which actions would harm our business. In the past, anticipated customer orders have been postponed because of regulatory issues in various countries. The resolution of those issues can be lengthy and the outcome can be unpredictable. Some of the orders we receive from customers are contingent upon their receipt of licenses from regulators, the timing of which can often be uncertain. Depending on the jurisdiction, the receipt of licenses by our customers may occur, if at all, a year or more after they initially seek those licenses.

At present there are few laws or regulations that specifically address our business of providing communications access equipment. However, future regulation may include access or settlement charges or tariffs that could impose economic burdens on our customers and our company. We are unable to predict the impact, if any, that future legislation, judicial decisions or regulations in the countries in which we do business will have on our business, operating results and financial condition.

If we were not able to satisfy data protection, security, privacy and other government- and industry-specific requirements or regulations, our business, results of operations and financial condition could be harmed.

Personal privacy, data protection, information security and telecommunications-related laws and regulations have been widely adopted in the United States, Europe and other jurisdictions where we offer our products. The regulatory frameworks for these matters, including privacy, data protection and information security matters, is rapidly evolving and is likely to remain uncertain for the foreseeable future. We expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection, information security and telecommunications services in the United States, the European Union and other jurisdictions in which we operate or may operate, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. For example, the European Commission adopted the General Data Protection Regulation (the “GDPR”), effective in May 2018, that supersedes prior EU data protection legislation, imposes more stringent EU data protection requirements and imposes greater penalties for noncompliance. Additionally, California enacted the California Consumer Privacy Act of 2018 (the “CCPA”), which took effect on January 1, 2020, and broadly defines personal information, gives California residents expanded privacy rights and protections and provides for civil penalties for violations. Additional states as well as other countries around the world also have or are in the process of enacting or amending data protection, security, and privacy regulations. We also expect that existing laws, regulations and standards may be interpreted in new manners in the future. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could require us to modify our products, restrict our business operations, increase our costs and impair our ability to maintain and grow our channel partner base and increase our revenues. The cost of compliance with, and other burdens imposed by, the GDPR, CCPA and other new privacy laws may limit the use and adoption of our products and services and could have an adverse impact on our business, results of operations and financial condition.

Although we work to comply with applicable privacy and data security laws and regulations, industry standards, contractual obligations and other legal obligations, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. As such, we cannot assure ongoing compliance with all such laws, regulations, standards and obligations. Any failure or perceived failure by us to comply with applicable laws, regulations, standards or obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personally identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause channel partners to lose trust in us, which could have an adverse effect on our reputation and business.

Regulations affecting broadband infrastructure could damage demand for our products.

Laws and regulations governing the Internet are emerging but remain largely unsettled, even in the areas where there has been some legislative action. Regulations may focus on, among other things, assessing access or settlement charges, or imposing tariffs or regulations based on the characteristics and quality of products, either of which could restrict our business or increase our cost of doing business. Government regulatory policies are likely to continue to have a major impact on the pricing of existing and new network services and, therefore, are expected to affect demand for those services and the communications products, including our products, supporting those services. There will likely be future government regulatory policies relating to migration to the cloud as these technologies become more prevalent in the U.S. and globally.

Any changes to existing laws or the adoption of new regulations by federal or state regulatory authorities or any legal challenges to existing laws or regulations affecting Internet Protocol (“IP”) networks could materially adversely affect the market for our products. Moreover, customers may require us, or we may otherwise deem it necessary or advisable, to alter our products to address actual or anticipated changes in the regulatory environment. Our inability to alter our products or address any regulatory changes could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws.

Our technology and products are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. customs regulations, the economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls, and applicable U.K. export and import laws and regulations. Exports, re-exports and transfers of our products and technology must be made in compliance with these laws and regulations. U.S. and U.K. export control laws and economic sanctions include a prohibition on the shipment of certain products and technology to embargoed or sanctioned countries, governments and persons. We take precautions to prevent our products and technology from being shipped to, downloaded by or otherwise transferred to applicable sanctions targets, but our products could be shipped to those targets by our channel partners despite such precautions. If our products are shipped to or downloaded by sanctioned targets in the future in violation of applicable export laws, we could be subject to government investigations, penalties and reputational harm. Certain of our products incorporate encryption technology and may be exported, re-exported or transferred only with the required applicable export license from the U.S. or the U.K. or through an export license exception.

If we fail to comply with applicable export and import regulations, customs and trade regulations, and economic sanctions and other laws, we could be subject to substantial civil and criminal penalties, including fines and incarceration for responsible employees and managers, and the possible loss of export or import privileges as well as harm our reputation and indirectly have a material adverse effect on our business, operating results and financial condition. In addition, if our channel partners fail to comply with applicable export and import regulations, customs regulations, and economic and sanctions and other laws in connection with our products and technology, then we may also be adversely affected, through reputational harm and penalties. Obtaining the necessary export license for a particular sale may be time-consuming, may result in the delay or loss of sales opportunities and approval is not guaranteed.

Failure to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (“Bribery Act”) and similar laws associated with our activities outside the United States could subject us to penalties and other adverse consequences.

As a substantial portion of our revenue is, and we expect will continue to be, from jurisdictions outside of the United States, we face significant risks if we fail to comply with the FCPA, the Bribery Act and other laws that prohibit improper payments or offers of payment to governments and their officials and political parties by us and other business entities for the purpose of obtaining or retaining business. In many countries, particularly in countries with developing economies, some of which represent significant markets for us, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA, the Bribery Act or other laws and regulations. Our management may not be effective at preventing all potential FCPA, Bribery Act or other violations. We also cannot guarantee the compliance by our channel partners, resellers, suppliers and agents with applicable U.S. laws, including the FCPA, the Bribery Act or other applicable non-U.S. laws. Therefore, there can be no assurance that none of our employees or agents will take actions in violation of applicable laws, for which we may be ultimately held responsible. As a result of our focus on managing our growth, our development of infrastructure designed to identify FCPA and Bribery Act matters and monitor compliance is at an early stage. Any violation of the FCPA or the Bribery Act could result in severe criminal or civil sanctions, which could have a material and adverse effect on our reputation, business, operating results and financial condition.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, we had $157.3 million of U.S. federal and $103.7 million of state net operating loss carryforwards available to reduce future taxable income. Of the $157.3 million in U.S. federal operating loss carryforwards, $31.1 million will be carried forward indefinitely for U.S. federal tax purposes and $126.2 million will expire between 2023 and 2037. The $103.7 million in state operating loss carryforwards will expire between 2023 and 2042. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. To the extent we are not able to offset future taxable income with our net operating losses, our cash flows may be adversely affected.

Risk Related to Our Securities

If we do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If we do not meet the expectations of investors or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	the success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the wireless communications industry in general;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting our business;

●	our ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of our shares of Common Stock available for public sale;

●	any major change in the Board or management;

●	sales of substantial amounts of our shares of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE American in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our issuance of additional shares of Common Stock or securities convertible into or exercisable for our Common Stock may dilute your ownership of us and could adversely affect our stock price.

From time to time in the future, we may issue additional shares of our Common Stock or securities convertible into or exercisable for our Common Stock pursuant to a variety of transactions, including acquisitions. Additional shares of our Common Stock may also be issued upon exercise of outstanding stock options and warrants to purchase our Common Stock. The issuance by us of additional shares of our Common Stock or securities convertible into or exercisable for our Common Stock would dilute your ownership of us and the sale of a significant amount of such securities in the public market could adversely affect prevailing market prices of our Common Stock. Subject to the satisfaction of vesting conditions and the expiration of lock-up agreements, shares issuable upon exercise of options by persons other than by our affiliates will be available for resale immediately in the public market without restriction.

In the future, we may obtain financing or further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of Common Stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our Common Stock bear the risk that our future offerings may reduce the market price of our Common Stock and dilute their percentage ownership.

There can be no assurance that we will be able to comply with the continued listing standards of the NYSE American with respect to our Common Stock and warrants.

If the NYSE American delists any of our securities from trading on its exchange for failure to meet the listing standards, we and our securityholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our Common Stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

For example, on January 4, 2023, the NYSE American provided a written notice to the Company that it had halted trading in the Company’s warrants, ticker symbol MIMO WSC (the “C Warrants”), on the NYSE American due to the low trading price of the Warrants. On January 20, 2023, the NYSE American Filed a Form 25 delisting the C Warrants due to the low trading price of the C Warrants.

In addition, on May 11, 2023, NYSE American provided a written notice to the Company and publicly announced that NYSE Regulation has suspended trading in the Public Warrants, ticker symbol MIMO WS and determined to commence proceedings to delist the Public Warrants. To effect the delisting, the NYSE American will apply to the SEC to delist the Public Warrants pending completion of applicable procedures. The Company does not intend to appeal the NYSE American’s determination. As of May 12, 2023, the Public Warrants that previously traded on the NYSE American under the symbol MIMO WS may be quoted and traded in the over-the-counter market under the new ticker symbol MIMWW.

We qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and have and intend to continue to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for the Common Stock and its price may be more volatile.

Certain of our stockholders may exert influence over our Company and their interests may conflict with yours.

Oak Investment Partners and SoftBank Group Capital Limited each own a significant amount of Common Stock. As a result, these stockholders may exert influence over our business objectives and policies, including the composition of our board of directors and any action requiring the approval of our stockholders, such as the adoption of amendments to our certificate of association, and the approval of mergers or a sale of substantially all of our assets. This concentration of ownership may also make some transactions, including mergers or other changes in control, more difficult or impossible without the support of these stockholders and could discourage others from making tender offers, which could prevent stockholders from receiving a premium for their shares. These stockholders’ interests may conflict with your interests as a stockholder.

Our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) contains anti-takeover provisions that could adversely affect the rights of our stockholders.

Our Certificate of Incorporation contains provisions to limit the ability of others to acquire control of us or cause us to engage in change-of-control transactions, including, among other things:

●	provisions that authorize our Board, without action by our stockholders, to issue preferred stock with preferential rights determined by our Board;

●	provisions that permit, subject to the special rights of preferred stockholders, only a majority of our Board, the chairperson of the Board or the chief executive officer to call stockholder meetings and therefore do not permit stockholders to call special meetings of the stockholders;

●	provisions limiting stockholders’ ability to act by written consent; and

●	a staggered Board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

These provisions could have the effect of depriving our stockholders of an opportunity to sell their Common Stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction. With our staggered Board, at least two annual or special meetings of stockholders will generally be required in order to effect a change in a majority of our directors. Our staggered Board can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to gain control of our Board in a relatively short period of time.

Our Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that, unless we consent in writing to the selection of an alternative forum, (i) derivative actions brought in our name, (ii) actions asserting a claim of breach of fiduciary duty owed by any of our directors, officers or stockholders, (iii) actions asserting a claim pursuant to the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation or our amended and restated bylaws (the “Bylaws”), or (iv) any actions asserting claims governed by the internal affairs doctrine, may be brought only in the Court of Chancery in the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware). Subject to the preceding sentence, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Certificate of Incorporation will provide that the federal district courts of the United States of America will have jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. We may be the target of this type of litigation in the future. We may also be subject to securities litigation in connection with the Business Combination. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

Because we have no current plans to pay cash dividends on Common Stock for the foreseeable future, you may not receive any return on investment unless you sell Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in Common Stock unless you sell Common Stock for a price greater than that which you paid for it. See the section entitled “Market Information and Dividend Policy - Dividend Policy.”

Our warrants and the conversion feature in our Convertible Debt are accounted for as liabilities and the changes in value of the warrants could have a material effect on our financial results.

We account for our warrants to purchase Common Stock and the conversion feature in our Convertible Debt as derivative liabilities related to embedded features contained within them. Accounting Standards Codification (“ASC”) 815-40 provides for the remeasurement of the fair value of such warrants at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. ASC 815-15 provides for the remeasurement of the fair value of such conversion features in our Convertible Debt at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

General Risk Factors

Our business is subject to the risks of earthquakes, fires, floods, military actions and other natural catastrophic events, global pandemics and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, such as the COVID-19 pandemic, could have an adverse effect on our business and operating results. Natural disasters, acts of terrorism or war could cause disruptions in our operations, our or our customers’ or channel partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by manmade problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in delays or cancellations of orders or impede our suppliers’ ability to timely deliver product components, or the deployment of our products, our business, operating results and financial condition would be adversely affected.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our products and services.

We utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems, and we have previously experienced denial or degradation of service attacks and ransomware attacks. We utilize reputable third-party service providers or vendors, and these providers could also be vulnerable to harms similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party providers could result in lengthy interruptions in our business. In addition, our services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in our business or the failure of our systems.

We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in our 4G and 5G products and customer data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.

We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; the integrated software in our products; or customer data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents have previously and in the future could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our products. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect ourselves against intellectual property theft, data breaches and other cyber incidents, such measures have not successfully detected or prevented all previous cyber incidents and will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate future cyber incidents.

For example, in December 2021, we experienced a ransomware incident that impacted the availability of certain systems within our computer network. In response to this incident, we secured digital assets within our computer systems, immediately commenced an investigation with assistance from an outside cybersecurity firm and were able to successfully restore our systems, without paying a ransom, after working to get the systems back up as quickly as possible. Despite these actions, we experienced some delays and disruptions to our business, primarily with respect to employee access to business applications and e-mail service. In addition, in January 2022, we experienced a denial of service attack on our e-mail service. We were able to restore e-mail service after working to do so as quickly as possible. In connection with these incidents, we have incurred certain incremental one-time costs of $0.1 million related to consultants, experts and data recovery efforts, net of insurance recoveries, and expect to incur additional costs related to cybersecurity protections in the future. Although we have not been the subject of any legal proceedings involving these incidents, it is possible that we could be the subject of claims from persons alleging that they suffered damages from these incidents. We also are in the process of implementing a variety of measures to further enhance our cybersecurity protections and minimize the impact of any future attack. However, cyber threats are constantly evolving, and there can be no guarantee that a future cyber event will not occur.

In addition, the implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our products, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results.

Moreover, our proprietary information or intellectual property has previously and in the future could be compromised or misappropriated and our reputation may be adversely affected. For example, through our investigation of the December 2021 incident referenced above, we discovered that the individuals responsible for this incident acquired certain files from our servers. We are currently reviewing the content and scope of the files and we will provide notice to any individual whose personal information was contained therein. If our systems do not operate as we expect them to, we have previously been and may in the future be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber-incident.

The requirements of being a public company may strain our resources and divert management’s attention.

We will incur significant costs associated with our public company corporate governance and reporting requirements. This may divert the attention of our management from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

We identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future, or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2021, we identified a material weakness in our internal control over financial reporting related to the cut-off of revenue recognition on products shipped to customers. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. Management, with oversight from the Board and the Audit Committee of the Board of Directors implemented a remediation plan for this material weakness, including, among other things, implementing process level and management review controls to ensure the cut-off of revenue recognition is accurate. The Company believes that the remediation efforts described have strengthened Airspan’s internal control over financial reporting and its disclosure controls and procedures. Based on the implementation of the remediation plan described above, management has concluded that the material weakness in internal control over financial reporting and reported in the Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 8, 2022 has been remediated as of December 31, 2022.

However, if in the future we were to conclude that our internal controls over financial reporting are not effective, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or their effect on our operations because there is presently no precedent available by which to measure compliance adequacy. As a consequence, we may not be able to complete any necessary remediation process in time to meet our deadline for compliance with Section 404 of the Sarbanes-Oxley Act. Also, there can be no assurance that we will not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. The presence of material weaknesses could result in financial statement errors which, in turn, could require us to restate our operating results.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, our stock price could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, we may not be able to maintain listing on the NYSE American.

If we fail to maintain effective internal control over financial reporting, the price of our Common Stock may be adversely affected.

We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our Common Stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If any of the analysts who may cover us change their recommendation regarding our shares of Common Stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of Common Stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

USE OF PROCEEDS

We will receive the proceeds from the exercise of the Post-Combination Warrants, to the extent such Post-Combination Warrants are exercised for cash, but not from the sale of the underlying Warrant Shares.

We would receive up to an aggregate of approximately $135.0 million from the exercise of the Post-Combination Warrants, assuming the exercise in full of all of the Post-Combination Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Post-Combination Warrants for general corporate and working capital purposes. We will have broad discretion over the use of proceeds from the exercise of the Post-Combination Warrants. There is no assurance that the holders of the Post-Combination Warrants will elect to exercise any or all of the Post-Combination Warrants. To the extent that the Post-Combination Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Post-Combination Warrants will decrease.

PLAN OF DISTRIBUTION

This prospectus relates to up to 9,000,000 Warrant Shares issuable from time to time upon the exercise of 9,000,000 Post-Combination Warrants and such indeterminate number of additional Warrant Shares that may be issuable by reason of the anti-dilution provisions contained in the Warrant Agreement governing the Post-Combination Warrants.

Each $12.50 Warrant is exercisable at a price of $12.50 per Warrant Share, each $15.00 Warrant is exercisable at a price of $15.00 per Warrant Share and each $17.50 Warrant is exercisable at a price of $17.50 per Warrant Share, in each case, exercisable during the period commencing on the Closing and terminating on the earlier of August 13, 2023 and our earlier redemption, as further described below. The Warrant Shares offered and sold pursuant to this prospectus will be issued directly to the holders of Post-Combination Warrants upon payment of the exercise price therefore to us. We are required to pay all fees and expenses incident to the registration of the Warrant Shares to be offered and sold pursuant to this prospectus.

The Warrant Shares to which this prospectus relates will be sold directly by the Company to holders of Post-Combination Warrants on the exercise of such Post-Combination Warrants. No underwriters, dealers or agents will be involved in these sales. No underwriter, dealer or agent has been involved in the preparation of, or has performed any review of, this prospectus.

MARKET INFORMATION AND DIVIDEND POLICY

Market Information

Our Common Stock, Post-Combination $12.50 Warrants, Post-Combination $15.00 Warrants and Post-Combination $17.50 Warrants are listed on the NYSE American under the symbols “MIMO”, “MIMO WSA” and “MIMO WSB”, respectively. On January 4, 2023, the NYSE American provided a written notice to the Company that it had halted trading in the Company’s warrants, ticker symbol MIMO WSC (the “C Warrants”) which were exercisable to purchase a share of Common Stock at an exercise price of $17.50 per share, on the NYSE American due to the low trading price of the Warrants. On January 20, 2023, the NYSE American Filed a Form 25 delisting the C Warrants due to the low trading price of the C Warrants. In addition, on May 11, 2023, NYSE American provided a written notice to the Company and publicly announced that NYSE Regulation has suspended trading in the Public Warrants and determined to commence proceedings to delist the Public Warrants. As of May 12, 2023, the Public Warrants that previously traded on the NYSE American under the symbol MIMO WS may be quoted and traded in the over-the-counter market under the new ticker symbol MIMWW.

As of December 31, 2022, there were approximately 34 holders of record of our Common Stock.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board.

Securities Authorized for Issuance Under Equity Compensation Plans

At the Closing, we assumed the Legacy Airspan Plan and the options to purchase Legacy Airspan capital stock granted thereunder that were outstanding immediately prior to the Closing were converted into options to purchase an aggregate of 5,815,796 shares of Common Stock and the shares of Legacy Airspan Restricted Stock granted thereunder that were outstanding immediately prior to the Closing were converted into an aggregate of 345,471 shares of restricted Common Stock.

On August 11, 2021, at a special meeting in lieu of the 2021 annual meeting of stockholders of New Beginnings, the stockholders of New Beginnings considered and approved the 2021 Plan. The 2021 Plan authorizes the issuance of up to 6,007,718 shares of Common Stock, plus any shares of our Common Stock subject to outstanding awards under the Legacy Airspan Plan that are forfeited or reacquired by us due to termination or cancellation.

BUSINESS

We are a designer and producer of wireless network equipment for 4G and 5G networks for both mainstream public telecommunications service providers and private network implementations.

Overview

We are a U.S. headquartered, award-winning technical leader, in the 4G and 5G Radio Access Network (“RAN”) and broadband access solutions market. We offer a broad range of software defined radios, broadband access products and network management software to enable cost-effective deployment and efficient management of mobile, fixed and hybrid wireless networks. Our customers include leading mobile communications service providers (“CSPs”), large enterprises, military communications integrators and internet service providers (“ISPs”) working to deliver high-capability broadband access to numerous markets. Our mission is to disrupt and modernize network total cost of ownership (“TCO”) models. We aim to lower costs for customers throughout the product lifecycle, from procurement through commissioning and ongoing operating costs. We have been pioneering wireless technology for over 20 years and are distinguished by our deep customer relationships, innovative product design capabilities and expertise in solving technical challenges at the network edge, where a device or local network interfaces with the Internet or other networks.

In 4G mobile networks, we established ourselves as an expert in network densification by focusing on solving the problems associated with physically locating, installing and commissioning networks consisting of hundreds of thousands of small cells as an alternative and supplement to macro cell-based networks. Software-defined and cost-optimized radio platforms, self-organizing/optimization algorithms and minimum power consumption have been critical to our 4G business and are expected to be even more critical to the deployment and expansion of new 5G networks. As an early leader in 5G OPEN-RAN standards, we have worked to unbundle the monolithic network architectures previously dominated by large incumbent suppliers such as Telefonaktiebolaget LM Ericsson (“Ericsson”), Huawei Technologies Co., Ltd. (“Huawei”), and Nokia Corporation (“Nokia”). As a foundational member of the 5G ecosystem, we work closely with wireless operators, chipset suppliers and infrastructure vendors around the world on 5G developments, trials, pilots and initial 5G deployments.

We started our business in digital wireless access, primarily voice services, rapidly becoming a leader in high performance wireless data networks. Our acquisition of Mimosa in 2018 strengthened our position in the wireless broadband access market. Mimosa’s capabilities and innovation in wireless broadband point-to-point and point-to-multipoint networks strengthened our disruptive position in the mobile 4G/5G network densification space and expanded our existing North American presence with an engineering center in Silicon Valley. Mimosa’s channel-led sales strategy enhances the distribution of our existing products for specific vertical markets, such as private 4G and 5G and applications in citizens broadband radio service (“CBRS”). On March 8, 2023, we entered into a Stock Purchase Agreement to sell the Mimosa business to one of Airspan’s major customers while retaining a reseller arrangement to continue to market and sell the Mimosa products. (See Recent Developments).

The Wireless Communications Industry

The wireless industry has evolved from Marconi’s 1897 18-mile communication to a tugboat to high speed mobile broadband. Launched in 2002, 3G cellular technology networks provided connectivity to access the World Wide Web from mobile devices and high-powered smart phones and apps began to change the way we live. Launched in 2010, higher speed 4G networks introduced the concept of mobile broadband, connected enterprise applications to cloud computing and began to modernize the way people communicate, interact and work. Presently, 5G networks, with up to 100 times the speed and as little as 10% of the latency (network edge turnaround time) of 4G networks, are expected to be foundational to the development and expansion of autonomous vehicles, telemedicine, live ultra-high definition video streaming, cloud gaming, edge computing and numerous industrial applications, such as augmented reality and robotics for smart manufacturing, supply chain automation and military and defense applications.

Over the next ten years, we believe that 5G networks will become increasingly common across much of the globe, an expansion that will require substantial investment from stakeholders. Operators will need to invest in spectrum rights, network equipment and deployment well in advance of realization of any increase in revenues from the new capabilities that 5G networks offer. Airspan is working with leading global service providers and enterprises in the mobile and fixed wireless access (“FWA”) ecosystems to develop, commercialize and accelerate the availability of Open Standard 5G solutions that enable cost-efficient initial deployment and then, based on such open standards, allow those networks to efficiently adapt and grow in response to the emerging applications that are expected to generate increased revenue streams to recoup such network investments.

Business Strategy

Our mission is to disrupt and modernize network TCO models, providing innovative solutions that meet specific application requirements at the network edge. In support of this mission, we pursue a strategy focused on customer responsiveness, technology leadership and excellence in execution.

●	Industry Relationships. We have relationships with some of the world’s most innovative Tier-1 CSPs including SoftBank, Reliance Jio and Rakuten. We have helped specialized private network operators like GoGo (in-flight internet) and McLaren (automotive connectivity) to address the challenges associated with high speed cellular networks. We have worked closely with leading edge technology companies such as Qualcomm Incorporated and Quantenna Communications Inc. In partnership with these customers and suppliers, we have helped to address the challenges of next generation RAN deployments at scale, while building a portfolio of solutions to help innovators deploy novel and innovative networks, augmenting our technology portfolio, creating greater visibility into our end markets and informing our product development road map.

●	Technology Leadership. We have focused on software-defined RAN technology for over 20 years, while developing the skills and discipline needed to respond to near-term customer-driven opportunities without deviating from our long-term product roadmaps. We have learned how to rapidly incorporate the experiential learning represented by over one million deployed cells. That has resulted in a unified software code base and a finely tuned library of low cost and high-performance radio frequency (“RF”) subsystems across our company. Today, we employ over 400 engineers with deep expertise in 5G New Radio (“NR”), long-term evolution (“LTE”), LTE-Advanced, orthogonal frequency division multiple access (“OFDMA”), Wi-Fi and VoIP, and are a leader in OPEN-RAN software with a track record of continuous innovation at the network edge. We hold 229 issued and 68 pending patents, including US patents and various foreign counterparts.

●	Excellence in Execution.

Speed - We develop innovative RAN solutions that address our customers’ specific deployment challenges at the network edge, by anticipating the challenge in our roadmap, rapid prioritization, unified software and hardware project teams and then by accessing a single code base and a proven library of RF subsystems.

Efficiency - Hardware production is 100% outsourced to world class manufacturing partners such as Foxconn in Vietnam and Cape in Malaysia and delivered by a third-party logistics network with worldwide reach.

Experience - Our management and engineering teams have worked together for over 20 years in a challenging international market on the kinds of opportunities and challenges our 5G customers are facing.

Products

We offer a complete range of 4G and 5G network build and network densification products with an expansive portfolio of software and hardware tools for indoor and outdoor, compact femto, pico, micro and macro base stations, as well as an industry leading 802.11ac and 802.11ax fixed wireless access and backhaul solution portfolio for point-to-point and point-to-multipoint applications. Our solutions help network operators monetize the potential of 4G and 5G technologies and use cases and, in addition, allow enterprises to establish their own private networks especially in 5G, where dedicated spectrum has been allocated. The table below summarizes our product categories:

5G Product Family	Description
Air5G 4700	Outdoor Sub-6GHz Radio Unit (RU) supporting 16x16 massive MIMO array, Split 7.2x
Air5G 7200	Outdoor mmWave Macro RDU (Radio Unit (RU) and Distributed Unit (DU)) with an integrated 128x128 antenna array, Split 2
AirStrand2200	Outdoor Sub-6GHz dual sector strand-mounted full gNB with DOCSIS backhaul
AirSpeed2900	Outdoor Pico cell Sub-6GHz dual sector full gNB
AirSpeed2700	Outdoor Pico cell Sub-6GHz single sector, Split 7.2
AirSpeed1900	Outdoor Pico cell Sub-6GHz single sector full gNB
AirVelocity 2700	Indoor Sub-6GHz Radio Unit (RU), with integrated or external antenna, Split 7.2x
AirVelocity 6200	Indoor mmWave RDU (Radio Unit (RU) and Distributed Unit (DU)) with an integrated 64x64 antenna array, Split 2

SW Product Family	Description
4G eNb SW	Full SW package including L1, L2, L3 and management and control needed to operate the eNb
5G RU SW	SW to operate the RU. In Split 7.2x consist of the L-PHY
5G DU SW	Includes the H-PHY and L2, running in the gNb or on a server
5G CU SW	Includes the L3, running in the gNb or on a server
5G ACP SW	The management SW controlling the system components (HW and SW) for 5G and 4G

4G Product Family	Description
AirHarmony	Outdoor Mini-Macro, 2x 20W Tx power
AirSpeed	Outdoor dual sector/carrier Pico cell up to 10W Tx power
AirStrand	Outdoor strand-mounted, with DOCSIS backhaul, Pico Cell
AirVelocity	Enterprise/Residential indoor Small Cell
AirUnity	Indoor small cell (dual sector) with integrated LTE relay backhaul
AirDensity	Indoor small cell (single sector) with integrated LTE relay backhaul

Point To Point (“PTP”) Product Family	Description
B series	High reliability PTP link supporting various bands and with various antenna options.
C series	Affordable integrated PTP and PTMP CPE device with flexible antenna connectivity for unlicensed frequency support.

Point to Multi Point (“PTMP”) Product Family	Description
A series	Access Point for urban/suburban MicroPoP PTMP and broadband deployments with flexible antenna connectivity for unlicensed frequency support. Supports C5x, C5c and C6 CPEs.

PTP/PTMP SW Product Family	Description
MMP	Full element management and monitoring software for PTP & PTMP devices, for on-premises hosting, private clouds and virtualization.
Mimosa Cloud	Cloud device monitoring software service for PTP & PTMP devices.
Install App	Android App software to assist with subscriber device and service installation and activation.

Seasonality

We generally have lower sales in the first quarter of the calendar year than the final quarter of the preceding year.

Regulation

In addition to regulations of general application to global business, we are subject to a number of regulatory requirements specific to the wireless communications industry. Our products are subject to rules relating to radio frequency spectrum allocation and authorization of certain radio equipment promulgated by the Federal Communications Commission or the National Telecommunications and Information Administration.

The applicable regulatory agency in each jurisdiction adopts regulations to manage spectrum use, establishes and enforces priorities among competing uses, limits harmful radio frequency interference and promotes policy goals such as broadband deployment. These spectrum regulations regulate allocation, licensing and equipment authorizations. Since our customers purchase devices to operate in specific spectrum bands allocated by the regulatory authorities, our products must meet the technical requirements set forth for such spectrum allocation(s).

In some bands, the operator must seek prior regulatory authority to operate using specified frequencies, and the resulting spectrum license authorizes the licensee, for a limited term, to operate in a spectrum consistent with licensed technical parameters within a specified geographic area. We design and manufacture our products to comply with these technical parameters.

Our products generally are subject to compliance testing prior to approval, and, as a condition of authority in each jurisdiction, we must ensure that our products have the proper labels and documentation specifying such authority. We generally use telecommunications certification bodies to obtain certification for our devices in each jurisdiction in which we intend to market and sell our products.

Competition

We compete in two broad markets: mobile RAN equipment and services and wireless broadband access. We compete with large direct competitors in the RAN market such as Ericsson, Huawei, Nokia, Samsung Group and ZTE Corporation as well as smaller players such as Casa Systems, Inc., Inseego Corp, JMA Wireless, KMW Co Ltd, and Mavenir. In the broadband market, we have direct competitors as well as competing access technologies. The competing technologies include wireline Digital Subscriber Line (“DSL”), fiber, cable and satellite. Direct wireless broadband competition includes Cambium Networks, Proxim Wireless Corporation, Ruckus Networks, a division of CommScope Inc. and Ubiquiti Inc., and many other smaller companies. In addition, some of the entities to which we currently sell our products may develop the capacity to manufacture their own products.

When competing with the large incumbents for business in 4G networks, we rely on software centric small cell experience to provide densification solutions that fit under our larger end-to-end competitors’ macro cell architectures. Our 4G market has been limited to customers with severe capacity restrictions such as Sprint and Reliance that are difficult to address without massive densification. As 5G technology becomes more prevalent across the markets in which we operate, software and small cell-centric disaggregation of networks via O-RAN standards, instead of large macro-centric networks, allows us to take advantage of our competitive strengths, with increased access to CSPs utilizing 5G disaggregation to drive network buildout and to lower their overall operating costs. While we have an advantage within the O-RAN disaggregation market with both software modules and radio equipment based on our years of end-to-end RAN experience, we will have to continue innovation in access edge solutions, as software-only competitors such as Mavenir begin integration with commercial off-the-shelf radios and the larger incumbents such as Ericsson and Nokia invest time and resources into network disaggregation solutions.

Competing Technologies

Today, broadband connections can be provided with or without voice services by a number of competing access technologies. While the communications transport network and Internet backbone are capable of transporting data at extremely high speeds, data can only be delivered from those parts of the network through the access portion to the end-user as fast as the end-user’s connection to the network will permit. Many traditional access connections that use copper wires are inadequate to address the rapidly expanding bandwidth requirements. To address these requirements, a number of alternative solutions have emerged. Below we have identified those solutions that we believe, for a variety of technological and economic reasons, compete most directly with the broadband wireless solutions we offer. Rural areas generally have fewer copper and wired infrastructures in existence. For this reason, we believe we have a particular competitive edge in rural and developing markets.

The performance and coverage area of our wireless systems are dependent on some factors that are outside our control, including features of the environment such as the amount of clutter (natural terrain features and man-made obstructions) and the available radio frequencies. Any inability to overcome these obstacles may make our technology less competitive in comparison with other technologies and make other technologies less expensive or more suitable. Our business may also compete in the future with products and services based on other wireless technologies and other technologies that have yet to be developed.

Wired Digital Subscriber Lines. Broadband access is provided today by wired technologies using both copper and fiber. Copper is used most often in residential broadband access systems.

DSL technology improves the data transmission rate of existing copper networks. DSL transmission rates and service availability, however, are limited in all networks by both the quality of the available copper, which for many providers is a large percentage of their copper network, and by the maximum transmission distance (approximately five kilometers from the subscriber to the service provider’s switching equipment in many instances) of wired DSL technology. In many instances, a substantial portion of an operator’s copper network is unsuitable for DSL transmission.

Fiber technology allows an operator to deliver video, voice and data capabilities over an optical fiber medium that can deliver very high capacity to end-users. Because of the high costs associated with its deployment, fiber is used primarily for broadband access for businesses. It is most economically deployed in urban and suburban environments where business and residents create very high demand for services over broadband, and end-users can afford the relatively high tariffs charged by operators to provide fiber-based connectivity.

Cable Networks. Two-way cable modems using coaxial cable enable data services to be delivered over a network originally designed to provide television service to residential subscribers. Coaxial cable has greater transmission capacity than copper wires, but is often costly to upgrade for two-way data services. The data rate available to each subscriber on a cable link decreases as the number of subscribers using the link increases. Cable coverage, which is not available in many countries, may limit the growth of this segment as a broadband access medium.

Satellite Networks. For a variety of technological and economic reasons, satellite technologies have not presented the most direct competitive challenge to the fixed wireless access systems we offer. We believe that newer Low Earth Orbit (“LEO”) systems will eventually find a role in remote access but will be vulnerable to the spread of terrestrial broadband facilities driven in part by the need for very low latency, high speed backhaul for ubiquitous 5G networks.

Customers

Our customers are principally network operators, who provide their customers with fixed, nomadic and portable broadband solutions, as well as backhaul and bridging solutions and mobile access solutions. Our customers today can generally be described as follows:

●	Fixed and mobile carriers looking to provide high speed triple-play broadband services to a wide customer base;

●	Energy, utility and enterprise and data centric carriers where high speed connectivity is required between locations with a variety of private networking capabilities;

●	Military, defense, air to ground and public safety network operators providing wireless connectivity across a broad range of applications; and

●	Wireless ISPs that operate in areas where other carriers choose not to offer broadband access services.

We began shipping our products in 1996.

Our contracts with our customers typically provide for delivery of products and services, including training, radio planning and maintenance we provide. Our contracts sometimes include installation and commissioning, which are generally provided by subcontractors. In addition, we generally also agree to provide warranty for the equipment and software for a limited period of time.

Our contracts are generally non-exclusive and may contain provisions allowing our customers to terminate the agreement without significant penalties. Our contracts also may specify the achievement of shipment, delivery and service commitments. We are generally able to meet these commitments or negotiate extensions with our customers.

Our three largest customers have accounted for a substantial majority of our sales in the two years ended December 31, 2022 and 2021. Our top three customers accounted for 61% and 63% of revenue in 2022 and 2021, respectively. See Note 2 of the notes to the audited financial statements included in this prospectus.

Sales and Marketing

We sell our systems and solutions through our direct sales force and through independent agents, resellers and original equipment manufacturer (“OEM”) partners. Our direct sales force targets network operators, ISPs and enterprises in both developed and developing markets. In certain markets, including those in which our Mimosa business operates, we also sell through independent agents, resellers, distributors and system integrators who target network operators and other customers. We also sell our products to OEMs who may sell our products under their names.

Our marketing efforts are focused on network operators and ISPs that provide voice and data or data-only communications services to their customers. Through our marketing activities, we provide technical and strategic sales support including in-depth product presentations, network design and analysis, bid preparation, contract negotiation and support, technical manuals, sales tools, pricing, marketing communications, marketing research, trademark administration and other support functions.

A high level of ongoing service and support is critical to our objective of developing long-term customer relationships. To facilitate the deployment of our systems, we offer our customers a wide range of implementation and support services, including spectrum planning and optimization, post-sales support, training, a helpline and a variety of other support services.

Our subcontractors, who have the expertise and ability to professionally install our products, perform most major installations and commissioning. This enables us to efficiently manage fluctuations in the volume of installation work.

As of December 31, 2022, we had 226 full-time employees and contractors worldwide dedicated to sales, marketing and customer service.

Intellectual Property

We rely on a combination of patent, trademark, copyright and trade secret law and confidentiality or license agreements to protect our proprietary rights in products, services, know-how and information. Intellectual property laws afford limited protection. Certain rights held by us and our subsidiaries may provide us with competitive advantages, even though not all of these rights are protected under intellectual property laws. It may be possible for a third party to copy our products and services or otherwise obtain and use our proprietary information without our permission.

Through the development of our products, we have generated a significant patent portfolio. As of December 31, 2022, our development efforts have resulted in 229 separate patents granted (includes U.S. patents and various foreign counterparts), with a further 68 currently pending (includes U.S. patents and foreign counterparts) applications. To improve system performance and reduce costs, we have developed custom integrated circuits that incorporate much of our intellectual property as well as a large library of AI base software modules which are key elements of our wireless solutions.

United States patents are currently granted for a term of 20 years from the date a patent application is filed. Our U.S. patents have in the past given us competitive advantages in the marketplace, including a number of patents for wireless transmission techniques and antenna technologies with a particular emphasis on high speed mobility and power efficiency.

United States trademark registrations are for a term of ten years and are renewable every ten years as long as the trademarks are used in the regular course of trade. We register our trademarks in a number of other countries where we do business.

Manufacturing

We subcontract all of our manufacturing to third party subcontract manufacturing service providers. These providers offer full service manufacturing solutions, including assembly, integration, test, prototyping and new product introduction. The following is an overview of where our products are manufactured.

●	Most of our 4G and 5G product families are all currently produced with Foxconn in their Vietnam facilities and some in Malaysia with Cape Manufacturing (M) Sdn. Bhd. of the Cape Group of Companies.

●	Our Mimosa product range is currently produced in Malaysia with Cape Manufacturing (M) Sdn. Bhd. of the Cape Group of Companies.

●	We also contract with smaller contract manufacturers for early life prototyping and engineering samples.

Our agreements with our manufacturing subcontractors are non-exclusive and may be terminated by either party generally on six months’ notice without significant penalty. Other than component purchase liability as a consequence of authorized forecasts we provide, we do not have any agreements with our manufacturing subcontractors to purchase any minimum volumes. Our manufacturing support activities consist primarily of prototype development, new product introduction, materials planning and procurement, functional test support and quality control. All products are routed to customers via one of our third-party logistics partners.

Some of the key components of our products are purchased from single vendors for which alternative sources are generally not readily available in the short to medium term. If these vendors fail to supply us with components because they do not have them in stock when we need them, if they reduce or eliminate their manufacturing capacity for these components or if they enter into exclusive relationships with other parties which prevents them from selling to us, we could experience and have experienced significant delays in shipping our products while we seek other sources. The COVID-19 pandemic had a significant impact on our supply chains, adversely affecting product supply and delivery to our customers. Future pandemic induced lockdowns continue to be a risk to the supply chain. As a further consequence of the COVID-19 pandemic, component lead times are extending as demand exceeds supply on certain components, including semiconductors, and have caused the costs of components to increase. This has caused us to extend our forecast horizon with our contract manufacturing partners and has increased the risk of supplier delays. We cannot at this time accurately predict what effects, or the extent, the COVID-19 pandemic will have on our 2023 operating results, due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, component shortages and increased component costs, the length of voluntary business closures, and governmental actions taken in response to the outbreak. More generally, the widespread health crisis has and may continue to adversely affect the global economy, resulting in an economic downturn that could affect demand for our products and therefore impact our results of operations and financial condition.

Human Capital Resources

Employee Overview

Our employees are instrumental in helping inspire us to achieve our goals. They bring a wide range of talents, experience and perspectives to drive our business. We are an equal opportunity employer, and it is our policy to make employment decisions and opportunities based on merit, qualifications, potential and competency.

As of December 31, 2022, we had 669 full-time equivalent employees based primarily in the United Kingdom, India, Israel and the United States. We also engage numerous consultants and contractors to supplement our permanent workforce. We believe that we generally have good relationships with our employees. None of our employees are subject to a collective bargaining agreement or represented by a labor union, nor have we experienced any work stoppages.

Talent and Human Capital Management

We believe that human capital management is an important component to our continued growth and success, and is critical to our ability to attract, retain and develop talented and skilled employees.

Our human capital is governed by employment regulations in each country in which we operate. We monitor key employment activities, such as hiring, termination and pay practices to ensure compliance with established regulations across the world. Attracting, developing and retaining the best people globally is critical to our long-term success.

Diversity and Inclusion

We believe in attracting, developing and retaining diverse teams. We embrace diversity and inclusion and strive to provide an environment rich with diverse skills, backgrounds and perspectives.

Incentive Plans

The principal purpose of our incentive plans is to increase stockholder value by attracting, retaining and motivating high value personnel through the granting of equity and non-equity-based compensation awards. The incentive plans are designed to motivate individuals to perform to the best of their abilities to achieve our short and long term objectives.

Facilities

Our corporate headquarters are located in Boca Raton, Florida. This office consists of approximately 5,400 square feet of space leased pursuant to a lease that will expire in 2024.

Our main operations and product development centers are located in: Slough, United Kingdom; Airport City, Israel; Mumbai and Bangalore, India; and Tokyo, Japan. In Slough, United Kingdom, we lease one facility of approximately 14,330 square feet pursuant to a lease that will expire in 2025. In Airport City, Israel, we lease one facility of approximately 49,213 square feet pursuant to a lease that will expire in 2024. In Mumbai, India, we lease one facility of approximately 5,513 square feet pursuant to a lease that will expire in 2026. In Tokyo, Japan, we lease one facility of approximately 1,940 square feet pursuant to a lease that will expire in 2024. In Bangalore, India, we lease one facility of approximately 7,500 square feet pursuant to a lease that will expire in 2025.We believe that our facilities are adequate for our current needs. We periodically review our facility requirements and may acquire new facilities, or modify, update, consolidate, dispose of or sublet existing facilities, based on evolving business needs.

Legal Proceedings

Reference is made to Note 16 – Commitments and Contingencies in the notes to the audited consolidated financial statements contained elsewhere in this prospectus for information regarding certain litigation to which we are a party.

Corporate Information

We were incorporated under the laws of the State of Delaware on August 20, 2020 under the name New Beginnings Acquisition Corp. On August 13, 2021, we changed our name to Airspan Networks Holdings Inc. Our principal executive offices are located at 777 Yamato Road, Suite 310, Boca Raton, Florida 33431 and our telephone number is (561) 893-8670. Our main operations and product development centers are located in Santa Clara, California, Slough, United Kingdom, Airport City, Israel, Mumbai and Bangalore, India and Tokyo, Japan. Our website address is www.airspan.com. We make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as proxy statements, on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into this document.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

As previously reported, on March 8, 2023, the Company entered into a Stock Purchase Agreement (the “Mimosa Purchase Agreement”) with Airspan Networks Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Seller”), Mimosa Networks, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Seller (“Mimosa”), and Radisys Corporation, an Oregon corporation (“Buyer”), pursuant to which Seller will sell all of the issued and outstanding shares of common stock of Mimosa to Buyer for an aggregate purchase price of approximately $60 million in cash (subject to customary adjustments as set forth in the Purchase Agreement) on the terms and subject to the conditions set forth in the Purchase Agreement (the “Mimosa Sale”).

The unaudited pro forma financial information assumes the sale transaction described above was consummated at March 31, 2023, for the unaudited consolidated condensed balance sheet as of March 2023. The unaudited consolidated condensed statements of operations for the three months ended March 31, 2023 and the year ended December 31, 2022, assume the transaction was consummated at the beginning of the earliest period presented (i.e., January 1, 2022), giving full effect to the transaction for the periods presented and $45 million of the cash proceeds used to prepay outstanding debt. The accompanying unaudited pro forma consolidated financial information should be read in conjunction with the Company’s historical financial statements and risk factors included in its filings with the Securities and Exchange Commission.

The accompanying unaudited pro forma financial information was prepared utilizing our historical financial data derived from the interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended March 31, 2023, which was filed with the Securities and Exchange Commission on May 10, 2023 and from the audited consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2022, which was filed with the Securities and Exchange Commission on March 16, 2023. The pro forma adjustments are described in the notes to the unaudited pro forma financial information and are based upon available information and assumptions that we believe are reasonable.

The unaudited pro forma financial information was derived by adjusting the Company’s historical consolidated financial statements and is based on estimates, available information and certain assumptions that the Company’s management believes are reasonable. The Company’s management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transaction described above. The unaudited pro forma financial information are for illustrative purposes only. The financial results may have been different had the sale actually taken place at the time indicated. You should not rely upon the unaudited consolidated pro forma financial information as being indicative of the historical results that would have been achieved had the transaction occurred at the times indicated or of the future financial position or results the Company will experience.

AIRSPAN NETWORK HOLDINGS INC.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(In thousands, except for share data)

	Twelve Months Ended December 31, 2022
	Pro Forma
	As Reported	Adjustments	Notes	Pro Forma
Revenues:
Products and software licenses	$148,922	(26,586)	(a)	122,336
Maintenance, warranty and services	18,337	-		18,337
Total revenues	167,259	(26,586)		140,673

Cost of revenues:
Products and software licenses	95,335	(17,260)	(a)	78,075
Maintenance, warranty and services	5,484	-		5,484
Total cost of revenues	100,819	(17,260)		83,559

Gross profit	66,440	(9,326)		57,114

Operating expenses:
Research and development	61,377	(6,644)	(a)	54,733
Sales and marketing	30,587	(2,027)	(a)	28,560
General and administrative	40,070	(1,215)	(a)	38,855
Amortization of intangibles	1,136	(1,136)	(a)	-
Restructuring costs	1,279	(144)	(a)	1,135
Total operating expenses	134,449	(11,166)		123,283

Loss from operations	(68,009)	1,840		(66,169)

Interest (expense) income, net	(20,394)	786	(b)	(19,608)
Change in fair value of warrant liability and derivatives, net	7,085	-		7,085
Gain on sale of Mimosa, net	-	33,955	(e)	33,955
Other expense, net	(4,261)	(33)	(a)	(4,294)

Loss before income taxes	(85,579)	36,548		(49,031)

Income tax benefit	197	-		197

Net loss	$(85,382)	36,548		$(48,834)

Loss per share - basic and diluted	$(1.17)			$(0.67)
Weighted average shares outstanding - basic and diluted	72,782,773			72,782,773

AIRSPAN NETWORK HOLDINGS INC.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(In thousands, except for share data)

	Three Months Ended March 31, 2023
	Pro Forma
	As Reported	Adjustments	Notes	Pro Forma
Revenues:
Products and software licenses	$21,210	(9,536)	(a)	11,674
Maintenance, warranty and services	3,563	-		3,563
Total revenues	24,773	(9,536)		15,237

Cost of revenues:
Products and software licenses	13,295	(7,533)	(a)	5,762
Maintenance, warranty and services	1,131	-		1,131
Total cost of revenues	14,426	(7,533)		6,893

Gross profit	10,347	(2,003)		8,344

Operating expenses:
Research and development	14,191	(1,851)	(a)	12,340
Sales and marketing	5,682	(375)	(a)	5,307
General and administrative	7,665	(306)	(a)	7,359
Amortization of intangibles	189	(189)	(a)	-
Restructuring costs	260	-	(a)	260
Total operating expenses	27,987	(2,721)		25,266

Loss from operations	(17,640)	718		(16,922)

Interest expense, net	(4,534)	935	(b)	(3,599)
Change in fair value of warrant liability and derivatives, net	642	-		642
Other income, net	561	5	(a)	566

Loss before income taxes	(20,971)	1,658		(19,313)

Income tax benefit	82	-		82

Net loss	$(20,889)	1,658		(19,231)

Loss per share - basic and diluted	$(0.28)			(0.26)
Weighted average shares outstanding - basic and diluted	74,473,741			74,473,741

AIRSPAN NETWORK HOLDINGS INC.

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(In thousands, except for share data)

	March 31, 2023	Pro Forma		March 31, 2023
	As Reported	Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$3,282	10,000	(c)	13,282
Restricted cash	34	-		34
Accounts receivable, net of allowance of $450 and $647 at March 31, 2023 and December 31, 2022, respectively	24,753	-		24,753
Inventory	15,802	-		15,802
Prepaid expenses and other current assets	17,907	-		17,907
Assets held for sale - current	12,592	(12,592)	(d)	-
Total current assets	74,370	(2,592)		71,778
Property, plant and equipment, net	5,972	-		5,972
Right-of-use assets, net	4,230	-		4,230
Other non-current assets	20,160	(16,919)	(d)	3,241
Assets held for sale - non-current	20,791	(20,791)	(d)	-
Total assets	$125,523	(40,302)		85,221

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,957	-		16,957
Accrued expenses and other current liabilities	30,401	-		30,401
Deferred revenue	1,957	-		1,957
Senior term loan, current portion	40,993	(19,905)	(c)	21,088
Subordinated debt	11,256	-		11,256
Subordinated term loan - related party	42,449	-		42,449
Convertible debt	45,492	(22,141)	(c)	23,351
Current portion of long-term debt	263	-		263
Liabilities held for sale - current	11,963	(11,963)	(d)	-
Total current liabilities	201,731	(54,009)		147,722
Other long-term liabilities	6,408	-		6,408
Liabilities held for sale - non-current	17,294	(17,294)	(d)	-
Total liabilities	225,433	(71,303)		154,130

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 74,582,992 and 74,283,026 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	7	-		7
Additional paid-in capital	772,205	(23,085)	(d)	749,120
Accumulated deficit	(872,122)	54,086	(c)(d)(e)	(818,036)
Total stockholders’ deficit	(99,910)	31,001		(68,909)
Total liabilities and stockholders’ deficit	$125,523	(40,302)		85,221

NOTES TO UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

The pro forma consolidated condensed balance sheet and statements of operations have been derived from the historical consolidated condensed balance sheet and statements of operations of Airspan Networks Holdings Inc. as adjusted to give effect to the Mimosa Sale. The pro forma consolidated condensed balance sheet gives effect to the sale as if it occurred on March 31, 2023, which is the last day of the Company’s fiscal year 2023 first quarter. The pro forma consolidated condensed statement of operations for three months ended March 31, 2023 and the year ended December 31, 2022 give effect to the sale as if it occurred at the beginning of the earliest period presented (i.e. January 1, 2022).

(a)	These adjustments represent the elimination of the revenues and operating expenses associated with the Mimosa Sale.

(b)	This adjustment relates to the expected make whole payment of approximately $3 million due to the prepayment of debt, offset by the reduction of interest expense related to the assumed $42 million prepayment of debt.

(c)	This adjustment relates to the gross proceeds to be received at closing for the Mimosa Sale of $60 million, less the estimated payment of transaction-related costs of approximately $5 million, and the estimated repayment of $42 million in borrowings under the Company’s existing borrowings under the Fortress agreements, which are net of $3 million of end of term and make whole provision fees.

(d)	These adjustments represent the elimination of the assets and liabilities associated with the Mimosa Sale.

(e)	Adjustment relates to the approximate gain on the Mimosa Sale.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with the audited financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about our business, operations and industry that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We offer a complete range of 4G and 5G network build and network densification products with an expansive portfolio of software and hardware tools for indoor and outdoor, compact femto, pico, micro and macro base stations, as well as an industry leading 802.11ac and 802.11ax fixed wireless access and backhaul solution portfolio for point-to-point and point-to-multipoint applications. Our solutions help network operators monetize the potential of 4G and 5G technologies and use cases and, in addition, allow enterprises to establish their own private networks especially in 5G, where dedicated spectrum has been allocated. We have developed differentiated RAN software and hardware products to help operators get the maximum capacity and coverage in the following ways:

●	Very high performance wireless network technology for both access and backhaul components of the network.

●	Energy efficient and integrated form factors, enabling cost effective deployment of RAN technology that are able to avoid zoning and site acquisition constraints, which translate into a quicker time-to-market for our customers.

●	Easy to use, affordable and comprehensive core network elements to support 4G, 5G and fixed wireless services.

●	Sophisticated provisioning and orchestration software for both backhaul and RAN for 4G and 5G access and the core network that can also integrate a wide range of access.

●	Fully virtualized cloud native modular software and hardware solutions that adhere to open standards allowing our operator customers to fundamentally shift the dynamics of the value and supply chains of the wireless industry. This decreases vendor lock-in and as a result lowers total cost of ownership typical of traditional incumbent competitors.

The market for our wireless systems includes leading mobile CSPs, large enterprises, military communications integrators and ISPs. Our strategy applies the same network technology across all addressable sectors.

Our main operations are in: Slough, United Kingdom; Mumbai and Bangalore, India; Tokyo, Japan; Airport City, Israel; and Santa Clara, California, and our corporate headquarters is in Boca Raton, Florida.

Recent Developments

May 2023 Fortress Amendments

On May 18, 2023 (the “Effective Date”), the Company entered into the Limited Waiver and Consent, Second Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents (the “Second Amendment and Restatement Agreement”) among the Company, as Holdings (in such capacity, “Holdings”), Legacy Airspan, as the Borrower (in such capacity, the “Borrower”), certain subsidiaries of the Company, as guarantors, the lenders party thereto (collectively, the “Lenders”) and Fortress, as administrative agent and collateral agent (together with is successors and assigns in such capacities, the “Agent”). The Second Amendment and Restatement Agreement by its terms amended and restated the August 2021 Fortress Amendment (as further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Effective Date, the “A&R Credit Agreement”), among Holdings, the Borrower, the Agent and certain Lenders and guarantors party thereto, and replaced the A&R Credit Agreement in its entirety with the Second Amended and Restated Credit Agreement (the “Second A&R Credit Agreement’) among Holdings, the Borrower, the Agent and certain subsidiaries of the Company, as guarantors, the Lenders party thereto, and Fortress. Pursuant to the Second Amendment and Restatement Agreement, the parties thereto agreed to, among other things, (i) certain consents related to the Company’s previously disclosed divestiture of Mimosa, (ii) waive certain existing events of default under the A&R Credit Agreement in the limited manner set forth therein, (iii) terminate the existing delayed draw term loan commitments under the A&R Credit Agreement and establish new delayed draw term loan commitments in the aggregate amount of $25 million, (iv) modify the interest rates applicable to certain loans under the Second A&R Credit Agreement, (v) provide for the issuance of 5,912,040 warrants to purchase shares of the Company’s common stock (collectively, the “2023 Warrants”), (vi) amend certain financial covenants and (vii) provide for additional fees related to the Second A&R Credit Agreement.

The Second A&R Credit Agreement establishes an initial term loan commitment of $10 million (the “Initial Term Loan”), which will accrue interest at a variable rate per annum equal to either the Base Rate (as defined in the Second A&R Credit Agreement) or the Adjusted Term SOFR (as defined in the Second A&R Credit Agreement), plus between 9.00% and 14.00% per annum, which shall be calculated based on the applicable Net EBITDA Leverage Ratio (as defined in the Second A&R Credit Agreement). The Initial Term Loan is scheduled to mature on December 30, 2024. The Borrower may prepay the loans under the Second A&R Credit Agreement, subject to a prepayment penalty of between 0.00% to 5.00% of the principal amount prepaid, depending on the timing of the prepayment. The Borrower is subject to certain affirmative and negative covenants under the Second A&R Credit Agreement.

The 2023 Warrants provided for under the Second A&R Credit Agreement were issued to certain Lenders or their designees and will be exercisable to purchase one share of the Company’s common stock at an exercise price of $0.01 per share. The 2023 Warrants have a term of 7.5 years and will become exercisable upon the earliest to occur of (i) the third anniversary of the issuance of the warrants, (ii) an “Acquisition” as defined in the 2023 Warrant, (iii) any debt financing or issuance of equity or instruments convertible into equity interests of the Company in which the Company receives in excess of $50 million in one or a series of related transactions, and (iv) any other strategic transactions, joint ventures, financings or combinations between the Company and one or more investors or third parties in which the Company or its subsidiaries receive in excess of $50 million in one or a series of related transactions.

In connection with the Second A&R Credit Agreement, the Company modified the terms of its Convertible Notes and modified the terms of its Convertible Note Purchase Agreement (as further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Effective Date, the “Note Purchase Agreement”) pursuant to the Limited Waiver and Consent, Third Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated the Effective Date (the “NPA Amendment”), among the Company, ANI, certain of its subsidiaries as guarantors, the purchasers party thereto and Fortress, as administrative and collateral agent. Pursuant to the NPA Amendment, the Company exchanged the Convertible Notes for amended and restated notes (collectively, the “2023 Convertible Notes”). The Note Purchase Agreement (as amended by the NPA Amendment) and the 2023 Convertible Notes were modified to, among other things, (i) provide for certain consents relating to the Company’s previously disclosed divestiture of Mimosa, (ii) waive certain existing events of default under the Note Purchase Agreement in the limited manner set forth therein, (iii) imposed a $2.5 million fee, which was capitalized to increase the aggregate principal amount of the 2023 Convertible Notes to $52.5 million, (iv) increase the interest rate applicable to the 2023 Convertible Notes to 10.00%, and (v) provide for additional fees related to the Note Purchase Agreement and the 2023 Convertible Notes.

Leadership Transition

On May 16, 2023, Eric Stonestrom resigned as the Company’s Chief Executive Officer, effective May 18, 2023, and the Board accepted the resignation of Eric Stonestrom as the Company’s Chief Executive Officer and appointed Glenn Laxdal, previously the Company’s President and Chief Operating Officer, to serve as the Company’s President and Chief Executive Officer, effective on May 18, 2023. In connection with Mr. Laxdal’s appointment, on May 18, 2023, Mr. Laxdal entered into the Company’s standard form of indemnification and advancement agreement.

On May 16, 2023, the Board appointed Mr. Stonestrom as Executive Chairman of the Company, effective May 18, 2023, and on May 18, 2023 the Company entered into an amended employment agreement with Mr. Stonestrom (the “Amended Employment Agreement”), whereby Mr. Stonestrom will receive an annual base salary of $567,000 and will continue to be eligible to receive certain bonus compensation under the Company’s bonus plan at a target of 60% of his base salary. Additionally, upon termination for “Cause” (as defined in the Amended Employment Agreement), Mr. Stonestrom will receive a deferred compensation payment in the amount of $567,000 (the “Deferred Compensation”) and certain other benefits. Upon termination without “Cause” or for “Good Reason” (both as defined in the Amended Employment Agreement), or upon non-renewal of the Amended Employment Agreement, Mr. Stonestrom will be entitled to a cash payment pursuant to the Company’s Senior Management Incentive Program, the Deferred Compensation and certain other benefits.

Effective May 18, 2023, the Board expanded the size of the Board from nine directors to ten directors and appointed Mr. Laxdal to serve in a newly created Board position. Mr. Laxdal will not receive additional compensation for his services as a member of the Board. There are no related party transactions with regards to Mr. Laxdal reportable under Item 404(a) of Regulation S-K.

Sale of Mimosa Networks

On March 8, 2023, we entered into the Purchase Agreement with Mimosa and Radisys, pursuant to which we will sell all of the issued and outstanding shares of common stock of Mimosa to Radisys for an aggregate purchase price of approximately $60 million in cash (subject to customary adjustments) on the terms and subject to the conditions set forth in the Purchase Agreement. The Purchase Agreement contains customary representations, warranties and covenants by the parties subject to specified exceptions and qualifications. Each party’s obligations to consummate the Transaction pursuant to the Purchase Agreement are subject to customary closing conditions as set out in the Purchase Agreement, including, among others, approval of the Transaction by the Committee on Foreign Investment in the United States, approval of the Transaction by the Competition Authority of the Republic of Turkey, and approval of the Transaction by certain senior lenders.

November 2022 Fortress Amendments

On November 14, 2022, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Credit Agreement entered into a Fourth Amendment, Limited Waiver and Consent Under Credit Agreement and Other Loan Documents relating to the Fortress Credit Agreement with Fortress (the “November 2022 Fortress Credit Amendment”) to, among other things, effect a limited waiver of certain events of default under the Fortress Credit Agreement. On November 14, 2022, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Convertible Note Purchase and Guarantee Agreement (the “Fortress Convertible Note Agreement”) entered into a Second Amendment, Limited Waiver and Consent Under Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents relating to the Fortress Convertible Note Agreement with Fortress (the “November 2022 Fortress Convertible Note Agreement Amendment”) to, among other things, effect a limited waiver of certain events of default under the Fortress Convertible Note Agreement. To effect the November 2022 Fortress Convertible Note Agreement Amendment and the November 2022 Fortress Credit Amendment, the Company incurred fees of approximately $2.9 million, representing three percent of the outstanding loan balances, payable at the end of the loan term.

March 2022 Fortress Amendment

On March 29, 2022, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Credit Agreement entered into a Third Amendment and Waiver to Credit Agreement and Other Loan Documents relating to the Fortress Credit Agreement with Fortress (the “March 2022 Fortress Credit Amendment”) to, among other things, amend the financial covenants included in the Fortress Credit Agreement. On March 29, 2022, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Convertible Note Agreement entered into a First Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement with Fortress (the “March 2022 Fortress Convertible Note Agreement Amendment”) to, among other things, amend the financial covenants included in the Fortress Convertible Note Agreement. To effect the March 2022 Fortress Credit Amendment, the Company incurred fees of approximately $0.5 million, representing three percent of the outstanding loan balance, payable at the end of the loan term.

Global Economic Conditions

We have experienced supply chain disruptions and inflationary impacts across our businesses, driven by the impact of the COVID-19 pandemic, the war in Ukraine and resulting economic sanctions, and general macroeconomic factors. These factors have increased our operating costs. While we are taking actions to respond to the supply chain disruptions, inflationary environment, and global demand dynamics, we may not be able to enact these measures in a timely manner, or the measures may not be sufficient to offset the increase in costs, which could have a material adverse impact on our results of operations.

Cybersecurity Incidents

In December 2021, we experienced a ransomware incident that impacted the availability of certain systems within our computer network. In response to this incident, we secured digital assets within our computer systems, immediately commenced an investigation with assistance from an outside cybersecurity firm and were able to successfully restore our systems, without paying a ransom, after working to get the systems back up as quickly as possible. Despite these actions, we experienced some delays and disruptions to our business, primarily with respect to employee access to business applications and e-mail service. Through our investigation, we discovered that the individuals responsible for this incident acquired certain files from our servers. We are currently reviewing the content and scope of the files and we will provide notice to any individual whose personal information was contained therein.

In addition, in January 2022, we experienced a denial of service attack on our e-mail service. We were able to restore e-mail service after working to do so as quickly as possible.

In connection with these incidents, we have incurred certain incremental one-time costs of $0.1 million related to consultants, experts and data recovery efforts, net of insurance recoveries, and expect to incur additional costs related to cybersecurity protections in the future. We are in the process of implementing a variety of measures to further enhance our cybersecurity protections and minimize the impact of any future attack. However, cyber threats are constantly evolving, and there can be no guarantee that a future cyber event will not occur.

Going Concern Update

The accompanying financial statements have been prepared and are presented assuming the Company’s ability to continue as a going concern. We will need to secure additional funding to meet our operations on a timely basis, to satisfy our debt covenants and, ultimately, to attain profitable operations.

In addition, as discussed in Notes 12 and 13 to the consolidated financial statements, the Company’s senior term loan and Convertible Notes require certain financial covenants to be met. The Company was not in compliance with the minimum last twelve-month EBITDA covenant, the minimum liquidity covenant and the minimum last twelve-month revenue covenant under the Fortress Credit Agreement and the Convertible Note Agreement as of the December 31, 2022 quarterly measurement date, and the Company was not in compliance with the minimum liquidity covenant under the Fortress Credit Agreement and the Fortress Convertible Note Agreement at all times from November 29, 2022, each of which is an event of default under those agreements.

The Company is seeking a waiver with respect to current breaches. However, there can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive the existing covenant breaches. Even if the Company receives a waiver with respect to such existing covenant breaches, based on management’s current forecast, absent additional financing or capital raising, the Company has concluded it is probable that the Company will not be in compliance with certain of the prospective financial covenants under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes during certain periods of the next twelve months. Accordingly, while the Company may seek future waivers from compliance with the applicable covenants in connection with such anticipated breaches, or amendments of existing financial covenants included in the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes, the Company is also pursuing alternative sources of capital so that it would be able to satisfy its prospective minimum liquidity obligations under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes. There can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive any breaches thereunder that may arise in the future or that we will otherwise be able to remedy such breaches.

In the absence of waivers or remedies of existing covenant breaches or any additional breaches that may arise in the future, the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes could (i) elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and other premiums, and institute foreclosure proceedings against the Company’s assets, (ii) elect to apply the default interest rate under the Fortress Credit Agreement and the Fortress Convertible Note Agreement and related agreements, and (iii) with respect to the Fortress Credit Agreement, elect to terminate their delayed draw commitments thereunder and cease making further loans. As a result of any of these actions, the Company could be forced into bankruptcy or liquidation. In addition, the Company’s subordinated term loan – related party (see Note 11) and subordinated debt (see Note 10) could be accelerated or required to be paid due to provisions contained within those instruments. As a result, the Company has classified its senior term loan, convertible debt, subordinated term loan and subordinated debt as current at December 31, 2022.

In order to address the need to satisfy the Company’s continuing obligations and realize its long-term strategy, management has taken several steps and is considering additional actions to improve its operating and financial results, including the following:

●	focusing the Company’s efforts to increase sales in additional geographic markets;

●	continuing to develop 5G product offerings that will expand the market for the Company’s products;

●	focusing the Company’s efforts to improve days sales outstanding to provide additional liquidity; and

●	continuing to implement cost reduction initiatives to reduce non-strategic costs in operations and expand the Company’s labor force in lower cost geographies, with headcount reductions in higher cost geographies.

There can be no assurance that the above actions will be successful. Without additional financing or capital, the Company’s current cash balance would be insufficient to satisfy repayment demands from its lenders if the lenders elect to declare the senior term loan and the senior secured convertible notes due prior to the maturity date. There is no assurance that the new or renegotiated financing will be available, or that if available, will have satisfactory terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of our business are revenue, cost of revenue, research and development, sales and marketing, general and administrative, interest expense, income taxes and net income. To further help us assess our performance with these key indicators, we use Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) as a non-GAAP financial measure. We believe Adjusted EBITDA provides useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our GAAP consolidated financial statements. See the “Adjusted EBITDA” sections below for a reconciliation to net income (loss), the most directly comparable GAAP measure.

Revenues

We derive the majority of our revenues from sales of our networking products, with the remaining revenue generated from software licenses and service fees relating to non-recurring engineering, product maintenance contracts and professional services for our products. We sell our products and services to end customers, distributors and resellers. Products and services may be sold separately or in bundled packages.

Our top three customers accounted for 61% and 63% of revenue for the years ended December 31, 2022 and 2021, respectively.

Our sales outside the U.S. and North America accounted for 57% and 70% of our total revenue in the years ended December 31, 2022 and 2021, respectively. The following table identifies the percentage of our revenue by customer geographic region in the periods identified.

	Year Ended December 31,
Geographic Area	2022	2021
United States	39%	29%
Other North America	4%	1%
North America	43%	30%
India	17%	22%
Japan	26%	35%
Other Asia	1%	2%
Asia	44%	59%
Europe	7%	3%
Africa and the Middle East	4%	5%
Latin America and the Caribbean	2%	3%
Total revenue	100%	100%

Our top three customers accounted for 70.5% and 73.1% of revenue for the three months ended March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023 and 2022, the Company had two customers and three customers, respectively, whose revenue was greater than 10% of the quarter’s total revenue.

Our sales outside the U.S. and North America accounted for 82% and 66% of our total revenue in the three months ended March 31, 2023 and 2022, respectively. The following table identifies the percentage of our revenue by customer geographic region in the periods identified.

	Three Months Ended March 31,
Geographic Area	2023	2022
United States	16%	33%
Other North America	2%	1%
North America	18%	34%
India	35%	22%
Japan	34%	35%
Other Asia	6%	1%
Asia	75%	58%
Europe	5%	2%
Africa and the Middle East	1%	3%
Latin America and the Caribbean	1%	3%
Total revenue	100%	100%

Cost of Revenues

Cost of revenues consists of component and material costs, direct labor costs, warranty costs, royalties, overhead related to manufacture of our products and customer support costs. Our gross margin is affected by changes in our product mix both because our gross margin on software and services is higher than the gross margin on base station related equipment, and because our different product lines generate different margins. In addition, our gross margin is affected by changes in the average selling price of our systems and volume discounts granted to significant customers. The COVID-19 pandemic continues to have an impact with disruptions to our supply chains, which have caused extended component lead times, increased component costs, as well as disruption and increased expenses in logistics. We expect the average selling prices of our existing products to continue to decline and we intend to continue to implement product cost reductions and develop and introduce new products or product enhancements in an effort to maintain or increase our gross margins. Further, we may derive an increasing proportion of our revenue from the sale of our integrated systems through distribution channels. Revenue derived from these sales channels typically carries a lower gross margin than direct sales.

Operating Expenses

Research and Development

Research and development expenses consist primarily of salaries and related costs for personnel and expenses for design, development, testing facilities and equipment depreciation. These expenses also include costs associated with product development efforts, including consulting fees and prototyping costs from initial product concept to manufacture and production as well as sub-contracted development work. We expect to continue to make substantial investments in research and development.

Sales and Marketing

Sales and marketing expenses consist of salaries and related costs for personnel, sales commissions, consulting and agent’s fees and expenses for advertising, travel, technical assistance, trade shows, and promotional and demonstration materials. We expect to continue to incur substantial expenditures related to sales and marketing activities.

General and Administrative

General and administrative expenses consist primarily of salaries and related expenses for our personnel, audit, professional and consulting fees and facilities costs.

Non-Operating Expenses

Interest Expense, Net

Interest expense consists primarily of interest associated with the Convertible Notes, two subordinated loan facilities and our senior secured credit facility, which consisted of a term loan and revolving credit facility. Interest on the term loan was determined based on the highest of the LIBOR Rate, commercial lending rate of the collateral agent and federal funds rate, plus an applicable margin. Interest on the revolving credit facility is based on the LIBOR Rate plus an applicable margin. On March 29 and November 14, 2022, we amended the terms of our credit facility with Fortress. (See Note 12 of the notes to the audited consolidated financial statements included in this prospectus for further discussion on this agreement.)

Income Tax Benefit

Our provision for income tax benefit includes the expected benefit of all deferred tax assets, including our net operating loss carryforwards and expected tax credits under the UK’s Research and Development Expenditure Credit (“RDEC”) regime. Our net operating loss carryforwards will begin to expire in 2023 and continue to expire through 2037. Our tax benefit has been impacted by non-deductible expenses, including equity compensation and research and development amortization.

Net Loss

Net loss is determined by subtracting operating and non-operating expenses from revenues.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before depreciation and amortization, interest expense and income taxes, and also adjusted to add back share-based compensation costs, changes in the fair value of the warrant liability and embedded derivatives and one-time costs related to the Business Combination, as these costs are not considered a part of our core business operations and are not an indicator of ongoing, future company performance. We use Adjusted EBITDA to evaluate our performance, both internally and as compared to our peers, because these measures exclude certain items that may not be indicative of our core operating results, as well as items that can vary widely among companies within our industry. For example, share-based compensation costs can be subject to volatility from changes in the market price per share of our Common Stock or variations in the value and number of shares granted.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business because it excludes, among other things, the effects of certain transactions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the jurisdictions in which we operate and capital investments.

We present this non-GAAP financial measure because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results by focusing on our core operating results and is useful to evaluate our performance in conjunction with our GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income, net income or earnings per share, as a measure of operating performance, cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP measures.

In particular, Adjusted EBITDA is subject to certain limitations, including the following:

●	Adjusted EBITDA does not reflect interest expense, or the amounts necessary to service interest or principal payments under the Fortress Credit Agreement;

●	Adjusted EBITDA does not reflect income tax provision (benefit), and because the payment of taxes is part of our operations, tax provision is a necessary element of our costs and ability to operate;

●	Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any costs of such replacements;

●	Adjusted EBITDA does not reflect the noncash component of share-based compensation;

●	Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be reflective, on a recurring basis, of our ongoing operations; and

●	Other companies in our industry may calculate Adjusted EBITDA or similarly titled measures differently than we do, limiting its usefulness as a comparative measure.

We adjust for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

Segments

Our business is organized around one reportable segment, the development and supply of broadband wireless products and technologies. This is based on the objectives of the business and how our chief operating decision maker, the Chief Executive Officer, monitors operating performance and allocates resources.

Results of Operations

	Year Ended December 31,
(in thousands)	2022	2021
Revenue	$167,259	$177,283
Cost of revenue	(100,819)	(99,312)
Gross profit	66,440	77,971

Operating expenses:
Research and development	61,377	63,350
Sales and marketing	30,587	33,839
General and administrative	40,070	40,878
Amortization of intangibles	1,136	1,191
Restructuring costs	1,279	-
Total operating expenses	134,449	139,258

Loss from operations	(68,009)	(61,287)

Interest expense, net	(20,394)	(12,813)
Change in fair value of warrant liability and derivatives, net	7,085	4,116
Gain on extinguishment of debt	-	2,096
Other expense, net	(4,261)	(3,328)

Loss before income taxes	(85,579)	(71,216)

Income tax benefit	197	690

Net loss	$(85,382)	$(70,526)

	Three Months Ended March 31,
	2023	2022
Revenues:
Products and software licenses	$21,210	$33,576
Maintenance, warranty and services	3,563	3,988
Total revenues	24,773	37,564

Cost of revenues:
Products and software licenses	13,295	24,473
Maintenance, warranty and services	1,131	1,022
Total cost of revenues	14,426	25,495
Gross profit	10,347	12,069

Operating expenses:
Research and development	14,191	16,521
Sales and marketing	5,682	9,330
General and administrative	7,665	11,158
Amortization of intangibles	189	284
Restructuring costs	260	-
Total operating expenses	27,987	37,293

Loss from operations	(17,640)	(25,224)

Interest expense, net	(4,534)	(4,568)
Change in fair value of warrant liability and derivatives, net	642	457
Other income (expense), net	561	(506)

Loss before income taxes	(20,971)	(29,841)

Income tax benefit	82	103

Net loss	$(20,889)	$(29,738)

Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

Revenue

Revenue for the above periods is presented below:

	Year Ended December 31,
($ in thousands)	2022	% of Revenue	2021	% of Revenue
Revenue:
Products and software licenses	$148,922	89%	$151,172	85%
Maintenance, warranty and services	18,337	11%	26,111	15%
Total revenue	$167,259	100%	$177,283	100%

Revenue from products and software licenses of $148.9 million for the year ended December 31, 2022 decreased by $2.3 million, or 1.5%, from $151.2 million for the year ended December 31, 2021. This decrease was primarily due to lower sales of products to two customers in Asia Pacific of $26.8 million and a net decrease of all other customers of $1.1 million. This was offset by an increase in product sales to one customer in North America of $25.6 million.

Revenue from maintenance, warranty and services of $18.3 million for the year ended December 31, 2022 decreased by $7.8 million, or 29.9%, from $26.1 million for the year ended December 31, 2021. This decrease was primarily due to the termination of a maintenance and features agreement with a North American customer at the end of the first quarter of 2021 that resulted in revenue of $8.9 million during the year ended December 31, 2021 that did not recur in the year ended December 31, 2022.

Cost of Revenue

Cost of revenue for the above periods are presented below:

	Year Ended December 31,
($ in thousands)	2022	% of Revenue	2021	% of Revenue
Cost of revenue:
Products and software licenses	$95,335	57%	$95,442	54%
Maintenance, warranty and services	5,484	3%	3,870	2%
Total cost of revenue	$100,819	60%	$99,312	56%

Cost of revenue from products and software licenses of $95.3 million for the year ended December 31, 2022 decreased by $0.1 million, or 0.1%, from $95.4 million for the year ended December 31, 2021. This decrease was primarily due to a decrease in products and software licenses revenue and an increase in fixed period costs of 21% for the year ended December 31, 2022.

Cost of revenue from maintenance, warranty and services of $5.5 million for the year ended December 31, 2022 increased by $1.6 million, or 41.7%, from $3.9 million for the year ended December 31, 2021, which is attributable to a decrease in NRE revenues which have higher margins.

Operating Expenses

Operating expenses for the above periods are presented below:

	Year Ended December 31,
($ in thousands)	2022	% of Revenue	2021	% of Revenue
Operating expenses:
Research and development	$61,377	37%	$63,350	36%
Sales and marketing	30,587	18%	33,839	19%
General and administrative	40,070	24%	40,878	23%
Amortization of intangibles	1,136	1%	1,191	1%
Restructuring costs	1,279	1%	-	0%
Total operating expenses	$134,449	81%	$139,258	79%

Research and development — Research and development expenses were $61.4 million for the year ended December 31, 2022, a decrease of $2.0 million, or 3.1%, from $63.4 million for the year ended December 31, 2021. The decrease was primarily due to a decrease in MIP-related expenses of $1.9 million, materials and supplies expenses of $1.1 million, other outside service of $0.9 million, and headcount-related expenses of $0.2 million. These decreases were offset by increases in share-based compensation of $1.7 million and contractor expenses of $0.4 million.

Sales and marketing — Sales and marketing expenses were $30.6 million for the year ended December 31, 2022, a decrease of $3.2 million, or 9.6% from $33.8 million for the year ended December 31, 2021, primarily due to a decrease in MIP-related expenses of $3.7 million and other outside services of $2.6 million. These decreases were offset by increased share-based compensation of $1.7 million, travel-related expenses of $0.7 million, contractor expenses of $0.5 million, depreciation of $0.1 million, and facility expenses of $0.1 million.

General and administrative — General and administrative expenses of $40.1 million for the year ended December 31, 2022 decreased by $0.8 million, or 2.0%, from $40.9 million for the year ended December 31, 2021. The decrease was primarily due to decreases in MIP-related expenses of $11.1 million and contractor expenses of $0.1 million. These decreases were offset by increased share-based compensation of $7.1 million, facility expenses of $1.9 million, and headcount-related expenses of $1.4 million.

Amortization of intangibles — Amortization of intangibles of $1.1 million for the year ended December 31, 2022 decreased by $0.1 million, or 4.6%, from $1.2 million for the year ended December 31, 2021, due to the amortization of trademarks completing.

Restructuring costs — Restructuring costs of $1.3 million for the year ended December 31, 2022 related to headcount reduction costs that did not occur during the year ended December 31, 2021.

Non-Operating Expenses

Interest expense, net — Interest expense, net was $20.4 million for the year ended December 31, 2022, an increase of $7.6 million from $12.8 million for the year ended December 31, 2021. The increase was primarily due to a higher average debt outstanding in 2022 compared to 2021, as well as higher variable interest rates and $3.3 million of debt waiver and amendment fees under the Fortress Credit Agreement and Convertible Notes.

Change in fair value of warrant liability and derivatives — Change in fair value of warrant liability and derivatives was a gain of $7.1 million for the year ended December 31, 2022, a change of $3.0 million from a gain of $4.1 million for the year ended December 31, 2021. The fluctuation included changes in fair values of derivative liability and warrants of $7.1 million and $4.1 million for the years ended December 31, 2022 and 2021, respectively.

Gain on extinguishment of debt — For the year ended December 31, 2021, we recorded a gain on extinguishment of debt for a Paycheck Protection Program loan of $2.1 million and the accrued interest of $23 thousand. No such activity occurred during the year ended December 31, 2022.

Other expense, net — Other expense, net was an expense of $4.3 million for the year ended December 31, 2022, a change of $1.0 million from an expense of $3.3 million for the year ended December 31, 2021. The difference was primarily due to foreign currency losses.

Income tax benefit — Income tax benefit was $0.2 million for the year ended December 31, 2022, a minimal change from an income tax benefit of $0.7 million for the year ended December 31, 2021.

Net Loss

We had net loss of $85.4 million for the year ended December 31, 2022, a change of $14.9 million compared to net loss of $70.5 million for the year ended December 31, 2021, due to the same factors described above.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA for the year ended December 31, 2022 was a loss of $45.2 million, representing a change of $16.1 million, or 55.3%, from a loss $29.1 million for the year ended December 31, 2021. The decrease in Adjusted EBITDA was primarily due to the increase in net loss discussed above and certain higher adjusting items detailed in the table below.

The following table presents the reconciliation of net loss, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Year Ended December 31,
($ in thousands)	2022	2021
Net loss	$(85,382)	$(70,526)

Adjusted for:
Interest expense, net	20,394	12,813
Income tax benefit	(197)	(690)
Depreciation and amortization	4,622	4,294
EBITDA	(60,563)	(54,109)
Share-based compensation expense	21,130	10,577
Change in fair value of warrant liability and derivatives	(7,085)	(7,940)
Restructuring costs	1,279	-
Transaction costs allocated to the warrants	-	3,824
Management Incentive Plan expense related to Business Combination	-	18,513
Adjusted EBITDA	$(45,239)	$(29,135)

Three Months Ended March 31, 2023 Compared to the Three Months Ended March 31, 2022

Revenues

Revenues for the above periods are presented below:

	Three Months Ended March 31,
($ in thousands)	2023	% of Revenue	2022	% of Revenue
Revenues:
Products and software licenses	$21,210	86%	$33,576	89%
Maintenance, warranty and services	3,563	14%	3,988	11%
Total revenues	$24,773	100%	$37,564	100%

Revenue from products and software licenses of $21.2 million for the three months ended March 31, 2023 decreased by $12.4 million from $33.6 million for the three months ended March 31, 2022. The decrease was due to lower demand for products and software licenses from customers in the US of $8.2 million, continued component constraints curtailing production for sale of products to customers in Asia Pacific of $3.0 million and lower sales in both Latin America and the Middle East and Africa of $0.6 million.

Revenue from maintenance, warranty and services of $3.6 million for the three months ended March 31, 2023 decreased by $0.4 million from $4.0 million for the three months ended March 31, 2022. This decrease was primarily due to lower sales in Asia Pacific of $0.2 million, lower sales in Middle East and Africa of $0.2 million and lower sales in the U.S. of $0.2 million, offset by increased sales in Europe of $0.2 million.

Cost of Revenues

Cost of revenues for the above periods are presented below:

	Three Months Ended March 31,
($ in thousands)	2023	% of Revenue	2022	% of Revenue
Cost of Revenues:
Products and software licenses	$13,295	54%	$24,473	65%
Maintenance, warranty and services	1,131	5%	1,022	3%
Total cost of revenues	$14,426	58%	$25,495	68%

Cost of revenues from products and software licenses of $13.3 million for the three months ended March 31, 2023, decreased by $11.2 million from $24.5 million for the three months ended March 31, 2022. This decrease was primarily due to the reduction of revenue. The percentage of revenue decreased as a result of reduced volume of lower margin products together with a reduction of transportation and logistics costs in the three months ended March 31, 2023.

Cost of revenues from maintenance, warranty and services of $1.1 million for the three months ended March 31, 2023 increased slightly from $1.0 million for the three months ended March 31, 2022.

Operating Expenses

Operating expenses for the above periods are presented below:

	Three Months Ended March 31,
($ in thousands)	2023	% of Revenue	2022	% of Revenue
Operating expenses:
Research and development	$14,191	57%	$16,521	44%
Sales and marketing	5,682	23%	9,330	25%
General and administrative	7,665	31%	11,158	29%
Amortization of intangibles	189	1%	284	1%
Restructuring costs	260	1%	-	0%
Total operating expenses	$27,987	113%	$37,293	99%

Research and development—Research and development expenses were $14.2 million for the three months ended March 31, 2023, a decrease of $2.3 million from $16.5 million for the three months ended March 31, 2022. The decrease was primarily due to a reduction of $2.3 million of headcount-related expenses for the three months ended March 31, 2023.

Sales and marketing—Sales and marketing expenses were $5.7 million for the three months ended March 31, 2023, a decrease of $3.6 million from $9.3 million for the three months ended March 31, 2022, primarily due to reductions in headcount-related expenses of $2.5 million, lower outside services of $0.5 million and $0.6 million of lower share-based compensation expense for the three months ended March 31, 2023.

General and administrative—General and administrative expenses of $7.7 million for the three months ended March 31, 2023 decreased by $3.5 million from $11.2 million for the three months ended March 31, 2022. The decrease was primarily due to $3.6 million of reduced share-based compensation expense, offset by $0.1 million of other additional expenses for the three months ended March 31, 2023.

Amortization of intangibles—Amortization of intangibles of $0.2 million for the three months ended March 31, 2023 decreased slightly from $0.3 million from the three months ended March 31, 2022.

Restructuring costs - Restructuring costs related to employee termination costs of $0.3 million for the three months ended March 31, 2023 increased as there were no restructuring costs for the three months ended March 31, 2022. We expect to incur further restructuring costs in 2023.

Non-Operating Expenses

Interest expense, net—Interest expense, net was $4.5 million for the three months ended March 31, 2023, a decrease of $0.1 million from $4.6 million for the three months ended March 31, 2022. The decrease was primarily due to loan amendment fees charged in the three months ended March 31, 2022 that were not charged in the same period in 2023.

Change in fair value of warrant liability and derivatives — Change in fair value of warrant liability and derivatives was a gain of $0.6 million for the three months ended March 31, 2023, a change of $0.1 million from a gain of $0.5 million for the three months ended March 31, 2022.

Other income (expense), net—Other income (expense), net was income of $0.6 million for the three months ended March 31, 2023, a difference of $1.1 million from expense of $0.5 million for the three months ended March 31, 2022. The difference was primarily due to $1.1 million in foreign currency gains.

Income tax benefit—Income tax benefit was $0.1 million of a benefit for the three months ended March 31, 2023 and March 31, 2022.

Net Loss

We had a net loss of $20.9 million for the three months ended March 31, 2023 compared to a net loss of $29.7 million for the three months ended March 31, 2022, a decrease of $8.8 million due to the same factors described above.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA for the three months ended March 31, 2023 was a loss of $13.8 million, representing a change of $4.2 million from a loss of $18.0 million for the three months ended March 31, 2022. The increase in Adjusted EBITDA was primarily due to the decrease in net loss discussed above and certain adjusting items detailed in the table below.

The following table presents the reconciliation of net loss, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2023	2022
Net Loss	$(20,889)	$(29,738)

Adjusted for:
Interest expense, net	4,534	4,568
Income tax benefit	(82)	(103)
Depreciation and amortization	1,052	1,121
EBITDA	(15,385)	(24,152)
Share-based compensation expense	1,939	6,564
Change in fair value of warrant liability and derivatives	(642)	(457)
Restructuring costs	260	-
Adjusted EBITDA	$(13,828)	$(18,045)

Liquidity and Capital Resources

In March 2023, Silicon Valley Bank and Signature Bank were closed and taken over by the FDIC, which created significant market disruption and uncertainty for those who bank with those institutions, and which raised significant concern regarding the stability of the banking system in the United States. We do not hold our cash at either of those banks. If the banks and financial institutions at which we hold our cash enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our cash and cash equivalents may be threatened and such events could have a material adverse effect on our business and financial condition.

To date, our principal sources of liquidity have been our cash and cash equivalents and cash generated from operations, proceeds from the issuance of long-term debt, preferred and common stock, and the sale of certain receivables. Our capital requirements depend on a number of factors, including sales, the extent of our spending on research and development, expansion of sales and marketing activities and market adoption of our products and services.

We had $74.4 million of current assets and $201.7 million of current liabilities as of March 31, 2023. During the three months ended March 31, 2023, we used $2.4 million in cash flows from operating activities. We are investing heavily in 5G research and development and expect to use cash from operations during the remainder of 2023 to fund research and development activities. Cash on hand and the available borrowing capacity under the Fortress Credit Agreement may not allow us to meet our forecasted cash requirements.

In order to address the need to satisfy the Company’s continuing obligations and realize its long-term strategy, management has taken several steps and is considering additional actions to improve its operating and financial results, including the following:

●	focusing the Company’s efforts to increase sales in additional geographic markets;

●	continuing to develop 5G product offerings that will expand the market for the Company’s products;

●	focusing the Company’s efforts to improve days sales outstanding to provide additional liquidity;

●	selling the Mimosa business for approximately $60.0 million; and

●	continuing to implement cost reduction initiatives to reduce non-strategic costs in operations and expand the Company’s labor force in lower cost geographies, with headcount reductions in higher cost geographies.

There can be no assurance that the above actions will be successful. Without additional financing or capital, the Company’s current cash balance would be insufficient to satisfy repayment demands from its lenders if the lenders elect to declare the senior term loan and the senior secured convertible notes due prior to the maturity date. There is no assurance that the new or renegotiated financing will be available, or that if available, will have satisfactory terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Days sales outstanding (“DSO”) is a measurement of the time it takes to collect receivables. DSO is calculated by dividing accounts receivable, net as of the end of the quarter by the average daily revenue for the quarter. Average daily revenue for the quarter is calculated by dividing the quarterly revenue by ninety days. All customer accounts are actively managed, and no losses in excess of amounts reserved are currently expected. We also actively evaluate the potential negative impact of COVID-19 on our customers’ ability to pay our accounts receivable. DSO can fluctuate due to the timing and nature of contracts, as well as the payment terms of individual customers. DSO was 90 days and 101 days as of March 31, 2023 and December 31, 2022, respectively. The decrease in DSO as of March 31, 2023 is due to higher relative collections in the three months ended March 31, 2023 compared to the three months ended December 31, 2022.

On August 6, 2015, we issued Golden Wayford Limited a $10.0 million subordinated Convertible Note Promissory Note (the “Golden Wayford Note”) pursuant to a subordinated convertible note purchase agreement, also dated August 6, 2015. The Golden Wayford Note, in the amount of $9.0 million plus interest, matured on June 30, 2020. We were not able to agree to an extended maturity date and the Golden Wayford Note remained outstanding as of March 31, 2023 and in default under the terms of the arrangement. We were granted a limited waiver under the Fortress Credit Agreement which waives each actual and prospective default and event of default existing under the Fortress Credit Agreement directly as a result of the non-payment of the Golden Wayford Note for so long as the Golden Wayford Note remains in effect. The waiver is limited to the actual and prospective defaults under the Fortress Credit Agreement as they existed on December 30, 2020 and not to any other change in facts or circumstances occurring after December 30, 2020. The waiver does not restrict Fortress from exercising any rights or remedies they may have with respect to any other default or event of default under the Fortress Credit Agreement or the related loan documents.

On December 30, 2020, we and certain of our subsidiaries as guarantors, entered into the Fortress Credit Agreement with Fortress. On August 13, 2021, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Credit Agreement entered into the August 2021 Fortress Amendment to, among other things, add the Company as a guarantor, recognize and account for the Business Combination, recognize and account for the Convertible Notes and provide updated procedures for replacement of LIBOR. On March 29, 2022, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Credit Agreement entered into the March 2022 Fortress Credit Amendment to, among other things, amend the financial covenants included in the Fortress Credit Agreement. As of March 31, 2023, we were not in compliance with all applicable covenants under the Fortress Credit Agreement and a payment default occurred under the Fortress Credit Agreement. See Note 9 of the notes to the unaudited condensed consolidated financial statements included in this Quarterly Report for further discussion on this agreement.

On August 13, 2021, we closed the business combination transaction (the “Business Combination”) pursuant to the business combination agreement (the “Business Combination Agreement”), dated March 8, 2021, by and among the Company, Artemis Merger Sub Corp., a Delaware corporation and wholly-owned direct subsidiary of the Company, and Airspan Networks Inc. (prior to the Business Combination, “Legacy Airspan”). In connection with the closing of the Business Combination, we issued 7,500,000 shares of Common Stock to certain investors that entered into subscription agreements concurrent with the Business Combination, at a price of $10.00 per share, for aggregate consideration of $75.0 million, and $50.0 million in aggregate principal amount of Convertible Notes.

As of March 31, 2023, we were not in compliance with all applicable covenants under the Fortress Convertible Note Purchase Agreement and a payment default occurred under the Fortress Convertible Notes. See Note 10 of the notes to the unaudited condensed consolidated financial statements included in this Quarterly Report for further discussion on this agreement.

As of March 31, 2023, we had commitments with our main subcontract manufacturers under various purchase orders and forecast arrangements of $77.3 million, the majority of which have expected delivery dates during the remainder of 2023.

As of the date of this prospectus, we do not believe our existing cash resources are sufficient to fund the cash needs of our business for at least the next 12 months.

Cash Flows

The following table summarizes the changes to our cash flows for the periods presented:

	For the Years Ended December 31,
(in thousands)	2022	2021
Net cash used in operating activities	$(47,164)	$(66,685)
Net cash used in investing activities	(3,096)	(6,033)
Net cash (used in) provided by financing activities	(5,575)	117,222
Net (decrease) increase in cash, cash equivalents and restricted cash	(55,835)	44,504
Cash, cash equivalents and restricted cash, beginning of period	63,122	18,618
Cash, cash equivalents and restricted cash, end of period	$7,287	$63,122

	For the Three Months Ended March 31,
(in thousands)	2023	2022
Statement of Cash Flows Data:
Net cash used in operating activities	$(2,362)	$(14,880)
Net cash used in investing activities	(568)	(807)
Net cash used in financing activities	(1,041)	(1,320)
Net decrease in cash, cash equivalents and restricted cash	(3,971)	(17,007)
Cash, cash equivalents and restricted cash, beginning of period	7,287	63,122
Cash, cash equivalents and restricted cash, end of period	$3,316	$46,115

Operating Activities

Net cash used in operating activities was $47.2 million for the year ended December 31, 2022, a decrease of $19.5 million from net cash used in operating activities of $66.7 million for the year ended December 31, 2021. The decrease is a result of $19.8 million more used from working capital, $14.8 million less from results of our operations and a $14.6 million increase in non-cash adjustments.

Net cash used in operating activities was $2.4 million for the three months ended March 31, 2023, a decrease of $ 12.5 million from net cash used in operating activities of $14.9 million for the three months ended March 31, 2022. The decrease is a result of $9.9 million more generated from working capital and $8.8 million more from results of our operations and offset by a $6.2 million decrease in non-cash adjustments.

Investing Activities

Net cash used in investing activities was $3.1 million for the year ended December 31, 2022, a decrease of $2.9 million from $6.0 million for the year ended December 31, 2021 due to lower purchases of property and equipment in 2022.

Net cash used in investing activities was $0.6 million for the three months ended March 31, 2023, a decrease of $0.2 million from $0.8 million for the three months ended March 31, 2022 due to lower purchases of property and equipment.

Financing Activities

Net cash used in financing activities was $5.6 million for the year ended December 31, 2022. This included $5.3 million of repayments under the senior term loan and $0.3 million of payment for taxes withheld on stock awards.

Net cash provided by financing activities was $117.2 million for the year ended December 31, 2021. This included $115.5 million of net proceeds from the Business Combination, $0.6 million of net proceeds from the sale of Legacy Airspan Series H senior preferred stock and issuance of warrants to purchase Legacy Airspan Series H senior preferred stock, and $1.1 million of proceeds from the exercise of stock options.

Net cash used in financing activities was $1.0 million for the three months ended March 31, 2023, which consisted of a repayment of the senior term loan of $0.9 million and payment for taxes withheld on stock awards of $0.1 million.

Net cash used in financing activities was $1.3 million for the three months ended March 31, 2022, which consisted entirely of a repayment of the senior term loan.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate the effectiveness of our estimates and judgments, including those related to revenue recognition, goodwill, share-based compensation and the valuation of the convertible notes.

We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and may change as future events occur.

We believe the following critical accounting policies are dependent on significant estimates used in the preparation of our consolidated financial statements.

Revenue recognition

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Certain of our contracts have multiple distinct performance obligations, as the promise to transfer individual goods or services is separately identifiable from other promises in the contracts and the customer can benefit from these individual goods or services either on their own or together with other resources that are readily available to the customer. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation based on its relative stand-alone selling price. The stand-alone selling prices are determined based on the prices at which we separately sell these products. For items that are not sold separately, we estimate the stand-alone selling prices using either an expected cost-plus margin or the adjusted market assessment approach depending on the nature of the specific performance obligation.

Revenue from non-recurring engineering is recognized at a point in time or over-time depending on if the customer controls the asset being created or enhanced. For new product design or software development services, the customer does not control the asset being created, the customer is not simultaneously receiving or consuming the benefits from the work performed and the work performed has alternative use to the Company. Therefore, revenue related to these projects is recognized at a point in time which is when the specified developed technology has been delivered and accepted by the customer.

Revenue from professional service contracts primarily relates to training and other consulting arrangements performed by the Company for its customers. Revenues from professional services contracts provided on a time and materials basis are recognized when the Company has the right to invoice under the practical expedient as amounts correspond directly with the value of the services rendered to date.

Goodwill

Goodwill is the result of a business combination that occurred in 2018 (See Note 8 of the notes to the audited consolidated financial statements included in this prospectus). Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible assets and other intangible assets acquired. Goodwill is not amortized; however, it is assessed for impairment at least annually, or more frequently if triggering events occur. Our annual assessment date is December 1. For purposes of the annual assessment, management initially performs a qualitative assessment, which includes consideration of the economic, industry and market conditions in addition to our overall financial performance and the performance of these assets. If our qualitative assessment does not conclude that it is more likely than not that the estimated fair value of the reporting unit is greater than the carrying value, we perform a quantitative analysis. In a quantitative test, the fair value of a reporting unit is determined based on a combination of a discounted cash flow analysis and the guideline company approach. A discounted cash flow analysis requires us to make various assumptions, including assumptions about future cash flows, growth rates and discount rates. The guideline company method develops valuation multiples by comparing our reporting units to similar publicly traded companies. Key valuation assumptions used in determining the fair value estimates of our reporting units rely on: (a) the selection of similar companies; and (b) the selection of valuation multiples as they apply to the reporting unit characteristics. The assumptions about future cash flows and growth rates are based on our long-term projections. Assumptions used in our impairment testing are consistent with our internal forecasts and operating plans. If the fair value of the reporting unit exceeds its carrying amount, there is no impairment. If not, we recognize an impairment equal to the difference between the carrying amount of the reporting unit and its fair value, not to exceed the carrying amount of goodwill.

For the annual assessments in 2022 and 2021, we bypassed the optional qualitative impairment assessment (step zero) and performed a quantitative assessment. Based on the results of the quantitative assessment performed, the fair value of the reporting unit exceeded its carrying amount and we believe there is no significant risk that a reporting unit may fail step one of the impairment test.

Share-based compensation

We apply ASC 718, Share-based Payments. ASC 718 requires awards classified as equity awards to be accounted for using the estimated grant date fair value. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the consolidated statements of operations over the requisite service periods. Share-based compensation expense recognized in the consolidated statements of operations includes compensation expense for share-based awards granted based on the estimated grant date fair value. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense has been reduced to account for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

●	Fair Value of Common Stock - To determine the grant date fair value of our Common Stock, we use the closing market price of our Common Stock at the grant date.

●	Expected Term - Expected term is estimated based on our prior five years of historical data regarding expired, forfeited or if applicable, exercise behavior.

●	Expected Volatility - Since we have limited historical basis for determining our own volatility, the expected volatility assumption was based on the average historical volatility of a representative peer group, which includes consideration of the peer company’s industry, market capitalization, state of life cycle and capital structure.

●	Expected Dividend Yield - The dividend yield assumption is based on our history and our expectation of no dividend payouts.

●	Risk-Free Interest Rate - The risk-free interest rate assumption is based upon observed interest rates appropriate for an equivalent remaining term equal to the expected life of the award.

Convertible Notes

We account for the embedded derivatives at fair value under ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC 815, an embedded feature in a debt instrument that meets the definition of a derivative is fair valued at issuance and remeasured at each reporting period with changes in fair value recognized in earnings.

We evaluated the guidance in ASC 815 and concluded the conversion option is not considered indexed to our own stock. As a result, the redemption feature and conversion option were bifurcated from the Convertible Notes and are separately measured at fair value at each reporting period within accrued expenses and other current liabilities in the consolidated balance sheets with changes in their respective fair values recognized in other expense, net within the consolidated statements of operations.

We utilized a binomial model to estimate the fair value of the embedded derivative features requiring bifurcation associated with the Convertible Notes payable at issuance date and as of the December 30, 2022 and 2021 reporting date. The key inputs to the valuation models that were utilized to estimate the fair value of the convertible debt derivative liabilities include: stock price, conversion strike price, volatility, dividend yield, risk free rate, debt discount rate, coupon interest rate, face amount and the probability of fundamental change.

Recent Accounting Pronouncements

Refer to Note 2 of our audited consolidated financial statements included in this prospectus for further information on accounting pronouncements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we have chosen to rely on certain reduced reporting requirements applicable to emerging growth companies, including, among other things, we are not required to (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of New Beginnings’ initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

We will remain an “emerging growth company” under the JOBS Act until the earliest of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of New Beginnings’ initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) when we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; or (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

A discussion of changes in our results of operations from fiscal 2021 to fiscal 2020 has been omitted from this Annual Report on Form 10-K but may be found in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on April 8, 2022, which is available free of charge on the SECs website at www.sec.gov and at www.airspan.com, by clicking “Investor Relations” located at the bottom of the page.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Airspan

Registration Rights and Lock-Up Agreement

On August 13, 2021, the Company, certain stockholders of New Beginnings (the “Sponsor Holders”) and certain stockholders of Legacy Airspan (collectively with the Sponsor Holders, the “Holders”) entered into that certain Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”).

Pursuant to the terms of the Registration Rights and Lock-Up Agreement, we are obligated to file a shelf registration statement to register the resale of certain of our securities held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering pursuant to a shelf registration statement so long as (i) the total offering price is reasonably expected to exceed $50 million or (ii) if such requesting Holder reasonably expects to sell all of the registerable securities held by such Holder in such underwritten offering pursuant to a shelf registration statement, the total offering price is reasonably expected to exceed $10 million. The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provided for our securities held by Oak Investment Partners XI, Limited Partnership, Oak Investment Partners XIII, Limited Partnership, Qualcomm Incorporated, Reliance Jio Infocomm USA Inc. (“Reliance”) and SoftBank Group Capital Limited (“SoftBank”) to be locked-up for a period of six months following the Closing, while the shares of Common Stock initially purchased by the Sponsor in a private placement in September 2020 (the “Founder Shares”) held by the Sponsor will be locked-up for a period of one year following the Closing, in each case subject to earlier release upon (i) the date on which the last reported sale price of our Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period or (ii) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of our stockholders having the right to exchange their shares of our Common Stock for cash, securities or other property.

The Registration Rights and Lock-Up Agreement also provided that the Private Placement Warrants and shares of Common Stock underlying the Private Placement Units, along with any shares of Common Stock underlying the Private Placement Warrants, were locked-up for a period of 30 days following the Closing so long as such securities were held by the initial purchasers of the Private Placement Units or their permitted transferees.

Stockholders Agreement

On August 13, 2021, the Company, the Sponsor and certain stockholders of Legacy Airspan entered into the Stockholders Agreement, which provides, among other things, that, from and after the Closing and until such time as the Sponsor beneficially owns less than 1,535,000 shares of our Common Stock, the Sponsor will have the right to nominate a director (the “Sponsor Director”), who is initially Michael Liebowitz. The Stockholders Agreement also provides that for so long as the Sponsor Director is an independent director, the Sponsor Director will be appointed to, and serve on, the nominating and corporate governance committee of the Board (or, if there is no nominating and corporate governance committee of the Board, such other committee of the Board that is primarily responsible for nominating and corporate governance matters).

Amended Credit Agreement

At Closing, on August 13, 2021, the Company, Legacy Airspan and certain of its subsidiaries who are party to the Fortress Credit Agreement entered into the August 2021 Fortress Amendment with Fortress to, among other things, add the Company as a guarantor, recognize and account for the Business Combination, recognize and account for the Convertible Notes and provide updated procedures for replacement of LIBOR. On March 29, 2022, the Company, Legacy Airspan and certain of its subsidiaries who are party to the Fortress Credit Agreement entered into the March 2022 Fortress Credit Amendment to, among other things, amend the financial covenants included in the Fortress Credit Agreement. On November 14, 2022, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Credit Agreement entered into the November 2022 Fortress Credit Amendment to, among other things, effect a limited waiver of certain events of default under the Fortress Credit Agreement. SoftBank has an indirect, non-controlling beneficial interest in Fortress, which is the agent and principal lender under the Fortress Credit Agreement. At December 31, 2022, there was approximately $44.1 million aggregate principal amount of indebtedness outstanding under the Fortress Credit Agreement, which is the largest aggregate principal amount outstanding during the year ended December 31, 2022. During the year ended December 31, 2022, we paid approximately $2.6 million in interest and $5.3 million of principal under the Fortress Credit Agreement.

The Fortress Credit Agreement has a maturity date of December 30, 2024. Under the Fortress Credit Agreement, the initial term loan (“Tranche 1”) total commitment of $34.0 million and a term loan (“PIK” or “Paid-in-Kind”) commitment of $10.0 million (“Tranche 2”) were both funded to Legacy Airspan on December 30, 2020. Under the terms of the Fortress Credit Agreement, we may expand the term loan commitment by $20.0 million, subject to the terms of the Fortress Credit Agreement. The Fortress Credit Agreement contains a prepayment premium of 5.0% if the prepayment occurs during the period from December 30, 2021 through December 29, 2022, and 3.0% if the prepayment occurs during the period from December 30, 2022 through December 29, 2023. The Fortress Credit Agreement also contains a prohibition on prepayment during the period from December 30, 2020 through December 29, 2021 and a related fee in the amount of the make-whole amount of interest that would have been payable had such prepayment not been made.

To secure its obligations under the Fortress Credit Agreement, Fortress was assigned PWB’s security interest under the PWB Facility and we granted Fortress, as security for the obligations, a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations, (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records and (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

The Fortress Credit Agreement contains representations and warranties, events of default and affirmative and negative covenants, which include, among other things, certain restrictions on the ability to pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets, consummate business combinations (except for permitted investments, as defined in the Fortress Credit Agreement), and make distributions. In addition, financial covenants apply. Prior to the March 2022 Fortress Credit Amendment, these financial covenants included (a) minimum liquidity of $4.0 million as of December 31, 2020 and $5.0 million thereafter, (b) minimum last twelve-month revenue and (c) minimum last twelve-month EBITDA. Pursuant to the March 2022 Fortress Credit Amendment, the financial covenants included in the Fortress Credit Agreement were amended to increase the minimum liquidity requirement to an amount between $15.0 million and $20.0 million, depending on EBITDA performance levels and whether a default or event of default exists under the Fortress Credit Agreement, and decrease the minimum last twelve-month revenue and EBITDA requirements. Revenue and EBITDA financial covenants are tested quarterly.

The interest rate for Tranche 1 is based on the level of our Net EBITDA Leverage Ratio. The initial applicable rate for Tranche 1 is set at Level V (see table below). After the initial applicable rate period, the relevant rate is as follows for Tranche 1:

Level	Net EBITDA Leverage Ratio	Base Rate Loan	LIBOR Loan
Level I	Less than or equal to 2.00:1.00	The applicable rate is the Base Rate plus 6.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 0.50%	The applicable rate is LIBOR plus 7.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 1.50%

Level II	Less than or equal to 3.00:1.00 but greater than 2.00:1.00	The applicable rate is the Base Rate plus 7.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 1.50%	The applicable rate is LIBOR plus 8.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 2.50%

Level III	Less than or equal to 4.00:1.00 but greater than 3.00:1.00	The applicable rate is the Base Rate plus 8.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 2.50%	The applicable rate is LIBOR plus 9.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 3.50%

Level IV	Less than or equal to 5.00:1.00 but greater than 4.00:1.00	The applicable rate is the Base Rate plus 9.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 3.50%	The applicable rate is LIBOR plus 10.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 4.50%

Level V	Greater than 5.00:1.00	The applicable rate is the Base Rate plus 10.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 4.50%	The applicable rate is LIBOR plus 11.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 5.50%

Interest with respect to Tranche 1 is payable monthly in accordance with the Cash Component/PIK Component split described in the foregoing table. With respect to Tranche 2, the relevant applicable rate is 5.0% as of December 31, 2022, and is payable monthly as interest paid in kind.

Convertible Notes

Immediately prior to Closing, on August 13, 2021, we issued $50,000,000 aggregate principal amount of Convertible Notes under the Convertible Note Purchase Agreement. At Closing, Legacy Airspan and certain of its subsidiaries who are party to the Fortress Credit Agreement entered into a joinder agreement to add Legacy Airspan and such subsidiaries as guarantors under the Convertible Note Purchase Agreement and to reaffirm the obligations and security intended to be granted thereby. On March 29, 2022, we and certain of our subsidiaries who are party to the Convertible Note Purchase Agreement entered into the March 2022 Fortress Convertible Note Agreement Amendment to, among other things, amend the financial covenants included in the Convertible Note Purchase Agreement, the conversion price of the Convertible Notes and the optional redemption provisions of the Convertible Notes. SoftBank has an indirect, non-controlling beneficial interest in Fortress, which is the collateral agent and trustee under the Convertible Note Purchase Agreement and the Convertible Notes. SoftBank has an indirect, non-controlling beneficial interest in each holder of Convertible Notes.

The Convertible Notes bear interest at the Base Rate, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2021. Under certain circumstances, a default interest will apply following an event of default under the Convertible Notes at a per annum rate equal to the lower of (i) the Base Rate plus 3.75% and (ii) the maximum amount permitted by law. The Convertible Notes mature on December 30, 2024, unless earlier accelerated, converted, redeemed or repurchased. The Convertible Notes are secured by substantially all of our assets and a pledge of the capital stock of our subsidiaries.

Prior to the March 2022 Fortress Convertible Note Agreement Amendment, each Convertible Note, together with all accrued but unpaid interest thereon, was convertible, in whole or in part, at the option of the holder thereof, at any time prior to the payment in full of the principal amount thereof (together with all accrued but unpaid interest thereon), into shares of our Common Stock at a conversion price equal to $12.50 per share. Pursuant to the March 2022 Fortress Convertible Note Agreement Amendment, the conversion price with respect to the Convertible Notes was decreased to $8.00 per share. The conversion price with respect to the Convertible Notes is subject to adjustment to reflect stock splits and subdivisions, stock and other dividends and distributions, recapitalizations, reclassifications, combinations and other similar changes in capital structure. The conversion price with respect to the Convertible Notes is subject to a broad-based weighted average anti-dilution adjustment in the event we issue, or are deemed to have issued, shares of our Common Stock, other than certain excepted issuances, at a price below the conversion price then in effect. In addition, pursuant to the March 2022 Fortress Convertible Note Agreement Amendment, if, during the period commencing on and including the date of the March 2022 Fortress Convertible Note Agreement Amendment and ending on and including the 15-month anniversary of the date of the March 2022 Fortress Convertible Note Agreement Amendment, there is no 30 consecutive trading day-period during which the average of the Daily VWAPs for such 30 consecutive trading day-period (after excluding the three highest and three lowest Daily VWAPs during such period) equals or exceeds $10.00 (as adjusted for stock splits, stock combinations, dividends, distributions, reorganizations, recapitalizations and the like), the conversion price with respect to the Convertible Notes will be reduced to the amount that such conversion price would otherwise have been had the conversion price with respect to the Convertible Notes been $6.00 on the date of the March 2022 Fortress Convertible Note Agreement Amendment. Notwithstanding the above, the number of shares of our Common Stock that may be acquired by a holder upon any conversion of a Convertible Note will be limited to the extent necessary to insure that, following such conversion, the total number of shares of our Common Stock then beneficially owned by that holder and its affiliates and any other person whose beneficial ownership of our Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act does not exceed 4.999% of the total number of issued and outstanding shares of our Common Stock (including the shares of our Common Stock issuable upon such conversion).

Upon the occurrence of a change of control, or if our Common Stock or other securities into which the Convertible Notes are then convertible cease to be listed for trading on a U.S. national securities exchange, in each case, prior to the maturity date of the Convertible Notes, a holder of Convertible Notes will have the right, at its option, to require us to repurchase for cash all or a portion of the holder’s Convertible Notes at a repurchase price equal to the sum of (i) all of the principal to be repurchased, (ii) any accrued and unpaid interest thereon through the date of repurchase, and (iii) any applicable make-whole amount. In addition, a future voluntary prepayment of our senior secured debt under the Fortress Credit Agreement will grant a holder of Convertible Notes the right, at its option, to require us to repurchase for cash a proportionate amount of the holder’s Convertible Notes at a repurchase price equal to the sum of (a) the principal to be repurchased, (b) any accrued and unpaid interest thereon to the date of repurchase, and (c) any applicable make-whole amount. In the event certain other events occur or conditions exist, including the issuance of certain Indebtedness (as defined in the Convertible Note Purchase Agreement), certain asset dispositions, and certain issuances of equity, a holder of Convertible Notes will have the right, at its option, to require us to repurchase for cash a portion of the holder’s Convertible Notes at a repurchase price equal to the sum of (x) the principal to be repurchased, (y) any accrued and unpaid interest thereon to the date of repurchase, and (z) any applicable make-whole amount. In the event certain cash flow thresholds are exceeded or certain proceeds of condemnation or insurance are received and not reinvested, a holder of Convertible Notes will have the right, at its option, to require us to repurchase for cash a portion of the holder’s Convertible Notes at a repurchase price equal to the sum of (A) all of the principal to be repurchased, and (B) any accrued and unpaid interest thereon to or through, as applicable, the date of repurchase.

The Convertible Notes will not be redeemable by us prior to the second anniversary of the issuance of the Convertible Notes. On or after such second anniversary, the Convertible Notes will be redeemable, in whole or in part, by us for cash, shares of our Common Stock or any combination thereof, at our option, if the last reported sale price of our Common Stock has been at least 130% of the “triggering price” then in effect for the 30 consecutive trading days ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption to the holders of Convertible Notes at a redemption price equal to (i) all of the principal to be redeemed, (ii) any accrued and unpaid interest thereon through the date of redemption, and (iii) any applicable make-whole amount. The current “triggering price” is $12.50 per share, which triggering price is subject to adjustment in the same manner and at the same times as the conversion price with respect to the Convertible Notes is adjusted pursuant to the terms of the Convertible Notes, except that no adjustment will be made to the triggering price in connection with the Stock Threshold Reduction.

The terms of the Convertible Notes and the Convertible Note Purchase Agreement contain representations and warranties, events of default and affirmative and negative covenants, which include, among other things, certain restrictions on the ability to pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets, consummate business combinations (except for permitted investments, as defined in the Convertible Note Purchase Agreement), and make distributions. In addition, financial covenants apply. Prior to the March 2022 Convertible Note Agreement Amendment, these financial covenants included (a) minimum liquidity of $5.0 million, (b) minimum last twelve-month revenue and (c) minimum last twelve-month EBITDA and certain other expenses including non-cash stock compensation, non-recurring costs in connection with the loan and Convertible Notes documentation and the Business Combination, warrant liabilities, and other noncash amortization expenses, in each case, determined in accordance with GAAP. Pursuant to the March 2022 Convertible Note Agreement Amendment, the financial covenants included in the Convertible Note Purchase Agreement were amended to increase the minimum liquidity requirement to an amount between $15.0 million and $20.0 million, depending on EBITDA performance levels and whether a default or event of default exists under the Convertible Note Purchase Agreement, and decrease the minimum last twelve-month revenue and EBITDA requirements. Revenue and EBITDA financial covenants are tested quarterly. The Convertible Notes are pari passu in right of payment and lien priority and are secured by a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations, (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records and (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

During the year ended December 31, 2022, we paid approximately $3.5 million in interest and no principal under the Convertible Notes.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in the Certificate of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Prior to the Closing, Legacy Airspan and New Beginnings had also entered into customary indemnification agreements with all of their respective directors and executive officers.

Legacy Airspan

Investment Private Placement

Contemporaneously with the execution of the Business Combination Agreement, certain investors entered into certain subscription agreements, pursuant to which such investors agreed to subscribe for and purchase shares of Common Stock at a purchase price of $10.00 per share in a transaction to be consummated immediately prior to the consummation of the Business Combination (the “PIPE”). SoftBank and Oak Investment Partners (“Oak”), each of whom, at the time of the subscription agreements, beneficially owned more than 5% of the issued and outstanding Legacy Airspan Common Stock, on a fully-converted basis, agreed to invest in the PIPE. The investments in the PIPE closed on August 13, 2021. In addition, Bandel Carano, the general partner of Oak, and Scot Jarvis and Thomas Huseby, venture partners of Oak, were members of the Legacy Airspan board of directors prior to Closing and are current members of our Board.

Equity Financings

Series H Senior Preferred Stock Financing

From December 14, 2020 to February 2, 2021, Legacy Airspan sold an aggregate of 181,294 shares of its Series H Senior Preferred Stock at a purchase price of $61.50 per share, for an aggregate purchase price of $11,149,581, pursuant to its Series H Senior Preferred Stock financing.

The following table summarizes purchases of Legacy Airspan’s Series H Senior Preferred Stock by related persons and their affiliated entities. None of Legacy Airspan’s executive officers purchased shares of its Series H Senior Preferred Stock.

Stockholder	Shares of Legacy Airspan Series H Senior Preferred Stock	Total Purchase Price
Oak Investment Partners XIII, Limited Partnership(1)	56,910	$3,499,965
Qualcomm Incorporated(2)	12,194	$749,931
Connis Point Partners, LLC(3)	4,066	$250,059
New Enterprise Associates 14, L.P.(4)	29,594	$1,820,031
NEA 15 Opportunity Fund, L.P.(4)	2,928	$180,072
SoftBank Group Capital Limited(5)	48,780	$2,999,970

(1)	Bandel Carano, a member of Legacy Airspan’s board of directors at the time of the investment and current member of our Board, is general partner of Oak. Scot Jarvis and Thomas Huseby, members of Legacy Airspan’s board of directors at the time of the investment and current members of our Board, are venture partners in Oak.
(2)	Quinn Li, a member of Legacy Airspan’s board of directors at the time of the investment, is affiliated with Qualcomm.
(3)	Scot Jarvis, a member of Legacy Airspan’s board of directors at the time of the investment and a current member of our Board is an affiliate of Connis Point Partners, LLC.
(4)	NEA is a former stockholder of Mimosa and, prior to the Closing, held 234,856 shares of Legacy Airspan’s Class B common stock.
(5)	SoftBank is our subordinated lender and has an indirect, non-controlling beneficial interest in Fortress, which is the agent and principal lender under the Fortress Credit Agreement and the collateral agent and trustee under the Convertible Note Purchase Agreement and the Convertible Notes, and also has an indirect, non-controlling beneficial interest in each Convertible Notes Purchaser.

SoftBank

On October 1, 2015, Legacy Airspan issued a warrant to SoftBank to purchase shares of Legacy Airspan’s Series D Preferred Stock, par value $0.0001 per share, which was amended by Amendment No. 1, dated February 3, 2016, Amendment No. 2, dated July 1, 2016 and Amendment No. 3, dated July 3, 2017 (the “SoftBank Warrant”). In connection with the Business Combination, on March 8, 2021, concurrently with the execution of the Business Combination Agreement, SoftBank and New Beginnings entered into the an irrevocable proxy agreement (the “Proxy Agreement”), pursuant to which, among other things, SoftBank granted to the proxyholder named therein an irrevocable proxy and power of attorney with respect to any shares of Common Stock held by SoftBank representing in excess of 9.90% of our voting power in any applicable vote, consent, election, waiver or other action of our stockholders (the “Subject Shares”). Pursuant to the Proxy Agreement the proxyholder named in the Proxy Agreement will vote the Subject Shares in the same manner and proportion as all other shares of stock entitled or eligible to vote on the applicable matter, excluding any shares of stock held by SoftBank and its affiliates. As consideration for, among other things, SoftBank’s cooperation with, participation in, and consent to the Business Combination and the entry into the Proxy Agreement, Legacy Airspan and SoftBank agreed to amend and restate the SoftBank Warrant to, among other things, (i) reduce the purchase price to $45.9875 per share and (ii) provide for the automatic net exercise of the warrant upon the completion of the Business Combination.

As further described above under “Certain Relationships and Related Person Transactions — Airspan — Amended Credit Agreement” and “Certain Relationships and Related Person Transactions — Airspan — Convertible Notes,” SoftBank has an indirect, non-controlling beneficial interest in Fortress, which is the agent and principal lender under the Fortress Credit Agreement and the collateral agent and trustee under the Convertible Note Purchase Agreement and the Convertible Notes, and also has an indirect, non-controlling beneficial interest in each Convertible Notes Purchaser.

SoftBank is a subordinated lender to Legacy Airspan under the term loan agreement, dated February 9, 2016, as amended by amendments thereto, including Amendment No. 5 thereto dated as of December 30, 2020 (the “SoftBank Working Capital Agreement”). At December 31, 2022, there was approximately $41.5 million aggregate principal amount of indebtedness outstanding under the SoftBank Working Capital Agreement. The SoftBank Working Capital Agreement bears interest at a rate of 9% per annum. Since January 1, 2021, we have paid no principal and have accrued, but not yet paid any interest, under the SoftBank Working Capital Agreement.

We derived approximately $0.2 million in revenue from sales of products and services to SoftBank from January 1, 2022 through December 31, 2022.

Pendrell Corporation (“Pendrell”)

Pendrell is a lender under the Fortress Credit Agreement and through affiliates, prior to Closing, held warrants to purchase an aggregate of 8,130 shares of Legacy Airspan’s Series H Senior Preferred Stock at a price of $61.50 per share expiring on December 30, 2025. Prior to the Closing, Pendrell also owned an aggregate of 16,260 shares of Legacy Airspan’s Series H Senior Preferred Stock.

Reliance

We are a supplier of products to Reliance. Reliance has accounted for approximately $26.8 million of our revenues between January 1, 2022 through December 31, 2022. Prior to the Closing, Reliance held an aggregate of 162,602 shares of Legacy Airspan’s Series D Preferred Stock.

Mr. Mathew Oommen, our director, is affiliated with Reliance.

Foxconn Technology Group (“Foxconn”)

Foxconn is our principal manufacturing supplier and has extensive commercial relationships with our company. In the period from January 1, 2022 to December 31, 2022, we paid Foxconn approximately $60.0 million. Prior to Closing, Foxconn affiliated entities held an aggregate of 96,699 shares of Legacy Airspan’s Series E Senior Preferred Stock (held by ICREATE Investments Limited) and 113,821 shares of Legacy Airspan’s Series G Senior Preferred Stock (held by Fii USA Inc.).

New Beginnings

In September 2020, the Sponsor purchased 2,156,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. On October 20, 2020, New Beginnings effected a stock dividend resulting in the Sponsor holding 2,875,000 Founder Shares, representing an adjusted purchase price of approximately $0.009 per share. The Founder Shares, after giving effect to the stock dividend, included an aggregate of up to 375,000 shares of Common Stock subject to forfeiture if the over-allotment option with respect to the IPO was not exercised by the underwriters in full. In connection with the underwriters’ full exercise of their over-allotment option in November 2020, the 375,000 shares were no longer subject to forfeiture.

The Sponsor has agreed not to transfer, assign or sell its Founder Shares until the earlier of (i) one year after the date of the consummation of the Business Combination or (ii) the date on which the closing price of our shares of Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

In September 2020, New Beginnings issued an unsecured promissory note to the Sponsor, pursuant to which New Beginnings could borrow up to an aggregate principal amount of $200,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2020 or the closing of the IPO. The loan would be repaid upon the closing of the IPO out of the offering proceeds not held in New Beginnings’ trust account. On November 2, 2020, New Beginnings repaid $120,000 to the Sponsor.

Contemporaneously with the execution of the Business Combination Agreement, on March 8, 2021, the Sponsor entered into a Sponsor Support Agreement with Legacy Airspan and New Beginnings (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed, among other things, subject to the terms and conditions of the Sponsor Support Agreement, (a) to forfeit 125,000 shares of our Common Stock held by the Sponsor immediately prior to the Closing, (b) to vote all shares of Common Stock held by the Sponsor at such time in favor of the approval and adoption of the Business Combination Agreement and approval of the Business Combination and the other related proposals, (c) to abstain from exercising any redemption rights with respect to any shares of Common Stock held by Sponsor and (d) that it would not transfer any of the shares of Common Stock held by the Sponsor or otherwise agree to transfer such shares, except pursuant to the Sponsor Support Agreement. The Sponsor Support Agreement terminated at the Closing.

Related Party Transactions Policies

Our Code of Business Conduct and Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our Board (or the audit committee). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also expect to require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

MANAGEMENT

Executive Officers and Directors

The following sets forth certain information, as of December 31, 2022, concerning our directors and executive officers.

Name	Age	Position
Eric D. Stonestrom	61	Chief Executive Officer, Chairman of the Board of Directors
Glenn Laxdal	62	President and Chief Operating Officer
David Brant	59	Senior Vice President and Chief Financial Officer
Henrik Smith-Petersen	58	Chief Sales and Marketing Officer
Uzi Shalev	64	Chief Technology Officer
Eli Leizerovitz	59	Head of Products
Bandel L. Carano	61	Director
Michael T. Flynn	74	Director
Thomas S. Huseby	75	Director
Scot B. Jarvis	62	Director
Michael Liebowitz	54	Director
Mathew Oommen	54	Director
Divya Seshamani	44	Director
Dominique Trempont	69	Director

Management

Eric D. Stonestrom joined us as Executive Vice President and Chief Operating Officer in January 1998. In May 1998, he was named President and Chief Executive Officer, as well as a member of the board of directors of Legacy Airspan. Mr. Stonestrom remained President until the appointment of Glenn Laxdal as President in January 2022. In February 2022, Mr. Stonestrom was appointed Chairman of the Board. In May 2023, Mr. Stonestrom resigned as President and Chief Executive Officer and was appointed Executive Chairman of the Company. From 1995 to January 1998, Mr. Stonestrom was employed by DSC Communications Corporation (“DSC”), a provider of telecommunications equipment and services, as a Vice President of operating divisions, including our product line. From 1984 until 1995, Mr. Stonestrom worked at telecommunications corporations Bell Laboratories and AT&T in a variety of positions. He received B.S., M.S. and M. Eng. degrees in 1982, 1983 and 1984, respectively, from the College of Engineering at the University of California at Berkeley. Mr. Stonestrom’s industry experience, leadership abilities and strategic insight make him a valued member of the Board.

Glenn Laxdal was appointed as our President and Chief Operating Officer in January 2022. In May 2023, Mr. Laxdal was appointed President and Chief Executive Officer of Company, as well as a member of the Board. Mr. Laxdal previously served since 2017 as senior vice president and general manager at Infinera Corp., a provider of connectivity solutions (“Infinera”), where he was responsible for Infinera’s product business. Prior to joining Infinera, Mr. Laxdal was head of network products in North America for Ericsson from 2016 to 2017, overseeing strategy, product management and solution development. Mr. Laxdal also served as chief technology officer and head of strategy for Ericsson North America from 2014 to 2017. Prior to Ericsson, Mr. Laxdal served as vice president of global product management at BlackBerry Ltd. from 2009 to 2012 and prior to that held executive roles in product management and operations at Airvana, Inc. and Nortel Networks Inc. Mr. Laxdal holds an M.B.A. from the University of Toronto and a B.A. in Economics and Bachelor of Commerce degrees from the University of Saskatchewan.

David Brant joined us in January 1998 as Finance Director. He became Senior Vice President and Chief Financial Officer in January 2007. Between July 2000 and December 2005 Mr. Brant served as Vice President Finance and Controller. In December 2005 we transferred our Finance function to the United States, and he assumed an operating role leading our AS.NET division, broadening his experience across the operational functions of our company. From 1990 to 1998, Mr. Brant was employed by DSC in various financial roles, the last post as Director of European Accounting. He received a B.A. in Mathematical Economics in 1984 from Essex University and is a Fellow of the Association of Chartered Certified Accountants.

Henrik Smith-Petersen is our Chief Sales and Marketing Officer. Mr. Smith-Petersen joined us in February 1998 as Senior Director in Sales. He became Regional Vice President for Asia Pacific in April 2000, in February 2001 became President, Asia Pacific, and in February 2009 became President, Global Business Development. Prior to joining us, from July 1997 he was with DSC as Director of Business Development. At DSC he gained extensive experience developing new business and partnerships worldwide in the wireless telecommunication market. Before joining DSC, he worked for four years for AT&T’s Network Systems Group in Italy, where he developed AT&T’s operation systems business and later became Key Account Manager for Italtel, AT&T’s local partner in Milan, developing the Telecom Italia business. He received his B.Sc. in Business Economics degree from Copenhagen School of Economics in Denmark in 1990, and an M.B.A. from SDA BOCCONI University in Milan in 1992.

Uzi Shalev is our Chief Technology Officer. Mr. Shalev was our Chief Operating Officer from August 2008 until January 2022, when he was appointed as our Chief Technology Officer. Prior to being appointed Chief Operating Officer, Mr. Shalev was Vice President and General Manager of Airspan Israel. Mr. Shalev joined Marconi in January 2001 as Vice President of Engineering and was appointed as Vice President and General Manager of Airspan Israel at the acquisition in 2002. Prior to joining us, he served as Senior Vice President Engineering with RADVision, developing Voice and Video over IP products. From 1985 until 1993, Mr. Shalev worked in various projects in the Israel Aircraft Industries. Mr. Shalev holds a B.Sc. degree in Mathematics and Computer Science from the Hebrew University of Jerusalem.

Eli Leizerovitz joined us in July 2018 as Head of Products, responsible for leading our product innovation, strategy and technology. Mr. Leizerovitz has a wealth of experience in the telecommunication industry, most recently spending six years as Senior Director of Business Development at Qualcomm, heading business development for Qualcomm’s Cellular Infrastructure Products. Prior to joining Qualcomm, Mr. Leizerovitz spent a combined 11 years as Vice President of Sales at DesignArt Networks and Vice President of Sales and Business Development at Provigent. Mr. Leizerovitz has also held Sales, Business Development and Project Management positions at Nice Systems and Tadiran Spectralink. Mr. Leizerovitz holds a B.Sc. degree in Electrical & Computer Engineering from the Technion and an M.B.A. degree from Tel-Aviv University.

Non-employee Directors

Bandel L. Carano joined the Legacy Airspan board of directors in September 2006. Mr. Carano, who was a member of the Legacy Airspan board of directors from January 1998 to February 2001, has been a general partner of Oak Investment Partners, a multi-stage venture capital firm, since 1987. Mr. Carano also serves on the board of directors of Centric Software, NextNav (NN:NASDAQ) and nLight, and previously served on the board of directors of NeoPhotonics and Kratos Defence and Security Solutions (KTOS:NASDAQ). Prior to Oak Investment Partners, Mr. Carano joined Morgan Stanley’s Venture Capital Group in 1983, where he was responsible for advising Morgan Stanley on high-tech new business development, as well as sponsoring venture investments. Mr. Carano holds a B.S. and an M.S. in Electrical Engineering from Stanford University. Mr. Carano’s board experience and experience as a venture capital investor in technology companies make him a valued member of the Board.

Michael T. Flynn joined the Legacy Airspan board of directors in July 2001. From 1994 to 2004, Mr. Flynn served as group president of ALLTEL Corporation, an integrated telecommunications provider of wireline and wireless telephony, Internet and high-speed data services. Prior to that, he was an officer with SBC Corp and the Bell System for 25 years. From September 2005 to June of 2018, he was a member of the board of CALIX Inc. (CALX:NYSE), a manufacturer of broadband access equipment, and participated in its successful initial public offering in 2010. Mr. Flynn also served as a director of Atlantic Tel-Networks (ATNI:NASDAQ) from June of 2010 to June of 2019. He has previously served as a board member of several companies resulting in successful mergers or acquisitions, including: Taqua sold to Tekelec in 2004; WebEx Communications (WEBX:NASDAQ) sold to Cisco for $3.2 billion in 2007; Bay Packets merged with GENBAND in 2006, where Mr. Flynn continued to serve until 2009; and iLinc (ILC:AMEX) sold to Broadsoft. Mr. Flynn earned his B.S. degree in Industrial Engineering from Texas A&M University in 1970. He attended the Dartmouth Institute in 1986 and the Harvard Advanced Management Program in 1988. Mr. Flynn’s business experience, mergers and acquisitions experience and board experience make him a valued member of the Board.

Thomas S. Huseby joined the Legacy Airspan board of directors in January 1998, serving as Chairman of the Board from 1998 until 2000 and a second term as Chairman from 2010 until February 2022. Since August 1997, Mr. Huseby has served as the Managing Partner of SeaPoint Ventures, a venture capital fund focused on communications infrastructure. Mr. Huseby served as a Venture Partner at Oak Investment Partners from 1997 to 2021. Prior to founding SeaPoint Ventures, Mr. Huseby was the Chairman and CEO of Metawave Communications and prior to that of Innova Corporation. Mr. Huseby has a B.A. and a B.S.I.E. from Columbia University and an M.B.A. from Stanford University. Mr. Huseby’s business experience and experience as a venture capital investor in the communications industry make him a valued member of the Board.

Scot B. Jarvis joined the board of directors of Legacy Airspan in January 2011. He joined Oak Investment Partners in 1999 as a Venture Partner after a highly successful career in management and investment roles in the wireless communications industry. A graduate of the University of Washington, Scot founded and served as the first President of Nextlink Communications, served as a Regional President of Nextel, and served as a Senior Executive with McCaw Cellular (now AT&T Wireless). More recently, Scot was the Founder of Cedar Grove Investments, a private equity firm with a focus on wireless communications. He has served or currently serves on the boards of public and private companies, including Kratos Defense and Security Solutions, Vitesse Semiconductor, Spectrum Effect and Slingshot Sports. Mr. Jarvis’ industry experience, business experience and board experience make him a valued member of the Board.

Michael Liebowitz has been a director since the inception of New Beginnings. He is an entrepreneur, private investor and seasoned business executive with extensive experience founding, acquiring, and monetizing businesses in the insurance and financial industries. Mr. Liebowitz served as President and Chief Executive Officer of Harbor Group Consulting LLC, an insurance and risk management consulting firm, from its formation in 1995 to 2018. Mr. Liebowitz currently serves as a Managing Director and Executive Vice President of Alliant Insurance Services, Inc., and President and Chief Executive Officer of the Harbor Group Division of Alliant Insurance Services Inc., which acquired Harbor Group Consulting in 2018. Mr. Liebowitz served as President and Chief Executive Officer of Innova Risk Management, a boutique real-estate insurance firm, which he acquired in 2006 in a joint venture with Douglas Elliman Real Estate and was subsequently sold in 2019. Innova is a leading provider of property and casualty insurance in the co-op and condominium markets in the New York area. In 2017, Mr. Liebowitz founded High Street Valuations, a firm that specializes in providing insurable value calculations for banks, capital market lenders, owners, and property management companies, for which he serves as President at Chief Executive Officer. Mr. Liebowitz has been a director of Douglas Elliman Inc. (NYSE: DOUG) since December 2021, and Nocopi Technologies Inc. (OTC Pink: NNUP) since October 2022. Mr. Liebowitz served on the board of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), the parent company of Ladenburg Thalmann, from January 2019 to February 2020 and the board of The Hilb Group, a leading middle market insurance agency headquartered in Richmond, Virginia, from 2011 to 2013. Since 2008, Mr. Liebowitz has served as President and Chief Executive Officer of Hallman & Lorber Associates, Inc., a firm that provides consultancy and actuarial services to qualified pension plans. In 1999, Mr. Liebowitz was a founding principal of National Financial Partners Corp. (NYSE: NFP), which was taken public in 2003 and was acquired by a controlled affiliate of Madison Dearborn Partners, LLC in 2013. Mr. Liebowitz has acted as an advisor to many of the largest financial services companies around the globe on their complex insurance matters within their investment banking/M&A groups Mr. Liebowitz is the managing member of M2AFO, LLC a family office vehicle he created in 2018. Mr. Liebowitz graduated from CW Post College-LI University with a B.S. in Finance. Mr. Liebowitz’s mergers and acquisitions experience, experience with special acquisition companies and board experience make him a valued member of the Board.

Mathew Oommen joined the board of directors of Legacy Airspan in June 2014. Mr. Oommen is President of Reliance Jio Infocomm Limited, which supports over 400 million mobile customers and an extensive set of business and consumer fiber customers. In this role, Mr. Oommen is enabling India’s digital transformation with affordable and scalable broadband connectivity, driving the creation and adoption of digital services in the emerging metaverse and digital 3.0 economy. Mr. Oommen is a member of the board of directors of Reliance Jio Infocomm Limited, the GSMA, O-RAN Alliance, and Netradyne. Prior to Reliance, Mr. Oommen was Chief Technology Officer of Sprint, responsible for product, network and technology development, systems architecture, and device development, including M2M/Connected Car services. Prior to joining Sprint in 2008, Mr. Oommen also held executive positions at Williams Communications Group/Wiltel and MCI Worldcom/Verizon. Mr. Oommen’s industry experience make him a valued member of the Board.

Divya Seshamani joined our Board in October 2021. Ms. Seshamani has served as the Managing Partner of Greensphere Capital LLP since 2011. From 2014 to 2017, she was a partner at TPG Europe LLP. A World Economic Forum Young Global Leader for her work in sustainable and impact investing, Ms. Seshamani was previously a council member of the Royal Institute of International Affairs (Chatham House) for two consecutive terms. She is currently a Non-Executive Director of Forterra PLC, a FTSE-250 British manufacturing business. She was appointed by the Secretary of State to advise the UK Government as a member of the HMG’s Council for Sustainable Business, where she leads the Net-Zero Initiative. Ms. Seshamani holds a Bachelor’s degree and Master’s degree in Politics, Philosophy and Economics from Oxford University and a Master’s in Business Administration from Harvard University. Ms. Seshamani’s experience as a private equity and venture capital investor in technology companies make her a valued member of the Board.

Dominique Trempont joined the board of directors of Legacy Airspan in May 2018. He also serves on the board of On24, a public cloud based SaaS company that provides a leading cloud-based digital experience platform that makes it easy to create, scale, and personalize engaging experiences to drive measurable business growth, as its Lead Director and chair of the Compensation and Nomination/Governance Committees, since February 2010. He serves as a board director of Daily Mail and General Trust plc, a producer of content, information analytics and events for businesses and consumers, since February 2011. He served on the board of Real Networks, a cloud based SaaS company focused on mobile applications, as its Lead director and Chair of the Risk and Audit Committee, since July 2010. He also served as a director, chair of the Audit Committee and of the Nomination and Governance Committee of Energy Recovery, Inc., a manufacturer of efficient energy recovery devices utilized in the water desalination industry, for 9 years, since July 2008. From 2005 to November 2011, Mr. Trempont served as a director of Finisar Corporation, a global company that develops and markets high-speed data communication systems and software for networking and storage. From 2006 to April 2010, Mr. Trempont served as a director and chair of the audit committee of 3Com Corporation, a network management company that was acquired by Hewlett Packard in April 2010. From 2003 to 2005, Mr. Trempont was CEO-in-Residence at Battery Ventures, a venture capital firm. Prior to joining Battery Ventures, Mr. Trempont was Chairman, President and Chief Executive Officer of Kanisa, Inc., a cloud service company focused on artificial intelligence and machine learning to enable enterprise self-service applications, from 1999 to 2002. Mr. Trempont was President and CEO of Gemplus Corporation, a smart card and Internet-of-Things focused company, from 1997 to 1999. Prior to Gemplus, Mr. Trempont worked closely with Steve Jobs on the turnaround of NeXT Software; he served as Chief Financial Officer and head of Operations of the company. Mr. Trempont began his career at Raychem Corporation, a materials science and technology company focused on telecommunications, electronics, automotive and other industries. He was an adjunct professor at INSEAD from 2010 to 2016. Mr. Trempont earned an undergraduate degree in Economics from College St. Louis (Belgium), a B.A. with high honors in Business Administration and Software Engineering (LSM) from the University of Louvain (Belgium) and a master’s degree in Business Administration from INSEAD (France/Singapore). Mr. Trempont’s industry and board experience make him a valued member of the Board. In addition, Mr. Trempont’s background and skills qualify him to serve as an audit committee financial expert.

Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:

●	we have independent director representation on our audit, compensation and nominating and corporate governance committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC; and

●	we have implemented a range of other corporate governance best practices, including a robust director education program.

Composition of the Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board is staggered in three classes, with three directors in Class I (Mathew Oommen, Eric D. Stonestrom and Divya Seshamani), three directors in Class II (Bandel L. Carano, Michael T. Flynn and Scot B. Jarvis), and three directors in Class III (Thomas S. Huseby, Michael S. Liebowitz and Dominique Trempont). Currently, Messrs. Carano, Flynn, Jarvis, Huseby, Liebowitz and Trempont and Ms. Seshamani are independent under NYSE American listing standards and applicable SEC rules.

Board Committees

Our Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. We have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Audit Committee

Our audit committee is responsible for, among other things:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

Our audit committee consists of Ms. Seshamani and Messrs. Liebowitz and Trempont, with Mr. Trempont serving as chair. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Our Board has affirmatively determined that Ms. Seshamani and Messrs. Liebowitz and Trempont each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE American rules. Each member of our audit committee also meets the financial literacy requirements of NYSE American listing standards. In addition, our Board has determined that Mr. Trempont qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. Our Board has adopted a written charter for the audit committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our compensation committee consists of Messrs. Flynn, Huseby and Jarvis, with Mr. Jarvis serving as chair. Our Board has affirmatively determined that Messrs. Flynn, Huseby and Jarvis each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE American rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our Board has adopted a written charter for the compensation committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

●	developing and recommending to the Board and overseeing implementation of our corporate governance guidelines;

●	coordinating and overseeing the annual self-evaluation of our Board, its committees, individual directors and management in the governance of our company; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Our nominating and corporate governance committee consists of Ms. Seshamani and Messrs. Carano, Huseby, Liebowitz and Trempont, with Mr. Huseby serving as chair. Our Board has affirmatively determined that Ms. Seshamani and Messrs. Carano, Huseby, Liebowitz and Trempont each meet the definition of “independent director” under the NYSE American rules. Our Board has adopted a written charter for the nominating and corporate governance committee, which is available on our corporate website. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our Board believes its administration of its risk oversight function has not negatively affected our Board’s leadership structure.

Stockholders Agreement

On August 13, 2021, the Sponsor and certain stockholders of Legacy Airspan entered into the Stockholders Agreement with us, which provides, among other things, that, from and after the Closing and until such time as the Sponsor beneficially owns less than 1,535,000 shares of our Common Stock, the Sponsor will have the right to nominate the Sponsor Director, who is initially Michael Liebowitz. The Stockholders Agreement also provides that for so long as the Sponsor Director is an independent director, the Sponsor Director will be appointed to, and serve on, the nominating and corporate governance committee of the Board (or, if there is no nominating and corporate governance committee of the Board, such other committee of the Board that is primarily responsible for nominating and corporate governance matters).

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is available on our corporate website. In addition, we have posted on our corporate website all disclosures that are required by law or the NYSE American listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation of Directors and Officers

Our executive compensation program reflects our compensation policies and philosophies, as they may be modified and updated from time to time.

Decisions with respect to the compensation of our executive officers, including our named executive officers, is made by the compensation committee of the Board. Our executive compensation programs for 2021 are further described below under “Executive Compensation.”

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our named executive officers.

In 2022, our “named executive officers” and their positions were as follows:

●	Eric. D. Stonestrom, Chief Executive Officer and Chairman of the Board of Directors;

●	Glenn Laxdal, Senior Vice President & Chief Operating Officer; and

●	Uzi Shalev, Chief Technical Officer.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Eric D. Stonestrom,	2022	$561,346	$31,050	$2,289,050	$1,159,805	$-	$10,753	$4,052,004

Chief Executive Officer and Chairman of the Board of Directors	2021	$512,922	$216,945	$6,825,000	$851,245	$7,000,000	$169,113	$15,575,225

Glenn Laxdal, Senior Vice President & Chief Operating Officer	2022	$378,480	$-	$2,729,252	$2,729,587	$-	$2,992	$5,840,311

Uzi Shalev Chief Technical Officer	2022	$296,859	$8,781	$1,144,525	$840,374	$-	$36,072	$2,326,611

(1)	The amounts in this column for 2022 represent the aggregate grant date fair value of restricted stock awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718. See Note 18 to the audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions used in determining the grant date fair value of our equity awards.
(2)	The amounts in this column represent the aggregate grant date fair value of option awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718. See Note 18 to the audited consolidated financial statements included elsewhere in this prospectus for a discussion of the assumptions used in determining the grant date fair value of our equity awards.
(3)	The amounts in this column represent amounts paid pursuant to the MIP in connection with the Closing of the Business Combination.
(4)	The amounts in this column represent our matching contributions under our 401(k) plan and benefits allowance of $26,913 for Mr. Shalev.

Narrative Disclosure to Summary Compensation Table

We have historically provided compensation for our named executive officers by way of base salary and bonus, both of which are provided under the named executive officer’s employment agreement, as well as equity awards.

Employment Agreements and Offer Letters

All of our named executive officers are employed with employment agreements.

Eric Stonestrom, Chief Executive Officer

Mr. Stonestrom’s base salary under his amended employment agreement, dated May 18, 2023, is subject to periodic review and adjustment by our Board. Additionally, Mr. Stonestrom is eligible to receive certain bonus compensation under our bonus plan at a target of 60% of his base salary and is eligible to receive grants under our equity compensation plans. Mr. Stonestrom’s employment agreement has no specified term. See the caption “Potential Payments Upon Termination or Change in Control” for details regarding potential severance payments.

Glenn Laxdal, Senior Vice President & Chief Operating Officer

Mr. Laxdal’s base salary under his offer letter, effective as of January 24, 2022, is subject to periodic review and adjustment. Additionally, Mr. Laxdal is eligible to receive certain bonus compensation under our bonus plan at a target of 50% of his base salary and is eligible to receive grants under our equity compensation plans. Mr. Laxdal’s employment agreement has no specified term. See the caption “Potential Payments Upon Termination or Change in Control” for details regarding potential severance payments.

Uzi Shalev, Chief Technical Officer

Mr. Shalev’s base salary under his offer letter, dated August 16, 2016, is subject to periodic review and adjustment. In addition he receives an allowance of 10.5% of his base salary for benefits. Additionally, Mr. Shalev is eligible to receive certain bonus compensation under our bonus plan based on Company performance as decided by the Board of Directors (or sub-committee thereof) in their sole discretion. Mr. Shalev’s employment agreement has no specified term. See the caption “Potential Payments Upon Termination or Change in Control” for details regarding potential severance payments.

Equity Awards

We have historically offered stock options and restricted stock awards to our named executive officers, as the long-term incentive component of our compensation program. Our stock options generally allow employees to purchase shares of common stock at a price equal to the fair market value of that common stock on the date of grant. Our restricted stock awards generally remain subject to forfeiture until the risks of forfeiture lapse according to their terms. Historically, restricted stock awards vested upon the earlier of either of the following events that occurred on or prior to the 10th anniversary of the date of grant: (i) the date of a change in control; or (ii) the effective date of an initial public offering. In connection with the Closing of the Business Combination, the provisions of our outstanding restricted stock awards were amended to provide that vesting would occur on the earliest to occur of (a) August 13, 2022, (b) death, (c) disability and (d) qualifying separation, provided that the holder continues to be employed by us, or continues to be a director of ours, through such date or event.

Executive compensation

The following table sets forth the options to purchase shares of common stock granted to our named executive officers during 2022.

Named Executive Officer	2022 Stock Options Granted
Eric D. Stonestrom	477,286
Glenn Laxdal	733,760
Uzi Shalev	345,833

These stock options were granted on January 24, 2022 for Mr. Laxdal and on May 13, 2022 for Mr. Stonestrom and Mr. Shalev and vest as to 25% of the shares on the first anniversary of the date of grant, and shall vest monthly as to 1/48 of the shares for each of the 36 months following the first anniversary of the date of grant, such that the stock option is fully-vested in four years.

The following table sets forth the restricted stock awards granted to our named executive officers during 2022.

Named Executive Officer	2022 Restricted Stock Awards Granted
Eric D. Stonestrom	838,480
Glenn Laxdal	733,670
Uzi Shalev	419,240

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table provides information regarding outstanding equity awards for our named executive officers as of December 31, 2022.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Eric D. Stonestrom	5/13/22	-	477,286	$2.43	5/13/32
	4/26/22					838,480	$1,098,409	(5)
	1 /28/21(2)	64,848	70,485	$6.29	1/28/31
	2 /11/20(2)	192,613	79,311	$3.96	2/11/30
	1 /29/19(2)	283,939	6,041	$5.42	1/29/29
	4 /27/17(2)	234,739	-	$3.36	4/27/27
	2 /3/16(2)	111,566	-	$2.66	2/3/26
	1 /29/15(2)	83,334	-	$2.53	1/29/25
	11 /4/14(2)	103,957	-	$2.53	11/4/24
	6 /9/14(2)	194,803	-	$1.95	6/9/24

Glenn Laxdal	1/24/22	-	733,760	$3.72	1/24/32	733,670	$961,108	(5)

Uzi Shalev	5/13/22	-	345,833	$2.43	5/13/32
	4/26/22					419,240	$549,204
	1 /28/21(4)	15,162	16,479	$6.29	1/28/31
	2 /11/20(4)	42,259	17,401	$3.96	2/11/30
	1 /29/19(4)	70,985	1,510	$5.42	1/29/29
	4 /27/17(4)	58,685	-	$3.36	4/27/27
	2 /3/16(4)	27,897	-	$2.66	2/3/26
	1 /29/15(4)	20,831	-	$2.53	1/29/25
	11 /4/14(4)	25,982	-	$2.53	11/4/24
	6 /9/14(4)	72,080	-	$1.95	6/9/24

(1)	Represents MIP RSUs granted at the Closing of the Business Combination. Vests on the earliest to occur of (i) August 13, 2022, (ii) the MIP Participant’s death, (iii) the MIP Participant’s disability and (iv) the MIP Participant’s qualifying separation, provided that the MIP Participant continues to be employed by us, or continues to be a director of ours, through such date or event. The MIP RSUs vested on August 13, 2022.

(2)	Vests (subject to continued service) as to 25% on first anniversary of grant date, and in 36 equal monthly installments thereafter, with all remaining unvested options vesting upon a change in control.
(3)	Originally vested upon the earlier of either of the following events that occurred on or prior to the 10th anniversary of the date of grant: (i) the date of a change in control; or (ii) the effective date of an initial public offering. At Closing, the vesting restrictions with respect to these restricted stock awards were revised to provide that the restricted stock will vest in full on the earliest to occur of (i) August 13, 2022, (ii) the holder’s death, (iii) the holder’s disability and (iv) the holder’s qualifying separation, provided that the holder continues to be employed by us, or continues to be a director of ours, through such date or event.
(4)	Vests (subject to continued service) as to 25% on first anniversary of grant date, and in 36 equal monthly installments thereafter, with 50% of any remaining unvested options vesting upon a change in control.
(5)	Valued at $1.31 per share, the closing market price of one share of Common Stock on the NYSE American on December 30, 2022, the last trading day of 2022.

Retirement Benefits

We maintain a 401(k) retirement savings plan for our U.S.-based employees, including Mr. Stonestrom, Mr. Laxdal and Mr. Shalev. Mr. Stonestrom, Mr. Laxdal and Mr. Shalev is eligible to participate in the 401(k) plan on the same terms as other full-time employees, including employer matching contributions.

Potential Payments Upon Termination or Change in Control

Name	Amount Paid on Our Terminating the Employment Contract without Cause(4)
Eric D. Stonestrom(1)	$567,500 (equivalent to 12 months’ base salary)
Glenn Laxdal(2)	$410,020 (equivalent to 12 months’ base salary)
Uzi Shalev(3)	$163,461 (equivalent to 6 months’ base salary plus 6 months’ allowance)

(1)	On involuntary termination of Mr. Stonestrom’s contract he is entitled to receive severance of 12 months’ base salary. On February 8, 2022, Mr. Stonestrom’s base salary under his employment agreement was increased to $567,500 per year.
(2)	Under Mr. Laxdal’s current offer letter, which became effective January 24, 2022, in the event of termination of Mr. Laxdal (as defined in his employment agreement) his employment with Airspan will be “at-will,” meaning either Mr. Laxdal or Airspan have the right to terminate the employment relationship at any time, with or without notice, and for any reason (or no reason) not prohibited by law. Although Mr. Laxdal’s compensation, benefits, duties and responsibilities are subject to change at any time, the at-will nature of his employment with Airspan may only be altered by an express written agreement signed by Mr. Laxdal and Airspan’s CEO. If Airspan terminates Mr. Laxdal’s employment, he will be entitled to a severance payment of twelve (12) months base salary.
(3)	Under Mr. Shalev’s current offer letter, which became effective August 16, 2016, if the Company terminates Mr. Shalev’s employment other than for “Cause” or if Mr. Shalev terminates his employment with “Good Reason” while he is based in the US, after August 15, 2017, he will be entitled to a separation payment to be paid over a six-month period following such termination, equal to 6 months of his base salary plus allowance as of the date of termination.
(4)	The termination payment arrangements for the named executive officers were individually negotiated with each named executive officer at different time periods. We do not have a policy or set parameters for such arrangements and do not believe that such arrangements materially affected the other compensation elements for the named executive officers.

Upon the occurrence of a “change in control”, as defined in our stock option agreements under our equity compensation plans, the following provisions apply to option awards under our equity compensation plans:

Upon the occurrence of a “change in control” (as defined below), if we or any successor, assign, or purchaser thereof does not either: (a) continue the option (as adjusted, if necessary, to retain its pre-“change in control” economic value and aggregate “spread” between the option shares’ fair market value and exercise price) or (b) grant a new option of at least equivalent economic value, aggregate “spread,” and other terms and conditions as the pre-“change in control” option, then an additional 50 percent (100 percent in the case of options granted to Mr. Stonestrom and Mr. Brant) of any remaining unvested options will automatically vest. In the case of options granted to Mr. Stonestrom and Mr. Brant, if there is a “change in control” and we or any successor, assign, or purchaser thereof either: (i) continues the option (as adjusted, if necessary, to retain its pre-“change in control” economic value and aggregate “spread” between the option shares’ fair market value and exercise price) or (ii) grants a new option of at least equivalent economic value, aggregate “spread,” and other terms and conditions as the pre-“change in control” option, and within two years of the effective date of the “change in control” either optionee’s employment is terminated, or the optionee voluntarily terminates their employment with good reason, then 100 percent of any remaining options will automatically vest. All such vested options may be exercised (together with any other previously or subsequently vested options) until the later of (A) the date related to termination of the employee, or (B) one year from such “change in control”, but in no event longer than ten years from the original date of grant.

A “change in control” as defined in the stock option agreements under our equity compensation plans means any consolidation or merger of us with or into another corporation or entity (after which our pre-existing stockholders do not own a majority of the outstanding shares of the surviving entity), an acquisition or sale of substantially all of our assets or a sale of stock in a single transaction (or several related transactions) to one person (or a group acting together) who, as a result of such transaction, shall own more than 50% voting control of us, or any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Legacy Airspan 2009 Omnibus Equity Compensation Plan

At the Closing, we assumed Legacy Airspan’s 2009 Omnibus Equity Compensation Plan (the “Legacy Airspan Plan”) and the options to purchase Legacy Airspan capital stock granted thereunder that were outstanding immediately prior to the Closing were converted into options to purchase an aggregate of 5,815,796 shares of Common Stock and the shares of Legacy Airspan restricted stock granted thereunder that were outstanding immediately prior to the Closing were converted into an aggregate of 345,471 shares of restricted Common Stock. We have not granted and will not grant any awards under the Legacy Airspan Plan following the Closing.

Airspan Networks Holdings Inc. 2021 Stock Incentive Plan

At the 2022 annual meeting of the stockholders of the Company, the Company’s stockholders considered and approved the Airspan Networks Holdings Inc. Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan authorizes the compensation committee of the Board to provide incentive compensation to eligible employees, officers, non-employee directors, consultants, independent contractors or advisors providing services to us, or any person to whom we extend an offer of employment or engagement, in the form of stock options, stock appreciation rights, restricted stock, RSUs, dividend equivalents and other stock-based awards. The 2021 Plan authorizes the issuance of up to 11,651,168 shares of Common Stock, plus any shares of our Common Stock subject to outstanding awards under the Legacy Airspan Plan that are forfeited or reacquired by us due to termination or cancellation.

Director Compensation

During the year ended December 31, 2022, we paid our non-management directors the annual fees set forth below:

●	Board fees of $50,000 per year;

●	Board Chair fee of $45,000 per year;

●	Audit Committee member fees of $12,500 per year with the Audit Committee Chair earning $25,000 per year;

●	Compensation Committee member fees of $7,500 per year, with the Compensation Committee Chair earning $15,000 per year;

●	Nominating and Corporate Governance Committee member fees of $5,000 per year, with the Nominating and Corporate Governance Committee Chair earning $10,000 per year; and

●	Technology and Cyber Security Committee member fees of $7,500 per year, with the Technology and Cyber Security Committee Chair earning $15,000 per year.

●	Special Committee member fees of $800 per meeting.

In addition, Mr. Huseby receives an annual retainer of $115,000 for his role as adviser to the Chairman of the Board. Mr. Stonestrom does not receive any compensation for his services as a director.

The following table provides information on the compensation of our non-management directors in fiscal 2022.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Bandel L. Carano	$-	$-
Michael T. Flynn	79,875	79,875
Thomas S. Huseby	213,800	213,800
Scot B. Jarvis	65,000	65,000
Michael Liebowitz	67,500	67,500
Mathew Oommen	-	-
Divya Seshamani	82,500	82,500
Dominique Trempont	96,300	96,300

As of December 31, 2022, Mr. Flynn had 25,359 and Mr. Huseby had 38,424 restricted Common Stock awards outstanding. As of December 31, 2022, Mr. Flynn had restricted stock units with respect to 77,923 shares of Common Stock outstanding, Mr. Huseby had restricted stock units with respect to 195,173 shares of Common Stock outstanding and Messrs. Carano, Jarvis, Liebowitz, Oommen and Trempont and Ms. Seshamani each had restricted stock units with respect to 20,173 shares of Common Stock outstanding. In addition, the following stock options were outstanding and held by our directors: Mr. Flynn, 104,380; Mr. Huseby, 288,401; Mr. Jarvis, 70,976; and Mr. Trempont, 79,304.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Certificate of Incorporation and our Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Capital Stock

The Certificate of Incorporation authorizes the issuance of 250,000,000 shares of Common Stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of March 1, 2023, there were 74,582,349 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of our Common Stock possess all voting power for the election of our directors and all other matters submitted to a vote of our stockholders. Holders of our Common Stock have one vote in respect of each share of stock held by such holder on matters to be voted on by stockholders. Except as otherwise required by law, holders of our Common Stock, as such, are not entitled to vote on any amendment to the Certificate of Incorporation (including any preferred stock designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of our preferred stock if the holders of such affected series of our preferred stock are entitled to vote on such amendment pursuant to the Certificate of Incorporation (including any preferred stock designation) or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of our preferred stock, holders of our Common Stock are entitled to receive dividends when, as and if declared by the Board, payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of our preferred stock having liquidation preferences, if any, our remaining assets of whatever kind available for distribution will be distributed to the holders of our Common Stock ratably in proportion to the number of shares of our Common Stock held by them and to the holders of any outstanding series of our preferred stock entitled thereto. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of capital stock, securities or other consideration) of all or substantially all of our assets or a merger involving us and one or more other entities (whether or not we are the entity surviving such merger) will not be deemed to be us dissolving, liquidating or winding up our affairs.

Preemptive or Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of our Common Stock have equal dividend, distribution, liquidation and other rights, and have no preference or appraisal rights, except for any appraisal rights provided by the DGCL. Furthermore, holders of our Common Stock have no preemptive rights and there are no conversion, sinking fund or redemption rights, or rights to subscribe for any of our securities. The rights, powers, preferences and privileges of holders of our Common Stock are subject to those of the holders of any shares of our preferred stock that the Board may authorize and issue in the future.

Election of Directors

The Board is divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

The Certificate of Incorporation provides that shares of our preferred stock may be issued from time to time in one or more series. The Board is authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of our preferred stock. The Board is able to, without stockholder approval, issue our preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of the Board to issue our preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management.

We have no preferred stock outstanding at the date hereof.

Public Warrants and Private Placement Warrants

As of December 31, 2022, there were 11,500,000 Public Warrants and 545,000 Private Placement Warrants outstanding. Each whole Public Warrant and Private Placement Warrant entitles the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 3, 2021. The Public Warrants and Private Placement Warrants will expire on the fifth anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Public Warrants and Private Placement Warrants will not be exercisable for cash unless we have an effective and current registration statement covering the shares of Common Stock issuable upon exercise of such Warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of our Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of our Common Stock for the ten trading days ending on the trading day prior to the date of exercise.

We may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per Public Warrant, (i) at any time after the Public Warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of Public Warrants after the Public Warrants become exercisable, (iii) if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the Public Warrants become exercisable and ending on the third trading day prior to the notice of redemption to holders of Public Warrants, and (iv) if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Public Warrants.

The right to exercise will be forfeited unless the Public Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of Public Warrants will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Public Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of such Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of our Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants.

The exercise price and number of shares of our Common Stock issuable on exercise of the Public Warrants and the Private Placement Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Public Warrants and Private Placement Warrants will not be adjusted for issuances of shares of our Common Stock at a price below their respective exercise prices.

No fractional shares will be issued upon exercise of the Public Warrants or Private Placement Warrants. If, upon exercise of the Public Warrants or Private Placement Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of our Common Stock to be issued to the warrant holder.

Post-Combination Warrants

At Closing, we issued Post-Combination Warrants exercisable for 9,000,000 shares of our Common Stock. The Post-Combination Warrants issued pursuant to the Post-Combination Warrant Agreement include: (i) 3,000,000 Post-Combination $12.50 Warrants; (ii) 3,000,000 Post-Combination $15.00 Warrants; and (iii) 3,000,000 Post-Combination $17.50 Warrants. As of December 31, 2022, there were 3,000,000 Post-Combination $12.50 Warrants, 3,000,000 Post-Combination $15.00 Warrants, and 3,000,000 Post-Combination $17.50 Warrants outstanding. The Post-Combination Warrants may only be exercised during the period commencing on the Closing and terminating on the earlier of (i) August 13, 2023 and (ii) the redemption date, as further described below, for a price of $12.50 per Post-Combination $12.50 Warrant, $15.00 per Post-Combination $15.00 Warrants and $17.50 per Post-Combination $17.50 Warrant.

We, at our option, may redeem all, but not less than all, of our Post-Combination $12.50 Warrants, at the price of $0.01 per Post-Combination $12.50 Warrant if the last sales price of our Common Stock reported has been at least $12.50 per share, subject to adjustment per the terms of the Post-Combination $12.50 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination $12.50 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. We may, at our option, redeem all, but not less than all, of our Post-Combination $15.00 Warrants, at the price of $0.01 per Post-Combination $15.00 Warrant if the last sales price of our Common Stock reported has been at least $15.00 per share, subject to adjustment per the terms of the Post-Combination $15.00 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination $15.00 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. We may, at our option, redeem all, but not less than all, of the Post-Combination $17.50 Warrants, at the price of $0.01 per Post-Combination $17.50 Warrant if the last sales price of our Common Stock reported has been at least $17.50 per share, subject to adjustment per the terms of the Post-Combination $17.50 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination $17.50 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. We must mail a notice of redemption to the holders of our Post-Combination Warrants being redeemed not less than 30 days prior to the redemption date. We may only exercise our option to redeem our Post-Combination Warrants if there is an effective registration statement covering the shares of our Common Stock issuable upon exercise of the Post-Combination Warrants, and a current prospectus relating thereto, during the 30-day redemption period. The Post-Combination Warrants may be exercised for cash, or on a cashless basis, at any time after the notice of redemption has been given by us prior to the redemption date.

The exercise price and number of shares of our Common Stock issuable on exercise of the Post-Combination Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of the Post-Combination Warrants.

Customer Warrants

On March 5, 2021, Legacy Airspan entered into the Customer Agreement with the Customer, which became effective on the Closing Date. The Customer Agreement provides for the issuance of the Customer Warrants to purchase up to 100,000 shares of Common Stock at price of $10.00 per share, subject to adjustment as discussed below. The Customer Warrants will vest during the 36 months following the date that the Customer or its affiliates order certain eligible products under its commercial agreement with us, with the Customer Warrants vesting for one share of Common Stock for every $200 in gross purchase orders placed by the Customer or its affiliates. A vested Customer Warrant may be exercised only during the period commencing on the date of the Customer Agreement and terminating on the fifth anniversary of the issuance of such Customer Warrant, at 5:00 p.m., New York City time, subject to extension in certain limited circumstances. As of April 12, 2022, no Customer Warrants had vested or were exercisable.

The Customer may exercise the Customer Warrants on a cashless basis. In the event of such a cashless exercise, the Customer would pay the exercise price by surrendering the Customer Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Customer Warrants, multiplied by the excess, if any, of the “fair market value” (as defined below) over the exercise price of the Customer Warrants by (y) the fair market value. The “fair market value” for this purpose means the average last sale price of the shares of our Common Stock for the ten trading days ending on the third trading day prior to the date of exercise.

The exercise price and number of shares of our Common Stock issuable on exercise of the Customer Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of the Customer Warrants.

Dividends

We have not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

Listing of Securities

Our Common Stock, our Post-Combination $12.50 Warrants, our Post-Combination $15.00 Warrants and our Post-Combination $17.50 Warrants are currently listed on the NYSE American under the symbols “MIMO”, “MIMO WSA” and “MIMO WSB”, respectively. As of May 12, 2023, the Public Warrants that previously traded on the NYSE American under the symbol MIMO WS may be quoted and traded in the over-the-counter market under the new ticker symbol MIMWW.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our Common Stock and the warrant agent for our Post-Combination Warrants is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions of Delaware Law

Classified Board of Directors

The Certificate of Incorporation provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of our authorized but unissued and unreserved Common Stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of our capital stock is not able to amend our Bylaws or remove directors without holding a meeting of stockholders called in accordance with our Bylaws. This restriction does not apply to actions taken by the holders of any series of our preferred stock to the extent expressly provided in the applicable preferred stock designation. Further, the Certificate of Incorporation provides that, subject to any special rights of the holders of our preferred stock, only the Board, the chairperson of the Board or our chief executive officer may call special meetings of stockholders, thus prohibiting a holder of our Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting, except in the case of a special meeting to nominate candidates for election as directors, timely notice will mean not earlier than 120 days prior to the special meeting and not later than the later of 90 days prior to the special meeting or the 10th day following the day on which we first make public disclosure of the date of the special meeting. In the event that no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the 10th day following the day on which we first make public disclosure of the date of such annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which we first make public disclosure of the date of such annual meeting. Our Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors.

Amendment of Charter or Bylaws

Our Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least 66⅔% of the voting power of all of the shares of our capital stock entitled to vote in the election of directors, voting as one class. The affirmative vote of the holders of at least 66⅔% of the voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Certificate of Incorporation.

Board Vacancies

Any vacancy on the Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of our preferred stock. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, the Stockholders Agreement or our Bylaws, in the event of a vacancy in the Board, the remaining directors may exercise the powers of the full Board until the vacancy is filled.

Exclusive Forum Selection

The Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders or to our stockholders, (iii) any action arising under the Certificate of Incorporation, our Bylaws or the DGCL or (iv) any action asserting a claim against us governed by the internal affairs doctrine. In addition, the Certificate of Incorporation designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the exclusive forum provisions in the Certificate of Incorporation.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision in the Certificate of Incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Certificate of Incorporation provides that ours directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Certificate of Incorporation also permits us to purchase and maintain insurance on behalf of any officer, director, employee or agent of us for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

As of March 31, 2023, we had 250,000,000 shares of Common Stock authorized and 74,582,992 shares of Common Stock issued and outstanding. All of the shares of Common Stock issued pursuant to the Business Combination Agreement are freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our Common Stock in the public market could adversely affect prevailing market prices of our Common Stock.

Lock-up Agreements and Registration Rights

In connection with the Business Combination, on August 13, 2021, we entered into the Registration Rights and Lock-Up Agreement with the Holders. Pursuant to the terms of the Registration Rights and Lock-Up Agreement, we are obligated to file a shelf registration statement to register the resale of certain of our securities held by the Holders. In addition, subject to certain requirements and customary conditions, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering pursuant to the shelf registration statement so long as (i) the total offering price is reasonably expected to exceed $50 million or (ii) if such requesting Holder reasonably expects to sell all of the registerable securities held by such Holder in such underwritten offering pursuant to the shelf registration statement and the total offering price is reasonably expected to exceed $10 million. In the event the shelf registration statement is not effective, subject to certain requirements and limitations, including with regard to the number of demand rights that may be exercised, the Holders may demand that we file a registration statement. The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides that the Founder Shares will be locked-up for a period of one year following the Closing, subject to earlier release upon (i) the date on which the last reported sale price of our Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period or (ii) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The Registration Rights and Lock-Up Agreement also provides that (i) our securities held by certain Legacy Airspan stockholders were locked-up for a period of six months following the Closing, subject to earlier release upon (a) the date on which the last reported sale price of our Common Stock equaled or exceeded $12.50 per share for any 20 trading days within any 30-day trading period or (b) the date on which we completed a liquidation, merger, capital stock exchange or other similar transaction that resulted in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, and (ii) the Private Placement Warrants and shares of Common Stock underlying the Private Placement Units, along with any shares of Common Stock underlying the Private Placement Warrants, were locked-up for a period of 30 days following the Closing so long as such securities were held by the initial purchasers of the Private Placement Units or their permitted transferees.

For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Relationships and Related Person Transactions- Airspan - Registration Rights and Lock-Up Agreement.”

Rule 144

A person who has beneficially owned restricted shares of Common Stock or restricted Warrants for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days immediately before the sale. Persons who have beneficially owned restricted shares of Common Stock or restricted Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

●	1% of the then outstanding equity shares of the same class; or

●	the average weekly reported trading volume of Common Stock or Warrants of the same class, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, reflecting its status as an entity that is not a shell company.

Although we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company. Accordingly, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Form S-8 Registration Statement

On October 18, 2021, we filed a registration statement on Form S-8 under the Securities Act to register 4,257,718 shares of Common Stock issuable under the 2021 Plan. These shares can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of April 21, 2023, by:

●	each person who is the beneficial owner of more than 5% of issued and outstanding shares of our Common Stock;

●	each of our current named executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, which includes the power to dispose of or to direct the disposition of the security or the right to acquire such powers within 60 days. In computing the number of shares of our Common Stock beneficially owned by a person or entity and the percentage ownership, we deem outstanding shares of our Common Stock subject to options and Warrants held by that person or entity that are currently exercisable or exercisable within 60 days of March 1, 2023. We do not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

Unless otherwise indicated, and subject to applicable community property laws, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

The beneficial ownership of shares of our Common Stock is based on 74,582,349 shares of Common Stock issued and outstanding as of April 21, 2023.

Name and Address of Beneficial Owner(1)	Number of shares of Common Stock	%
Directors and Executive Officers(1)
Eric D. Stonestrom(2)	2,572,378	3.5%
Glenn Laxdal(3)	486,184	*
David Brant(4)	1,233,062	1.7%
Henrik Smith-Petersen(5)	975,107	1.3%
Uzi Shalev(6)	743,276	*
Bandel L. Carano(7)	33,079,557	44.4%
Michael T. Flynn(8)	225,326	*
Thomas S. Huseby(9)	564,582	*
Scot B. Jarvis(10)	391,278	*
Mathew Oommen	20,173	*
Dominique Trempont(11)	124,124	*
Divya Seshamani	20,173	*
Michael S. Liebowitz(12)	1,036,568	1.4%
All Directors and Executive Officers as a Group (14 individuals)(13)	41,471,788	55.6%

Five Percent Holders:
Oak Investment Partners(7)	32,949,384	44.2%
SoftBank Group Capital Limited(14)	15,721,957	21.1%

*	Less than 1%

(1)	Unless otherwise noted, the address of each beneficial owner is c/o Airspan Networks Inc., 777 Yamato Road, Suite 310, Boca Raton, Florida 33431.
(2)	Common Stock consists of (i) 837,227 shares of Common Stock; (ii) 1,453,192 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023, (iii) 279,490 shares of restricted stock units that vest within 60 days from April 21, 2023 and (iv) 2,469 shares of Common Stock issuable upon exercise of Post-Combination Warrants.
(3)	Common Stock consists of (i) 180,491 shares of Common Stock, (ii) 244,557 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023 and (iii) 61,136 restricted stock units that vest within 60 days from April 21, 2023.
(4)	Common Stock consists of (i) 290,419 shares of Common Stock, (ii) 802,649 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023, (iii) 139,745 restricted stock units that vest within 60 days from April 21, 2023 and (iv) 249 shares of Common Stock issuable upon exercise of Post-Combination Warrants.
(5)	Common Stock consists of (i) 269,690 shares of Common Stock, (ii) 565,672 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023 and (ii) 139,745 restricted stock units that vest within 60 days from April 21, 2023.
(6)	Common Stock consists of (i) 163,722 shares of Common Stock, (ii) 439,809 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023 and (iii) 139,745 restricted stock units that vest within 60 days from April 21, 2023.
(7)	Common Stock consists of (i) 28,639,059 shares of Common Stock held by Oak Investment Partners XI, Limited Partnership and Oak Investment Partners XIII, Limited Partnership (collectively, “Oak Investment Partners”); (ii) 4,310,325 shares of Common Stock issuable upon exercise of Post-Combination Warrants held by Oak Investment Partners; and (iii) 130,173 shares of Common Stock held by Mr. Carano. The address of the entities affiliated with Oak Investment Partners is 901 Main Avenue, Suite 600, Norwalk, Connecticut 06851. Mr. Carano has shared power to vote and dispose of the shares held by Oak Investment Partners. Mr. Carano disclaims beneficial ownership of the shares held by Oak Investment Partners, except to the extent of his pecuniary interest therein.
(8)	Common Stock consists of (i) 103,282 shares of Common Stock and (ii) 122,044 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023.
(9)	Common Stock consists of (i) 233,598 shares of Common Stock and (ii) 330,984 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023.
(10)	Common Stock consists of (i) 20,173 shares of Common Stock and (i) 251,910 shares of Common Stock held by Connis Point Partners, LLC, of which Mr. Jarvis is the Managing Member, (ii) 38,181 shares of Common Stock issuable upon exercise of Post-Combination Warrants held by Connis Point Partners, LLC and (iii) 81,014 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023. The address of Connis Point Partners, LLC is 3825 Issaquah Pine Lake Rd. SE, Sammamish, Washington 98075.
(11)	Common Stock consists of (i) 31,423 shares of Common Stock and (ii) 92,701 shares of Common Stock issuable on exercise of options that are exercisable within 60 days from April 21, 2023.
(12)	Common Stock consists of (i) 896,599 shares of Common Stock and (ii) 139,969 shares of Common Stock issuable upon exercise of Private Placement Warrants.
(13)	Consists of a total of (i) 4,107,272 options exercisable, (ii) 815,983 restricted stock units and (iii) 4,491,193 Warrants.
(14)	Includes 1,938,071 shares of Common Stock issuable upon exercise of Post-Combination Warrants. The address of SoftBank Group Capital Limited is 69 Grosvenor Street, London, W1K 3JP United Kingdom. Shares are subject to the irrevocable proxy and power of attorney dated March 8, 2021, as further described in this proxy statement in the section entitled “Certain Relationships and Related Person Transactions — Legacy Airspan — Equity Financings — SoftBank.”

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes equity compensation plans that were approved by our stockholders and equity compensation plans that were not approved by our stockholders as of December 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	12,079,924	(1)	3.70	(2)	2,742,509	(3)
Equity compensation plans not approved by security holders	-		-		-
Total	12,079,924		3.70		2,742,509

(1)	Represents shares of Common Stock to be issued upon the exercise of options and the vesting of restricted stock units granted under the Legacy Airspan Plan and the 2021 Plan. As a result of the Business Combination, outstanding options to purchase Legacy Airspan stock were converted into options to purchase an aggregate of 5,815,796 shares of Common Stock.
(2)	Reflects the weighted-average exercise price of outstanding options. Outstanding restricted stock units are not included as such awards do not have an exercise price.
(3)	Represents 2,742,509 shares of Common Stock available for issuance under the 2021 and the Legacy Airspan Plan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the exercise of our Warrants and the ownership and disposition of our shares of Common Stock. We refer to our Common Stock and Warrants as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our Common Stock in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the net investment income tax on certain investment income and the different consequences that may apply if you are subject to special tax rules that apply to certain types of investors, including, without limitation:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

●	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You should consult your own tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, you should consult with your own tax advisors.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE EXERCISE OF OUR WARRANTS AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH HOLDER OF OUR SECURITIES SHOULD CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. holder’s tax basis in the shares of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s tax basis in the Common Stock received would generally equal the holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. holder would be deemed to have surrendered a number of Warrants having a fair market value equal to the exercise price. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock represented by the Warrants deemed surrendered and the U.S. holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Common Stock received would equal the sum of the U.S. holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our Common Stock, including Common Stock received upon the exercise of a Warrant, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Common Stock generally will equal the U.S. holder’s acquisition cost for the Common Stock or less, in the case of a share of Common Stock, any prior distributions treated as a return of capital. In the case of any shares of Common Stock originally acquired as part of an investment unit, the acquisition cost for the share of Common Stock that was part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” above.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate for long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the long-term capital gains rate applicable to qualified dividend income.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of Common Stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our securities who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult with your own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Exercise of a Warrant. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax upon the exercise of a Warrant unless such Non-U.S. holder engages in a cashless exercise of such Warrant, the cashless exercise is treated as a taxable exchange in which gain or loss is recognized and such Non-U.S. holder is subject to U.S. federal income taxation due to the application of one or more of the bullet points listed in the following paragraph. Non-U.S. holders who engage in a cashless exercise of their Warrants should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to such Non-U.S. holder as a result of such cashless exercise.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation. However there can be no assurance in this regard. Non-U.S. holders should consult with their own tax advisors regarding the application of these rules.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes, and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” above.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock and Warrants. A Non-U.S. holder may be required to certify that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” imposes withholding of 30% on payments of dividends (including constructive dividends) on our Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States regarding FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Holders of our Common Stock should consult their own tax advisors regarding the effects of FATCA on their ownership of our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus was passed upon for us by Greenberg Traurig, P.A. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The audited financial statements of Airspan Networks Holdings Inc. included in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On August 13, 2021, the audit committee of the Board approved the engagement of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2021. Grant Thornton served as the independent registered public accounting firm of Legacy Airspan prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), New Beginnings’ independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by Grant Thornton as our independent registered public accounting firm following the consummation of the Business Combination on August 13, 2021.

Marcum’s report on New Beginnings’ financial statements as of December 31, 2020 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 20, 2020 (inception) through December 31, 2020 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, but the report was modified to contain an explanatory paragraph indicating correction of misstatements.

During the period from August 20, 2020 (inception) through December 31, 2020, and in the subsequent interim period through August 13, 2021 (the “Relevant Period”) there were no disagreements, as the term is defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K, promulgated by the SEC pursuant to the Exchange Act, with Marcum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report on New Beginnings’ financial statements.

During the Relevant Period, there were no “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act, except that in connection with New Beginnings’ internal control over financial reporting there was a material weakness. Management identified a specific deficiency related to controls over proper classification of certain Warrants that New Beginnings issued with its Initial Public Offering and private placement that constituted a material weakness in New Beginnings’ internal controls over financial reporting as of December 31, 2020. New Beginnings did not maintain effective internal controls related to the proper classification and accounting of Warrants that were a part of Initial Public Offering and private placement during the period from August 20, 2020 (inception) through December 31, 2020. This material weakness resulted in material misstatements and audit adjustments to warrant liability, common stock subject to possible redemption, common stock, additional paid-in capital, accumulated deficiency, warrant issuance costs and change in fair value of warrants to the consolidated financial statements for the period from August 20, 2020 (inception) through December 31, 2020.

During the Relevant Period, neither we, nor (to our knowledge) anyone acting on our behalf consulted with Grant Thornton with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided to us by Grant Thornton that Grant Thornton concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We provided Marcum with a copy of the foregoing disclosures and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us in response to Item 304(a) of Regulation S-K under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from Marcum is attached as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which forms a part of a registration statement we have filed with the SEC under the Securities Act with respect to the securities offered hereby, does not contain all of the information set forth in the registration statement. For further information with respect to us and our securities, reference is made to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits thereto, and which contains the annual, quarterly and current reports, proxy statements and other information that we file electronically with the SEC.

We also maintain a website at http://www.airspan.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, on our website, our annual reports on Form 10-K, proxy statements for our annual and special stockholders meetings, quarterly reports on Form 10-Q, current reports on Form 8-K, Forms 3, 4 and 5 and Schedules 13D and 13G and amendments to those documents as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

AIRSPAN NETWORKS HOLDINGS INC.

Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 2023 and 2022
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2023 and December 31, 2022	F-46
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2023 and 2022	F-47
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three months ended March 31, 2023 and 2022	F-48
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2023 and 2022	F-49
Notes to Unaudited Condensed Consolidated Financial Statements	F-51

All other financial statement schedules for Airspan Networks Holdings Inc. have been omitted because they are not applicable, or because the information required is included in the respective consolidated financial statements or notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Airspan Networks Holdings Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Airspan Networks Holdings Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2022, the Company was in default of certain debt covenants of its senior term loan agreement. As a result, the Company’s current liabilities exceed the Company’s current assets by approximately $109 million as of December 31, 2022. The Company’s business plan for 2023 requires a refinancing or waiver of the covenant requirements under the senior term loan in order to satisfy this obligation. The Company’s ability to achieve the foregoing elements of its business, which may be necessary to permit the realization of assets and satisfaction of liabilities in the ordinary course of business, is uncertain and raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grant Thornton LLP

We have served as the Company’s auditor since 2005.

Fort Lauderdale, Florida

March 16, 2023

AIRSPAN NETWORKS HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$7,253	$62,937
Restricted cash	34	185
Accounts receivable, net of allowance of $647 and $309 at December 31, 2022 and 2021, respectively	46,565	57,980
Inventory	18,556	17,217
Prepaid expenses and other current assets	17,289	18,833
Total current assets	89,697	157,152
Property, plant and equipment, net	7,351	7,741
Goodwill	13,641	13,641
Intangible assets, net	5,302	6,438
Right-of-use assets, net	5,697	6,585
Other non-current assets	3,407	3,942
Total assets	$125,095	$195,499

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$26,173	$29,709
Accrued expenses and other current liabilities	32,243	26,967
Deferred revenue	2,892	2,902
Senior term loan, current portion	40,529	3,187
Subordinated debt	11,119	10,577
Subordinated term loan - related party	41,528	-
Convertible debt	43,928	-
Current portion of long-term debt	259	275
Total current liabilities	198,671	73,617
Subordinated term loan - related party	-	37,991
Senior term loan	-	37,876
Convertible debt	-	41,343
Other long-term liabilities	7,223	20,924
Total liabilities	205,894	211,751

Commitments and contingencies (Note 16)

Stockholders’ deficit:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 74,283,026 and 72,335,952 shares issued and outstanding at December 31, 2022 and 2021, respectively	7	7
Additional paid-in capital	770,427	749,592
Accumulated deficit	(851,233)	(765,851)
Total stockholders’ deficit	(80,799)	(16,252)
Total liabilities and stockholders’ deficit	$125,095	$195,499

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share data)

	Year Ended December 31,
	2022	2021
Revenues:
Products and software licenses	$148,922	$151,172
Maintenance, warranty and services	18,337	26,111
Total revenues	167,259	177,283

Cost of revenues:
Products and software licenses	95,335	95,442
Maintenance, warranty and services	5,484	3,870
Total cost of revenues	100,819	99,312

Gross profit	66,440	77,971

Operating expenses:
Research and development	61,377	63,350
Sales and marketing	30,587	33,839
General and administrative	40,070	40,878
Amortization of intangibles	1,136	1,191
Restructuring costs	1,279	-
Total operating expenses	134,449	139,258

Loss from operations	(68,009)	(61,287)

Interest expense, net	(20,394)	(12,813)
Change in fair value of warrant liability and derivatives, net	7,085	4,116
Gain on extinguishment of debt	-	2,096
Other expense, net	(4,261)	(3,328)

Loss before income taxes	(85,579)	(71,216)

Income tax benefit	197	690

Net loss	$(85,382)	$(70,526)

Loss per share - basic and diluted	$(1.17)	$(1.09)
Weighted average shares outstanding - basic and diluted	72,782,773	64,509,718

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ deficit

(in thousands, except for share data)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2020	59,710,047	$6	$674,906	$(695,325)	$(20,413)
Net loss	-	-	-	(70,526)	(70,526)
Issuance of Series H preferred stock and warrants, net of issuance costs	-	-	647	-	647
Exercise of common stock options	327,954	-	1,074	-	1,074
Extinguishment of pre-combination warrant liability in connection with the Reverse Recapitalization	-	-	10,291	-	10,291
Business Combination and PIPE financing, net of redemptions and equity issuance costs of $27.0 million	12,297,951	1	52,097	-	52,098
Share-based compensation expense	-	-	10,577	-	10,577
Balance at December 31, 2021	72,335,952	$7	$749,592	$(765,851)	$(16,252)
Net loss	-	-	-	(85,382)	(85,382)
Issuance of restricted shares, net of shares withheld for taxes	1,947,074	-	(295)	-	(295)
Share-based compensation expense	-	-	21,130	-	21,130
Balance at December 31, 2022	74,283,026	$7	$770,427	$(851,233)	$(80,799)

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(85,382)	$(70,526)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,622	4,294
Foreign exchange gain on long-term debt	(16)	(14)
Gain on extinguishment of debt	-	(2,096)
Change in fair value of warrants and derivatives	(7,085)	(7,940)
Non-cash debt waiver and amendment fees	3,321	-
Share-based compensation expense	21,130	10,577
Loss on disposal of property, plant and equipment	-	22
Bad debt expense	638	289
Total adjustments	22,610	5,132

Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	10,777	12,352
(Increase) decrease in inventory	(1,339)	(5,198)
Decrease in prepaid expenses and other current assets	1,544	(6,547)
Increase in other operating assets	535	(105)
(Decrease) increase in accounts payable	(3,536)	(10,790)
Increase in deferred revenue	(10)	(4,619)
Increase in accrued expenses and other current liabilities	2,418	4,429
Increase in other long-term liabilities	(5,728)	616
Increase in accrued interest on long-term debt	10,947	8,571
Net cash used in operating activities	(47,164)	(66,685)

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,096)	(6,033)
Net cash used in investing activities	(3,096)	(6,033)

Cash flows from financing activities:
Repayments under senior term loan	(5,280)	-
Payment for taxes withheld on stock awards	(295)	-
Proceeds from the Business Combination, issuance of convertible debt and PIPE financing, net of issuance costs paid	-	115,501
Proceeds from the exercise of stock options	-	1,074
Proceeds from the sale of Series H stock, net	-	505
Proceeds from the issuance of Series H warrants	-	142
Net cash (used in) provided by financing activities	(5,575)	117,222

Net (decrease) increase in cash, cash equivalents and restricted cash	(55,835)	44,504

Cash, cash equivalents and restricted cash, beginning of year	63,122	18,618

Cash, cash equivalents and restricted cash, end of year	$7,287	$63,122

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(in thousands)

	Year Ended December 31,
	2022	2021
Supplemental disclosures of cash flow information
Cash paid for interest	$(6,091)	$(12,809)
Cash paid for income taxes, net of cash received from R&D tax credit refunds	$-	$(73)
Cash received from R&D tax credit refunds, net of cash paid for income taxes	$509	$-
Operating cash flows from operating leases	$(2,830)	$(3,006)
Lease liability obtained in exchange for obtaining right-of-use assets	$1,494	$796

Supplemental disclosure of non-cash financing activities:
Reclassification of redeemable convertible preferred stock warrants to additional paid-in capital	$-	$10,291
Non-cash net liabilities assumed from business combination	$-	$38

The accompanying notes are an integral part of these consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

NOTES TO Consolidated FINANCIAL STATEMENTS

1.	BUSINESS AND BASIS OF PRESENTATION

Business

On August 13, 2021 (the “Closing”), Airspan Networks Holdings Inc. (formerly New Beginnings Acquisition Corp.) (the “Company”) consummated its previously announced business combination transaction (the “Business Combination”) pursuant to the business combination agreement (the “Business Combination Agreement”), dated March 8, 2021, by and among the Company, Artemis Merger Sub Corp., a Delaware corporation and wholly-owned direct subsidiary of the Company (“Merger Sub”), and Airspan Networks Inc., a Delaware corporation (“Legacy Airspan”) (See Note 3). In connection with the Closing of the Business Combination, the Company changed its name to Airspan Networks Holdings Inc. Unless the context otherwise requires, references to “Airspan”, the “Company”, “us”, “we”, “our” and any related terms prior to the Closing of the Business Combination are intended to mean Legacy Airspan and its consolidated subsidiaries, and after the Closing of the Business Combination, Airspan Networks Holdings Inc. and its consolidated subsidiaries. In addition, unless the context otherwise requires, references to “New Beginnings” and “NBA” are references to New Beginnings Acquisition Corp., the Company’s name prior to the Closing.

The Company designs and produces wireless network equipment for 4G and 5G networks for both mainstream public telecommunications service providers and private network implementations. Airspan provides Radio Access Network (“RAN”) products based on Open Virtualized Cloud Native Architectures, that support technologies including 5G new radio (“5G NR”) and Long-Term Evolution (“LTE”), and Fixed Wireless standards, operating in licensed, lightly-licensed and unlicensed frequencies.

The market for the Company’s wireless systems includes mobile carriers, other public network operators and private and government network operators for command and control in industrial and public safety applications such as smart utilities, defense, transportation, mining and oil and gas. The Company’s strategy applies the same network technology across all addressable sectors.

The Company’s main operations are in Slough, United Kingdom (“U.K.”); Mumbai and Bangalore, India; Tokyo, Japan; Airport City, Israel; Santa Clara, California; and the Company’s corporate headquarters are in the United States (“U.S.”) in Boca Raton, Florida.

Basis of Presentation and Principles of Consolidation

The accompanying financial statements include the accounts of the Company, its wholly-owned subsidiaries and Airspan IP Holdco LLC (“Holdco”) – 99.8% owned by Airspan. Non-controlling interest in the results of operations of consolidated subsidiaries represents the minority stockholders’ share of the profit or loss of Holdco. The non-controlling interest in net assets of this subsidiary, and the net income or loss attributable to the non-controlling interest, were not recorded by the Company as they are considered immaterial. All significant inter-company balances and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The Company accounted for its investment in Dense Air Ltd. (“Dense Air”) and Dense Air Networks L.P. as an equity method investment. As of March 7, 2022, Dense Air ceased to be a related party. (See Note 24).

Liquidity

The Company has historically incurred losses from operations. In the past, these losses have been financed through cash on hand, or capital raising activities, including borrowings or the sale of newly issued shares.

The Company had $89.7 million of current assets and $198.7 million of current liabilities at December 31, 2022. During the year ended December 31, 2022, the Company used $47.2 million in cash flow from operating activities. The Company is investing heavily in 5G research and development, and the Company expects to continue to use cash from operations through the year ended December 31, 2023. Cash on hand and borrowing capacity under our Assignment Agreement, Resignation and Assignment Agreement and Credit Agreement (the “Fortress Credit Agreement”) with DBFIP ANI LLC (“Fortress”) (see Notes 12 and 13) may not allow the Company to reasonably expect to meet its forecasted cash requirements.

Going concern

The accompanying financial statements have been prepared and are presented assuming the Company’s ability to continue as a going concern. We will need to secure additional funding to meet our operations on a timely basis, to satisfy our debt covenants and, ultimately, to attain profitable operations.

In addition, as discussed in Notes 12 and 13 to the consolidated financial statements, the Company’s senior term loan and Convertible Notes require certain financial covenants to be met. The Company was not in compliance with the minimum last twelve-month EBITDA covenant and the minimum last twelve-month revenue covenant under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes as of the December 31, 2022 quarterly measurement date, and we were not in compliance with the minimum liquidity covenant under the Fortress Credit Agreement and the Fortress Convertible Note Agreement at all times from November 29, 2022, each of which is an event of default under those agreements.

The Company is seeking a waiver with respect to current breaches. However, there can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive the existing covenant breaches. Even if the Company receives a waiver with respect to such existing covenant breaches, based on management’s current forecast, absent additional financing or capital raising, the Company has concluded it is probable that the Company will not be in compliance with certain of the prospective financial covenants under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes during certain periods of the next twelve months. Accordingly, while the Company may seek future waivers from compliance with the applicable covenants in connection with such anticipated breaches, or amendments of existing financial covenants included in the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes, the Company is also pursuing alternative sources of capital so that it would be able to satisfy its prospective minimum liquidity obligations under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes. There can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive any breaches thereunder that may arise in the future or that we will otherwise be able to remedy such breaches.

In the absence of waivers or remedies of existing covenant breaches or any additional breaches that may arise in the future, the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes could (i) elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and other premiums, and institute foreclosure proceedings against the Company’s assets, (ii) elect to apply the default interest rate under the Fortress Credit Agreement and the Fortress Convertible Note Agreement and related agreements, and (iii) with respect to the Fortress Credit Agreement, elect to terminate their delayed draw commitments thereunder and cease making further loans. As a result of any of these actions, the Company could be forced into bankruptcy or liquidation. In addition, the Company’s subordinated term loan – related party (see Note 11) and subordinated debt (see Note 10) could be accelerated or required to be paid due to provisions contained within those instruments. As a result, the Company has classified its senior term loan, convertible debt, subordinated term loan and subordinated debt as current at December 31, 2022.

In order to address the need to satisfy the Company’s continuing obligations and realize its long-term strategy, management has taken several steps and is considering additional actions to improve its operating and financial results, including the following:

●	focusing the Company’s efforts to increase sales in additional geographic markets;

●	continuing to develop 5G product offerings that will expand the market for the Company’s products;

●	focusing the Company’s efforts to improve days sales outstanding to provide additional liquidity: and

●	continuing to implement cost reduction initiatives to reduce non-strategic costs in operations and expand the Company’s labor force in lower cost geographies, with headcount reductions in higher cost geographies.

There can be no assurance that the above actions will be successful. Without additional financing or capital, the Company’s current cash balance would be insufficient to satisfy repayment demands from its lenders if the lenders elect to declare the senior term loan and the senior secured convertible notes due prior to the maturity date. There is no assurance that the new or renegotiated financing will be available, or that if available, will have satisfactory terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Global Economic Conditions

The Company has experienced supply chain disruptions and inflationary impacts across our businesses, driven by the impact of the COVID-19 pandemic, the war in Ukraine and resulting economic sanctions, and general macroeconomic factors. These factors have increased our operating costs. While the Company is taking actions to respond to the supply chain disruptions, inflationary environment, and global demand dynamics, we may not be able to enact these measures in a timely manner, or the measures may not be sufficient to offset the increase in costs, which could have a material adverse impact on our results of operations.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents and restricted cash

The Company considers all highly liquid investments with an original maturity, or remaining maturity when acquired, of three months or less to be cash equivalents. Cash and cash equivalents are all maintained in bank accounts.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows (in thousands):

	December 31,
	2022	2021
Cash and cash equivalents	$7,253	$62,937
Restricted cash	34	185
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$7,287	$63,122

Restricted cash consists of cash on deposit and cash pledged as collateral to secure the guarantees described in Note 12. The cash on deposit balance reflects the remaining balance available of the senior term loan (see Note 12) that is solely for the purpose of financing the manufacture of products for a specific customer’s network. Restricted cash balances were as follows (in thousands):

	December 31,
	2022	2021
Customer and supplier guarantees	$34	$175
Landlord guarantees	-	10
Total	$34	$185

Accounts receivable

Accounts receivable represent receivables from customers in the ordinary course of business. These are recorded at the invoiced amount and do not bear interest. Receivables are recorded net of the allowance for doubtful accounts in the accompanying consolidated balance sheets. The Company evaluates the collectability of its accounts receivable based on a combination of factors, such as historical experience, credit quality, country risk, current level of business, age of the accounts receivable and current economic conditions. The Company regularly analyzes its customer accounts overdue more than 90 days, and when it becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific allowance to reduce the related receivable to the amount it reasonably believes to be collectible. When collection efforts cease or collection is considered remote, the account and related allowance are written off.

Inventory

Inventory is stated at the lower of cost or net realizable value under the average cost method. Cost includes all costs incurred in bringing each product to its present location and condition. We record inventory write-downs to net realizable value through an allowance for obsolete and slow-moving items based on inventory turnover trends and historical experience.

Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred as part of general and administrative expenses in the consolidated statements of operations. Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost, less estimated residual value, based on prices prevailing at the date of acquisition of each asset evenly over its expected useful life, as follows:

●	Plant, machinery and equipment — over 2 to 5 years

●	Furniture and fixtures — over 4 to 5 years

●	Leasehold improvements — over lesser of the minimum lease term or the useful life

Goodwill

Goodwill is the result of a business combination that occurred in 2018 (See Note 8). Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible assets and other intangible assets acquired. Goodwill is not amortized; however, it is assessed for impairment at least annually, or more frequently if triggering events occur. The Company’s annual assessment date is December 1. For purposes of the annual assessment, management initially performs a qualitative assessment, which includes consideration of the economic, industry and market conditions in addition to our overall financial performance and the performance of these assets. If our qualitative assessment does not conclude that it is more likely than not that the estimated fair value of the reporting unit is greater than the carrying value, we perform a quantitative analysis. In a quantitative test, the fair value of a reporting unit is determined based on a combination of a discounted cash flow analysis and the guideline company approach. A discounted cash flow analysis requires us to make various assumptions, including assumptions about future cash flows, growth rates and discount rates. The guideline company method develops valuation multiples by comparing the Company’s reporting units to similar publicly traded companies. Key valuation assumptions used in determining the fair value estimates of the Company’s reporting units rely on: (a) the selection of similar companies; and (b) the selection of valuation multiples as they apply to the reporting unit characteristics. The assumptions about future cash flows and growth rates are based on our long-term projections. Assumptions used in our impairment testing are consistent with our internal forecasts and operating plans. If the fair value of the reporting unit exceeds its carrying amount, there is no impairment. If not, we recognize an impairment equal to the difference between the carrying amount of the reporting unit and its fair value, not to exceed the carrying amount of goodwill.

For the annual assessments in 2022, the Company bypassed the optional qualitative impairment assessment (step zero) and performed a quantitative assessment. Based on the results of the quantitative assessment performed, the fair value of the reporting unit exceeded its carrying amount.

Intangible assets, net

The Company’s intangible assets are primarily the result of business combinations and include acquired developed technology, customer relationships, trademarks and non-compete agreements. These are amortized utilizing a straight-line method over their estimated useful lives. When establishing useful lives, the Company considers the period and the pattern in which the economic benefits of the intangible asset are consumed or otherwise used; or, if that pattern cannot be reliably determined, using a straight-line amortization method over a period that may be shorter than the ultimate life of such intangible asset. There is no residual value associated with the Company’s finite-lived intangible assets.

The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described below in “Impairment of long-lived assets.”

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset’s expected future undiscounted cash flows. Estimates of expected future cash flows represent management’s best estimate based on reasonable and supportable assumptions and projections. If the expected undiscounted future cash flows exceed the carrying value of the asset, no impairment is recognized. If the carrying value of the asset exceeds the expected undiscounted future cash flows, impairment exists and is determined by the excess of the carrying value over the fair value of the asset. Any impairment provisions recognized are permanent and may not be restored in the future. No impairment was recorded during the years ended December 31, 2022 and 2021.

Other non-current assets

Other non-current assets represent the value of funded employee severance benefit accounts and deposits issued to landlords. Eighteen employees are entitled to one month of the employee’s current salary, multiplied by the number of years of employment. The Company accrues a liability for this obligation and funds an employee severance benefit account monthly. The value of these funds is recorded in other non-current assets in the Company’s consolidated balance sheets and the liability is recorded in other long-term liabilities. The deposited funds include earnings accumulated up to the balance sheet date. The deposited funds may be withdrawn by the employee only upon the fulfilment of the obligation pursuant to labor law or agreements.

Right-of-use assets and lease liabilities

The Company has both cancelable and noncancelable operating leases for office space, vehicles, and office equipment. The Company records leases in accordance with ASC 842, Leases, (“ASC 842”). The Company records a right-of-use asset and lease liability on its consolidated balance sheet for all leases that qualify. The operating lease liability represents the present value of the future minimum lease payments over the lease term using the Company’s incremental borrowing rate at the lease commencement date. The right-of-use asset reflects adjustments for the derecognition of deferred rent and prepaid rent. Leases with an initial term of 12 months or less are not recorded on the Company’s consolidated balance sheet and are expensed on a straight-line basis over the lease term. The Company has elected to combine the lease and non-lease components into a single lease component for all of its leases. (See Note 16 for further details on the right-of-use assets and lease liabilities.)

Convertible Notes

Concurrent with the Business Combination, the Company issued convertible notes. Refer to Notes 3 and 13 for further discussion on the convertible notes. The convertible notes are accounted for as a liability under the traditional convertible debt model and measured at amortized cost under Accounting Standard Codification (“ASC”) 470-20.

The Company accounts for the embedded derivatives at fair value under ASC 815, Derivatives and Hedging (“ASC 815”). Under ASC 815, an embedded feature in a debt instrument that meets the definition of a derivative is fair valued at issuance and remeasured at each reporting period with changes in fair value recognized in earnings.

The Company evaluated the guidance in ASC 815 and concluded the conversion option is not considered indexed to the Company’s own stock. As a result, the redemption feature and conversion option were bifurcated from the Convertible Notes and are separately measured at fair value at each reporting period within other long-term liabilities in the consolidated balance sheets with changes in their respective fair values recognized in other expense, net within the consolidated statements of operations.

Common Stock Warrants and Post-Combination Warrants

The Company evaluated the public warrants (the “Public Warrants”) and private placement warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Common Stock Warrants”) issued in connection with NBA’s initial public offering, the Company’s warrants which are exercisable to purchase a share of the Company’s common stock (the “Common Stock”) at an exercise price of $12.50 per share (the “Post-Combination $12.50 Warrants”), the Company’s warrants which are exercisable to purchase a share of Common Stock at an exercise price of $15.00 per share (the “Post-Combination $15.00 Warrants”) and the Company’s warrants which are exercisable to purchase a share of Common Stock at an exercise price of $17.50 per share (the “Post-Combination $17.50 Warrants” and, together with the Post-Combination $12.50 Warrants and the Post-Combination $15.00 Warrants, the “Post-Combination Warrants”) under ASC 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity (“ASC 815-40”), and concluded they do not meet the criteria to be classified in stockholders’ equity. Since the Common Stock Warrants and Post-Combination Warrants meet the definition of a derivative under ASC 815-40, the Company records these warrants as liabilities on the consolidated balance sheets within other long-term liabilities and measures these warrants at fair value at each reporting period date, with changes in their respective fair values recognized in other expense, net within the consolidated statements of operations.

Revenue recognition

We derive the majority of our revenue from sales of our networking products and software licenses, with the remaining revenue generated from service fees relating to maintenance contracts, professional services and training for our products. We sell our products and services to end customers, distributors and resellers. Products and services may be sold separately or in bundled packages.

A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Certain of our contracts have multiple distinct performance obligations, as the promise to transfer individual goods or services is separately identifiable from other promises in the contracts and the customer can benefit from these individual goods or services either on their own or together with other resources that are readily available to the customer. For contracts with multiple performance obligations, we allocate the contract’s transaction price to each performance obligation based on its relative stand-alone selling price. The stand-alone selling prices are determined based on the prices at which we separately sell these products. For items that are not sold separately, we estimate the stand-alone selling prices using either an expected cost-plus margin or the adjusted market assessment approach depending on the nature of the specific performance obligation.

For all of the Company’s product sales, revenue is recognized when control of the product is transferred to the customer (i.e., when the Company’s performance obligation is satisfied), which typically occurs at shipment of the product. For product sales, the Company generally does not grant return privileges, except for defective products during the warranty period. Sales taxes collected from customers are excluded from revenues.

Revenue from non-recurring engineering is recognized at a point in time or over-time depending on if the customer controls the asset being created or enhanced. For new product design or software development services, the customer does not control the asset being created, the customer is not simultaneously receiving or consuming the benefits from the work performed and the work performed has alternative use to the Company. Therefore, revenue related to these projects is recognized at a point in time which is when the specified developed technology has been delivered and accepted by the customer.

Revenue from professional service contracts primarily relates to other consulting arrangements performed by the Company for its customers. Revenue from professional service contracts provided on a time and materials basis are recognized when the Company has the right to invoice under the practical expedient as amounts correspond directly with the value of the services rendered to date.

Revenue from product maintenance contracts is recognized over time as the Company’s performance obligations are satisfied. This is typically the contractual service period, which is generally one year. Maintenance and support services are a distinct performance obligation that includes the stand-ready obligation to provide telephone support, bug fixes and unspecified software upgrades and updates provided on a when-and-if-available basis and/or extended hardware warranty, which is considered a service type warranty.

Revenue from software licenses is primarily related to the sale of perpetual licenses to customers. The software delivered to the customer has stand-alone functionality and the customer can use the intellectual property as it exists at any time. Therefore, the Company recognizes revenue when the software license is delivered to the customer. There are no further performance obligations once the software license is delivered to the customer.

Payment terms to customers generally range from prepayment to 120 days from invoice, which are considered to be standard payment terms. The Company assesses its ability to collect from its customers based primarily on the creditworthiness and past payment history of the customer. The Company has elected to apply the practical expedient that allows an entity to not adjust the promised amount of consideration in customer contracts for the effect of a significant financing component when the period between the transfer of product and services and payment of the related consideration is less than one year. The estimated cost of any post-sale obligations, including basic product warranties, is accrued at the time revenue is recognized based on a number of factors, which include historical experience and known conditions that may impact future warranty costs.

The Company accounts for shipping and handling activities as a fulfilment cost rather than an additional promised service. Therefore, revenue related to shipping and handling activities is included in product revenues. Shipping and handling costs are accrued and recorded as cost of revenue when the related revenue is recognized. Billings to customers for reimbursement of out-of-pocket expenses, including travel, lodging and meals, are recorded as revenue, and the associated costs incurred by the Company for those items are recorded as cost of revenue. Revenue related to the reimbursement of out-of-pocket costs are accounted for as variable consideration.

Contract Balances

A contract asset is recorded when revenue is recognized in advance of our right to receive consideration (i.e., we must perform additional services in order to receive consideration). Amounts are recorded as receivables when our right to consideration is unconditional. When consideration is received, or we have an unconditional right to consideration in advance of delivery of goods or services, a contract liability is recorded. The transaction price can include non-refundable upfront fees, which are allocated to the identifiable performance obligations.

Contract assets are included within other current assets and contract liabilities are included in deferred revenue in our consolidated balance sheets.

Costs to Obtain or Fulfill a Contract

The Company capitalizes commission expenses paid to internal sales personnel and sales agent commissions that are incremental to obtaining customer contracts, for which the related revenue is recognized over a future period. These costs are incurred on initial sales of product, maintenance and professional services and maintenance and support contract renewals. The Company defers these costs and amortizes them over the period of benefit, which the Company generally considers to be the contract term or length of the longest delivery period as contract capitalization costs in the consolidated balance sheets. Commissions paid relating to contract renewals are deferred and amortized on a straight-line basis over the related renewal period as commissions paid on renewals are commensurate with commissions paid on initial sales transactions. Costs to obtain contracts and capitalized costs to fulfill contracts were not significant for the years ended December 31, 2022 and 2021. Costs to obtain a contract for development and engineering service contracts are expensed as incurred in accordance with the practical expedient as the contractual period of these contracts are generally one year or less.

Warranty liabilities

The Company provides a limited warranty for periods, usually ranging from 12 to 24 months, to all purchasers of its new products. Warranty expense is accrued on the sale of products and is recognized as a cost of revenue. The expense is estimated based on analysis of historic costs and other relevant factors.

Foreign currency

The U.S. dollar is the functional currency of all of the Company’s foreign subsidiaries. Foreign currency denominated monetary assets and liabilities of subsidiaries for which the U.S. dollar is the functional currency are remeasured based on exchange rates at the end of the period. Non-monetary assets and liabilities of these operations are remeasured at historical rates in effect when the asset was recognized or the liability was incurred. Revenues and expenses for foreign entities transacted in local currency are remeasured at average exchange rates in effect during each period. The resulting remeasurement gains and losses are recognized within other expense, net on the Company’s consolidated statements of operations.

The Company recorded foreign currency losses of $3.9 million and $3.0 million during the years ended December 31, 2022 and 2021, respectively, in other expense, net.

Significant concentrations

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company places its cash and cash equivalents in highly rated financial instruments. The Company maintains certain of its cash balances in various U.S. banks, which at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts.

In addition, the Company maintains various bank accounts in various foreign countries, which are not insured. The Company has not incurred any losses on these uninsured foreign bank accounts, and management believes it is not exposed to any significant credit risk regarding these accounts. Cash and restricted cash balances were as follows (in thousands):

	December 31,
	2022	2021
Cash in U.S. dollars in U.S. banks	$3,803	$58,755
Cash in foreign banks and foreign currency	3,483	4,359
Petty cash	1	8
Total	$7,287	$63,122

The Company’s accounts receivable are derived from sales of its products, and approximately 61% and 72% of product sales were to non-U.S. customers for the years ended December 31, 2022 and 2021, respectively. Three customers accounted for $25.0 million or 54% of the net accounts receivable balance at December 31, 2022 and three customers accounted for $39.8 million or 69% of the net accounts receivable balance at December 31, 2021. The Company requires payment in advance or payment security in the form of a letter of credit to be in place at the time of shipment, except in cases where credit risk is considered to be acceptable. The Company’s top three customers accounted for 61% and 63% of revenue in 2022 and 2021, respectively. For the years ended December 31, 2022 and 2021, the Company had three customers each year whose revenue was greater than 10% of the year’s total.

The Company received 87% and 93% of goods for resale from five suppliers in 2022 and 2021, respectively. The Company outsources the manufacturing of its base station products to contract manufacturers and obtains subscriber terminals from vendors in the Asia Pacific region. In the event of a disruption to supply, the Company would be able to transfer the manufacturing of base stations to alternate contract manufacturers and has alternate suppliers for the majority of subscriber terminals.

Share-based compensation

The Company estimates the fair value of share-based awards on the date of grant using the Black-Scholes option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the consolidated statements of operations on a straight-line basis over the requisite service periods, which is generally the vesting period. Because share-based compensation expense is based on awards that are ultimately expected to vest, share-based compensation expense has been reduced to account for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates (see Note 18). The Company uses authorized and unissued shares to meet share issuance requirements.

Employee stock options generally vest ratably over a four-year period and expire on the tenth anniversary of their issuance. Restricted stock is common stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of the passage of time. Awards of restricted stock that vest only by the passage of time will generally vest ratably over four years from the date of grant.

Segment reporting

The Company operates as a single segment, the development and supply of broadband wireless products and technologies. This is based on the objectives of the business and how our chief operating decision maker, the Chief Executive Officer, monitors operating performance and allocates resources.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Accounting for Income Taxes, as clarified by ASC 740-10, Accounting for Uncertainty in Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which the Company operates, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances related to deferred tax assets are recorded based on the “more likely than not” criteria of ASC 740.

ASC 740-10 requires that the Company recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more-likely-than-not” threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authorities. The Company does not have any other material uncertain tax positions.

The Company recognizes accrued interest related to unrecognized tax benefits, if any in interest expense and penalties in operating expenses. As of December 31, 2022 and 2021, the Company did not have any amounts accrued for interest and penalties or recorded for uncertain tax positions.

Other taxes

Taxes on the sale of products and services to U.S. customers are collected by the Company as an agent and recorded as a liability until remitted to the respective taxing authority. For sales in applicable countries outside the U.S., the Company is subject to value added tax (VAT). These taxes have been presented on a net basis in the consolidated financial statements.

Fair value measurements

We carry certain assets and liabilities at fair value. Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants on the measurement date. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs based on the observability as of the measurement date, is as follows:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Observable inputs other than the quoted prices in active markets for identical assets and liabilities; and

Level 3	Unobservable inputs for which there is little or no market data, which require us to develop assumptions of what market participants would use in pricing the asset or liability.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities being measured within the fair value hierarchy (see Note 15).

Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding for each period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted-average number of common shares and common share equivalents outstanding for each period. Diluted earnings (loss) per share reflects the potential dilution that could occur if outstanding stock options and warrants at the presented dates are exercised and shares of restricted stock have vested, using the treasury stock method. The potential issuance of common stock upon conversion of the Convertible Notes is evaluated under the if-converted method. Potential common shares are excluded from the computation of diluted earnings per common share when the effect would be anti-dilutive. All potential common shares are anti-dilutive in periods of net loss.

Advertising expense

Advertising is expensed as incurred. Advertising expense is included in sales and marketing in the consolidated statements of operations and amounted to $0.7 million and $0.9 million for the years ended December 31, 2022 and 2021, respectively.

Recent accounting pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)”. This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. The new standard was adopted by the Company on January 1, 2022, and it did not have a material impact on the Company’s consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, “Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options”. This ASU provides guidance for a modification or an exchange of a freestanding equity-classified written call option that is not within the scope of another Topic. The new standard was adopted by the Company on January 1, 2022, and it did not have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” which provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (“IBORs”) and, particularly, the risk of cessation of the LIBOR, regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. This ASU provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. This new standard must be adopted by the Company no later than December 1, 2024, with early adoption permitted. The potential adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13 (amended by ASU 2019-10), “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, regarding the measurement of credit losses for certain financial instruments.” which replaces the incurred loss model with a current expected credit loss (“CECL”) model. The CECL model is based on historical experience, adjusted for current conditions and reasonable and supportable forecasts. The Company is required to adopt the new guidance on January 1, 2023. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

Reclassifications

Certain reclassifications have been made to prior-year amounts to conform with current-year presentation, specifically in Note 4 in the revenue by category table. These reclassifications had no effect on the Company’s net loss or cash flows from operations.

3.	THE BUSINESS COMBINATION

On August 13, 2021, the Company and Legacy Airspan completed the Business Combination, with Legacy Airspan surviving the Business Combination as a wholly-owned subsidiary of the Company, and the Company was renamed Airspan Networks Holdings Inc. Cash proceeds from the Business Combination totaled approximately $115.5 million, which included funds held in NBA’s trust account and the completion of the concurrent private placement of shares of Common Stock (the “PIPE” or “PIPE Financing”) and sale of the Company’s senior secured convertible notes (the “Convertible Notes Financing”).

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Business Combination, each share of Legacy Airspan capital stock issued and outstanding immediately prior to the Closing automatically converted into and became the right to receive a specified number of shares of the Company’s Common Stock and Post-Combination Warrants. The aggregate transaction consideration paid in the Business Combination was (i) 59,426,486 shares of the Company’s Common Stock, (ii) 3,000,000 Post-Combination $12.50 Warrants, (iii) 3,000,000 Post-Combination $15.00 Warrants, (iv) 3,000,000 Post-Combination $17.50 Warrants and (v) $17,500,000 in cash. The aggregate transaction consideration was allocated among the holders of shares of Legacy Airspan capital stock (including holders of shares of Airspan capital stock issued pursuant to the net exercise of warrants to purchase Legacy Airspan capital stock and holders of shares of Legacy Airspan restricted stock), holders of Legacy Airspan stock options and participants (the “MIP Participants”) in Legacy Airspan’s Management Incentive Plan (the “MIP”).

Prior to the Business Combination, the Company (then known as New Beginnings Acquisition Corp.) issued 11,500,000 Public Warrants and 545,000 Private Placement Warrants. Following the Business Combination, the Common Stock Warrants remain exercisable for Common Stock of the Company. All other features of the Common Stock Warrants remained unchanged. There were no cash obligations for the Company pertaining to these Common Stock Warrants.

Prior to the consummation of the Business Combination, holders of an aggregate of 9,997,049 shares of Common Stock sold in NBA’s initial public offering exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from NBA’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.10 per share, or $101.0 million in the aggregate.

At Closing, the Company filed a second amended and restated certificate of incorporation (the “Restated Certificate of Incorporation”). Among other things, the Restated Certificate of Incorporation increased the number of shares of (a) Common Stock the Company is authorized to issue from 100,000,000 shares to 250,000,000 shares and (b) preferred stock the Company is authorized to issue from 1,000,000 shares to 10,000,000 shares.

In connection with the Closing of the Business Combination, certain former stockholders of Legacy Airspan (the “Legacy Airspan Holders”) and certain NBA stockholders (the “Sponsor Holders”) entered into a registration rights and lock-up agreement (the “Registration Rights and Lock-Up Agreement”). Subject to certain exceptions, the Registration Rights and Lock-Up Agreement provided that 44,951,960 shares of Common Stock, as well as 2,271,026 Post-Combination $12.50 Warrants, 2,271,026 Post-Combination $15.00 Warrants and 2,271,026 Post-Combination $17.50 Warrants (and the shares of Common Stock issuable upon exercise of such Post-Combination Warrants), in each case, held by the Legacy Airspan Holders were locked-up for a period of six months following the Closing, while the 2,750,000 shares of Common Stock held by the Sponsor Holders will be locked-up for a period of one year following the Closing, in each case subject to earlier release upon (i) the date on which the last reported sale price of the Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30-day trading period or (ii) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of our stockholders having the right to exchange their shares of our Common Stock for cash, securities or other property. The Registration Rights and Lock-Up Agreement also provided that the Private Placement Warrants and shares of Common Stock underlying the units sold by NBA in a private placement concurrent with its initial public offering (the “Private Placement Units”), along with any shares of Common Stock underlying the Private Placement Warrants, were locked-up for a period of 30 days following the Closing so long as such securities were held by the initial purchasers of the Private Placement Units or their permitted transferees.

The Company accounted for the Business Combination as a reverse recapitalization, which is the equivalent of Legacy Airspan issuing stock for the net assets of New Beginnings, accompanied by a recapitalization, with New Beginnings treated as the acquired company for accounting purposes. The determination of New Beginnings as the “acquired” company for accounting purposes was primarily based on the fact that subsequent to the Business Combination, Legacy Airspan comprised all of the ongoing operations of the combined entity, a majority of the governing body of the combined company and Legacy Airspan’s senior management comprised all of the senior management of the combined company. The net assets of New Beginnings were stated at historical cost with no goodwill or other intangible assets recorded. Reported results from operations included herein prior to the Business Combination are those of Legacy Airspan. The shares and corresponding capital amounts and loss per share related to Legacy Airspan’s outstanding convertible preferred stock and common stock prior to the Business Combination have been retroactively restated to reflect the conversion ratio established pursuant to the Business Combination Agreement.

In connection with the Business Combination, the Company incurred underwriting fees and other costs considered direct and incremental to the transaction totaling $27.0 million, consisting of legal, accounting, financial advisory and other professional fees. These amounts are reflected within additional paid-in capital in the consolidated balance sheet as of December 31, 2021.

PIPE Financing

Concurrent with the execution of the Business Combination, the Company entered into subscription agreements with certain investors (the “PIPE Investors”) pursuant to which the PIPE Investors subscribed for and purchased an aggregate of 7,500,000 shares of Common Stock for an aggregate purchase price of $75.0 million.

Convertible Notes Financing

Concurrent with the execution of the Business Combination, the Company issued $50,000,000 aggregate principal amount of senior secured convertible notes (the “Convertible Notes”). The Convertible Notes bear interest at a rate equal to 7.0% per annum, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2021. The Convertible Notes mature on December 30, 2024, unless earlier accelerated, converted, redeemed or repurchased. The Convertible Notes are pari passu in right of payment and lien priority and are secured by a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations, (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records and (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

At Closing, each Convertible Note, together with all accrued but unpaid interest, was convertible, in whole or in part, at the option of the holder, at any time prior to the payment in full of the principal amount (together with all accrued but unpaid interest thereon), into shares of Common Stock at a conversion price equal to $12.50 per share (see Note 13).

Summary of Net Proceeds

The following table summarizes the elements of the net proceeds from the Business Combination as of December 31, 2021:

Cash—Trust Account (net of redemptions of $101 million)	$15,184,107
Cash—Convertible Notes financing	48,669,322
Cash—PIPE Financing	75,000,000

Less: Underwriting fees and other issuance costs paid at Closing	(23,353,127)
Cash proceeds from the Business Combination	$115,500,302

Less: Non-cash net liabilities assumed from New Beginnings	(38,216)
Add: Non-cash net assets assumed from New Beginnings	3,684,000
Less: Non-cash fair value of Common Stock Warrants	(13,176,450)
Less: Non-cash fair value of Post-Combination Warrants	(1,980,000)
Less: Non-cash fair value of Convertible Notes issued	(48,273,641)
Less: Other issuance costs included in accounts payable and accrued liabilities	(3,618,792)

Additional paid-in-capital from Business Combination, net of issuance costs paid	$52,097,203

Summary of Shares Issued

The following table summarizes the number of shares of Common Stock outstanding immediately following the consummation of the Business Combination:

New Beginnings shares of Common Stock outstanding prior to the Business Combination	14,795,000
Less: redemption of New Beginnings shares of Common Stock	(9,997,049)
Shares of Common Stock issued pursuant to the PIPE	7,500,000
Outstanding New Beginnings shares of Common Stock prior to the Business Combination, plus shares of Common Stock issued in PIPE Financing	12,297,951

Conversion of Legacy Airspan preferred stock	56,857,492
Conversion of Legacy Airspan common stock	1,182,912
Conversion of Legacy Airspan common restricted stock	339,134
Conversion of Legacy Airspan Class B common stock	1,340,611
Conversion of Legacy Airspan Class B restricted common stock	6,337
Total shares of Company Common Stock outstanding immediately following the Business Combination	72,024,437

The 5,815,796 Common Stock options exchanged for options to purchase Legacy Airspan Common Stock and Legacy Airspan Class B Common Stock, the restricted stock units (“RSUs”) with respect to 1,750,000 shares of Common Stock issued to the MIP Participants, and 4,257,718 shares of Common Stock reserved for issuance with future grants under the Company’s 2021 Stock Incentive Plan (the “2021 Plan”) are not issued shares and are not included in the table above.

4.	REVENUE RECOGNITION

The following is a summary of revenue by category (in thousands):

	Year Ended December 31,
	2022	2021
Products sales	$142,844	$148,160
Non-recurring engineering (“NRE”)	4,944	12,527
Product maintenance contracts	9,418	8,127
Professional service contracts	3,975	5,457
Software licenses	5,184	1,758
Other	894	1,254
Total revenues	$167,259	$177,283

Revenue recognized at a point in time for NRE services amounted to $2.4 million and $3.0 million for the years ended December 31, 2022 and 2021, respectively. For services performed on a customer’s owned asset, since the customer controls the asset being enhanced, revenue is recognized over time as services are rendered. Revenue recognized over time for NRE services using a cost-based input method amounted to $2.5 million and $9.5 million for the years ended December 31, 2022 and 2021, respectively. The Company is allowed to bill for services performed under the contract in the event the contract is terminated.

The opening and closing balances of our contract asset and liability balances from contracts with customers as of December 31, 2022 and 2021 were as follows (in thousands):

	Contracts Assets	Contracts Liabilities
Balance as of December 31, 2021	$7,673	2,902
Balance as of December 31, 2022	9,001	2,892
Change	$1,328	$(10)

Remaining performance obligations represent the revenue that is expected to be recognized in future periods related to performance obligations included in a contract that are unsatisfied, or partially satisfied, as of the end of a period. As of December 31, 2022 and 2021, deferred revenue (both current and noncurrent) of $2.9 million and $2.9 million, respectively, represents the Company’s remaining performance obligations, of which $2.8 million and $2.5 million, respectively, is expected to be recognized within one year, with the remainder to be recognized thereafter.

Revenues for the years ended December 31, 2022 and 2021, include the following (in thousands):

	Year Ended December 31,
	2022	2021
Amounts included in the beginning of year contract liability balance	$2,383	$6,143

5.	INVENTORY

Inventory consists of the following (in thousands):

	December 31,
	2022	2021
Purchased parts and materials	$1,396	$5,006
Work in progress	287	401
Finished goods and consumables	16,873	11,810
Total Inventory net	$18,556	$17,217

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of the following (in thousands):

	December 31,
	2022	2021
Plant, machinery and equipment	$34,482	$34,149
Furniture and fixtures	774	708
Leasehold improvements	2,712	2,676
	37,968	37,533
Accumulated depreciation	(30,617)	(29,792)
Total Property, plant and equipment, net	$7,351	$7,741

Depreciation expense totalled approximately $3.6 million and $3.1 million for the years ended December 31, 2022 and 2021, respectively.

7.	RESTRUCTURING ACTIVITIES

In June 2022, as part of a strategic review of our operations, the Company announced a cost reduction and restructuring program (the “2022 restructuring program”). The 2022 restructuring program was primarily comprised of entering into severance and termination agreements with employees. Formal announcements to the relevant employees were made in June and July 2022 and activities were ongoing throughout the third and fourth quarter of 2022. All restructuring activities had been completed by December 31, 2022.

Restructuring costs are presented separately on the consolidated statements of operations.

The following table presents the restructuring costs recognized by the Company under the 2022 restructuring program during both twelve months ended December 31, 2022. The Company did not incur any costs under the 2022 restructuring program during the twelve months ended December 31, 2021.

2022
Severance costs	$1,262
Other	17
Total restructuring costs	$1,279

The following table represents the restructuring liabilities, which are presented within other accrued expenses in the consolidated balance sheet:

2022
Balance, December 31, 2021	$-
Current period charges	1,279
Payments	(1,048)
Balance, December 31, 2022	$231

8.	GOODWILL AND INTANGIBLE ASSETS, NET

The Company has goodwill of $13.6 million resulting from its acquisition of Mimosa Networks, Inc. (“Mimosa”) in November 2018.

Intangible assets, net consists of the following (in thousands):

	Weighted	December 31, 2022
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Internally developed technology	10	$7,810	$(3,189)	$4,621
Customer relationships	6	2,130	(1,449)	681
Trademarks	2	720	(720)	-
Non-compete	3	180	(180)	-
Total acquired intangible assets		$10,840	$(5,538)	$5,302

	Weighted	December 31, 2021
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Internally developed technology	10	$7,810	$(2,408)	$5,402
Customer relationships	6	2,130	(1,094)	1,036
Trademarks	2	720	(720)	-
Non-compete	3	180	(180)	-
Total acquired intangible assets		$10,840	$(4,402)	$6,438

The Company’s intangible assets include internally developed technology, customer relationships, trademarks and non-compete agreements. Amortization expense related to the Company’s intangible assets amounted to $1.1 million and $1.2 million for the years ended December 31, 2022 and 2021, respectively.

Estimated amortization expense for the next five years and thereafter related to the Company’s intangible assets is as follows (in thousands):

2023	$1,136
2024	1,107
2025	781
2026	781
2027	781
Thereafter	716
Total	$5,302

9.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2022	2021
Payroll and related benefits and taxes	$8,312	$7,258
Fair value of embedded derivatives related to Convertible Debt	5,353	-
Royalties	3,610	2,870
Loan success fee related to Convertible Debt	2,858	-
Agent and sales commissions	1,224	2,833
Right-of-use lease liability, current portion	2,923	2,599
Tax liabilities	1,301	1,611
Product warranty liabilities	1,478	1,285
Product marketing	376	752
Manufacturing subcontractor costs	1,787	2,165
Legal and professional services	1,282	2,275
Other	1,739	3,319
Total accrued expenses and other current liabilities	$32,243	$26,967

Warranty Liabilities

Information regarding the changes in the Company’s product warranty liabilities for the years ended December 31, 2022 and 2021 is as follows (in thousands):

	December 31,
	2022	2021
Balance, beginning of period	$1,285	$1,019
Accruals	1,600	957
Settlements	(1,407)	(691)
Balance, end of period	$1,478	$1,285

10.	SUBORDINATED DEBT

On August 6, 2015, Legacy Airspan issued Golden Wayford Limited a $10.0 million subordinated Convertible Promissory Note (the “Golden Wayford Note”) pursuant to a Subordinated Convertible Note Purchase Agreement. The Golden Wayford Note was amended and restated on November 28, 2017, to reduce the interest rate thereon and to reflect the application of the payment of $1.0 million of principal on such note. The Golden Wayford Note had an original maturity date of February 16, 2016, which through subsequent amendments was extended to June 30, 2020. The conversion rights related to this agreement expired on its maturity date, June 30, 2020, and on this date the loan was reclassified from Subordinated Convertible Debt to Subordinated Debt.

The principal and accrued interest under the Golden Wayford Note would have been automatically converted into common shares at the time of the next equity financing and consummated prior to, on or after the maturity date (June 30, 2020). Such conversion right expired in accordance with its term. Interest accrues at 5.0% per annum and is payable quarterly, however, because such payment is prohibited by the terms of the subordination, interest is (in accordance with the terms of the related promissory note) paid in kind.

The Golden Wayford Note is subordinate to the obligations under the Fortress Credit Agreement (see Note 11). A limited waiver under the Fortress Credit Agreement waives each actual and prospective default and event of default existing under the Fortress Credit Agreement directly as a result of the non-payment of the Golden Wayford Note.

The Company had subordinated debt outstanding of $9.0 million, plus $2.1 million and $1.6 million of accrued interest as of December 31, 2022 and 2021, respectively.

See Notes 12 and 13 for a discussion of financial covenant breaches under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes which have caused the subordinated debt to be classified as a current liability.

11.	SUBORDINATED TERM LOAN – RELATED PARTY

On February 9, 2016, Legacy Airspan entered into a $15.0 million subordinated term loan agreement with a related party (the “Subordinated Term Loan Agreement”) that was due to mature on February 9, 2018. On July 12, 2016, Legacy Airspan entered into an additional $15.0 million Amendment No. 1 to the Subordinated Term Loan Agreement that was due to mature on February 9, 2018. On July 3, 2017, Legacy Airspan entered into Amendment No. 2 to the Subordinated Term Loan Agreement that extended the maturity date to June 30, 2019. On May 23, 2019, Legacy Airspan entered into Amendment No. 3 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2020. On March 30, 2020, Legacy Airspan entered into Amendment No. 4 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2021. On December 30, 2020, Legacy Airspan entered into Amendment No. 5 to the Subordinated Term Loan Agreement that extended the maturity date to the later of (a) December 30, 2024 and (b) 365 days after the maturity date of the Fortress Credit Agreement (as in effect on December 30, 2020) (see Note 11). The term loan is subordinate to the Fortress Credit Agreement (see Note 11).

Prior to May 23, 2019, interest accrued at 2.475% per annum and was payable quarterly. In accordance with the amendments below, the interest rate changed as follows:

(a)	Amendment No. 3, on May 23, 2019, the interest rate changed to 9.0% per annum to be accrued;

(b)	Amendment No. 4, on March 30, 2020, the interest rate changed to 9.0% per annum through December 31, 2020 and from and after January 1, 2021, at a rate of 12.0% per annum to be accrued; and

(c)	Amendment No. 5, on December 30, 2020, the interest rate from January 1, 2021 and thereafter changed to 9.0% per annum to be accrued, subject to reversion to 12.0% if a condition subsequent is not satisfied. The subsequent condition was satisfied.

The principal and accrued interest may be repaid early without penalty.

The Company had subordinated term loan – related party outstanding of $30.0 million, plus $11.5 million and $8.0 million of accrued interest as of December 31, 2022 and 2021, respectively.

See Notes 12 and 13 for a discussion of financial covenant breaches under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes which have caused the subordinated debt to be classified as a current liability.

12.	SENIOR TERM LOAN

On December 30, 2020, Legacy Airspan, together with Holdco, Airspan Networks (SG) Inc., Mimosa, Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K., as guarantors, together with the other parties thereto, entered into an assignment agreement, whereby Pacific Western Bank (“PWB”) and Ally Bank assigned their interests in a loan facility under the Second Amended and Restated Loan and Security Agreement with Legacy Airspan (the “PWB Facility”) to certain new lenders (the “Assignment Agreement”), and PWB entered into a resignation and assignment agreement (the “Agent Resignation Agreement”) pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and DBFIP ANI LLC (“Fortress”) became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility. The Assignment Agreement and the Agent Resignation Agreement, along with a Reaffirmation and Omnibus Amendment, resulted in the amendment and restatement of the terms of the PWB Facility and a credit agreement with Fortress (the “Fortress Credit Agreement”) with the new lenders as the lenders thereunder. Fortress became the administrative agent, collateral agent and trustee for the lenders and other secured parties. At Closing, on August 13, 2021, the Company, Legacy Airspan and certain of the Company’s subsidiaries who are party to the Fortress Credit Agreement entered into a Waiver and Consent, Second Amendment, Restatement, Joinder and Omnibus Amendment to Credit Agreement and Other Loan Documents relating to the Fortress Credit Agreement with Fortress to, among other things, add the Company as a guarantor, recognize and account for the Business Combination, recognize and account for the Convertible Notes (see Note 13) and provide updated procedures for replacement of LIBOR. On March 29, 2022, the Company, Legacy Airspan and certain of the Company’s subsidiaries who are party to the Fortress Credit Agreement entered into the March 2022 Fortress Credit Amendment to, among other things, amend the financial covenants included in the Fortress Credit Agreement. On November 14, 2022, the Company, Legacy Airspan and certain of the Company’s subsidiaries who are party to the Fortress Credit Agreement entered into the November 2022 Fortress Credit Amendment to, among other things, effect a limited waiver of certain events of default under the Fortress Credit Agreement.

The Fortress Credit Agreement initial term loan total commitment of $34.0 million and a term loan commitment of $10.0 million were both funded to Legacy Airspan on December 30, 2020. Pursuant to the Fortress Credit Agreement, the Company may expand the term loan commitment by $20.0 million subject to the terms and conditions of the agreement. The maturity date of the total loan commitment is December 30, 2024. The Fortress Credit Agreement contains a prepayment premium of 5.0% if the prepayment occurs during the period from December 30, 2021 through December 29, 2022, and 3.0% if the prepayment occurs during the period from December 30, 2022 through December 29, 2023. The Fortress Credit Agreement also contained a prohibition on prepayment during the period from December 30, 2020 through December 29, 2021. Subsequent to December 29, 2021, the Company may prepay this loan but will incur a related fee in the amount of a make-whole amount of interest that would have been payable had such prepayment not been made.

To secure its obligations under the Fortress Credit Agreement, Fortress was assigned PWB’s security interest under the PWB Facility and the Company granted Fortress as security for the obligations a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations, (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

The Fortress Credit Agreement contains representations and warranties, events of default and affirmative and negative covenants, which include, among other things, certain restrictions on the ability to pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets, consummate business combinations (except for permitted investment, as defined in the Fortress Credit Agreement), and make distributions. In addition, financial covenants apply. Prior to the March 2022 Fortress Credit Amendment, these financial covenants included (a) minimum liquidity of $4.0 million as of December 31, 2020 and $5.0 million thereafter, (b) minimum last twelve-month revenue and (c) minimum last twelve-month Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). Pursuant to the March 2022 Fortress Credit Amendment, the financial covenants included in the Fortress Credit Agreement were amended to increase the minimum liquidity requirement to an amount between $15.0 million and $20.0 million, depending on EBITDA performance levels and whether a default or event of default exists under the Fortress Credit Agreement, and decrease the minimum last twelve-month revenue and EBITDA requirements. Revenue and EBITDA financial covenants are tested quarterly. As of December 31, 2022, the Company was not in compliance with all applicable covenants under the Fortress Credit Agreement.

The Company was not in compliance with the minimum last twelve-month EBITDA covenant and the minimum last twelve-month revenue covenant under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes as of the December 31, 2022 quarterly measurement date, and the Company was not in compliance with the minimum liquidity covenant under the Fortress Credit Agreement and the Fortress Convertible Note Agreement at all times from November 29, 2022, each of which is an event of default under those agreements.

The Company is seeking a waiver with respect to current breaches. However, there can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive the existing covenant breaches. Even if the Company receives a waiver with respect to such existing covenant breaches, based on management’s current forecast, absent additional financing or capital raising, the Company has concluded it is probable that the Company will not be in compliance with certain of the prospective financial covenants under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes during certain periods of the next twelve months. Accordingly, while the Company may seek future waivers from compliance with the applicable covenants in connection with such anticipated breaches, or amendments of existing financial covenants included in the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes, the Company is also pursuing alternative sources of capital so that it would be able to satisfy its prospective minimum liquidity obligations under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes. There can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive any breaches thereunder that may arise in the future or that we will otherwise be able to remedy such breaches.

In the absence of waivers or remedies of existing covenant breaches or any additional breaches that may arise in the future, the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes could (i) elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and other premiums, and institute foreclosure proceedings against the Company’s assets, (ii) elect to apply the default interest rate under the Fortress Credit Agreement and the Fortress Convertible Note Agreement and related agreements, and (iii) with respect to the Fortress Credit Agreement, elect to terminate their delayed draw commitments thereunder and cease making further loans. As a result of any of these actions, the Company could be forced into bankruptcy or liquidation. In addition, the Company’s subordinated term loan – related party (see Note 11) and subordinated debt (see Note 10) could be accelerated or required to be paid due to provisions contained within those instruments. As a result, the Company has classified its senior term loan, convertible debt, subordinated term loan and subordinated debt as current at December 31, 2022.

In connection with the Fortress Credit Agreement, the Company granted Fortress entities party to the Fortress Credit Agreement a warrant to purchase 55,284 shares of Legacy Airspan’s Series H Senior Convertible Preferred Stock at a purchase price of $61.50. See Note 16 for additional information about the Series H Senior Convertible Preferred Stock. These warrants were recorded at fair value and recorded as a discount to the debt and will be amortized over the term of the debt instrument.

The interest rate for Tranche 1 is based on the level of the Company’s Net EBITDA Leverage Ratio, as defined in the Fortress Credit Agreement. The initial applicable rate for Tranche 1 is set at Level V (see table below). After the initial applicable rate period, the relevant rate is as follows for Tranche 1:

Level	Net EBITDA Leverage Ratio	Base Rate Loan	LIBOR Loan
Level I	Less than or equal to 2.00:1.00	The applicable rate is the Base Rate plus 6.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 0.50%	The applicable rate is LIBOR plus 7.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 1.50%

Level II	Less than or equal to 3.00:1.00 but greater than 2.00:1.00	The applicable rate is the Base Rate plus 7.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 1.50%	The applicable rate is LIBOR plus 8.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 2.50%

Level III	Less than or equal to 4.00:1.00 but greater than 3.00:1.00	The applicable rate is the Base Rate plus 8.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 2.50%	The applicable rate is LIBOR plus 9.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 3.50%

Level IV	Less than or equal to 5.00:1.00 but greater than 4.00:1.00	The applicable rate is the Base Rate plus 9.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 3.50%	The applicable rate is LIBOR plus 10.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 4.50%

Level V	Greater than 5.00:1.00	The applicable rate is the Base Rate plus 10.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 4.50%	The applicable rate is LIBOR plus 11.00% per annum, of which the Margin Cash Component is 5.50% and the Margin PIK Component is 5.50%

Interest with respect to Tranche 1 is payable monthly in accordance with the Cash Component/PIK Component split described in the foregoing table.

With respect to Tranche 2, the relevant applicable rate is five percent (5.00%) as of December 31, 2022 and is payable monthly as interest paid in kind.

The Company’s senior term loan balance was $44.1 million and $46.8 million, inclusive of accrued interest of $5.0 million and $2.5 million, as of December 31, 2022 and 2021, respectively. Deferred financing fees of $3.6 million and $5.9 million are reflected as reductions of the outstanding senior term loan balance as of December 31, 2022 and 2021, respectively.

13.	CONVERTIBLE DEBT

On August 13, 2021, the Company, together with Airspan Networks Inc., Holdco, Airspan Networks (SG) Inc., Mimosa, Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K., as guarantors, and Fortress, entered into a Senior Secured Convertible Note Purchase and Guarantee Agreement (the “Fortress Convertible Note Agreement”), in order to meet the available cash requirement of the reverse recapitalization described in Note 3. Pursuant to the Fortress Convertible Note Agreement, $50.0 million was funded to the Company in exchange for the issuance of $50.0 million aggregate principal amount of Convertible Notes on August 13, 2021, the date of the reverse recapitalization. The Convertible Notes bear interest at 7.0% per annum (the “Base Rate”), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2021. The Convertible Notes will mature on December 30, 2024, unless earlier accelerated, converted, redeemed or repurchased. Under certain circumstances, a default interest will apply following an event of default under the Convertible Notes at a per annum rate equal to the lower of (i) the Base Rate plus 3.75% and (ii) the maximum amount permitted by law. The Convertible Notes are pari passu in right of payment and lien priority and are secured by a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations, (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records and (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

On March 29, 2022, the Company and certain of its subsidiaries who are party to the Fortress Convertible Note Agreement entered into a First Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents relating to the Fortress Convertible Note Agreement and the Convertible Notes (the “March 2022 Fortress Convertible Note Agreement Amendment”) to, among other things, amend the financial covenants included in the Fortress Convertible Note Agreement, amend the conversion price of the Convertible Notes and amend the optional redemption provisions of the Convertible Notes. On November 14, 2022, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Convertible Note Agreement to, among other things, effect a limited waiver of certain events of default under the Fortress Convertible Note Agreement.

Prior to the March 2022 Fortress Convertible Note Agreement Amendment, the Convertible Notes, together with all accrued but unpaid interest thereon, were convertible, in whole or in part, at any time prior to the payment in full of the principal amount thereof (together with all accrued but unpaid interest thereon), into shares of Common Stock at a conversion price equal to $12.50 per share. Pursuant to the March 2022 Fortress Convertible Note Agreement Amendment, the conversion price with respect to the Convertible Notes was decreased to $8.00 per share. The conversion price with respect to the Convertible Notes is subject to adjustment to reflect stock splits and subdivisions, stock and other dividends and distributions, recapitalizations, reclassifications, combinations and other similar changes in capital structure. The conversion price with respect to the Convertible Notes is also subject to a broad-based weighted average anti-dilution adjustment in the event the Company issues, or is deemed to have issued, shares of Common Stock, other than certain excepted issuances, at a price below the conversion price then in effect. In addition, pursuant to the March 2022 Fortress Convertible Note Agreement Amendment, if, during the period commencing on and including the date of the March 2022 Fortress Convertible Note Agreement Amendment and ending on and including the 15-month anniversary of the date of the March 2022 Fortress Convertible Note Agreement Amendment, there is no 30 consecutive trading day-period during which the average of the daily volume weighted average price of the Common Stock (“Daily VWAP”) for such 30 consecutive trading day-period (after excluding the three highest and the three lowest Daily VWAPs during such period) equals or exceeds $10.00 (as adjusted for stock splits, stock combinations, dividends, distributions, reorganizations, recapitalizations and the like), the conversion price with respect to the Convertible Notes will be reduced to the amount that such conversion price would otherwise have been had the conversion price with respect to the Convertible Notes been $6.00 on the date of the March 2022 Fortress Convertible Note Agreement Amendment.

The following is the allocation among the freestanding instruments (in thousands) at the issuance date:

August 13, 2021
Convertible Notes	$41,887
Conversion option derivative	7,474
Call and contingent put derivative	639
Total Convertible Notes	$50,000

As of December 31 2022, the Company had convertible debt outstanding as shown below (in thousands):

December 31, 2022
Convertible Notes	$41,887
Accrued interest(a)	2,898
Subtotal	44,785
Loan discount costs	(857)
Total Convertible Notes	$43,928

(a)	The accrued interest will accrete to principal value by the end of the term, December 30, 2024.

On March 29, 2022, we and certain of our subsidiaries who are party to the Fortress Convertible Note Agreement entered into the March 2022 Fortress Convertible Note Agreement Amendment and the Amendment to, among other things, amend the financial covenants included in the Fortress Convertible Note Agreement, the conversion price of the Convertible Notes and the optional redemption provisions of the Convertible Notes. On November 14, 2022, we and certain of our subsidiaries who are party to the Fortress Convertible Note Agreement entered into the November 2022 Fortress Convertible Note Agreement amendment to, among other things, effect a waiver of certain events of default under the Fortress Convertible Note Agreement. As of December 31, 2022, the Company was not in compliance with all applicable covenants under the Fortress Convertible Note Agreement.

The Company was not in compliance with the minimum last twelve-month EBITDA covenant and the minimum last twelve-month revenue covenant under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes as of the December 31, 2022 quarterly measurement date, and the Company was not in compliance with the minimum liquidity covenant under the Fortress Credit Agreement and the Fortress Convertible Note Agreement at all times from November 29, 2022, each of which is an event of default under those agreements.

The Company is seeking a waiver with respect to current breaches. However, there can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive the existing covenant breaches. Even if the Company receives a waiver with respect to such existing covenant breaches, based on management’s current forecast, absent additional financing or capital raising, the Company has concluded it is probable that the Company will not be in compliance with certain of the prospective financial covenants under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes during certain periods of the next twelve months. Accordingly, while the Company may seek future waivers from compliance with the applicable covenants in connection with such anticipated breaches, or amendments of existing financial covenants included in the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes, the Company is also pursuing alternative sources of capital so that it would be able to satisfy its prospective minimum liquidity obligations under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes. There can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive any breaches thereunder that may arise in the future or that we will otherwise be able to remedy such breaches.

In the absence of waivers or remedies of existing covenant breaches or any additional breaches that may arise in the future, the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes could (i) elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and other premiums, and institute foreclosure proceedings against the Company’s assets, (ii) elect to apply the default interest rate under the Fortress Credit Agreement and the Fortress Convertible Note Agreement and related agreements, and (iii) with respect to the Fortress Credit Agreement, elect to terminate their delayed draw commitments thereunder and cease making further loans. As a result of any of these actions, the Company could be forced into bankruptcy or liquidation. In addition, the Company’s subordinated term loan – related party (see Note 11) and subordinated debt (see Note 10) could be accelerated or required to be paid due to provisions contained within those instruments. As a result, the Company has classified its senior term loan, convertible debt, subordinated term loan and subordinated debt as current at December 31, 2022.

14.	LONG-TERM DEBT

As of December 31, 2022 and 2021, long-term debt consists of (in thousands):

	December 31,
	2022	2021
Finnish Funding Agency for Technology and Innovation (“Tekes”)	$413	$431
Less current portion – product development loans	(259)	(275)
Less accrued interest on product development loans – current	(154)	(156)
Total long-term debt	$-	$-

At both December 31, 2022 and 2021, there were two capital product development loans amounting to $0.3 million with Tekes, the main public funding organization for research and development in Finland.

On April 27, 2020, under the Paycheck Protection Program (“PPP”) established by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, administered by the Small Business Administration (“SBA”), Legacy Airspan entered into a promissory note of approximately $2.1 million with First Home Bank (“PPP Loan”). The promissory note bore interest at a rate of 1% and was payable in monthly installments of principal and interest over 18 months beginning seven months from the date of this promissory note and continuing on the 5th day of each month thereafter. A final payment of the entire unpaid balance of principal and interest was to be due on April 27, 2022, the maturity date. However, on March 8, 2021, Legacy Airspan applied for the promissory note to be forgiven by the SBA, in whole or in part, and was notified on June 10, 2021 that the SBA had approved Legacy Airspan’s application to forgive the entire loan and accrued interest. For the year ended December 31, 2021, the Company recorded a gain on extinguishment of debt for the PPP Loan of $2.1 million and the accrued interest of $23 thousand, respectively.

The Company has classified its debt as current. (See Note 1 Business, Going Concern). The table below sets forth the contractual maturities of the Company’s debt for each of the five years subsequent to December 31, 2022 and thereafter (in thousands):

	Senior Term Loan	Subordinated Debt	Subordinated Term Loan	Long-Term Debt	Convertible Debt	Total
2023	$5,280	$11,119	$-	$259	$-	$16,658
2024	38,855	-	-	-	43,928	82,783
2025	-	-	41,528	-	-	41,528
2026	-	-	-	-	-	-
2027	-	-	-	-	-	-
Thereafter	-	-	-	-	-	-
	$44,135	$11,119	$41,528	$259	$43,928	$140,969
Unamortized debt issuance costs	(1,266)	-	-	-	-	(1,266)
Unamortized purchase discount	(2,340)	-	-	-	-	(2,340)
Total Debt	$40,529	$11,119	$41,528	$259	$43,928	$137,363

15.	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recorded at fair value are categorized based upon a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value.

The Company has certain non-financial assets that are measured at fair value on a non-recurring basis when there is an indicator of impairment, and they are recorded at fair value only when impairment is recognized. These assets include property, plant and equipment, goodwill and intangible assets, net. The Company did not record impairment to any non-financial assets in the years ended December 31, 2022 and 2021. The Company does not have any non-financial liabilities measured and recorded at fair value on a non-recurring basis.

Financial Disclosures about Fair Value of Financial Instruments

The tables below set forth information related to the Company’s consolidated financial instruments (in thousands):

	Level in	December 31, 2022		December 31, 2021
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	1	$7,253	$7,253	$62,937	$62,937
Restricted cash	1	34	34	185	185
Cash and investment in severance benefit accounts	1	3,161	3,161	3,687	3,687

Liabilities:
Subordinated term loan(a)	2	41,528	25,503	37,991	28,376
Subordinated debt(a)	2	11,119	7,386	10,577	7,674
Senior term loan(a)	2	40,529	36,680	41,063	43,276
Convertible debt	2	43,928	48,249	41,343	44,494
Long-term debt	2	-	-	-	-
Public Warrants	1	345	345	8,510	8,510
Warrants(b)	3	36	36	1,317	1,317

(a)	As of December 31, 2022 and 2021, the fair value of the subordinated term loan, subordinated debt and senior term loan considered the senior status of the senior term loan under the Fortress Credit Agreement, followed by the junior status of the subordinated term loan and subordinated debt. The implied yields of the senior term loan, subordinated term loan and subordinated debt were 23.00%, 27.18% and 28.78%, respectively, as of December 31, 2022. The implied yields of the senior term loan, subordinated term loan and subordinated debt were 13.8%, 17.16% and 16.83%, respectively, as of December 31, 2021.
(b)	As of December 31, 2022 and 2021, the fair value of warrants outstanding that are classified as liabilities are included in other long-term liabilities in the Company’s consolidated balance sheets. The key inputs to the valuation models that were utilized to estimate the fair value of the Post-Combination Warrants and Private Placement Warrants were as follows as of December 31, 2022:

	Post- Combination Warrants	Private Placement Warrants
Assumptions:
Stock price	$1.31	$1.31
Exercise price	$12.50 - $17.50	$11.50
Risk free rate	4.64%	4.02%
Expected volatility	101.10%	58.50%
Dividend yield	0.00%	0.00%

The conversion option derivative and call and contingent put derivative are considered a Level 3 measurement due to the utilization of significant unobservable inputs in the valuation. The Company utilized a binomial model to estimate the fair value of the embedded derivative features requiring bifurcation associated with the Convertible Notes payable at issuance date and as of the December 31, 2022 reporting date. The key inputs to the valuation models that were utilized to estimate the fair value of the convertible debt derivative liabilities include:

	December 31, 2022	Issuance Date
Assumptions:
Stock price	$1.31	$9.75
Conversion strike price	$8.00	$12.50
Volatility	94.00%	25.00%
Dividend yield	0.00%	0.00%
Risk free rate	4.32%	0.51%
Debt discount rate	15.10%	12.80%
Coupon interest rate	7.00%	7.00%
Face amount (in thousands)	50,000	50,000
Contingent put inputs and assumptions:
Probability of fundamental change	33.00%	25.00%

The following table presents a roll-forward of the Level 3 instruments:

(in thousands)	Warrants	Conversion option derivative	Call and contingent put derivative
Beginning balance, December 31, 2021	$1,317	$1,343	$1,651
Change in fair value	(1,281)	1,709	650
Ending balance, December 31, 2022	$36	$3,052	$2,301

16.	COMMITMENTS AND CONTINGENCIES

The Company had commitments with its main subcontract manufacturers under various purchase orders and forecast arrangements of $85.4 million at December 31, 2022, the majority of which have expected delivery dates during the next six months.

Certain officers of the Company have change in control payments that they would be entitled to receive in the event of a change in control.

The Company’s operating leases consist of various office facilities. The Company uses a portfolio approach to account for such leases due to the similarities in characteristics and apply an incremental borrowing rate equal to the average interest rate of the Company’s existing debt facilities. The Company’s office leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. The Company accounts for lease components (e.g. fixed payments including rent, real estate taxes and common area maintenance costs) as a single lease component. Some of our leases include one or more options to renew the lease term at our sole discretion. The Company has included in the calculation of the Company’s lease liability or right-of-use lease assets options to renew that are reasonably certain of exercise.

The presentation of right-of-use assets and lease liabilities in the Company’s consolidated balance sheets is as follows (in thousands):

		December 31,
Leases	Classification	2022	2021
Assets
Operating lease assets	Right-of-use lease asset, net(1)	$5,697	$6,585
Total leased assets		$5,697	$6,585

Liabilities
Current
Operating	Other accrued expenses	$2,923	$2,599
Noncurrent
Operating	Other long-term liabilities	3,063	4,160
Total lease liabilities		$5,986	$6,759

(1)	Operating right of-use lease assets are recorded net of accumulated amortization of $6.4 million and $5.2 million as of December 31, 2022 and 2021, respectively.

The Company has classified the lease components as follows (in thousands):

		Year Ended December 31,
Lease Cost	Classification	2022	2021
Operating lease cost	General and administrative	$2,830	$3,007
Amortization of right of use assets	General and administrative	2,557	2,450
Interest on lease liabilities	General and administrative	388	500
Total lease cost		$5,775	$5,957

Short-term lease costs amounted to $0.2 million for both years ended December 31, 2022 and 2021 and is included in general and administrative expenses in the consolidated statements of operations.

Future minimum lease payments for assets under non-cancellable operating lease agreements with original terms of more than one year as of December 31, 2022 are as follows (in thousands):

2023	$2,930
2024	2,901
2025	579
2026	15
2027	-
Thereafter	-
Total lease payments	6,425
Less: Interest	(439)
Present value of lease liabilities	$5,986

The weighted average remaining lease term at December 31, 2022 is as follows:

Weighted Average Remaining Lease Term (Years)	December 31, 2022
Operating leases	2.2 years

Weighted Average Discount Rate
Operating leases	6.95%

The Company had bank guarantees with its landlords and customers totalling $0.6 million as of both December 31, 2022 and 2021. The guarantees secure payment or performance obligations of the Company under contracts. At December 31, 2022, the Company had pledged cash to the banks as collateral for guarantees aggregating $0.1 million, which is substantially all recorded as other non-current assets.

In addition to the guarantees mentioned above, the Company has issued a guarantee to Tekes, the main public funding organization for research and development in Finland (See Note 13), for the repayment of loans taken out by its fully consolidated subsidiary, Airspan Finland Oy. These uncollateralized loans totalled $0.4 million at December 31, 2022, which includes $0.1 million of accrued interest.

Contingencies and Legal Proceedings

From time to time, the Company receives and reviews correspondence from third parties with respect to licensing their patents and other intellectual property in connection with the sale of the Company’s products. Disputes may arise with such third parties if an agreement cannot be reached regarding the licensing of such patents or intellectual property.

On October 14, 2019, Barkan Wireless IP Holdings, L.P. (“Barkan”) filed a suit against Sprint Corporation and related entities (“Sprint”) in the United States District Court for the Eastern District of Texas alleging patent infringement based in part on two of the Company’s products, Airave 4 and Magic Box Gold. See Barkan Wireless IP Holdings, L.P. v. Sprint Corporation et al, Case No. 2:19-cv-00336-JRG (E.D. Tex.). On March 26, 2021, after a settlement between Barkan and Sprint, the court granted an agreed motion to dismiss and the case was closed. Sprint had demanded that the Company indemnify Sprint $3,870,000 for a portion of the amounts Sprint paid to defend and settle the case. On April 27, 2021, Sprint gave notice that it intends to set-off amounts it owes the Company until Sprint’s indemnity demand is satisfied. The Company disputes Sprint’s indemnity demand and, on March 15, 2022, filed a complaint for breach of contract in the United States District Court for the District of Kansas. See Airspan Networks, Inc. v. Sprint/United Management Company, Case No. 2:22-cv-02104-JAR-ADM (D. Kan.). That complaint was subsequently voluntarily dismissed by the Company and the underlying breach of contract claim is now a counterclaim in the matter captioned Sprint Communications Company, L.P et al. vs. Casa Systems, Inc. et al., No. 22CV02327 Div.7 pending in the District Court of Johnson County Kansas. On January 3, 2023, the parties settled this matter. The Company had previously provided for a reserve for an estimated amount of exposure related to this matter in a prior year. The settlement resulted in an additional $0.6 million legal settlement which was recognized in general and administrative expenses in the consolidated statements of operations for the year ending December 31, 2022.

Except as set forth above, the Company is not currently subject to any other material legal proceedings. The Company may from time to time become a party to various other legal proceedings arising in the ordinary course of its business. While the results of such claims and litigation cannot be predicted with certainty, the Company currently believes that it is not a party to any litigation the final outcome of which is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

17.	COMMON STOCK AND WARRANTS

Common Stock

As of December 31, 2022, 260,000,000 shares, $0.0001 par value per share are authorized, of which, 250,000,000 shares are designated as Common Stock and 10,000,000 shares are designated as preferred stock. As of December 31, 2022, there were 74,283,026 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Holders of our Common Stock are entitled to receive dividends when, as and if declared by the board of directors, payable either in cash, in property or in shares of capital stock. As of December 31, 2022, the Company had not declared any dividends.

At December 31, 2022, the Company had reserved shares of Common Stock for future issuance as follows:

Plans	Number of Shares
Warrants	21,145,000
Options and RSUs under employee stock plans	12,079,924
Future grants	2,742,509
Convertible Notes	4,680,500
Total Common Stock reserved for future issuance	40,647,933

Legacy Airspan Warrants

The Company accounted for Legacy Airspan convertible preferred stock warrants that have been earned and are exercisable into shares of Legacy Airspan’s convertible preferred stock as liabilities pursuant to ASC 480, “Distinguishing Liabilities from Equity” as the warrants were exercisable into shares of Legacy Airspan convertible preferred stock that were contingently redeemable upon events outside the control of Legacy Airspan. The warrant liability is included in other long-term liabilities on the accompanying consolidated balance sheets. The warrants are remeasured and recognized at fair value at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other expense, net on the accompanying consolidated statements of operations.

In January 2021 and February 2021, Legacy Airspan issued warrants for the purchase of 6,097 and 406, respectively, shares of Legacy Airspan Series H Convertible Preferred Stock to certain holders of Legacy Airspan Series H Senior Convertible Preferred Stock (one warrant for every two shares of Legacy Airspan Series H Senior Convertible Preferred Stock purchased in January and February 2021, respectively) with an exercise price of $61.50 per share and a 5-year term (“Series H warrants”). Legacy Airspan accounted for the initial fair value of the Series H warrants as a discount on the Legacy Airspan Series H Senior Convertible Preferred Stock issuance and recorded a corresponding warrant liability.

In October 2015, Legacy Airspan issued warrants to purchase 487,805 shares of Legacy Airspan Series D Convertible Preferred Stock to holders of its Series D Convertible Preferred Stock with an exercise price of $61.50 per share, subject to certain performance requirements (the “Series D-1 Warrants”). In 2016, 325,203 of these warrants were exercised to purchase Legacy Airspan Series D Convertible Preferred Stock for cash, which immediately converted to Legacy Airspan Series D-1 Convertible Preferred Stock. Legacy Airspan accounted for the initial fair value of the Series D-1 warrants as a discount on the Legacy Airspan Series D Convertible Preferred Stock issuance and recorded a corresponding warrant liability. As of December 31, 2020, the remaining 162,601 Series D-1 Warrants had met the performance criteria.

In June 2014, Legacy Airspan issued warrants to purchase 203,252 shares of Legacy Airspan Series D Convertible Preferred Stock (originally 12,500 taking effect for 16.26 to 1 stock split) to holders of Legacy Airspan Series D Convertible Preferred Stock with an exercise price of $61.50 per share, subject to certain performance requirements (the “Series D Warrants”). These warrants were unvested at December 31, 2020 as the performance criteria had not been met and therefore, no liability has been recorded with respect to these instruments.

As of December 31, 2020, the Series D Warrants, Series D-1 Warrants and Series H warrants fair values were determined using a hybrid scenario approach, including a Monte Carlo simulation.

The Series D Warrants expired and the Series D-1 Warrants and Series H warrants were converted as part of the Closing of the Business Combination (Note 3) and ceased to exist after the Business Combination. As a result, no Legacy Airspan warrants were issued and outstanding as of December 31, 2022.

Common Stock Warrants

As of December 31, 2022, there are 12,045,000 Common Stock Warrants outstanding, consisting of 11,500,000 and 545,000 Public Warrants and Private Placement Warrants, respectively.

As part of NBA’s initial public offering, 11,500,000 Public Warrants were sold. The Public Warrants entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Public Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will expire on August 13, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants when exercisable, in whole and not in part, at a price of $0.01 per warrant, so long as the Company provides not less than 30 days’ prior written notice of redemption to each warrant holder, and if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

Simultaneously with the Company’s initial public offering, NBA consummated a private placement of 545,000 Private Placement Warrants with its sponsor. The Private Placement Warrants are exercisable for one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants are identical to the Public Warrants, except that, so long as the Private Placement Warrants are held by the initial purchaser or its permitted transferees, the Private Placement Warrants: (1) may be exercised for cash or on a cashless basis; (2) may not be transferred, assigned or sold until thirty (30) days after the date of the Closing; and (3) may not be redeemed.

Post-Combination Warrants

As of December 31, 2022, there are 9,000,000 Post-Combination Warrants outstanding.

At Closing, the Company issued Post-Combination Warrants exercisable for 9,000,000 shares of Company Common Stock. The Post-Combination Warrants include: (i) 3,000,000 Post-Combination $12.50 Warrants; (ii) 3,000,000 Post-Combination $15.00 Warrants; and (iii) 3,000,000 Post-Combination $17.50 Warrants. As of December 31, 2022, there were 3,000,000 Post-Combination $12.50 Warrants, 3,000,000 Post-Combination $15.00 Warrants, and 3,000,000 Post-Combination $17.50 Warrants outstanding. The Post-Combination Warrants may only be exercised during the period commencing on the Closing and terminating on the earlier of (i) two years following the date of the Closing and (ii) the redemption date, as further described below, for a price of $12.50 per Post-Combination $12.50 Warrant, $15.00 per Post-Combination $15.00 Warrant and $17.50 per Post-Combination $17.50 Warrant. On January 4, 2023, the NYSE American provided a written notice to the Company that it had halted trading in the Company’s warrants, ticker symbol MIMO WSC (the “C Warrants”), on the NYSE American due to the low trading price of the Warrants. On January 20, 2023, the NYSE American Filed a Form 25 delisting the C Warrants due to the low trading price of the C Warrants.

The Company, at its option, may redeem all, but not less than all, of the Post-Combination $12.50 Warrants, at the price of $0.01 per Post-Combination $12.50 Warrant if the last sales price of the Common Stock reported has been at least $12.50 per share, subject to adjustment per the terms of the Post-Combination $12.50 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination $12.50 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. The Company may, at its option, redeem all, but not less than all, of the Post-Combination $15.00 Warrants, at the price of $0.01 per Post-Combination $15.00 Warrant if the last sales price of the Common Stock reported has been at least $15.00 per share, subject to adjustment per the terms of the Post-Combination $15.00 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination $15.00 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. The Company may, at its option, redeem all, but not less than all, of the Post-Combination $17.50 Warrants, at the price of $0.01 per Post-Combination $17.50 Warrant if the last sales price of the Common Stock reported has been at least $17.50 per share, subject to adjustment per the terms of the Post-Combination $17.50 Warrant, on each of 20 trading days within the 30 trading day period commencing once the Post-Combination $17.50 Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. The Company must mail a notice of redemption to the holders of Post-Combination Warrants being redeemed not less than 30 days prior to the redemption date. The Company may only exercise its option to redeem the Post-Combination Warrants if there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Post-Combination Warrants, and a current prospectus relating thereto, during the 30-day redemption period. The Post-Combination Warrants may be exercised for cash, or on a cashless basis, at any time after the notice of redemption has been given by the Company prior to the redemption date.

18.	SHARE-BASED COMPENSATION

2021 Stock Incentive Plan

Prior to the Business Combination, the Company maintained its 2009 Omnibus Equity Compensation Plan (the “2009 Plan” and together with the 2021 Plan, the “Plans”). Upon Closing of the Business Combination, awards under the 2009 Plan were converted at the exchange ratio calculated in accordance with the Business Combination Agreement and the 2021 Plan became effective. There are 6,007,718 shares of Common Stock authorized for issuance under the 2021 Plan, plus any shares of Common Stock subject to awards under the 2009 Plan that are forfeited or reacquired by the Company due to termination or cancellation. As of December 31, 2022, there were 14,822,433 shares of Common Stock reserved under the Plans.

Share-based compensation is recognized as an expense on a straight-line basis over the requisite service period, which is generally the vesting period. Employee stock options (“stock options”) granted under the Plans generally vest ratably over a four-year period and expire on the tenth anniversary of their issuance. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified performance conditions and/or the passage of time. Awards of restricted stock (“RSAs”) that vest only by the passage of time will generally vest one year following the Business Combination. RSUs represent the right to receive Common Stock upon satisfaction of the passage of time. Awards of RSUs that vest only by the passage of time will generally vest ratably over three years from the date of grant; however, the awards of RSUs granted to the MIP Participants in the Business Combination vest one year following the Closing of the Business Combination.

The following table summarizes the number of authorized, unissued shares of Common Stock, under the Plans, as of December 31, 2022:

Plans	Number of Shares
Total awards available to be issued	2,742,509
Total awards outstanding	12,079,924
Total Common Stock reserved for future issuance under employee stock plans	14,822,433

The following table summarizes share-based compensation expense for the years ended December 31, 2022 and 2021 (in thousands):

	December 31,
	2022	2021
Research and development	$3,554	$1,812
Sales and marketing	3,491	1,925
General and administrative	13,842	6,759
Cost of sales	243	81
Total share-based compensation	$21,130	$10,577

Common Stock Options

The value of each stock option grant is estimated on the grant date using the Black-Scholes option pricing model (“BSM”). The option pricing model requires the input of highly subjective assumptions, as detailed below:

●	Grant date fair value: the Company uses the closing market price of its Common Stock at the grant date;

●	Expected volatility: since the Company has limited historical basis for determining its own volatility, the expected volatility assumption was based on the average historical volatility of a representative peer group, which includes the consideration of the peer company’s industry, market capitalization, state of life cycle, and capital structure;

●	Risk-free interest rates: based upon observed interest rates appropriate for the term of the Company’s stock options;

●	Expected term: estimated based on the Company’s prior five years of historical data regarding expired, forfeited or if applicable, exercise behavior; and

●	Expected dividend yield: based on the Company’s history and expectation of no dividend payouts.

The Company used the following assumptions for the BSM to determine the fair value of the stock options granted during the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021
Weighted-average grant date price of our common stock (per share)	$2.21	$3.99
Risk-free interest rate	4%	1.19%
Expected volatility	76%	33.0%
Expected term (in years)	5	5
Expected dividend yield	-%	-%

The following table sets forth the activity for all stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Weighted- Average Grant Date Fair Value
Outstanding, December 31, 2021	5,489,492	$4.23	6.05	$2.27
Granted	2,686,337	2.81		2.21
Forfeited	(65,634)	4.50		2.52
Expired	(298,017)	5.26		2.82
Outstanding, December 31, 2022(a)	7,812,178	$3.70	6.56	$2.23
Exercisable, December 31, 2022(b)	4,525,905	$4.03	4.84	$2.13

(a)	There was no aggregate intrinsic value of all stock options outstanding as of December 31, 2022.
(b)	There was no aggregate intrinsic value of all vested/exercisable stock options as of December 31, 2022.

As of December 31, 2022, there was $4.5 million of unrecognized compensation expense related to stock options to be recognized over a weighted average period of 2.92 years.

Restricted Stock Awards

The following table sets forth the activity for all RSAs:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding (nonvested), December 31, 2021	351,831	$9.63
Vested	(345,471)	9.75
Cancelled	(6,360)	9.63
Outstanding (nonvested), December 31, 2022	-	$-

As of December 31, 2022, there was no unrecognized compensation expense related to RSAs to be recognized.

Restricted Stock Units

As part of the consideration in the Business Combination, RSUs with respect to 1,750,000 shares of Common Stock were granted to the participants in Legacy Airspan’s MIP. For the RSUs granted to MIP Participants, the weighted average grant date fair value was $9.75 per share. The RSUs granted in connection with the MIP vest one year after the date of the grant, however, most RSU’s vest over three years.

The following table sets forth the activity for all RSUs:

	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding (nonvested), December 31, 2021	2,962,884	$8.60
Granted	3,635,878	2.92
Released	(2,108,735)	9.17
Forfeited	(222,281)	6.50
Outstanding (nonvested), December 31, 2022	4,267,746	$3.58

Because the Company maintained a full valuation allowance on its U.S. deferred tax assets, it did not recognize any tax benefit related to share-based compensation expense for the years ended December 31, 2022 and 2021. As of December 31, 2022, there was $11.6 million of unrecognized compensation expense related to RSUs to be recognized over a weighted average period of 2.22 years.

19.	DEFINED CONTRIBUTION PLANS EXPENSE

The Company contributes to defined contribution plans for all eligible employees. The Company recorded expenses of approximately $5.2 million and $5.5 million for the years ended December 31, 2022 and 2021, respectively. Employer contributions are accrued as earned by the employees.

20.	NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of shares of Common Stock outstanding less the number of shares subject to repurchase.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except share data):

	Years Ended December 31,
	2022	2021
Numerator:
Net loss	$(85,382)	$(70,526)

Denominator – basic and diluted:
Weighted average common shares outstanding	72,782,773	64,509,718

Net loss per share – basic and diluted	$(1.17)	$(1.09)

The following table sets forth the amounts excluded from the computation of diluted net loss per share because their effect was anti-dilutive.

	December 31,
	2022	2021
Stock options outstanding(a)	7,812,178	5,489,492
Non-vested RSUs and RSAs	4,267,746	3,314,715
Warrants(b)	-	-
Convertible Notes(b)	-	-

(a)	If the Company had reported net income, the calculation of these per share amounts would have included the dilutive effect of these Common Stock equivalents using the treasury stock method for stock options.
(b)	The Convertible Notes and Warrants referred to in Notes 13 and 17, respectively, were also excluded on an as converted basis because their effect would have been anti-dilutive.

21.	INCOME TAXES

The Company is subject to federal and various state income taxes in the U.S. as well as income taxes in various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations. The Company is no longer subject to U.S. federal tax examinations for years through 2018, nor to corporate tax examination for years through 2018 in the U.K. In addition, the statute of limitations for years through 2016 in Israel has expired.

The income tax credit of $0.2 million in the year ended December 31, 2022 is comprised primarily of a $1.0 million claim of U.K. tax credits for 2021 and 2022 under the Research and Development Expenditure Credit (“RDEC”) regime, offset by an income tax charge of $0.3 million mainly incurred in Japan and a tax charge of $0.5 incurred in India due to Indian transfer pricing controls. The income tax credit of $0.7 million in the year ended December 31, 2021 is comprised primarily of a $1.5 million claim of U.K. tax credits for 2020 and 2021 under the Research and Development Expenditure Credit (“RDEC”) regime, offset by an income tax charge of $0.4 million mainly incurred in Japan, a tax charge of $0.3 incurred in India due to Indian transfer pricing controls and a $0.1 million charge related to various foreign jurisdictions.

The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2022	2021
Current tax provision:
Federal	$-	$-
State	-	1
Foreign	(197)	(691)
Total current	(197)	(690)

Deferred tax provision:
Federal	-	-
State	-	-
Total deferred	-	-
Total income tax benefit	$(197)	$(690)

The loss before tax was $85.6 million and $71.2 million which includes $24.0 million and $30.7 million loss before tax attributable to domestic U.S. operations for the years ended December 31, 2022 and 2021, respectively. The Company did not record a material income tax benefit for the tax losses generated in any of the territories in which it operates because it has experienced operating losses since inception.

At December 31, 2022, the Company had the following net operating loss (“NOL”) carry-forwards (gross, in thousands):

Country	NOL Carryforwards	Expiry Terms
U.K.	$272,875	Does not expire
U.S.	228,737	Expires in up to 15 years
U.S.	29,512	Does not expire
Australia	5,225	Does not expire
Israel	316,367	Does not expire
Finland	105	Expires in up to 6 years
Other	917	Expires in up to 4 years

Significant components of the Company’s deferred tax assets are as follows (in thousands):

	As of December 31,
	2022	2021
Net operating loss carryforwards	$180,491	$154,210
Fixed assets	2,714	2,037
R&D amortization	7,928	6,613
Accruals and reserves	17,585	10,813
R&D and other credits	4,493	4,267
Share-based compensation	8,143	2,645
Total deferred tax assets	221,354	180,585
Intangible assets	(1,049)	(1,145)
Total deferred tax liabilities	(1,049)	(1,145)
Valuation allowance	(220,305)	(179,440)
Total deferred tax assets, net	$-	$-

The Company recorded a change in valuation allowance amounting to $40.9 million and $11.8 million for the years ended December 31, 2022 and 2021, respectively.

The following is a reconciliation of income taxes, calculated at the effective U.S. federal income tax rate, to the income tax benefit (expense) included in the accompanying consolidated statements of operations for each of the years (in thousands):

	Years Ended December 31,
	2022	2021
Expected income tax benefit at U.S. rates	$17,971	$14,713
Difference between U.S. rate and rates applicable to subsidiaries in other jurisdictions	315	238
Expenditures not deductible for tax purposes	(118)	(198)
Non-deductible officer compensation	-	(1,656)
Tax rate changes outside the U.S.	17,594	-
Fair market value changes	1,701	1,590
Expiry of foreign taxable losses	1,643	(4,493)
Other	744	599
Valuation allowance on tax benefits	(40,869)	(11,817)
UK R&D tax credits	1,216	1,714
Income tax benefit	$197	$690

Utilization of the U.S. net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986, and similar state provisions, due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. As of December 31, 2022, the Company has not completed a 2022 Section 382 study to assess whether a change of ownership has occurred in connection with certain of its U.S. net operating losses and credit carryforwards

Since the Company’s utilization of these deferred tax assets is dependent on future profits, a valuation allowance equal to the net deferred tax assets has been provided as it is considered more likely than not that such assets will not be realized. The valuation allowance includes a reduction in deferred tax assets through tax rate reductions in non-US jurisdictions. Through December 31, 2022, the Company has historically concluded that a full valuation allowance is required to offset the net deferred tax assets.

22.	GEOGRAPHICAL INFORMATION

As a developer and supplier of broadband wireless products and other technologies, the Company has one reportable segment. The revenue of this single segment is comprised primarily of revenue from products and, to a lesser extent, services. Revenues are attributed to countries based on the destination of the products and services supplied.

An analysis of revenue by geographical market is given below (in thousands):

	Years Ended December 31,
	2022	2021
United States	$65,778	$50,298
Other North America and Canada	7,135	920
Total North America	72,913	51,218
India	27,883	38,822
Japan	43,904	61,757
Other Asia	1,450	3,841
Total Asia	73,237	104,420
Europe	11,650	5,749
Africa and the Middle East	6,370	8,607
Latin America and the Caribbean	3,089	7,289
Total revenue	$167,259	$177,283

An analysis of the loss before income tax and the net loss by U.S. and foreign operations is below (in thousands):

	Years Ended December 31,
	2022	2021
Loss before income tax related to U.S. operations	$(23,113)	$(31,889)
Loss before income tax related to foreign operations	(62,466)	(39,327)
Loss before income tax	$(85,579)	$(71,216)

Net loss related to U.S. operations	$(23,112)	$(31,890)
Net loss related to foreign operations	(62,270)	(38,636)
Net loss	$(85,382)	$(70,526)

The long-lived assets and total assets by geographic region are shown below (in thousands):

	As of December 31,
	2022	2021
Property, plant and equipment, net:
United States	$1,126	$1,150
Asia	1,293	1,193
Europe	898	1,105
Middle East	4,022	4,276
Other	12	17
	$7,351	$7,741
Other non-current assets:
United States	$107	$102
Europe	137	151
Middle East	3,163	3,689
	3,407	3,942
Total long-lived assets	$10,758	$11,683

Total assets, net:
United States	$81,317	$140,057
Asia	5,661	20,629
Europe	9,833	10,723
Middle East	28,171	23,945
Other	113	145
	$125,095	$195,499

23.	RELATED PARTY TRANSACTIONS

As of December 31, 2020, there was an outstanding note receivable amounting to $87 thousand due from the Company’s Chief Executive Officer in connection with the purchase of 500,000 shares of the Company’s Common Stock. The note was originally entered into in 1999 in the amount of $130 thousand and no interest was due on this debt which was collateralized by Common Stock. During the fourth quarter of 2021, the outstanding note receivable was repaid in full.

As disclosed in Note 10, as of December 31, 2022 and 2021, Legacy Airspan has a Subordinated Term Loan with a related party. This related party has an indirect, non-controlling beneficial interest in Fortress, which is the agent and principal lender under the Fortress Credit Agreement and the collateral agent and trustee under the Fortress Convertible Note Agreement and the Convertible Notes. This related party also has an indirect, non-controlling beneficial interest in each holder of Convertible Notes. The Company derived approximately $0.2 million in revenue from sales of products and services to this related party for the year ended December 31, 2022. As of December 31, 2022, the Company had no outstanding receivables from this related party. As of December 31, 2021, the Company had outstanding receivables amounting to $0.4 million from this related party.

The Company has an outstanding receivable from and payable to a related party, a stockholder, amounting to $0.4 million and $5.5 million, respectively, as of December 31, 2022. The Company has an outstanding receivable from and payable to a related party, a stockholder, amounting to $0.4 million and $12.1 million, respectively, as of December 31, 2021.

In addition, the Company has an outstanding accounts receivable from a separate related party, also a stockholder, amounting to $4.5 million as of December 31, 2022 and $11.5 million as of December 31, 2021. The Company derived approximately $26.8 million in revenue from sales of products and services to this related party for the year ended December 31, 2022 and $38.4 million in revenue from sales of products and services to this related party for the year ended December 31, 2021. A senior executive at this customer is also a member of the Company’s Board of Directors.

The Company derived revenues from sales of products and services to Dense Air amounting to approximately $52 thousand for the period from January 1, 2022 through March 7, 2022 and $1.2 million for the year ended December 31, 2021. As of March 7, 2022, Dense Air ceased to be a related party (see Note 24).

24.	EQUITY METHOD INVESTMENT

Prior to March 7, 2022, the Company accounted for its investment in Dense Air, as an equity method investment. Dense Air has been funded by its sole lender through convertible debt with various restrictions and requirements including a conversion option on substantially all of the ownership interest in Dense Air. On March 22, 2021, an investor acquired the sole lender to Dense Air’s rights and obligations under a convertible loan agreement and on March 7, 2022 converted the outstanding amount of the loan into shares. The Company retained an approximate 4% holding of Dense Air Networks L.P. This conversion did not have a significant effect on the Company’s consolidated balance sheets, statements of operations or cash flows.

There have been no dividends received from Dense Air or Dense Air Networks L.P. for the years ended December 31, 2022 and 2021. The investments had no value at December 31, 2022 and 2021.

25.	VALUATION AND QUALIFYING ACCOUNTS

The following summarizes changes to valuation and qualifying accounts for 2022 and 2021 (in thousands):

Year	Description	Balance at Beginning of Period	Additions Charged to Cost and Expenses	Write-offs/ Other	Balance at End of Period
2022	Allowance for doubtful accounts	$309	$810	$(472)	$647
	Reserve for inventory valuation	$13,068	$1,502	$(3,544)	$11,026
2021	Allowance for doubtful accounts	$374	$288	$(353)	$309
	Reserve for inventory valuation	$13,204	$1,817	$(1,953)	$13,068

26.	SUBSEQUENT EVENT

On March 8, 2023, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Mimosa, and Radisys Corporation (“Buyer”), pursuant to which the Company will sell all of the issued and outstanding shares of common stock of Mimosa to Buyer for an aggregate purchase price of approximately $60,000,000 in cash (subject to customary adjustments) on the terms and subject to the conditions set forth in the Purchase Agreement (the “Transaction”). The Purchase Agreement contains customary representations, warranties and covenants by the parties subject to specified exceptions and qualifications. Each party’s obligations to consummate the Transaction pursuant to the Purchase Agreement are subject to customary closing conditions as set out in the Purchase Agreement, including, among others, approval of the Transaction by the Committee on Foreign Investment in the United States, approval of the Transaction by the Competition Authority of the Republic of Turkey, and approval of the Transaction by the senior lenders.

AIRSPAN NETWORKS HOLDINGS INC.

UNAUDITED CONDENSED consolidated BALANCE SHEETS

(in thousands, except for share data)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$3,282	$7,253
Restricted cash	34	34
Accounts receivable, net of allowance of $450 and $647 as of March 31, 2023 and December 31, 2022, respectively	24,753	46,565
Inventory	15,802	18,556
Prepaid expenses and other current assets	17,907	17,289
Assets held for sale – current	12,592	-
Total current assets	74,370	89,697
Property, plant and equipment, net	5,972	7,351
Goodwill	-	13,641
Intangible assets, net	-	5,302
Right-of-use assets, net	4,230	5,697
Other non-current assets	20,160	3,407
Assets held for sale – non-current	20,791	-
Total assets	$125,523	$125,095

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$16,957	$26,173
Accrued expenses and other current liabilities	30,401	32,243
Deferred revenue	1,957	2,892
Senior term loan, current portion	40,993	40,529
Subordinated debt	11,256	11,119
Subordinated term loan – related party	42,449	41,528
Convertible debt	45,492	43,928
Current portion of long-term debt	263	259
Liabilities held for sale – current	11,963	-
Total current liabilities	201,731	198,671
Other long-term liabilities	6,408	7,223
Liabilities held for sale – non-current	17,294	-
Total liabilities	225,433	205,894

Commitments and contingencies (Note 12)

Stockholders’ deficit:
Common stock, $0.0001 par value; 250,000,000 shares authorized; 74,582,992 and 74,283,026 shares issued and outstanding as of March 31, 2023 and December 31, 2022	7	7
Additional paid-in capital	772,205	770,427
Accumulated deficit	(872,122)	(851,233)
Total stockholders’ deficit	(99,910)	(80,799)
Total liabilities and stockholders’ deficit	$125,523	$125,095

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

UNAUDITED CONDENSED consolidated STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2023	2022
Revenues:
Products and software licenses	$21,210	$33,576
Maintenance, warranty and services	3,563	3,988
Total revenues	24,773	37,564

Cost of revenues:
Products and software licenses	13,295	24,473
Maintenance, warranty and services	1,131	1,022
Total cost of revenues	14,426	25,495
Gross profit	10,347	12,069

Operating expenses:
Research and development	14,191	16,521
Sales and marketing	5,682	9,330
General and administrative	7,665	11,158
Amortization of intangibles	189	284
Restructuring costs	260	-
Total operating expenses	27,987	37,293

Loss from operations	(17,640)	(25,224)

Interest expense, net	(4,534)	(4,568)
Change in fair value of warrant liability and derivatives, net	642	457
Other income (expense), net	561	(506)

Loss before income taxes	(20,971)	(29,841)

Income tax benefit	82	103

Net loss	$(20,889)	$(29,738)

Loss per share – basic and diluted	$(0.28)	$(0.41)

Weighted average shares outstanding – basic and diluted	74,473,741	72,335,952

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

UNAUDITED CONDENSED consolidated STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Three Months Ended March 31, 2023
	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2022	74,283,026	$7	$770,427	$(851,233)	$(80,799)
Net loss	-	-	-	(20,889)	(20,889)
Issuance of restricted shares, net of shares withheld for taxes	299,966	-	(161)	-	(161)
Share-based compensation expense	-	-	1,939	-	1,939
Balance as of March 31, 2023	74,582,992	$7	$772,205	$(872,122)	$(99,910)

	Three Months Ended March 31, 2022
	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2021	72,335,952	$7	$749,592	$(765,851)	$(16,252)
Net loss	-	-	-	(29,738)	(29,738)
Share-based compensation expense	-	-	6,564	-	6,564
Balance as of March 31, 2022	72,335,952	$7	$756,156	$(795,589)	$(39,426)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

UNAUDITED CONDENSED consolidated STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(20,889)	$(29,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,052	1,121
Foreign exchange loss (gain) on long-term debt	4	(3)
Bad debt expense	26	7
Non-cash debt amendment fee	-	463
Change in fair value of warrants and derivatives, net	(642)	(457)
Share-based compensation	1,939	6,564
Total adjustments	2,379	7,695

Changes in operating assets and liabilities:
Decrease in accounts receivable	14,366	8,185
Increase in inventory	(2,187)	(1,765)
(Increase) decrease in prepaid expenses and other current assets	(849)	93
Decrease in other operating assets	58	88
Increase (decrease) in accounts payable	889	(1,088)
(Decrease) increase in deferred revenue	(664)	317
Increase (decrease) in other accrued expenses and other current liabilities	387	(1,430)
Increase in other long-term liabilities	182	90
Increase in accrued interest on long-term debt	3,966	2,673
Net cash used in operating activities	(2,362)	(14,880)

Cash flows from investing activities:
Purchase of property, plant and equipment	(568)	(807)
Net cash used in investing activities	(568)	(807)

Cash flows from financing activities:
Repayment of senior term loan	(880)	(1,320)
Payment for taxes withheld on stock awards	(161)	-
Net cash used in financing activities	(1,041)	(1,320)

Net decrease in cash, cash equivalents and restricted cash	(3,971)	(17,007)

Cash, cash equivalents and restricted cash, beginning of year	7,287	63,122

Cash, cash equivalents and restricted cash, end of period	$3,316	$46,115

AIRSPAN NETWORKS HOLDINGS INC.

UNAUDITED CONDENSED consolidated STATEMENTS OF CASH FLOWS

(CONTINUED)

	Three Months Ended March 31,
	2023	2022
Supplemental disclosures of cash flow information
Cash paid for interest	$567	$1,431
Cash paid for income taxes	$7	$159

Supplemental disclosures of non-cash financing activity
Non-cash debt amendment fee	$-	$463

Reconciliation of cash, cash equivalents and restricted cash. The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated statements of cash flows that sum to the total of the same such amounts shown in the unaudited condensed consolidated statements of cash flows:

	Three Months Ended March 31,
	2023	2022
Cash and cash equivalents	$3,282	$45,930
Restricted cash	34	185
Total cash, cash equivalents and restricted cash shown in the unaudited condensed consolidated statement of cash flows	$3,316	$46,115

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AIRSPAN NETWORKS HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED Consolidated FINANCIAL STATEMENTS

1.	BUSINESS

Airspan Networks Holdings Inc. (the “Company”) designs and produces wireless network equipment for 4G and 5G networks for both mainstream public telecommunications service providers and private network implementations. Airspan provides Radio Access Network (“RAN”) products based on Open Virtualized Cloud Native Architectures that support technologies including 5G new radio (“5G NR”) and Long-Term Evolution (“LTE”), and Fixed Wireless standards, operating in licensed, lightly-licensed and unlicensed frequencies.

The market for the Company’s wireless systems includes mobile carriers, other public network operators and private and government network operators for command and control in industrial and public safety applications such as smart utilities, defense, transportation, mining and oil and gas. The Company’s strategy applies the same network technology across all addressable sectors.

The Company’s main operations are in Slough, United Kingdom; Mumbai and Bangalore, India; Tokyo, Japan; Airport City, Israel; Santa Clara, California; and the Company’s corporate headquarters are in the United States (“U.S.”) in Boca Raton, Florida.

Mimosa Sale

On March 8, 2023 (the “Closing Date”), the Company entered into a Stock Purchase Agreement (the “Mimosa Purchase Agreement”) with Airspan Networks Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Seller”), Mimosa Networks, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Seller (“Mimosa”), and Radisys Corporation, an Oregon corporation (“Buyer”), pursuant to which Seller will sell all of the issued and outstanding shares of common stock of Mimosa to Buyer for an aggregate purchase price of approximately $60.0 million in cash (subject to customary adjustments as set forth in the Mimosa Purchase Agreement) on the terms and subject to the conditions set forth in the Mimosa Purchase Agreement (the “Mimosa Sale”).

The accounting requirements for reporting the Mimosa business as held for sale were met, however, the requirements for discontinued operations were not met. Accordingly, the consolidated financial statements and notes to the consolidated financial statements reflect the assets and liabilities of the Mimosa business as held for sale for the periods presented. (See Note 6).

2.	BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation, Principles of Consolidation and Use of Estimates

The accompanying condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and Airspan IP Holdco LLC (“Holdco”) – 99.8% owned by Airspan. Non-controlling interest in the results of operations of consolidated subsidiaries represents the minority stockholders’ share of the profit or loss of Holdco. The non-controlling interest in net assets of this subsidiary, and the net income or loss attributable to the non-controlling interest, were not recorded by the Company as they are considered immaterial. All significant inter-company balances and transactions have been eliminated in consolidation. The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The Company’s interim condensed consolidated financial statements and related notes are unaudited. In the opinion of management, all adjustments (including normal recurring adjustments) and disclosures necessary for a fair presentation of these interim financial statements have been included. The results reported in these interim financial statements are not necessarily indicative of the results that may be reported for the entire year. Certain information and footnote disclosures required by GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2022.

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Liquidity

The Company has historically incurred losses from operations. In the past, these losses have been financed through cash on hand or capital raising activities including borrowings or the sale of newly issued shares.

The Company had $74.4 million of current assets and $201.7 million of current liabilities as of March 31, 2023. During the three months ended March 31, 2023, the Company used $2.4 million in cash flows from operating activities. The Company is investing heavily in 5G research and development activities and the Company expects to continue to use cash from operations during the remainder of 2023 and through the first half of 2024. Cash on hand and borrowing capacity under our Assignment Agreement, Resignation and Assignment Agreement and Credit Agreement (the “Fortress Credit Agreement”) with DBFIP ANI LLC (“Fortress”) (see Notes 7 and 9) may not allow the Company to reasonably expect to meet its forecasted cash requirements.

In order to address the need to satisfy the Company’s continuing obligations and realize its long-term strategy, management has taken several steps and is considering additional actions to improve its operating and financial results, including the following:

●	focusing the Company’s efforts to increase sales in additional geographic markets;

●	continuing to develop 5G product offerings that will expand the market for the Company’s products;

●	focusing the Company’s efforts to improve days sales outstanding to provide additional liquidity;

●	selling the Mimosa business for approximately $60.0 million; and

●	continuing to implement cost reduction initiatives to reduce non-strategic costs in operations and expand the Company’s labor force in lower cost geographies, with headcount reductions in higher cost geographies.

There can be no assurance that the above actions will be successful. Without additional financing or capital, the Company’s current cash balance would be insufficient to satisfy repayment demands from its lenders if the lenders elect to declare the senior term loan and the senior secured convertible notes due prior to the maturity date. There is no assurance that the new or renegotiated financing will be available, or that if available, will have satisfactory terms. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

Global Economic Conditions

The Company has experienced supply chain disruptions and inflationary impacts across our businesses, driven by the impact of the COVID-19 pandemic, the war in Ukraine and resulting economic sanctions, and general macroeconomic factors. These factors have increased our operating costs. While the Company is taking actions to respond to the supply chain disruptions, inflationary environment, and global demand dynamics, we may not be able to enact these measures in a timely manner, or the measures may not be sufficient to offset the increase in costs, which could have a material adverse impact on our results of operations.

Significant Concentrations

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash and accounts receivable. The Company places its cash and cash equivalents in highly rated financial instruments. The Company maintains certain of its cash balances in various U.S. banks, which at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts.

The Company’s accounts receivable are derived from sales of its products and approximately 83.6% and 66.9% of product sales were to non-U.S. customers for the three months ended March 31, 2023 and 2022, respectively. Three customers accounted for $25.2 million or 78.4% of the net accounts receivable balance as of March 31, 2023 and two customers accounted for $29.8 million or 59.8% of the net accounts receivable balance as of March 31, 2022. The Company requires payment in advance or payment security in the form of a letter of credit to be in place at the time of shipment, except in cases where credit risk is considered to be acceptable. The Company’s top three customers accounted for 70.5% and 73.1% of revenue for the three months ended March 31, 2023 and 2022, respectively. For the three months ended March 31, 2023, the Company had two customers whose revenue was greater than 10% of the three month period’s total revenue. For the three months ended March 31, 2022, the Company had three customers whose revenue was greater than 10% of the three month period’s total revenue.

The Company received 71.7% and 88.1% of goods for resale from five suppliers in the three months ended March 31, 2023 and 2022, respectively. The Company outsources the manufacturing of its base station products to contract manufacturers and obtains subscriber terminals from vendors in the Asia Pacific region. In the event of a disruption to supply, the Company would be able to transfer the manufacturing of base stations to alternate contract manufacturers and has alternate suppliers for the majority of subscriber terminals.

Recent Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting” which provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates (“IBORs”) and, particularly, the risk of cessation of the LIBOR, regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. This ASU provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. This new standard must be adopted by the Company no later than December 1, 2024, with early adoption permitted. The potential adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13 (amended by ASU 2019-10), “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, regarding the measurement of credit losses for certain financial instruments.” which replaces the incurred loss model with a current expected credit loss (“CECL”) model. The CECL model is based on historical experience, adjusted for current conditions and reasonable and supportable forecasts. The new guidance was adopted by the Company on January 1, 2023, and it did not have a material impact on the Company’s condensed consolidated financial statements.

3.	REVENUE RECOGNITION

The following is a summary of revenue by category (in thousands):

	Three Months Ended March 31,
	2023	2022
Products sales	$20,353	$31,977
Non-recurring engineering (“NRE”)	511	1,156
Product maintenance contracts	2,139	1,740
Professional service contracts	914	1,093
Software licenses	819	1,385
Other	37	213
Total revenue	$24,773	$37,564

There was no revenue recognized at a point in time for NRE services for the three months ended March 31, 2023 or for the three months ended March 31, 2022. For services performed on a customer’s owned asset, since the customer controls the asset being enhanced, revenue is recognized over time as services are rendered. Revenue recognized over time for NRE services using a cost-based input method amounted to $0.5 million and $1.2 million for the three months ended March 31, 2023 and 2022, respectively. The Company is allowed to bill for services performed under the contract in the event the contract is terminated.

The opening and closing balances of our contract asset and liability balances from contracts with customers as of March 31, 2023 and December 31, 2022 were as follows (in thousands):

	Contracts Assets	Contracts Liabilities
Balance as of December 31, 2022	$9,001	$2,892
Balance as of March 31, 2023	9,512	2,228
Change	$511	$(664)

Remaining performance obligations represent the revenue that is expected to be recognized in future periods related to performance obligations included in a contract that are unsatisfied, or partially satisfied, as of the end of a period. As of March 31, 2023 and December 31, 2022, deferred revenue (both current and noncurrent) of $2.0 million and $2.6 million, respectively, represents the Company’s remaining performance obligations, of which $2.1 million and $2.8 million, respectively, is expected to be recognized within one year, with the remainder to be recognized thereafter.

Revenues for the three months ended March 31, 2023 and 2022, include the following (in thousands):

	Three Months Ended March 31,
	2023	2022
Amounts included in the beginning of year contract liability balance	$1,499	$1,045

4.	GOODWILL AND INTANGIBLE ASSETS, NET

The Company had goodwill of $13.6 million as of March 31, 2023 and December 31, 2022 resulting from a prior acquisition. Goodwill and Intangible assets, net are classified as Assets Held for Sale – Noncurrent at March 31, 2023.

Intangible assets, net consists of the following (in thousands):

	Weighted	March 31, 2023
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Internally developed technology	10	$7,810	$(3,319)	$4,491
Customer relationships	6	2,130	(1,509)	621
Trademarks	2	720	(720)	-
Non-compete	3	180	(180)	-
Total acquired intangible assets		$10,840	$(5,728)	$5,112

	Weighted	December 31, 2022
	Average Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Internally developed technology	10	$7,810	$(3,189)	$4,621
Customer relationships	6	2,130	(1,449)	681
Trademarks	2	720	(720)	-
Non-compete	3	180	(180)	-
Total acquired intangible assets		$10,840	$(5,538)	$5,302

Amortization expense related to the Company’s intangible assets amounted to $0.2 million and $0.3 million for the three months ended March 31, 2023 and 2022, respectively.

There will be no further amortization expense for the remainder of 2023 and thereafter related to the Company’s intangible assets as the long-lived assets in the disposal group should be recorded at the carrying amount at the time the assets are accounted as held for sale.

5.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	March 31, 2023	December 31, 2022
Payroll and related benefits and taxes	$8,051	$8,312
Fair value of embedded derivatives related to Convertible Debt	4,489	5,353
Royalties	3,732	3,610
Loan success fee related to Convertible Debt	2,858	2,858
Agent and sales commissions	955	1,224
Right-of-use lease liability, current portion	2,379	2,923
Tax liabilities	1,089	1,301
Product warranty liabilities	1,278	1,478
Product marketing	70	376
Manufacturing subcontractor costs	1,376	1,787
Legal and professional services	2,530	1,282
Other	1,594	1,739
Total accrued expenses and other current liabilities	$30,401	$32,243

6.	HELD FOR SALE

As discussed in Note 1, on March 8, 2023 the Company entered into the Purchase Agreement with Seller, Mimosa, and Buyer, pursuant to which the Seller will sell all of the issued and outstanding shares of common stock of Mimosa to Buyer for an aggregate purchase price of approximately $60,000,000 in cash (subject to customary adjustments) on the terms and subject to the conditions set forth in the Purchase Agreement (the “Transaction”). The Purchase Agreement contains customary representations, warranties and covenants by the parties subject to specified exceptions and qualifications. Each party’s obligations to consummate the Transaction pursuant to the Purchase Agreement are subject to customary closing conditions as set out in the Mimosa Purchase Agreement, including, among others, approval of the Transaction by the Committee on Foreign Investment in the United States, approval of the Transaction by the Competition Authority of the Republic of Turkey, and approval of the Transaction by the senior lenders.

The Company has met the criteria for recording the Mimosa assets and liabilities as “held for sale” at March 31, 2023. Since the Company did not meet the criteria for held for sale at December 31, 2022, the assets and liabilities of the Mimosa group are recorded in their respective categories.

The assets and liabilities of the disposal group, Mimosa, were evaluated to determine whether the carrying amounts should be adjusted in accordance with other GAAP standards. After adjusting the assets and liabilities of the disposal group, the disposal group as a whole is measured at the lower of carrying amount or fair value less costs to sell. Depreciation and amortization of long-lived assets in the disposal group will not be recorded during the period in which the disposal group meets the criteria for held for sale.

The unaudited condensed balance sheet of Mimosa at March 31, 2023 is as follows:

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Accounts receivable, net of allowance of $103 and $123 as of March 31, 2023 and December 31, 2022, respectively	7,420	7,413
Inventory	4,941	3,759
Prepaid expenses and other current assets	231	410
Total current assets	12,592	11,582
Property, plant and equipment, net	1,084	1,107
Goodwill	13,641	13,641
Intangible assets, net	5,113	5,302
Right-of-use assets, net	845	916
Other non-current assets	108	109
Total assets	$33,383	$32,657

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$10,105	$5,545
Accrued expenses and other current liabilities	1,587	1,517
Deferred revenue	271	253
Total current liabilities	11,963	7,315
Other long-term liabilities	17,294	21,103
Total liabilities	29,257	28,418
Total liabilities and stockholders’ deficit	$33,383	$32,657

7.	SUBORDINATED DEBT

On August 6, 2015, Legacy Airspan issued Golden Wayford Limited a $10.0 million subordinated Convertible Promissory Note (the “Golden Wayford Note”) pursuant to a Subordinated Convertible Note Purchase Agreement. The Golden Wayford Note was amended and restated on November 28, 2017, to reduce the interest rate thereon and to reflect the application of the payment of $1.0 million of principal on such note. The Golden Wayford Note had an original maturity date of February 16, 2016, which through subsequent amendments was extended to June 30, 2020. The conversion rights related to this agreement expired on its maturity date, June 30, 2020, and on this date the loan was reclassified from Subordinated Convertible Debt to Subordinated Debt.

The principal and accrued interest under the Golden Wayford Note would have been automatically converted into common shares at the time of the next equity financing and consummated prior to, on or after the maturity date (June 30, 2020). Such conversion right expired in accordance with its term. Interest accrues at 5.0% per annum and is payable quarterly, however, because such payment is prohibited by the terms of the subordination, interest is (in accordance with the terms of the related promissory note) paid in kind.

The Golden Wayford Note is subordinate to the obligations under the Fortress Credit Agreement (see Note 9). A limited waiver under the Fortress Credit Agreement waives each actual and prospective default and event of default existing under the Fortress Credit Agreement directly as a result of the non-payment of the Golden Wayford Note.

The Company had subordinated debt outstanding of $9.0 million, plus $2.3 million and $2.1 million of accrued interest as of March 31, 2023 and December 31, 2022, respectively.

8.	SUBORDINATED TERM LOAN – RELATED PARTY

On February 9, 2016, Legacy Airspan entered into a $15.0 million subordinated term loan agreement with a related party (the “Subordinated Term Loan Agreement”) that was due to mature on February 9, 2018. On July 12, 2016, Legacy Airspan entered into an additional $15.0 million Amendment No. 1 to the Subordinated Term Loan Agreement that was due to mature on February 9, 2018. On July 3, 2017, Legacy Airspan entered into Amendment No. 2 to the Subordinated Term Loan Agreement that extended the maturity date to June 30, 2019. On May 23, 2019, Legacy Airspan entered into Amendment No. 3 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2020. On March 30, 2020, Legacy Airspan entered into Amendment No. 4 to the Subordinated Term Loan Agreement that extended the maturity date to December 31, 2021. On December 30, 2020, Legacy Airspan entered into Amendment No. 5 to the Subordinated Term Loan Agreement that extended the maturity date to the later of (a) December 30, 2024 and (b) 365 days after the maturity date of the Fortress Credit Agreement (as in effect on December 30, 2020) (see Note 9). The term loan is subordinate to the Fortress Credit Agreement (see Note 9).

Prior to May 23, 2019, interest accrued at 2.475% per annum and was payable quarterly. In accordance with the amendments below, the interest rate changed as follows:

(a)	Amendment No. 3, on May 23, 2019, the interest rate changed to 9.0% per annum to be accrued;

(b)	Amendment No. 4, on March 30, 2020, the interest rate changed to 9.0% per annum through December 31, 2020 and from and after January 1, 2021, at a rate of 12.0% per annum to be accrued; and

(c)	Amendment No. 5, on December 30, 2020, the interest rate from January 1, 2021 and thereafter changed to 9.0% per annum to be accrued, subject to reversion to 12.0% if a condition subsequent is not satisfied. The subsequent condition was satisfied.

The principal and accrued interest may be repaid early without penalty.

The Company had a subordinated term loan outstanding of $30.0 million, plus $12.4 million and $11.5 million of accrued interest as of March 31, 2023 and December 31, 2022, respectively.

9.	SENIOR TERM LOAN

On December 30, 2020, Legacy Airspan, together with Holdco, Airspan Networks (SG) Inc., Mimosa, Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K., as guarantors, together with the other parties thereto, entered into an assignment agreement, whereby Pacific Western Bank (“PWB”) and Ally Bank assigned their interests in a loan facility under the Second Amended and Restated Loan and Security Agreement with Legacy Airspan (the “PWB Facility”) to certain new lenders (the “Assignment Agreement”), and PWB entered into a resignation and assignment agreement (the “Agent Resignation Agreement”) pursuant to which PWB resigned in its capacity as agent under all of the transaction documents and DBFIP ANI LLC (“Fortress”) became the successor agent (as defined in the Agent Resignation Agreement), replacing PWB in such capacity under the PWB Facility. The Assignment Agreement and the Agent Resignation Agreement, along with a Reaffirmation and Omnibus Amendment, resulted in the amendment and restatement of the terms of the PWB Facility and a credit agreement with Fortress (the “Fortress Credit Agreement”) with the new lenders as the lenders thereunder. Fortress became the administrative agent, collateral agent and trustee for the lenders and other secured parties. On August 13, 2021, the Company, Legacy Airspan and certain of the Company’s subsidiaries who are party to the Fortress Credit Agreement entered into a Waiver and Consent, Second Amendment, Restatement, Joinder and Omnibus Amendment to Credit Agreement and Other Loan Documents relating to the Fortress Credit Agreement with Fortress to, among other things, add the Company as a guarantor, recognize and account for the Business Combination, recognize and account for the Convertible Notes (see Note 10) and provide updated procedures for replacement of LIBOR. On March 29, 2022, the Company, Legacy Airspan and certain of the Company’s subsidiaries who are party to the Fortress Credit Agreement entered into a Third Amendment and Waiver to Credit Agreement and Other Loan Documents (the “March 2022 Fortress Credit Amendment”) to, among other things, amend the financial covenants included in the Fortress Credit Agreement. On November 14, 2022, the Company, Legacy Airspan and certain of the Company’s subsidiaries who are party to the Fortress Credit Agreement entered into the November 2022 Fortress Credit Amendment to, among other things, effect a limited waiver of certain events of default under the Fortress Credit Agreement.

The Fortress Credit Agreement initial term loan total commitment of $34.0 million and a term loan commitment of $10.0 million were both funded to Legacy Airspan on December 30, 2020. Pursuant to the Fortress Credit Agreement, the Company may expand the term loan commitment by $20.0 million subject to the terms and conditions of the agreement. The maturity date of the total loan commitment is December 30, 2024. The Fortress Credit Agreement contains a prepayment premium of 5.0% if the prepayment occurs during the period from December 30, 2021 through December 29, 2022, and 3.0% if the prepayment occurs during the period from December 30, 2022 through December 29, 2023. The Fortress Credit Agreement also contained a prohibition on prepayment during the period from December 30, 2020 through December 29, 2021. Subsequent to December 29, 2021, the Company may prepay this loan but will incur a related fee in the amount of a make-whole amount of interest that would have been payable had such prepayment not been made.

To secure its obligations under the Fortress Credit Agreement, Fortress was assigned PWB’s security interest under the PWB Facility and the Company and certain of its subsidiaries granted Fortress as security for the obligations a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations, (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

The Fortress Credit Agreement and the Fortress Convertible Note Agreement each contains representations and warranties, events of default and affirmative and negative covenants, which include, among other things, certain restrictions on the ability to pay dividends, create liens, incur additional indebtedness, make investments, dispose of assets, consummate business combinations (except for permitted investment, as defined in the Fortress Credit Agreement and the Fortress Convertible Note Agreement, respectively), and make distributions. In addition, financial covenants apply. Prior to the March 2022 Fortress Credit Amendment and the March 2022 Fortress Convertible Note Agreement Amendment, these financial covenants included (a) minimum liquidity of $4.0 million as of December 31, 2020 and $5.0 million thereafter, (b) minimum last twelve-month revenue and (c) minimum last twelve-month Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”). Pursuant to the March 2022 Fortress Credit Amendment and the March 2022 Fortress Convertible Note Agreement Amendment, the financial covenants included in the Fortress Credit Agreement and the Fortress Convertible Note Agreement were amended to increase the minimum liquidity requirement to an amount between $15.0 million and $20.0 million, depending on EBITDA performance levels and whether a default or event of default exists under the Fortress Credit Agreement, and decrease the minimum last twelve-month revenue and EBITDA requirements. Revenue and EBITDA financial covenants are tested quarterly. As of March 31, 2023, the Company was not in compliance with all applicable covenants under the Fortress Credit Agreement and the Fortress Convertible Note Agreement.

The Company was not in compliance with the minimum last twelve-month EBITDA covenant and the minimum last twelve-month revenue covenant under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes as of the December 31, 2022 and the March 31, 2023 quarterly measurement dates, and the Company was not in compliance with the minimum liquidity covenant under the Fortress Credit Agreement and the Fortress Convertible Note Agreement at all times from November 29, 2022, each of which is an event of default under those agreements. The Company did not make the payments due under the Fortress Credit Agreement and the Fortress Convertible Note Agreement on March 31, 2023, which is an event of default  under the Fortress Credit Agreement and the Fortress Convertible Note Agreement.

The Company is seeking a waiver with respect to current breaches. However, there can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive the existing covenant breaches. Even if the Company receives a waiver with respect to such existing breaches, based on management’s current forecast, absent of additional financing or capital raising, the Company has concluded it is probable that the Company will not be in compliance with certain of the prospective financial covenants under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes during certain periods of the next twelve months. Accordingly, while the Company may seek future waivers from compliance with the applicable covenants in connection with such anticipated breaches, or amendments of existing financial covenants included in the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes, the Company is also pursuing alternative sources of capital so that it would be able to satisfy its prospective minimum liquidity obligations under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes. There can be no assurance that the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes will agree to waive any breaches thereunder that may arise in the future or that we will otherwise be able to remedy such breaches.

In the absence of waivers or remedies of existing covenant breaches or any additional breaches that may arise in the future, the lenders under the Fortress Credit Agreement and the agreement governing the Company’s senior secured convertible notes could (i) elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest and other premiums, and institute foreclosure proceedings against the Company’s assets, (ii) elect to apply the default interest rate under the Fortress Credit Agreement and the Fortress Convertible Note Agreement and related agreements, and (iii) with respect to the Fortress Credit Agreement, elect to terminate their delayed draw commitments thereunder and cease making further loans. As a result of any of these actions, the Company could be forced into bankruptcy or liquidation. In addition, the Company’s subordinated term loan – related party (see Note 8) and subordinated debt (see Note 7) could be accelerated or required to be paid due to provisions contained within those instruments. As a result, the Company has classified its senior term loan, convertible debt, subordinated term loan and subordinated debt as current.

The Company’s senior term loan balance was $41.0 million and $44.1 million, inclusive of accrued interest of $5.8 million and $5.0 million, as of March 31, 2023 and December 31, 2022, respectively. Deferred financing fees of $3.2 million and $3.6 million are reflected as reductions of the outstanding senior term loan balance as of March 31, 2023 and December 31, 2022, respectively.

10.	CONVERTIBLE DEBT

On August 13, 2021, the Company, together with Legacy Airspan, Holdco, Airspan Networks (SG) Inc., Mimosa Networks, Inc., Mimosa Networks International, LLC, Airspan Communications Limited, Airspan Networks LTD, and Airspan Japan K.K., as guarantors, and Fortress, entered into a Senior Secured Convertible Note Purchase and Guarantee Agreement (the “Fortress Convertible Note Agreement”), in order to meet the available cash requirement of the reverse recapitalization completed on such date. Pursuant to the Fortress Convertible Note Agreement, $50.0 million was funded to the Company in exchange for the issuance of $50.0 million aggregate principal amount of senior secured convertible notes (the “Convertible Notes”) on August 13, 2021, the date of the reverse recapitalization. The Convertible Notes bear interest at 7.0% per annum (the “Base Rate”), payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on September 30, 2021. The Convertible Notes will mature on December 30, 2024, unless earlier accelerated, converted, redeemed or repurchased. Under certain circumstances, a default interest will apply following an event of default under the Convertible Notes at a per annum rate equal to the lower of (i) the Base Rate plus 3.75% and (ii) the maximum amount permitted by law. The Convertible Notes are pari passu in right of payment and lien priority with the obligations under the Fortress Credit Agreement and are secured by a security interest in (a) all of the real, personal and mixed property in which liens are granted or purported to be granted pursuant to any of the collateral documents as security for the obligations, (b) all products, proceeds, rents and profits of such property, (c) all of each loan party’s book and records and (d) all of the foregoing whether now owned or existing, in each case excluding certain excluded assets.

On March 29, 2022, the Company and certain of its subsidiaries who are party to the Fortress Convertible Note Agreement entered into a First Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents relating to the Fortress Convertible Note Agreement and the Convertible Notes (the “March 2022 Fortress Convertible Note Agreement Amendment”) to, among other things, amend the financial covenants included in the Fortress Convertible Note Agreement, amend the conversion price of the Convertible Notes and amend the optional redemption provisions of the Convertible Notes. On November 14, 2022, the Company, Legacy Airspan and certain of our subsidiaries who are party to the Fortress Convertible Note Agreement to, entered into a Second Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents to, among other things, effect a limited waiver of certain events of default under the Fortress Convertible Note Agreement.

Prior to the March 2022 Fortress Convertible Note Agreement Amendment, the Convertible Notes, together with all accrued but unpaid interest thereon, were convertible, in whole or in part, at any time prior to the payment in full of the principal amount thereof (together with all accrued but unpaid interest thereon), into shares of Common Stock at a conversion price equal to $12.50 per share. Pursuant to the March 2022 Fortress Convertible Note Agreement Amendment, the conversion price with respect to the Convertible Notes was decreased to $8.00 per share. The conversion price with respect to the Convertible Notes is subject to adjustment to reflect stock splits and subdivisions, stock and other dividends and distributions, recapitalizations, reclassifications, combinations and other similar changes in capital structure. The conversion price with respect to the Convertible Notes is also subject to a broad-based weighted average anti-dilution adjustment in the event the Company issues, or is deemed to have issued, shares of Common Stock, other than certain excepted issuances, at a price below the conversion price then in effect. In addition, pursuant to the March 2022 Fortress Convertible Note Agreement Amendment, if, during the period commencing on and including the date of the March 2022 Fortress Convertible Note Agreement Amendment and ending on and including the 15-month anniversary of the date of the March 2022 Fortress Convertible Note Agreement Amendment, there is no 30 consecutive trading day-period during which the average of the daily volume weighted average price of the Common Stock (“Daily VWAP”) for such 30 consecutive trading day-period (after excluding the three highest and the three lowest Daily VWAPs during such period) equals or exceeds $10.00 (as adjusted for stock splits, stock combinations, dividends, distributions, reorganizations, recapitalizations and the like), the conversion price with respect to the Convertible Notes will be reduced to the amount that such conversion price would otherwise have been had the conversion price with respect to the Convertible Notes been $6.00 on the date of the March 2022 Fortress Convertible Note Agreement Amendment.

The following is the allocation among the freestanding instruments (in thousands) at the issuance date:

August 13, 2021
Convertible Notes	$41,887
Conversion option derivative	7,474
Call and contingent put derivative	639
Total Convertible Notes	$50,000

As of March 31, 2023, the Company had convertible debt outstanding as shown below (in thousands):

March 31, 2023
Convertible Notes	$46,242
Loan discount costs	(750)
Total Convertible Notes	$45,492

As of March 31, 2023, the Company was not in compliance with all applicable covenants under the Fortress Convertible Note Agreement.

See Note 9 for further information related to the Fortress Convertible Note Agreement.

11.	FAIR VALUE MEASUREMENTS

The Company’s assets and liabilities recorded at fair value are categorized based upon a fair value hierarchy that ranks the quality and reliability of the information used to determine fair value.

The Company has certain non-financial assets that are measured at fair value on a non-recurring basis when there is an indicator of impairment, and they are recorded at fair value only when impairment is recognized. These assets include property, plant and equipment, goodwill and intangible assets, net. The Company did not record impairment to any non-financial assets in the three months ended March 31, 2023 and March 31, 2022.

Financial Disclosures about Fair Value of Financial Instruments

The tables below set forth information related to the Company’s condensed consolidated financial instruments (in thousands):

The fair value of the Company’s cash and cash equivalents and restricted cash approximate the carrying value because of the short-term nature of these accounts.

	Level in	March 31, 2023		December 31, 2022
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Amount	Value	Amount	Value
Assets:
Cash and cash equivalents	1	$3,282	$3,282	$7,253	$7,253
Restricted cash	1	34	34	34	34
Cash and investment in severance benefit accounts	1	3,102	3,102	3,161	3,161

Liabilities:
Subordinated term loan – related party(a)	2	$42,449	$23,474	$41,528	25,503
Subordinated debt(a)	2	11,256	7,001	11,119	7,386
Senior term loan(a)	2	40,993	35,188	40,529	36,680
Convertible debt	2	45,492	45,880	43,928	48,249
Public Warrants(b)	1	575	575	345	345
Warrants(b)	3	29	29	36	36

(a)	As of March 31, 2023 and December 31, 2022, the fair value of the subordinated term loan, subordinated debt and senior term loan considered the senior status of the senior term loan under the Fortress Credit Agreement, followed by the junior status of the subordinated term loan and subordinated debt. The implied yields of the subordinated term loan – related party, subordinated debt and senior term loan were 33.98%, 37.59% and 28.00%, respectively, as of March 31, 2023 and 23.00%, 27.18% and 28.78%, respectively, as of December 31, 2022.

(b)	As of March 31, 2023 and December 31, 2022, the fair value of warrants outstanding that are classified as liabilities are included in other long-term liabilities in the Company’s condensed consolidated balance sheets. The key inputs to the valuation models that were utilized to estimate the fair value of the Post-Combination Warrants and Private Placement Warrants as of March 31, 2023 were as follows:

	Post- Combination Warrants	Private Placement Warrants
Assumptions:
Stock price	$0.69	$0.69
Exercise price	$12.50-17.50	$11.50
Risk free rate	4.78%	3.66%
Expected volatility	101.1%	84.20%
Dividend yield	0.00%	0.00%

The conversion option derivative and call and contingent put derivative are considered a Level 3 measurement due to the utilization of significant unobservable inputs in the valuation. The Company utilized a binomial model to estimate the fair value of the embedded derivative features requiring bifurcation associated with the Convertible Notes payable at the issuance date and as of the March 31, 2023 and December 31, 2022 reporting dates. The key inputs to the valuation models that were utilized to estimate the fair value of the convertible debt derivative liabilities include:

	March 31, 2023	December 31, 2022
Assumptions:
Stock price	$0.69	$1.31
Conversion strike price	$8.00	$8.00
Volatility	92.00%	94.00%
Dividend yield	0.00%	0.00%
Risk free rate	4.12%	4.32%
Debt discount rate	28.00%	15.10%
Coupon interest rate	7.00%	7.00%
Face amount (in thousands)	$50,000	$50,000
Contingent put inputs and assumptions:
Probability of fundamental change	50.00%	33.00%

The following table presents a roll-forward of the Level 3 instruments:

(in thousands)	Warrants	Conversion option derivative	Call and contingent put derivative
Beginning balance, December 31, 2022	$36	$3,052	$2,301
Change in fair value	(7)	(2,912)	2,048
Ending balance, March 31, 2023	$29	$140	$4,349

The warrant liability is included in other long-term liabilities and the derivatives are included in accrued expenses and other current liabilities.

12.	COMMITMENTS AND CONTINGENCIES

The Company had commitments with its main subcontract manufacturers under various purchase orders and forecast arrangements of $77.3 million as of March 31, 2023, the majority of which have expected delivery dates during the remainder of 2023.

Contingencies and Legal Proceedings

From time to time, the Company receives and reviews correspondence from third parties with respect to licensing their patents and other intellectual property in connection with the sale of the Company’s products. Disputes may arise with such third parties if an agreement cannot be reached regarding the licensing of such patents or intellectual property.

On October 14, 2019, Barkan Wireless IP Holdings, L.P. (“Barkan”) filed a suit against Sprint Corporation and related entities (“Sprint”) in the United States District Court for the Eastern District of Texas alleging patent infringement based in part on two of the Company’s products, Airave 4 and Magic Box Gold. See Barkan Wireless IP Holdings, L.P. v. Sprint Corporation et al, Case No. 2:19-cv-00336-JRG (E.D. Tex.). On March 26, 2021, after a settlement between Barkan and Sprint, the court granted an agreed motion to dismiss and the case was closed. Sprint had demanded that the Company indemnify Sprint $3,870,000 for a portion of the amounts Sprint paid to defend and settle the case. On April 27, 2021, Sprint gave notice that it intends to set-off amounts it owes the Company until Sprint’s indemnity demand is satisfied. The Company disputes Sprint’s indemnity demand and, on March 15, 2022, filed a complaint for breach of contract in the United States District Court for the District of Kansas. See Airspan Networks, Inc. v. Sprint/United Management Company, Case No. 2:22-cv-02104-JAR-ADM (D. Kan.). That complaint was subsequently voluntarily dismissed by the Company and the underlying breach of contract claim is now a counterclaim in the matter captioned Sprint Communications Company, L.P et al. vs. Casa Systems, Inc. et al., No. 22CV02327 Div.7 pending in the District Court of Johnson County Kansas. On January 3, 2023, the parties settled this matter. The Company had previously provided for a reserve for an estimated amount of exposure related to this matter in a prior year.

Except as set forth above, the Company is not currently subject to any other material legal proceedings. The Company may from time to time become a party to various other legal proceedings arising in the ordinary course of its business. While the results of such claims and litigation cannot be predicted with certainty, the Company currently believes that it is not a party to any litigation the final outcome of which is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

13.	COMMON STOCK AND WARRANTS

Common Stock

As of March 31, 2023, 260,000,000 shares, $0.0001 par value per share are authorized, of which, 250,000,000 shares are designated as Common Stock and 10,000,000 shares are designated as preferred stock. As of March 31, 2023, there were 74,582,992 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.

Holders of our Common Stock are entitled to receive dividends when, as and if declared by the board of directors of the Company, payable either in cash, in property or in shares of capital stock. As of March 31, 2023, the Company had not declared any dividends.

Legacy Airspan Warrants

The Company accounted for Legacy Airspan convertible preferred stock warrants that have been earned and are exercisable into shares of Legacy Airspan’s convertible preferred stock as liabilities pursuant to Accounting Standards Codification 480, “Distinguishing Liabilities from Equity” as the warrants were exercisable into shares of Legacy Airspan convertible preferred stock that were contingently redeemable upon events outside the control of Legacy Airspan. The warrant liability is included in other long-term liabilities on the accompanying condensed consolidated balance sheets. The warrants are remeasured and recognized at fair value at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other expense, net on the accompanying condensed consolidated statements of operations.

In January 2021 and February 2021, Legacy Airspan issued warrants for the purchase of 6,097 and 406, respectively, shares of Legacy Airspan Series H Convertible Preferred Stock to certain holders of Legacy Airspan Series H Senior Convertible Preferred Stock (one warrant for every two shares of Legacy Airspan Series H Senior Convertible Preferred Stock purchased in January and February 2021, respectively) with an exercise price of $61.50 per share and a 5-year term (“Series H warrants”). Legacy Airspan accounted for the initial fair value of the Series H warrants as a discount on the Legacy Airspan Series H Senior Convertible Preferred Stock issuance and recorded a corresponding warrant liability.

In October 2015, Legacy Airspan issued warrants to purchase 487,805 shares of Legacy Airspan Series D Convertible Preferred Stock to holders of its Series D Convertible Preferred Stock with an exercise price of $61.50 per share, subject to certain performance requirements (the “Series D-1 Warrants”). In June 2014, Legacy Airspan issued warrants to purchase 203,252 shares of Legacy Airspan Series D Convertible Preferred Stock to holders of Legacy Airspan Series D Convertible Preferred Stock with an exercise price of $61.50 per share, subject to certain performance requirements (the “Series D Warrants”).

The Series D Warrants expired unexercised in January 2021 and the Series D-1 Warrants and Series H warrants were converted as part of the Closing of the Business Combination and ceased to exist after the Business Combination.

Common Stock Warrants

As of March 31, 2023, there are 12,045,000 Common Stock Warrants outstanding, consisting of 11,500,000 and 545,000 Public Warrants and Private Placement Warrants, respectively.

On August 13, 2021, Airspan Networks Holdings Inc. (formerly New Beginnings Acquisition Corp.) (“NBA”) consummated a business combination transaction pursuant to a business combination agreement, dated March 8, 2021, by and among the Company, Artemis Merger Sub Corp., a Delaware corporation and wholly-owned direct subsidiary of the Company, and Airspan Networks Inc., a Delaware corporation. In connection with the closing of the business combination, the Company changed its name to Airspan Networks Holdings Inc. As part of NBA’s initial public offering, 11,500,000 Public Warrants were sold. The Public Warrants entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Public Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will expire on August 13, 2026 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants when exercisable, in whole and not in part, at a price of $0.01 per warrant, so long as the Company provides not less than 30 days’ prior written notice of redemption to each warrant holder, and if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

Simultaneously with the Company’s initial public offering, NBA consummated a private placement of 545,000 Private Placement Warrants with its sponsor. The Private Placement Warrants are exercisable for one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Private Placement Warrants are identical to the Public Warrants, except that, so long as the Private Placement Warrants are held by the initial purchaser or its permitted transferees, the Private Placement Warrants: (1) may be exercised for cash or on a cashless basis; (2) may not be transferred, assigned or sold until thirty (30) days after the date of the Closing; and (3) may not be redeemed.

Post-Combination Warrants

As of March 31, 2023, there are 9,000,000 Post-Combination Warrants outstanding.

At Closing, the Company issued Post-Combination Warrants exercisable for 9,000,000 shares of Company Common Stock. The Post-Combination Warrants include: (i) 3,000,000 Post-Combination $12.50 Warrants; (ii) 3,000,000 Post-Combination $15.00 Warrants; and (iii) 3,000,000 Post-Combination $17.50 Warrants. As of March 31, 2023, there were 3,000,000 Post-Combination $12.50 Warrants, 3,000,000 Post-Combination $15.00 Warrants, and 3,000,000 Post-Combination $17.50 Warrants outstanding. The Post-Combination Warrants may only be exercised during the period commencing on the Closing and terminating on the earlier of (i) two years following the date of the Closing and (ii) the redemption date, for a price of $12.50 per Post-Combination $12.50 Warrant, $15.00 per Post-Combination $15.00 Warrant and $17.50 per Post-Combination $17.50 Warrant.

14.	SHARE-BASED COMPENSATION

2021 Stock Incentive Plan

Prior to the Business Combination, the Company maintained its 2009 Omnibus Equity Compensation Plan (the “2009 Plan” and together with the 2021 Plan, the “Plans”). Upon Closing of the Business Combination, awards under the 2009 Plan were converted at the exchange ratio calculated in accordance with the Business Combination Agreement and the 2021 Plan became effective. There are 6,007,718 shares of Common Stock authorized for issuance under the 2021 Plan, plus any shares of Common Stock subject to awards under the 2009 Plan that are forfeited or reacquired by the Company due to termination or cancellation. As of March 31, 2023, there were 14,385,619 shares of Common Stock reserved under the Plans.

The following table summarizes share-based compensation expense for the three months ended March 31, 2023 and 2022 (in thousands):

	Three Months Ended March 31,
	2023	2022
Research and development	$531	$966
Sales and marketing	507	1,083
General and administrative	894	4,474
Cost of sales	7	41
Total share-based compensation	$1,939	$6,564

Common Stock options

The following table sets forth the activity for all stock options:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Weighted- Average Grant Date Fair Value
Outstanding, December 31, 2022	7,812,178	$3.70	6.56	$2.23
Forfeited	(31,523)	2.26	-	1.46
Expired	(14,421)	5.40	-	2.86
Outstanding, March 31, 2023(a)	7,766,234	$3.70	6.32	$1.98
Exercisable, March 31, 2023(b)	4,870,164	$4.03	4.87	$2.12

(a)	There was no aggregate intrinsic value of all stock options outstanding as of March 31, 2023.
(b)	There was no aggregate intrinsic value of all vested/exercisable stock options as of March 31, 2023.

As of March 31, 2023, there was $3.9 million of unrecognized compensation expense related to stock options to be recognized over a weighted average period of 2.72 years.

Restricted Stock Units

As part of the consideration in the Business Combination, RSUs with respect to 1,750,000 shares of Common Stock were granted to the participants in Legacy Airspan’s MIP. For the RSUs granted to MIP Participants, the weighted average grant date fair value was $9.75 per share. The RSUs granted in connection with the MIP vested one year after the date of the grant, however, most RSU’s vest over three years.

The following table sets forth the activity for all RSUs:

	Number of RSUs	Weighted Average Grant Date Fair Value
Outstanding (nonvested), December 31, 2022	4,267,746	$3.58
Released	(387,204)	5.44
Forfeited	(49,610)	3.07
Outstanding (nonvested), March 31, 2023	3,830,932	$3.41

Because the Company maintained a full valuation allowance on its U.S. deferred tax assets, it did not recognize any tax benefit related to share-based compensation expense for the three months ended March 31, 2023 and 2022. As of March 31, 2023, there was $10.0 million of unrecognized compensation expense related to RSUs to be recognized over a weighted average period of 1.98 years.

15.	LOSS PER SHARE

Loss per share is computed using the weighted average number of shares of Common Stock outstanding less the number of shares subject to repurchase.

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except share data):

	Three Months Ended March 31,
	2023	2022
Numerator:
Net loss	$(20,889)	(29,738)

Denominator - basic and diluted:
Weighted average common shares outstanding	74,473,741	72,335,952

Loss per share - basic and diluted	$(0.28)	(0.41)

The following table sets forth the amounts excluded from the computation of diluted net loss per share as of March 31, 2023 and 2022, because their effect was anti-dilutive.

	March 31,
	2023	2022
Stock options outstanding	7,766,234	6,144,473
Non-vested shares of restricted stock	3,830,932	3,970,385
Warrants(a)	21,145,000	21,145,000
Convertible notes(a)	9,729,163	9,729,163

(a)	The Convertible Notes and warrants referred to in Notes 10 and 13 were also excluded on an as converted basis because their effect would have been anti-dilutive.

16.	RELATED PARTY TRANSACTIONS

As disclosed in Note 8, as of March 31, 2023 and December 31, 2022, Legacy Airspan had a Subordinated Term Loan with a related party, who is a shareholder of the Company. This same related party also has an indirect, non-controlling beneficial interest in Fortress, which is the agent and principal lender under the Fortress Credit Agreement and the collateral agent and trustee under the Fortress Convertible Note Agreement and the Convertible Notes. This related party also has an indirect, non-controlling beneficial interest in each holder of Convertible Notes. The Company derived approximately $0.4 million and $0.1 million in revenue from sales of products and services to this related party for the three months ended March 31, 2023 and 2022, respectively. There were no receivables from this related party as of March 31, 2023 and December 31, 2022.

The Company has an outstanding receivable from and payable to a related party, a stockholder, amounting to $0.5 million and $3.8 million, respectively, as of March 31, 2023. The Company has an outstanding receivable from and payable to a related party, a stockholder, amounting to $0.4 million and $5.5 million, respectively, as of December 31, 2022.

In addition, the Company has an outstanding accounts receivable from a separate related party, also a stockholder, amounting to $8.5 million and $4.5 million as of March 31, 2023 and December 31, 2022, respectively. The Company derived approximately $8.7 million and $7.3 million in revenue from sales of products and services to this related party for the three months ended March 31, 2023 and 2022, respectively. A senior executive at this customer is also a member of the Company’s Board of Directors.

The Company derived revenues from sales of products and services to Dense Air Ltd. (“Dense Air”) amounting to approximately $52 thousand for the period from January 1, 2022 through March 7, 2022. As of March 7, 2022, Dense Air ceased to be a related party.

17.	EQUITY METHOD INVESTMENT

Prior to March 7, 2022, the Company accounted for its investment in Dense Air, as an equity method investment. Dense Air has been funded by its sole lender through convertible debt with various restrictions and requirements including a conversion option on substantially all of the ownership interest in Dense Air. On March 22, 2021, an investor acquired the sole lender to Dense Air’s rights and obligations under a convertible loan agreement and on March 7, 2022 converted the outstanding amount of the loan into shares. The Company retained an approximate 4% holding of Dense Air Networks L.P. This conversion did not have a significant effect on the Company’s consolidated balance sheets, statements of operations or cash flows.

There have been no dividends received from Dense Air or Dense Air Networks L.P. for the years ended December 31, 2022 and 2021. The investments had no value at March 31, 2023 and December 31, 2022.

9,000,000 Shares of Common Stock
Underlying 9,000,000 Warrants

PRELIMINARY PROSPECTUS

May 31, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses that will be paid by us in connection with the issuance and distribution of the securities being registered.

All amounts are estimates, except for the SEC registration fee.

	Amount
SEC registration fee	$9,789.54	*
Accounting fees and expenses	34,400.00
Legal fees and expenses	35,000.00
Miscellaneous fees and expenses	4,810.46
Total expenses	$84,000.00

*	Previously paid in connection with the filing of the registrant’s registration statement on Form S-4 (File No. 333-256137), which is amended hereby.

ITEM 14.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation further provides that any repeal or modification of the foregoing provisions by our stockholders will not adversely affect any right or protection of a director of ours with respect to any acts or omissions occurring prior to the time of such repeal or modification.

Our Certificate of Incorporation provides that each person who is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person) will be indemnified and advanced expenses by us, in accordance with our Bylaws, to the fullest extent authorized or permitted by the DGCL, as it may be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment), or any other applicable laws.

Our Bylaws provide that we will indemnify and hold harmless each person who is or was serving as our director or officer or who, serving as our director or officer, is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which the person is a party or is threatened to be made a party because of such service, and that we will make advances of expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the fullest extent permitted by law. However, our Bylaws also provide that no such indemnity will be made in respect of any matter as to which a director or officer has been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Our Bylaws further provide that if the DGCL is amended to authorize further indemnification of directors or officers, then our directors and officers will be indemnified to the fullest extent permitted by the DGCL.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and our Bylaws.

We will also maintain a general liability insurance policy, which will cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years which were not registered under the Securities Act. Also included is the consideration received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On November 3, 2020, New Beginnings consummated its IPO of 10,000,000 New Beginnings units at an offering price of $10.00 per unit, with each New Beginnings unit consisting of one share of Common Stock and one Public Warrant, resulting in gross proceeds of $100.0 million (before underwriting discounts and commissions and offering expenses).

Prior to the consummation of the IPO, the Sponsor subscribed for 2,156,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.012 per share. On October 20, 2020, New Beginnings effected a stock dividend resulting in the Sponsor holding an aggregate of 2,875,000 Founder Shares, representing an adjusted purchase price of approximately $0.009 per share. Simultaneously with the consummation of the IPO, New Beginnings sold 500,000 Private Placement Units in a private placement transaction at a purchase price of $10.00 per unit to the Sponsor. As a result of this transaction and after giving effect to the exercise of the underwriters’ over-allotment option discussed below, New Beginnings sold a total of 545,000 Private Placement Units to the Sponsor, resulting in gross proceeds to New Beginnings of approximately $5,450,000. Each Private Placement Unit sold in the private placement was identical to the New Beginnings units sold in the IPO, except that the Warrants included in the Private Placement Units sold to the Sponsor were Private Placement Warrants that: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees.

On November 9, 2020, the underwriters partially exercised the over-allotment option to purchase 1,000,000 additional New Beginnings units, and on November 12, 2020, the underwriters fully exercised the over-allotment option to purchase an additional 500,000 New Beginnings units, generating an aggregate of gross proceeds of $15,000,000.

On March 5, 2021, Legacy Airspan entered into the Customer Agreement with the Customer, which became effective on the Closing Date. The Customer Agreement provides for the issuance of the Customer Warrants to purchase up to 100,000 shares of Common Stock at price of $10.00 per share subject to customary adjustments. The Customer Warrants will vest during the 36 months following the date that the Customer or its affiliates order certain eligible products under its commercial agreement with us, with the Customer Warrants vesting for one share of Common Stock for every $200 in gross purchase orders placed by the Customer or its affiliates. A vested Customer Warrant may be exercised only during the period commencing on the date of the Customer Agreement and terminating on the fifth anniversary of the issuance of such Customer Warrant, at 5:00 p.m., New York City time, subject to extension in certain limited circumstances. As of December 31, 2022, no Customer Warrants had vested or were exercisable.

Contemporaneously with the execution of the Business Combination Agreement, the PIPE Investors entered into certain subscription agreements, pursuant to which such investors agreed to subscribe for and purchase an aggregate of 7,500,000 PIPE Shares at a purchase price of $10.00 per PIPE Share for an aggregate purchase price of $75,000,000. At the Closing, we consummated the sale of the PIPE Shares.

On July 30, 2021, we entered into the Convertible Note Purchase Agreement, pursuant to which, on August 13, 2021, in connection with the Closing, we issued $50,000,000 aggregate principal amount of Convertible Notes, which are convertible into shares of our Common Stock. On March 29, 2022, we entered into the Convertible Note Purchase Agreement Amendment, pursuant to which the conversion price with respect to the Convertible Notes was decreased.

On May 18, 2023, the Company reissued $52.5 million aggregate principal amount of 2023 Convertible Notes and 2023 Warrants to purchase 5,912,040 shares of the Company’s Common Stock.

Except for the registered transactions, we issued the securities in the foregoing transactions under Section 4(a)(2) of the Securities Act, and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with our transfer agent). The parties also had adequate access, through business or other relationships, to information about us.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

Exhibit		Incorporated by Reference
Number	Description	Form	Exhibit	Filing Date
2.1†	Business Combination Agreement, dated as of March 8, 2021, by and among New Beginnings, Merger Sub and Legacy Airspan	S-4	2.1	05/14/2021
2.2	Stock Purchase Agreement, dated as of March 8, 2023, by and among Airspan Networks Holdings Inc, Airspan Networks Inc., Mimosa Networks, Inc., and Radisys Corporation	8-K	2.1	03/09/23
3.1	Second Amended and Restated Certificate of Incorporation	8-K	3.1	08/19/2021
3.2	Amended and Restated Bylaws	10-K	3.2	04/08/2022
4.1	Specimen Common Stock Certificate	8-K	4.1	08/19/2021
4.2	Specimen Public Warrant and Private Placement Warrant Certificate	S-1	4.3	10/22/2020
4.3	Warrant Agreement, dated October 29, 2020, by and between New Beginnings and Continental Stock Transfer & Trust Company, as warrant agent	8-K	4.1	11/02/2020
4.4	Warrant Agreement, dated August 13, 2021 by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent	8-K	4.4	08/19/2021
4.5	Specimen Post-Combination Warrant Certificate	S-4	4.6	6/21/2021
4.6†*	Customer Warrant, dated March 5, 2021, by and between Legacy Airspan and DISH Network Corporation	S-1	4.6	9/10/2021
4.7	Description of Securities Registered Pursuant to Section 12 of the Exchange Act	10-K	4.7	4/08/2022
5.1	Opinion of Greenberg Traurig, P.A.	S-4	5.1	6/21/2021
10.1	Amended and Restated Registration Rights and Lock-Up Agreement, dated as of August 13, 2021, by and among the Company, certain equityholders of the Company named therein and certain equityholders of Legacy Airspan named therein	8-K	10.1	08/19/2021
10.2†^	Waiver and Consent, Second Amendment, Restatement, Joinder and Omnibus Amendment to Credit Agreement and Other Loan Documents, dated as of August 13, 2021, by and among the Company, Airspan Networks Inc., certain of its subsidiaries, as guarantors, DBFIP ANI LLC, as administrative and collateral agent, and the holders of the Convertible Notes party thereto	8-K	10.3	08/19/2021
10.3†	Stockholder Support Agreement, dated as of March 8, 2021, by and among the Company and certain stockholders of Legacy Airspan party thereto	S-4	10.2	05/14/2021
10.4	Form of Subscription Agreement	S-4	10.3	5/14/2021
10.7	Letter Agreement by and among the Company and each of the Company’s initial stockholders, officers and directors	S-1	10.1	10/22/2020
10.8#	Airspan Networks Inc. 2009 Omnibus Equity Plan, including the amendments thereto	S-4	10.10	05/14/2021
10.9#	2021 Stock Incentive Plan	S-4	10.11	05/14/2021
10.10#	Form of Stock Option Award under 2021 Stock Incentive Plan for Chief Executive Officer and Chief Financial Officer	S-4	10.12	05/14/2021
10.11#	Form of Stock Option Award under 2021 Stock Incentive Plan for Other Employees	S-4	10.13	05/14/2021
10.12#	Form of Stock Option Award under 2021 Stock Incentive Plan for Non-Employee Directors	S-4	10.14	05/14/2021
10.13#	Form of MIP RSU	S-4	10.15	05/14/2021
10.14#	Form of RSU Award under 2021 Stock Incentive Plan	10-K	10.14	4/08/2022
10.15#	Form of Exchanged Restricted Stock Award	S-4	10.16	05/14/2021
10.16#	Form of RSU for Exchanged Restricted Stock	S-4	10.17	05/14/2021

10.17#	Employment Letter Agreement dated October 7, 2009 between Airspan Networks Inc. and Eric Stonestrom	S-4	10.19	05/14/2021
10.18#	Employment Letter Agreement dated October 7, 2009 between Airspan Networks Inc. and David Brant	S-4	10.20	05/14/2021
10.19#	Employment Offer Letter dated February 8, 2001, as amended, between Airspan Networks Inc. and Henrik Smith-Petersen	S-4	10.21	05/14/2021
10.20†	Convertible Note Purchase Agreement, dated August 6, 2015, by and between Airspan Networks Inc. and Golden Wayford Limited	S-4	10.23	05/14/2021
10.21†^	Amendment No. 1 to Convertible Note Purchase Agreement, dated August 19, 2016, by and between Airspan Networks Inc. and Golden Wayford Limited	S-4	10.24	05/14/2021
10.22†	Amendment No. 2 to Convertible Note Purchase Agreement, dated November 28, 2017, by and between Airspan Networks Inc. and Golden Wayford Limited	S-4	10.25	05/14/2021
10.23	Term Loan Agreement, dated February 9, 2016, by and between SoftBank Group Capital Limited and Airspan Networks Inc.	S-4	10.26	05/14/2021
10.24	Amendment No. 1 to Term Loan Agreement, dated July 12, 2016, by and between SoftBank Group Capital Limited and Airspan Networks Inc.	S-4	10.27	05/14/2021
10.25	Amendment No. 2 to Term Loan Agreement, dated July 3, 2017, by and between SoftBank Group Capital Limited and Airspan Networks Inc.	S-4	10.28	05/14/2021
10.26	Amendment No. 3 to Term Loan Agreement, dated May 23, 2019, by and between SoftBank Group Capital Limited and Airspan Networks Inc.	S-4	10.29	05/14/2021
10.27	Amendment No. 4 to Term Loan Agreement, dated March 30, 2020, by and between SoftBank Group Capital Limited and Airspan Networks Inc.	S-4	10.30	05/14/2021
10.28	Amendment No. 5 to Term Loan Agreement, dated December 30, 2020, by and between SoftBank Group Capital Limited and Airspan Networks Inc.	S-4	10.31	05/14/2021
10.29	Amendment to Amendment No. 5 to Loan Agreement, dated as of February 12, 2021, by and between SoftBank Group Capital Limited and Airspan Networks Inc.	S-4	10.32	05/14/2021
10.30	Irrevocable Proxy and Power of Attorney, dated March 8, 2021, by and among SoftBank Group Capital Limited and the Registrant	S-4	10.33	05/14/2021
10.31*	Master Services Agreement, dated November 25, 2019, by and between Gogo Business Aviation LLC and Airspan Networks Inc.	S-4	10.34	05/14/2021
10.32*	Supply and Product Support Agreement, dated November 25, 2019, by and between Gogo Business Aviation LLC and Airspan Networks Inc.	S-4	10.35	05/14/2021
10.33*	OFDMA Smallcell License Agreement, dated August 25, 2014, by and between QUALCOMM Incorporated and Airspan Networks Inc.	S-4	10.35	06/21/2021
10.34*	Amendment to OFDMA Smallcell License Agreement, dated July 1, 2015, by and between QUALCOMM Incorporated and Airspan Networks Inc.	S-4	10.36	06/21/2021
10.35*	Components Supply Agreement, dated November 14, 2015, by and between QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd. and Airspan Networks Inc.	S-4	10.37	06/21/2021
10.36†*	Supply Agreement between Airspan Networks Inc. and Hon Hai Ind. Co., Ltd., effective April 1, 2016	S-4	10.38	06/21/2021
10.37*	Manufacturing Supply Agreement made and entered into as of May 31, 2019 by Airspan Communications Limited and Cape EMS Manufacturing (M) Sdn. Bhd. & Cap Manufacturing (M) Sdn. Bhd.	S-4	10.39	06/21/2021
10.38*	Amendment to Components Supply Agreement, dated January 19, 2017, by and between QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd. and Airspan Networks Inc.	S-4	10.40	06/21/2021
10.39*	Amendment to Components Supply Agreement, dated January 23, 2018, by and between QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd. and Airspan Networks Inc.	S-4	10.41	06/21/2021

10.40*	Amendment to Components Supply Agreement, dated October 23, 2019, by and between QUALCOMM CDMA Technologies Asia-Pacific Pte. Ltd. and Airspan Networks Inc.	S-4	10.42	06/21/2021
10.41	Amendment One to Supply Agreement, dated as of January 1, 2018, between Airspan Networks Inc., Cloud Network Technology Singapore Pte. Ltd. and Hon Hai Ind. Co., Ltd.	S-4	10.43	06/21/2021
10.42	Amendment Two to Supply Agreement, dated effective as of February 21, 2020, between Airspan Networks Inc. and Hon Hai Ind. Co., Ltd.	S-4	10.44	06/21/2021
10.43†^	Assignment of Loan dated December 30, 2020 by Pacific Western Bank, as existing agent and lender, Ally Bank, as existing lender, and DBFIP ANI LLC and Pendrell Corporation, as buyers	S-4	10.45	06/21/2021
10.44^	Resignation and Assignment Agreement, entered into as of December 30, 2020, by and among Pacific Western Bank, as agent, DBFIP ANI LLC, as successor agent, Airspan Networks Inc. and each of the other borrowers and guarantors party thereto	S-4	10.46	06/21/2021
10.45	First Amendment to Credit Agreement, dated as of June 14, 2021, by and among Airspan Networks Inc., certain of its subsidiaries, as guarantors, and DBFIP ANI LLC, as administrative and collateral agent	S-4	10.47	06/21/2021
10.46†	Limited Consent, dated March 8, 2021, among Airspan Networks Inc., as borrower, certain subsidiaries of Airspan Networks Inc., as guarantors, DBFIP ANI LLC, as administrative agent and collateral agent, and the lenders from time to time party to the Fortress Credit Agreement.	S-4	10.48	06/21/2021
10.47	Third Amendment and Waiver to Credit Agreement and Other Loan Documents, dated as of March 29, 2022, by and among Airspan Networks Inc., as borrower, the Company, as holdings, certain of the Company’s other subsidiaries, as guarantors, the lenders party thereto and DBFIP ANI LLC, as administrative agent and collateral agent	8-K	10.1	03/30/2022
10.48	Form of Director and Officer Indemnification Agreement.	S-4	10.50	06/21/2021
10.49	Senior Secured Convertible Note Purchase and Guarantee Agreement, dated July 30, 2021, by and among the Company, Artemis Merger Sub Corp., DBFIP ANI LLC, as agent, collateral agent and trustee and the purchasers party thereto.	8-K	10.1	08/02/2021
10.50†^	Joinder Agreement, dated as of August 13, 2021, by Airspan Networks Holdings Inc. and the guarantors party thereto to DBFIP ANI LLC, in its capacities as administrative agent, collateral agent and trustee for the holders of the Convertible Notes	8-K	10.48	08/19/2021
10.51	Third Amendment and Waiver to Credit Agreement and Other Loan Documents, dated as of March 29, 2022, by and among Legacy Airspan, as borrower, the Company, as holdings, certain of the Company’s other subsidiaries who are party to the Fortress Credit Agreement, as guarantors, the lenders party thereto and Fortress, as administrative agent and collateral agent.	8-K	10.1	03/30/2022
10.52	First Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents, dated as of March 29, 2022, by and among the Company, as issuer, certain of the Company’s subsidiaries who are party to the Convertible Note Purchase Agreement, as guarantors, the Holders and Fortress, as agent, collateral agent and trustee	8-K	10.2	03/30/2022
10.53	Form of Amended and Restated Convertible Note incorporated by reference to Annex A of the First Amendment and Waiver to Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents filed as Exhibit 10.52 to this Annual Report on Form 10-K)	8-K	10.3	03/30/2022
10.54	Airspan Networks Holdings Inc. Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Appendix A to our Definitive Proxy Statement filed with the SEC on May 10, 2022)	DEF 14A	Appendix A	05/10/2022

10.55	Second Amendment, Limited Waiver and Consent under Senior Secured Convertible Note Purchase and Guarantee Agreement and Other Note Documents, dated as of November 14, 2022, by and among the Company, as issuer, certain of the Company’s subsidiaries who are party to the Convertible Note Purchase Agreement, as guarantors, the Holders and Fortress, as agent, collateral agent and trustee	10-K	10.55	03/16/2023
10.56	Fourth Amendment, Limited Waiver and Consent under Credit Agreement and Other Loan Documents, dated as of November 14, 2022, by and among Legacy Airspan, as borrower, the Company, as holdings, certain of the Company’s other subsidiaries who are party to the Fortress Credit Agreement, as guarantors, the lenders party thereto and Fortress, as administrative agent and collateral agent.	10-K	10.56	03/16/2023
10.57†^	Limited Waiver and Consent, Second Amendment and Restatement of Credit Agreement and Reaffirmation of Loan Documents, dated May 18, 2023, among Airspan Networks Inc., Airspan Networks Holdings Inc., certain of its subsidiaries, as guarantors, the lenders party thereto and DBFIP ANI LLC, as administrative agent and collateral agent	8-K/A	10.1	5/26/23
10.58	Form of Second Amended and Restated Senior Secured Convertible Note	8-K/A	10.2	5/26/23
10.59†^	Limited Waiver and Consent, Third Amendment to Senior Secured Convertible Note Purchase and Guarantee Agreement and Reaffirmation of Note Documents, dated May 18, 2023, among Airspan Networks Inc., Airspan Networks Holdings Inc., certain of its subsidiaries, as guarantors, the purchasers party thereto and DBFIP ANI LLC, as agent, collateral agent and trustee	8-K/A	10.3	5/26/23
10.60^	Specimen Public Warrant	8-K/A	10.4	5/26/23
10.61#	Amended Employment Agreement, dated May 18, 2023, between Eric Stonestrom and Airspan Networks Holdings Inc.	8-K/A	10.5	5/26/23
21.1	Subsidiaries of the Company	10-K	21.1	03/16/2023
23.1	Consent of Grant Thornton LLP
23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1)
24.1	Power of Attorney	S-1	Signature Page	10/18/2021
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (Formatted as Inline XBRL and contained in Exhibit 101)

#	Indicates management contract or compensatory plan or arrangement.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5).

The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	Certain provisions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(6)
*	Certain provisions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv).

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on May 31, 2023.

AIRSPAN NETWORKS HOLDINGS INC.

By:	/s/ David Brant
Name:	David Brant
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ Glenn Laxdal	President, Chief Executive Officer and Director	May 31, 2023
Glenn Laxdal	(Principal Executive Officer)

/s/ David Brant	Senior Vice President and Chief Financial Officer	May 31, 2023
David Brant	(Principal Financial and Accounting Officer)

*
Eric Stonestrom	Executive Chairman and Director	May 31, 2023

*
Bandel L. Carano	Director	May 31, 2023

*
Michael T. Flynn	Director	May 31, 2023

Thomas S. Huseby	Director

*
Scot B. Jarvis	Director	May 31, 2023

*
Michael Liebowitz	Director	May 31, 2023

Mathew Oommen	Director

*
Divya Seshamani	Director	May 31, 2023

*
Dominique Trempont	Director	May 31, 2023

*By:	/s/ David Brant
David Brant
Attorney-in-Fact